As filed with the Securities and Exchange Commission on November 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFINIA GROUP INC.

(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	3714	20-1483322
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1101 Technology Drive,

Ann Arbor, MI 48108

(734) 827-5400

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Steven E. Keller, Esq.

Senior Vice President, General Counsel and Secretary

Affinia Group Inc.

1101 Technology Drive

Ann Arbor, MI 48108

(734) 827-5400

(Name, address and telephone number of agent for service)

With a copy to

Richard A. Feynes, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14(d)-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7.750% Senior Notes due 2021	$250,000,000	100%	$250,000,000	$32,200
Guarantees of 7.750% Senior Notes due 2021(2)	(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(1) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

TABLE OF ADDITIONAL REGISTRANTS1

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
Affinia Canada GP Corp.	Delaware	87-0733005	1101 Technology Drive Ann Arbor, MI 48108 (734) 827-5430

Affinia Group Intermediate Holdings Inc.	Delaware	34-2022081	1101 Technology Drive Ann Arbor, MI 48108 (734) 827-5430

Affinia International Holdings Corp.	Delaware	20-1483454	1101 Technology Drive Ann Arbor, MI 48108 (734) 827-5430

Affinia International Inc.	Delaware	30-0721378	1101 Technology Drive Ann Arbor, MI 48108 (734) 827-5430

Affinia Products Corp LLC.	Delaware	20-1483414	5500 S. Hattie Avenue Oklahoma City, OK 73129 (405) 671-8300

Automotive Brake Company Inc.	Delaware	06-1248285	1101 Technology Drive Ann Arbor, MI 48108 (734) 827-5430

Wix Filtration Corp LLC.	Delaware	20-1483497	1 Wix Way Gastonia, NC 28052 (704) 869-3302

[1]	Affinia Group Intermediate Holdings Inc. directly or indirectly owns 100% of Affinia Group Inc. and the other Additional Registrant Guarantors. Each guarantee of the senior notes registered hereunder will be full and unconditional and joint and several.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 8, 2013

PRELIMINARY PROSPECTUS

AFFINIA GROUP INC.

AFFINIA

Offer to Exchange

$250,000,000 principal amount of its 7.750% Senior Notes due 2021 which have been registered under the Securities Act of 1933 for any and all of its outstanding 7.750% Senior Notes due 2021 that were issued on April 25, 2013.

The exchange notes will be fully and unconditionally and jointly and severally guaranteed on an unsecured basis by Affinia Group Intermediate Holdings Inc. (which is Affinia Group Inc.’s direct parent) and Affinia Group Inc.’s direct and indirect 100% owned subsidiaries that guarantee its and its restricted subsidiaries obligations under Affinia Group Inc.’s notes and revolving credit facility.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered eligible notes for freely tradeable notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all eligible notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of eligible notes at any time prior to the close of business, New York city time, on the last business day on which the exchange offer remains open.

•	The exchange offer expires at the end of the day, 12:00 a.m. midnight, New York City time, on , 2013, unless extended.

•	The exchange of eligible notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the eligible notes, except that the exchange notes will be freely tradeable.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered eligible notes will continue to be subject to the restrictions on transfer set forth in the eligible notes and in the indenture. In general, the eligible notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the eligible notes under the Securities Act.

See “Risk Factors” beginning on page 19 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for eligible notes where such eligible notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 270 days after the Expiration Date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not, and the initial purchasers of the eligible notes are not, making an offer of these securities in any state where the offer is not permitted.

i

Market and Industry Data and Forecasts

Unless otherwise specified, (i) all references to the “aftermarket” or “market” refer to the light and commercial vehicle replacement products and services industry, (ii) “Eastern Europe” refers to Czech Republic, Hungary, Poland, Russia, Slovakia, Slovenia and Turkey, (iii) “North America” refers to the United States, Canada and Mexico, (iv) all references to the “traditional” distribution channel refer to our sales to warehouse distributors, jobber stores and professional installers, (v) “the Alliance” refers to Aftermarket Auto Parts Alliance Inc., which is an auto parts distribution and marketing organization, marketing the Auto Value and Bumper to Bumper brands, (vi) “CARQUEST” refers to CARQUEST Auto Parts, a distributor of replacement products, comprised of stores owned and operated by General Parts Inc. (and its affiliated companies) and by independent franchise dealers, (vii) “DIY” is an acronym for do-it-yourself and refers to consumers who perform the maintenance and repair work needed on their vehicles, (viii) “NAPA” refers to NAPA Auto Parts, a distributor of replacement products, comprised of stores owned and operated by Genuine Parts Company (and its affiliated companies) and by independent franchise dealers, (ix) “OEM” refers to original equipment manufacturers and (x) “OES” refers to original equipment service providers.

Our market position and market share (also referred to herein as a percentage of a specified market) are based on our management’s own estimates and in-depth analysis of sales data for 2011 and 2012, as applicable and subsequent periodic review for any changes in the market. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market share. Our internal estimates have not been verified by an independent source, and we have not independently verified any third party information. This prospectus includes industry data and forecasts that we have prepared based, in part, upon industry data and forecasts obtained from industry publications and surveys including, among others, the Automotive Aftermarket Industry Association (“AAIA”) 2014 Automotive Aftermarket Factbook and R.L. Polk & Co. (“Polk”) 2012 Vehicles-in-Operation Overview, as well as internal company surveys. Third-party industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Our internal data and forecasts have not been verified by any independent source and we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions upon which those sources relied. Estimates of historical growth rates in the markets where we operate are not necessarily indicative of future growth rates in such markets.

Certain Trademarks

The product and brand names WIX®, Raybestos®, Filtron™, Nakata®, McQuay-Norris® and ecoLAST® are trademarks of Affinia Group Inc. or its subsidiaries. This prospectus may refer to brand names, trademarks, service marks and trade names of other companies and organizations, and such brand names, trademarks, service marks and trade names are the property of their respective owners.

ii

SUMMARY

This summary highlights selected information contained in this prospectus, but it may not contain all of the information that is important to you in making an investment decision. To better understand this exchange offer, and for a more complete description of this exchange offer and related transactions, you should read this entire prospectus carefully, including the “Risk Factors” section and the financial statements included elsewhere in this prospectus, before making an investment decision. As used in this prospectus, the terms “Affinia,” “the Company,” “we,” “our” and “us” all refer to Affinia Group Inc., its subsidiaries and its parent, Affinia Group Intermediate Holdings Inc. on a consolidated basis, the term “Issuer” refers to Affinia Group Inc. and not to its parent or any of its subsidiaries, the term “Intermediate Holdings” refers to Affinia Group Intermediate Holdings Inc. and the term “Holdings” refers to Affinia Group Holdings Inc., the Issuer’s indirect parent.

Our Company

We are a global leader in the heavy duty and light vehicle replacement products and services industry, which is also referred to as the aftermarket. Our extensive aftermarket product offering consists principally of filtration and chassis products. Our filtration products fit medium and heavy duty trucks, light vehicles, equipment in the off-highway market (i.e., residential and non-residential construction, mining, forestry and agricultural) and equipment for industrial and marine applications. Our chassis products fit light vehicles, medium and heavy duty trucks, trailers and all-terrain vehicles. In addition, we provide aftermarket products and distribution services in South America. We believe that the growth of the global aftermarket, from which we derived approximately 98% of our net sales in 2012, is predominantly driven by the size, age and use of vehicles and equipment in operation.

We design, manufacture, distribute and market a broad range of aftermarket products in North America, South America, Europe, Asia and Africa and generate sales in over 70 countries. Our filtration business has experienced significant growth since 2005 as we have successfully entered new markets in Europe and in Central and South America and have grown existing market share in North America. Based on management estimates and certain information from third parties, we believe that we hold the #1 market position in North America for aftermarket filtration products by net sales for the year ended December 31, 2012, and we also have a strong presence in Eastern Europe, including the #1 market position for aftermarket filtration products in Poland. Our South American commercial distribution business has experienced significant growth since 2005 as we have invested in opening a new distribution center and new branches. Based on management estimates and certain information from third parties, we believe that we hold the #2 market position in Brazil aftermarket parts distribution by net sales for the year ended December 31, 2012. Our chassis business has experienced growth in the last few years as we have gained new customers and expanded business with existing customers. Based on management estimates and certain information from third parties, we believe that we hold the #2 market position in North America for the supply of chassis products.

Our aftermarket products can be classified into two primary groups:

(1)	Routine maintenance products, such as oil, fuel, air and other filters, and

(2)	Products that are designed to be replaced occasionally, such as chassis products (e.g., shock absorbers, steering and other suspension products).

We believe that the filtration business is among the most attractive within the aftermarket given the higher frequency of replacement for filters and the generally higher margins in that product category. We believe our chassis business will continue to grow due to added product coverage of European-branded vehicle applications at the beginning of 2012. Additionally, we believe our Affinia South America commercial distribution business will continue to grow as our Brazilian distribution operations continue to expand.

We market our products under a variety of well-known brands, including WIX®, Raybestos®, Filtron™, Nakata®, McQuay-Norris® and ecoLAST®. Additionally, we provide private label products to large aftermarket distributors, including NAPA®, CARQUEST® and ACDelco®. We believe that we have achieved our leading market positions due to the quality and reputation of our brands and products among professional installers, who are the primary decision makers for the purchase of the products we supply to the aftermarket. Professional installers are highly incentivized to order reliable, well-known aftermarket products when repairing a vehicle because the cost of the products is passed through to the end consumer and, once the repair is made, installers are expected to stand behind their work by replacing any malfunctioning products without charging for the replacement or for the additional labor required. We believe that the reputation of our brands and products for form, fit, function and quality promotes significant demand for our products from these installers and throughout the aftermarket supply chain in general. Our reputation for reliability has helped us penetrate retailers whose customers have become increasingly sophisticated about the quality of the products they install in their vehicles.

We sell to medium and heavy duty truck fleets and repair facilities as well as the light vehicle population through many of our customers, such as NAPA, CARQUEST, the Alliance and other independent warehouse distributors. We also serve the off-highway market through our large customers and have successfully developed products for new non-vehicle related opportunities in stationary equipment and wind generation applications.

Our principal product areas are described below:

Product Area	Representative Brands	Product Description
Filtration	WIX, Filtron, NAPA, CARQUEST and ecoLAST	Oil, air, fuel, hydraulic and other filters for light, medium and heavy duty on and off-highway vehicle, industrial and marine applications

Affinia South America	Nakata, Bosch and WIX	Steering, shock absorbers and other suspension and driveline components, brakes, fuel and water pumps and other aftermarket products

Chassis	Raybestos, Nakata, NAPA Chassis, McQuay-Norris and ACDelco	Steering, suspension and driveline components

Our net sales for 2012 were approximately $1.5 billion, excluding our Brake North America and Asia group, which we distributed to the shareholders of Affinia Group Holdings Inc., our indirect parent company, on November 30, 2012 and which is classified as a discontinued operation (refer to Note 3. Discontinued Operation—Brake in the notes to our audited consolidated financial statements included elsewhere in this prospectus). The following charts illustrate our net sales by geography and product type for the fiscal year ended December 31, 2012, excluding our Brake North America and Asia group.

Our Industry

According to AAIA, there were approximately one billion light, medium and heavy duty vehicles registered worldwide in 2012. Approximately 254 million, or 25%, of these vehicles were registered in the United States. According to the AAIA, the overall size of the U.S. aftermarket was approximately $307.7 billion in 2012. In addition, according to AAIA, the overall size of the U.S. medium and heavy-duty aftermarket was approximately $76.5 billion in 2012 and is expected to grow by a CAGR of 3.4% from 2012 through 2016. We are one of the largest independent participants in the global aftermarket, based on our sales in over 70 countries and offer what we believe to be the broadest line within our product categories. To facilitate efficient inventory management and timely vehicle owner customer service, many of our customers and professional installers rely on larger suppliers such as us to provide full line product offerings, consistent value-added services and timely delivery. There are important advantages to having meaningful size and scale in the aftermarket, including the ability to support significant distribution operations, offer sophisticated supply chain management capabilities and provide a broad line of quality products.

In general, aftermarket industry participants can be categorized into three major groups: (1) manufacturers of parts, (2) distributors of replacement parts (without manufacturing capabilities) and (3) installers, both professional and DIY customers. Distributors purchase products from manufacturers and sell them to wholesale or retail operations, which in turn sell them to installers.

The distribution business is comprised of the (1) traditional, (2) retail and (3) OES channels. Typically, professional installers purchase their products through the traditional channel, and DIY customers purchase products through the retail channel. The traditional channel includes well-known distributors such as NAPA, CARQUEST, the Alliance and Uni-Select. Through a network of distribution centers, these distributors sell primarily to owned or affiliated stores, which in turn supply professional installers. The retail channel includes merchants such as AutoZone, O’Reilly Auto Parts and Canadian Tire. The OES channel consists primarily of vehicle manufacturers’ service departments at new vehicle dealerships. Our Affinia South America commercial distribution business mainly serves the traditional and retail channels.

We believe that future growth in aftermarket product sales will be driven by the following key factors:

Growth in global vehicle population. AAIA estimates that the world’s total vehicle population in 2012 (the most recent year of available data) was approximately 1.0 billion. Polk in its 2012 Vehicles-in-Operation Overview expects that the total vehicle populations of several key markets will grow over the next several years, as indicated by the forecasted CAGRs in vehicle population from 2011 to 2015 for the following geographic areas:

•	Brazil and Argentina – 6.8%

•	China – 16.8%

•	Eastern Europe – 4.2%

•	Mexico – 2.6%

•	United States and Canada – 1.5%

Growth in global commercial vehicle population. Polk estimates that there were approximately 216 million commercial vehicles worldwide in 2011. Polk expects that the commercial vehicle populations of several key markets will grow over the next several years, as indicated by the forecasted CAGRs in commercial vehicle population from 2011 to 2015 for the following geographic areas:

•	Brazil and Argentina – 6.9%

•	Eastern Europe – 5.0%

•	Mexico – 3.9%

•	United States and Canada – 2.2%

Increase in average age of vehicles in the United States. According to AAIA, in 2012 the average light vehicle age in the United States was 11.1 years, compared to an average of 9.6 years in 2002. According to ACT Research Co., in 2011 the average commercial vehicle age in the United States was 6.7 years, compared to an average of 5.6 years in 2001. As the average vehicle age continues to rise, we believe that the use of aftermarket products will generally increase as well.

Increase in vehicle-related regulation and legislation. Increase in environmental and safety legislation that is being adopted on a global basis has led to an increase in demand for high value filtration products.

Our Competitive Strengths

Diverse revenue base with leading market positions and a breadth of high-quality product offerings

We are one of the largest suppliers of aftermarket products with leading market positions in all of our primary categories. Based on management estimates and certain information from third parties, we believe that we hold the #1 market position in North American aftermarket filtration, the #2 market position in Brazilian aftermarket parts distribution, representing approximately 3% of the market, and the #2 market position in North American aftermarket chassis products, representing approximately 37% of the market, in each case, by net sales for the year ended December 31, 2012. We also believe that we have approximately 20% of the North American heavy duty filtration aftermarket, as well as the #1 market position in the North American aftermarket automotive and light truck filtration, in each case, by net sales for the year ended December 31, 2012. We have developed and accumulated a comprehensive product offering covering a wide selection of vehicles in the market today across a diverse range of end markets, including heavy duty trucks, light vehicles, equipment in the off-highway market (i.e., residential and non-residential construction, mining, forestry and agricultural) and equipment for industrial and marine applications. We continue to introduce new products as we identify opportunities, including a recently extended premium line of chassis products that has increased our sales and scope. Filtration is Affinia’s largest business unit, contributing approximately 57% of global net sales and 72% of total Adjusted EBITDA from 2009 to 2012. Approximately 90% of our filtration product net sales in 2012 were derived from products that we consider to be premium, a category that commands higher prices due to superior quality and performance.

Portfolio of highly regarded aftermarket brands

As a result of their reputation for form, fit, function and quality, we believe that our brands are preferred by the most common purchasers of products in the aftermarket (i.e., professional installers and technicians). Our well-known portfolio of brands includes WIX, Raybestos, Nakata, Filtron and McQuay-Norris. We believe that through our WIX line of filters, we have the broadest filtration product offering in the North American aftermarket.

Long-standing customer relationships

We have supplied the automotive aftermarket industry for over 70 years, building long-standing relationships with leading commercial vehicle and automotive parts retailers and wholesale distributors. Our top ten customers have maintained relationships with us for an average of approximately 25 years. We have supplied our largest customer, NAPA, for over 40 years and we currently supply them with both filtration and chassis products. Similarly, we have supplied filter products to our second largest customer, CARQUEST, for approximately 20 years and were awarded their chassis business in 2010. We provide our primary customers with an extensive range of services which help to build customer loyalty and to generate repeat business while differentiating us from our competitors. Our strong relationships and reputation with customers in the traditional channel have increasingly positioned us to penetrate the retail channel.

We believe that our emphasis on customer service, coupled with the breadth of our product offerings, are key factors in maintaining our leading market positions. We continuously seek to improve customer relationships, and our ability to replenish inventory quickly is important to customers as it enables them to minimize inventory levels. For these reasons, we ship the vast majority of orders within 24 to 48 hours of receipt. Through the years, we have been recognized by our customers with numerous awards, including the “Spirit of NAPA” award in 15 of the last 36 years, the “O’Reilly Sales and Service Award,” the “Auto Value Outstanding Parts Master Vendor Award,” the “Aftermarket Auto Parts Alliance Supplier of the Year” award and the “Automotive Distribution Network Exceptional Sales Team” award.

World class quality assurance and control

We design our products with a goal of meeting or exceeding OEM quality standards. We demonstrate our commitment to excellence and product quality across all business lines through our WorldSmart™ Quality Management System, which aims to ensure that every product manufactured in any country follows the same production standards and can be sold at market prices globally. In an effort to continuously improve our processes and ultimately our customer satisfaction, we analyze employee productivity, track customer satisfaction metrics, leverage lean manufacturing practices and grade our suppliers. To maintain our quality standards, we have developed a review system to annually audit each of our facilities. Nearly all of the Company’s facilities are TS-16949, ISO-9001 and ISO-14001 registered.

Leading heavy duty filtration platform

We believe that we are among the largest global manufacturers of aftermarket filters for heavy duty applications. We manufacture aftermarket filters for nearly every type of vehicle, including products for light, medium and heavy duty as well as off-highway applications. Approximately 70% of our premium North America filtration net sales in 2012 were for heavy duty and off-highway applications (i.e., construction, mining, forestry and agricultural). These heavy duty and off-highway products require more complex technologies and therefore are priced at three to four times the price of those used in light vehicle products. We believe that our WIX brand of filters has the #1 market position in the commercial vehicle filtration market by net sales for the year ended December 31, 2012.

Exposure to favorable aftermarket trends

Our global footprint has positioned us to benefit from the attractive long-term industry trends in the global aftermarket. A global increase in the base of consumers capable of purchasing vehicles is contributing to greater demand for vehicles. Compared to sales in the overall automotive markets, which tend to fluctuate, sales in the automotive aftermarket are very stable, having grown in every year except one since 1991. The AAIA expects the U.S. aftermarket to grow by 3.4% in 2013 and 3.3% in 2014, 2015 and 2016. We expect the growth in demand for parts related to maintenance and wear replacement, which include our primary products, to outpace the overall aftermarket as we believe these markets are less impacted by the increasing durability of vehicles. An increase in the average vehicle age has created additional demand for out-of-warranty (i.e., independent repair shop) servicing and repair. The premium category, under which we believe many of our products are classified, has experienced strong growth due to the increased focus on emissions, the growing importance of fuel efficiency and the high costs that vehicle operators incur as a result of down-time. We believe that these industry characteristics will support strong long-term demand for the aftermarket replacement products that we manufacture and supply.

Strong operating efficiency and cash flow generation

Since our incorporation in 2004, we have consolidated domestic manufacturing facilities, transitioned operations to lower cost countries and divested non-core capital intensive assets, which has improved our margin performance, our total return on assets and our free cash flow generation. As a result of our initiatives to focus on operational efficiency we divested ourselves of our brake products in 2012 and Quinton Hazel products in 2010. We recognized in 2004 that the brake and Quinton Hazel product offerings were in need of extensive changes and as a result we incurred $147 million in restructuring costs, $75 million in acquisition costs and $107 million in capital expenditures to transform these companies. We believe that these divestitures have substantially increased the ability to generate free cash flow.

During this same period, our sales have increased from approximately $1.0 billion in 2005 to nearly $1.5 billion in 2012, and our operating margins have increased from 7% in 2005 to 9% in 2012. We produce the majority of our products via light-intensity manufacturing processes, which minimizes capital expenditure requirements for individual pieces of production equipment. We have managed our capital diligently by implementing initiatives to reduce our net trade working capital (defined as trade accounts receivable plus inventories minus accounts payable presented in our consolidated balance sheets) from $592 million at December 31, 2010 to $324 million at December 31, 2012. We have demonstrated a commitment to de-levering by reducing our operating company debt from $696 million at December 31, 2010 to $569 million at December 31, 2012. We believe that our focus on operational cost savings, our businesses’ relatively low capital expenditure requirements and our strong capital management practices have positioned us to maximize opportunities for profitability and cash flow generation.

Accomplished management team

Our operations are led by an experienced management team that has successfully transformed the business over the past six years. Our top nine executives, led by our Chief Executive Officer, Terry R. McCormack, have an average of approximately 25 years of experience in the aftermarket and industrial sectors. These executives have been instrumental in our efforts to shift the manufacturing footprint to lower labor cost, high growth emerging markets while maintaining and enhancing our customer relationships, entering into new markets and positioning us for future growth.

Our Business Strategy

Increase product innovation and expand sales with existing customers in the traditional distribution channel

We are highly focused on enhancing our products for our core customers. We use our expertise in product design and engineering to develop and improve our product coverage with parts that meet or exceed OEM specifications. We also have been successful at expanding our strong relationships with customers by selling them additional products. We will continue to leverage our distribution and customer relationships to sell new products and services. For example, we introduced our motorcycle and heavy duty parts in Brazil in 2009 and we introduced new hydraulic filtration products in 2010. Due to the innovation and expansion of our products, the net sales in our filtration products, South America products and chassis products have increased 37%, 100% and 20%, respectively, from 2004 to 2012.

Expand sales in emerging markets

We have made significant investments in emerging markets over the last four years to capitalize on the rapid growth in these regions. During that time, we have opened new filtration manufacturing locations in China, Ukraine and Mexico. In 2010, we expanded our filtration manufacturing capacity and capabilities in Brazil to sell into the domestic market. In 2011, we expanded our international distribution capabilities with a new warehouse in Brazil, a new filtration facility in China and a new filtration facility in Poland.

Grow presence in the commercial vehicle, industrial and marine aftermarket

We derived approximately 50% of our 2012 filtration revenues from the premium heavy duty equipment market, which includes on-highway trucks, construction equipment, agricultural equipment, industrial equipment and severe service vehicles. We believe that these products enjoy growth rates well in excess of gross domestic product given the increased focus on emissions coupled with the growing importance of fuel efficiency. We also have expanded our product line in filtration, including the introduction of new hydraulic filtration products.

Capitalize on favorable aftermarket trends

We are focused on expanding our product lines and solidifying our position as a leading provider of aftermarket filtration and chassis products in order to capitalize on several trends that are likely to positively affect growth and profitability in the aftermarket. For example, the AAIA expects the U.S. aftermarket to grow by 3.4% in 2013 and 3.3% in 2014, 2015 and 2016 due to an expected increase in average vehicle age and the growth of vehicle population in the 11 year and older category. Based on AAIA data, the markets for our primary products are expected to grow at a similar or higher rate than the overall aftermarket due to the fact that our maintenance and wear replacement markets are less affected by the increasing durability of vehicles.

Focus on operating efficiency and cash flow generation

We produce the majority of our products via light-intensity manufacturing processes, which avoid material capital expenditure requirements for individual pieces of production equipment. We believe that our focus on operating cost savings and achieving a high return on assets, combined with our relatively low capital expenditure requirements, will allow us to continue generating significant free cash flow in the future. As a result of this focus, our operating margin grew from 7% for the year ended December 31, 2005 to 9% for the year ended December 31, 2012.

Develop relationships with new customers in the retail distribution channel

Historically, we have held a leading position in the traditional channel for filtration and chassis products and have benefited from our strong reputation for quality among the most sophisticated customers (i.e., professional installers and technicians). As retailers expand their target markets to the professional installers, we have been able to maintain our leading position by adding retailers to our customer base. Management expects to continue leveraging our distribution capabilities and lower labor cost operating base to generate additional opportunities in the retail channel and continue to gain overall market share.

Pursue opportunistic acquisitions and joint ventures

We intend to continue to analyze and pursue acquisition opportunities and joint ventures where we believe that we can add value and realize synergies by improving operating results through application of our processes, as demonstrated in our existing businesses. Our acquisition strategy also is focused on expanding into new geographic markets and providing products that fit well within our existing distribution channels.

Ownership Structure

The chart below illustrates our ownership and corporate structure.

(1)	OMERS Administration Corporation (“OMERS”), formerly known as Ontario Municipal Employees Retirement Board.
(2)	Includes current and former management and directors.
(3)	As part of the financing in connection with our acquisition of substantially all of the aftermarket business operations of Dana, Holdings issued to Dana a subordinated 12.5% payment in kind note due 2019 with a face amount of $74.5 million, which matures on November 30, 2019 (the “Seller Note”). Affinia Group Inc. and the guarantors of the notes have no obligations with respect to the Seller Note. As of September 30, 2013, $77 million in principal amount of the Seller Note was outstanding.
(4)	Our asset-based revolving credit facility (“ABL Revolver”) provides for borrowings of up to $175 million available solely to the U.S. domestic borrowers, including (a) a $30 million sub-limit for letters of credit and (b) a $15 million swingline facility. Availability under the ABL Revolver is based upon monthly (or more frequent under certain circumstances) borrowing base valuations of our eligible inventory and accounts receivable, among other things, and is reduced by certain reserves in effect from time to time. As of September 30, 2013, we had no borrowings outstanding under our ABL Revolver and additional $124 million of availability after giving effect to $10 million in outstanding letters of credit and less than $1 million for borrowing base reserves.
(5)

On April 25, 2013, the Company entered into (i) a term loan in an aggregate principal amount of $200 million (“Term Loan B-1”) and (ii) a term loan in an aggregate principal amount of $470 million (“Term Loan B-2” and together with Term Loan B-1, the “Term Loans” and the Term Loans together with the ABL Revolver, the “Senior Credit Facilities”). Term Loan B-1 was offered at a price of 99.75% of face value, resulting in approximately $199 million of net proceeds for Term Loan B-1. Term Loan B-2 was offered at a price of 99.50% of face value, resulting in approximately $468 million of net proceeds for Term Loan B-2. The $1 million and $2 million original issue discount for Term Loan B-1 and Term Loan B-2, respectively, will be amortized based on the effective interest rate method and included in interest expense until maturity. Term Loan B-1 amortizes in quarterly installments in an amount equal to 1.00% per annum, with the balance due on April 25, 2016. Term Loan B-2 amortizes in quarterly installments in an amount equal to 1.00% per annum, with the balance due on April 25, 2020. As of September 30, 2013, $199 million principal amount of Term Loan B-1 was outstanding, net of a $1 million issue discount which is being amortized until Term Loan B-1 matures and $467 million principal amount of Term Loan B-2 was outstanding, net of a $2 million issue discount which is being amortized until Term Loan B-2 matures.
(6)	On April 25, 2013, Affinia Group Inc. issued $250 million of its 7.750% Senior Notes due 2021 (the “Senior Notes”) as part of the refinancing. The Senior Notes accrue interest at the rate of 7.75% per annum, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2013. The Senior Notes will mature on May 1, 2021. The terms of the Indenture provide that, among other things, the Senior Notes rank equally in right of payment to all of the Company’s and the Guarantors’ existing and future senior debt and senior in right of payment to all of the Company’s and Guarantors’ existing and future subordinated debt. The Senior Notes are structurally subordinated to all of the liabilities and obligations of the Company’s subsidiaries that do not guarantee the Senior Notes. The Senior Notes are effectively junior in right of payment to all of the Company’s and the Guarantors’ secured indebtedness, including Term Loans and the ABL Revolver, to the extent of the value of the collateral securing such indebtedness. The outstanding balance of the Senior Notes at September 30, 2013 was $250 million.

Our Sponsor

The Cypress Group L.L.C. (the “Sponsor” or “Cypress”) is a New York-based private equity firm founded in 1994. Since 1994, Cypress professionals have invested over $4 billion with an aggregate transaction value exceeding $22 billion. Selected transactions include Communications & Power Industries Inc.; Cinemark USA, Inc.; The Meow Mix Company; Wesco International, Inc. and Williams Scotsman, Inc.

Affinia Group Inc. is a Delaware corporation. Our principal executive offices are located at 1101 Technology Drive, Ann Arbor, Michigan 48108. Our telephone number is (734) 827-5400. We also maintain a website at www.affiniagroup.com. Our website and the information contained on our website is not part of this prospectus, and you should rely only on the information contained or incorporated by reference in this prospectus when making a decision as to whether to participate in the exchange offer.

The Exchange Offer

In this prospectus, the term “outstanding notes” refers to the $250,000,000 principal amount of 7.750% Senior Notes due 2021 that Affinia Group Inc. issued on April 30, 2013 in a private offering and the term “eligible notes” refer to the 7.750% Senior Notes due 2021 issued on April 25, 2013 and to which this offer relates; the term “exchange notes” refers to the 7.750% Senior Notes due 2021, as registered under the Securities Act; and the terms “Senior Notes” and “notes” refer to the outstanding notes and the exchange notes collectively.

General	In connection with the private offering of eligible notes, Affinia Group Inc. and the guarantors of eligible notes entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 270 days after the date of original issuance of the eligible notes. You are entitled to exchange in the exchange offer your eligible notes for exchange notes which are identical in all material respects to the eligible notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the eligible notes under the registration rights agreement; and

•	the liquidated damages provisions of the registration rights agreement will no longer be applicable.

The Exchange Offer	Affinia Group Inc. is offering to exchange $250,000,000 principal amount of its 7.750% Senior Notes due 2021, which have been registered under the Securities Act, for any and all of its outstanding 7.750% Senior Notes due 2021 issued on April 25, 2013.

You may only exchange eligible notes in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for eligible notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for eligible notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of eligible notes who:

•	is our affiliate within the meaning of Rule 405 under the Securities Act;

•	does not acquire the exchange notes in the ordinary course of its business; or

•	tenders its eligible notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at the end of the day, 12:00 a.m. midnight, New York City time, on , 2013, unless extended by Affinia Group Inc. Affinia Group Inc. does not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your eligible notes at any time prior to the close of business, New York City time, on the last business day on which the exchange offer remains open. Affinia Group Inc. will return to you any of your eligible notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which Affinia Group Inc. may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Eligible Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the eligible notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold eligible notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of

DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for eligible notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of eligible notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those eligible notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those eligible notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your eligible notes, either make appropriate arrangements to register ownership of the eligible notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your eligible notes and your eligible notes are not immediately available or you cannot deliver your eligible notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your eligible notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Eligible notes

As a result of the making of, and upon acceptance for exchange of all validly tendered eligible notes pursuant to the terms of, the exchange offer, Affinia Group Inc. and the guarantors of the notes will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no additional increase in the interest rate on the eligible notes under the circumstances described in the registration rights agreement. If you do not tender your eligible notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the eligible notes as set forth in the indenture, except Affinia Group Inc. and the guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the eligible notes under the registration rights agreement. To the extent that eligible notes are tendered and accepted in the exchange offer, the trading market for eligible notes could be adversely affected.

Consequences of Failure to Exchange	All untendered eligible notes will continue to be subject to the restrictions on transfer set forth in the eligible notes and in the indenture. In general, the eligible notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, Affinia Group Inc. and the guarantors of the notes do not currently anticipate that they will register the eligible notes under the Securities Act.

Material United States Federal Income Tax Consequences	The exchange of eligible notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust, National Association is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the eligible notes and the exchange notes. The exchange notes will have terms identical in all material respects to the eligible notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Affinia Group Inc.

Notes offered	$250 million aggregate principal amount of 7.750% Senior Notes due 2021.

Maturity date	May 1, 2021.

Interest	The exchange notes will accrue interest at 7.750% per annum, payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2014. Interest began accruing on April 25, 2013.

Optional redemption	We may redeem some or all of the exchange notes at our option at any time on or after May 1, 2016, at the redemption prices listed under “Description of the Exchange Notes—Optional Redemption” plus accrued and unpaid interest, if any, to the date of redemption. Prior to May 1, 2016, we may redeem some or all of the exchange notes pursuant to a make-whole call provision, plus accrued and unpaid interest, if any, to the date of redemption.

In addition, prior to May 1, 2016, we may redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture with the net cash proceeds of certain equity offerings at a redemption price equal to 107.750% of the aggregate principal amount of the exchange notes being redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

See “Description of the Exchange Notes—Optional Redemption.”

Ranking	The exchange notes and guarantees will be our senior unsecured obligations. The indebtedness evidenced by the exchange notes and the guarantees will be:

•	pari passu in right of payment with all existing and future senior debt of the Issuer and the guarantors;

•	effectively subordinated to the Senior Credit Facilities to the extent of the value of the collateral that secures the Senior Credit Facilities and any future secured debt; and

•	senior to all of the Issuer’s and the guarantors’ future subordinated debt.

The exchange notes will be structurally subordinated to all of the liabilities and obligations of our subsidiaries that do not guarantee the notes.

As of September 30, 2013,

•	the Issuer and the guarantors had $916 million of senior indebtedness, which consisted of (i) $666 million of the Term Loans, which is secured indebtedness, and (ii) $250 million aggregate principal amount of the notes;

•	the Issuer had an additional $124 million of borrowing capacity under our ABL Revolver after giving effect to $10 million of outstanding letters of credit and less than $1 million of borrowing base reserves; and

•	liabilities of our non-guarantor subsidiaries would have been $152 million.

Guarantees	The exchange notes will initially be jointly and severally guaranteed on a senior unsecured basis by our parent, Affinia Group Intermediate Holdings Inc., and our current wholly-owned domestic subsidiaries that guarantee the Senior Credit Facilities. In the future, the exchange notes will also be guaranteed by (i) each wholly-owned domestic restricted subsidiary that guarantees any indebtedness of the Issuer or any guarantor and (ii) each non-wholly-owned domestic subsidiary that guarantees other capital markets debt of the Issuer or a restricted subsidiary (subject to certain exceptions). Each guarantee will be full and unconditional and joint and several. Affinia Group Intermediate Holdings Inc. directly or indirectly owns 100% of Issuer and the other guarantors.

Our non-guarantor subsidiaries accounted for $683 million and $662 million, or 46% and 46%, of our net sales for the years ended December 31, 2011 and December 31, 2012 (excluding our non-guarantor subsidiaries’ intercompany sales to the guarantors of $341 million and $364 million), respectively, and generated operating profit of $96 million and $96 million, compared to the guarantors’ operating profit of $72 million and $80 million, for the years ended December 31, 2011 and December 31, 2012, respectively.

A subsidiary guarantee of the exchange notes will be released upon, among other things, (i) the sale or other disposition of the subsidiary guarantor, (ii) the release of the guarantee by such subsidiary with respect to the Senior Credit Facilities or the guarantee that resulted in such subsidiary becoming a guarantor, (iii) the designation of such subsidiary as an unrestricted subsidiary, or (iv) the satisfaction, discharge or defeasance of the indenture.

Change of control	Upon the occurrence of a change of control (as defined under “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of control), each holder of exchange notes will have the right to require the Issuer to repurchase such holder’s exchange notes at a purchase price in cash equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of control.”

Covenants	The indenture that will govern the exchange notes contains certain covenants applicable to the Issuer and its restricted subsidiaries. These covenants, among other things, limit the Issuer’s ability and the ability of its restricted subsidiaries to

•	incur additional indebtedness;

•	pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments;

•	enter into agreements that restrict distributions from restricted subsidiaries;

•	sell or otherwise dispose of assets, including capital stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or incur liens; and

•	merge, consolidate or sell substantially all of our assets.

These covenants are subject to important exceptions and qualifications and do not restrict Intermediate Holdings. See “Description of the Exchange Notes—Certain Covenants.”

Risk Factors

You should carefully consider all the information in this prospectus prior to exchanging your eligible notes for exchange notes. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth summary historical financial data as of and for the years ended December 31, 2010, 2011 and 2012 and the nine months ended September 30, 2012 and 2013. The summary historical financial data as of December 31, 2011 and 2012 and for each of the fiscal years ended December 31, 2010, 2011 and 2012 have been derived from, and should be read together with, our audited historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The summary historical financial data as of December 31, 2010 have been derived from our audited historical consolidated financial statements and the accompanying notes that are not included in this prospectus. The summary historical financial data as of September 30, 2013 and for the nine months ended September 30, 2012 and 2013 are derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus, which have been prepared on a basis consistent with our annual audited consolidated financial statements. The summary historical financial data as of September 30, 2012 have been derived from our unaudited condensed consolidated financial statements and the accompanying notes that are not included in this prospectus. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The summary historical financial data should be read together with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2010	2011	2012	2012	2013
Statement of income data:(1)
Net sales	$1,359	$1,478	$1,453	$1,112	$1,170
Cost of sales	(1,043)	(1,136)	(1,125)	(858)	(900)

Gross profit	316	342	328	254	270
Selling, general and administrative expenses	(193)	(200)	(197)	(148)	(161)

Operating profit	123	142	131	106	109
Loss on extinguishment of debt	(1)	—	(1)	(1)	(15)
Other income (loss), net	1	4	2	2	(3)
Interest expense	(65)	(67)	(63)	(48)	(58)

Income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	58	79	69	59	33
Income tax provision	(30)	(38)	(48)	(24)	(16)
Equity in income (loss), net of tax	1	—	1	1	(2)

Net income from continuing operations	29	41	22	36	15
Income (loss) from discontinued operations, net of tax	1	(113)	(124)	(57)	(1)

Net income (loss)	30	(72)	(102)	(21)	14
Less: net income attributable to noncontrolling interest, net of tax	6	1	1	1	—

Net income (loss) attributable to the Company	$24	$(73)	$(103)	$(22)	$14

Statement of cash flows data:(1)
Net cash provided by operating activities	$23	$14	$97	$88	$69
Net cash used in investing activities	(98)	(39)	(23)	(14)	(19)
Net cash provided by (used in) financing activities	66	26	(78)	(79)	(14)

Other financial data:
Capital expenditures	$52	$55	$27	$19	$18
Depreciation and amortization(2)	26	25	24	17	17
Ratio of earnings to fixed charges(3)	1.87	2.11	2.04	2.18	1.51

Balance sheet data (end of period):(1)
Cash and cash equivalents	$55	$54	$51	$49	$86
Total current assets	1,016	1,060	583	1,022	664
Total assets	1,589	1,459	960	1,410	1,035
Total current liabilities	455	419	251	474	301
Total debt	696	698	569	633	938
Total shareholder’s equity (deficit)	448	347	151	323	(196)

(1)	In accordance with Accounting Standards Codification (“ASC”) Topic 205-20, “Presentation of Financial Statements—Discontinued Operations,” the Commercial Distribution Europe segment, which is also referred to as Quinton Hazell, and the Brake North America and Asia group are accounted for as discontinued operations. The consolidated statements of operations for all periods presented have been adjusted to reflect these operations as discontinued operations. The consolidated statements of cash flows have not been adjusted for any periods presented to reflect these operations as discontinued operations. The consolidated balance sheets for December 31, 2011 and September 30, 2012 have been adjusted to reflect the Brake North America and Asia group as a discontinued operation.
(2)	The depreciation and amortization expense excludes the Commercial Distribution Europe segment and the Brake North America and Asia group. The consolidated cash flow statement, which is included in our audited consolidated financial statements included elsewhere in this prospectus, includes the Commercial Distribution Europe segment and the Brake North America and Asia group. Commercial Distribution Europe was sold in February 2010 and the Brake North America and Asia group was divested in November 2012.
(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consists of income (loss) before income tax plus fixed charges. Fixed charges consist of interest expense, including the amortization of debt discounts and financing costs, and a portion of rent expense deemed representative of the interest factor. The ratio of earnings to fixed charges was 1.33 and 1.46 for the years ended December 31, 2008 and 2009, respectively. The computation of the ratio of earnings to fixed charges has been filed with this registration statement as Exhibit 12.1.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your eligible notes in the exchange offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occurs, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose some or all of your investment.

Risks Related To The Exchange Offer

There may be adverse consequences if you do not exchange your eligible notes.

If you do not exchange your eligible notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your eligible notes as set forth in the offering memorandum distributed in connection with the private offering of the eligible notes. In general, the eligible notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the eligible notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your eligible notes.

The tender of eligible notes under the exchange offer will reduce the outstanding amount of the eligible notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the eligible notes due to a reduction in liquidity.

Risks Relating to Our Industry and Our Business

Domestic and global economic conditions, including conditions in the global capital and credit markets, have affected and may continue to materially and adversely affect our business, financial condition and results of operations, as well as our ability to access credit and have affected and may continue to materially and adversely affect the financial soundness of our customers and suppliers.

Our business and operating results have been, and will continue to be, affected by domestic and global economic conditions, including conditions in the global capital and credit markets. Domestic and global economies have been experiencing a period of significant uncertainty, characterized by very weak or negative economic growth, high unemployment, reduced spending by consumers and businesses, bankruptcy, collapse or sale of various financial institutions and a considerable level of intervention from the United States federal government and various foreign governments. In particular, continued turmoil in the European credit markets and the debt crisis in the Euro-zone pose potential threats to global growth and market stability, which could have an adverse impact on our industry. Downgrades of long-term sovereign debt issued by the United States and various European countries by Standard & Poor’s, Moody’s and other rating agencies could also affect global and domestic financial markets and economic conditions. Recessionary conditions have materially and adversely affected the demand for our products and services and, therefore, reduced purchases by our customers, which has negatively affected our revenue growth and caused a decrease in our profitability.

Although many vehicle maintenance and repair expenses are non-discretionary, difficult economic conditions may reduce miles driven and thereby increase periods between maintenance and repairs. In addition, interest rate fluctuations, financial market volatility or credit market disruptions may limit our access to capital, and may also negatively affect our customers’ and our suppliers’ ability to obtain credit to finance their businesses on acceptable terms. As a result, our customers’ need for and ability to purchase our products or services may decrease, and our suppliers may increase their prices, reduce their output or change their terms of sale. If our customers’ or suppliers’ operating and financial performance deteriorates, or if they are unable to make scheduled payments or obtain credit, our customers may not be able to pay, or may delay payment of, accounts receivable owed to us, and our suppliers may restrict credit or impose different payment terms. Any inability of customers to pay us for our products and services, or any demands by suppliers for different payment terms, may materially and adversely affect our earnings and cash flow.

If these economic conditions do not improve or continue to deteriorate, our results of operations or financial condition could limit our ability to take actions pursuant to certain covenants in our debt agreements that are tied to ratios based on our financial performance. Such covenants include our ability to incur additional indebtedness, make investments or pay dividends.

Our business would be materially and adversely affected if we lost any of our larger customers.

For the year ended December 31, 2012, approximately 26% and 7% of our net sales from continuing operations were to NAPA and CARQUEST, respectively. To compete effectively, we must continue to satisfy these and other customers’ pricing, service, technology and increasingly stringent quality and reliability requirements. Additionally, our revenues may be affected by decreases in NAPA’s or CARQUEST’s business or market share. Consolidation among our customers may also negatively impact our business. We cannot provide any assurance as to the amount of future business with these or any other customers. While we intend to continue to focus on retaining and winning these and other customers’ business, we may not succeed in doing so. Although business with any given customer is typically split among numerous contracts, the loss of, or significant reduction in purchases by, one of those major customers could materially and adversely affect our business, financial condition and results of operations.

Increased crude oil and gasoline prices could reduce global demand for and use of automobiles and increase our costs, which could have a material and adverse effect on our business, financial condition and results of operations.

Material increases in the price of crude oil have historically been a contributing factor to the periodic reduction in the global demand for and use of automobiles. An increase in the price of crude oil could reduce global demand for and use of automobiles and continue to shift customer demand away from larger cars and light trucks (including sport utility vehicles (“SUVs”), which we believe have more frequent replacement intervals for our products, which could have a material and adverse effect on our business, financial condition and results of operations. Demand for traditional SUVs and vans has declined in the past due, in part, to higher gasoline prices. If this trend were to continue, or if total miles driven were to decrease for a number of years, it could have a material and adverse effect on our business, financial condition and results of operations. Further, as higher gasoline prices result in a reduction in discretionary spending for auto repair by the end users of our products, our results of operations have been, and could continue to be, impacted. Additionally, higher gasoline prices have a material and adverse impact on our freight expenses.

The shift in demand from premium to economy brands may require us to produce value products at the expense of premium products, resulting in lower prices, thereby reducing our margins and decreasing our net sales.

We estimate that a majority of our net sales are currently derived from products we consider to be premium products. There has been, and may continue to be, a shift in demand from premium products, on which we can generally command premium pricing and generate enhanced margins, to value products. If such a trend continues, we may be forced to expand our production and/or purchases of value products at competitive prices. In addition, we could be forced to further reduce our prices to remain competitive, in which case our margins will decrease unless we make corresponding reductions in our cost structure.

We are subject to increasing pricing pressure from imports, particularly from lower labor cost countries.

Price competition from other aftermarket manufacturers particularly those based in lower labor cost countries, such as China, have historically played a role and may play an increasing role in the aftermarket sectors in which we compete. While aftermarket manufacturers in these locations have historically competed primarily in markets for less technologically advanced products and manufactured a limited number of products, many are expanding their manufacturing capabilities to produce a broad range of lower labor cost, higher quality products and provide an expanded product offering. In the future, competitors in Asia or other lower labor cost sources may be able to effectively compete in our premium markets and produce a wider range of products which may force us to move additional manufacturing capacity offshore and/or lower our prices, reducing our margins and/or decreasing our net sales.

Increasing costs for manufactured components, raw materials and energy prices may materially and adversely affect our business, financial condition and results of operations.

We use a broad range of manufactured components and raw materials in our products, including raw steel, steel-related components, filtration media, aluminum, brass, iron, rubber, resins, plastics, paper and packaging materials. Materials comprise the largest component of our manufactured goods cost structure. Increases in the price of these items could materially increase our operating costs and materially and adversely affect our profit margins. In addition, in connection with passing through steel and other raw material price increases to our customers, there has typically been a delay of up to several months in our ability to increase prices, which has temporarily impacted profitability. In the future, it may be difficult to pass further price increases on to our customers, especially if we experience additional cost increases soon after implementing price increases. In addition, we have experienced longer than typical lead times in sourcing some of our steel-related components and certain finished products, which has caused us to buy from non-preferred vendors at higher costs.

If our customers seek more expansive return policies or practices, such as extended payment terms, our cash flows and results of operations could be materially and adversely affected.

We are subject to product returns from customers, some of which manage their excess inventory by returning product to us. Our contracts with our customers typically include provisions that permit our customers to return specified levels of their purchases. Returns have historically represented approximately 2% of our sales. If returns from our customers significantly increase, our business, financial condition and results of operations may be materially and adversely affected. In addition, some customers in the aftermarket are pursuing ways to shift their costs of working capital, including extending payment terms. To the extent customers extend payment terms, our cash flows and results of operations may be materially and adversely affected.

We are subject to other risks associated with our non-U.S. operations.

We have significant manufacturing operations outside the United States, including joint ventures and other alliances. In 2012, approximately 50% of our net sales from continuing operations originated outside the United States. Risks inherent in international operations include:

•	multiple regulatory requirements that are subject to change and that could restrict our ability to manufacture, market or sell our products;

•	inflation, recession, fluctuations in foreign currency exchange and interest rates and discriminatory fiscal policies;

•	trade protection measures; including increased duties and taxes, and import or export licensing requirements;

•	price controls;

•	exposure to possible expropriation or other government actions;

•	differing local product preferences and product requirements;

•	difficulty in establishing, staffing and managing operations;

•	differing labor regulations;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	political and economic instability and possible terrorist attacks against American interests;

•	enforcement of remedies in various jurisdictions; and

•	diminished protection of intellectual property in some countries.

These and other factors may have a material and adverse effect on our international operations or on our business, financial condition and results of operations. In addition, we may experience net foreign exchange losses due to currency fluctuations.

We are exposed to risks related to our receivables factoring arrangements.

We have entered into agreements with third-party financial institutions to factor on a non-recourse basis certain receivables. The terms of the factoring arrangements provide for the factoring of certain U.S. Dollar-denominated or Canadian Dollar-denominated receivables, which are purchased at the face amount of the receivable discounted at the annual rate of LIBOR plus a bank-determined spread on the purchase date. The amount factored is not contractually defined by the factoring arrangements and our use will vary each month based on the amount of underlying receivables and our cash flow needs. We began factoring certain of our receivables during 2010. For the years ended December 31, 2011 and 2012, we factored $408 million and $668 million of receivables, respectively, and incurred costs on factoring of $4 million and $5 million, respectively, which includes our Brake North America and Asia group. During the first nine months of 2012, the total accounts receivable factored was $505 million and the cost incurred on factoring was $4 million, which includes our Brake North America and Asia group. During the first nine months of 2013, the total accounts receivable factored was $402 million and the cost incurred on factoring was $3 million. Accounts receivable factored by us are accounted for as a sale and removed from the balance sheet at the time of factoring and the cost of the factoring is accounted for in either other income or discontinued operations if it relates to our Brake North America and Asia group. If any of the financial institutions we have factoring arrangements with experience financial difficulties or are otherwise unable or unwilling to honor the terms of, or otherwise terminate, our factoring arrangements, we may experience material and adverse economic losses due to the impact of such failure on our liquidity, which could have a material and adverse effect upon our financial condition, results of operations and cash flows.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

We may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product if the defect or the alleged defect relates to vehicle safety. Our costs associated with providing product warranties could be material. Product liability, warranty and recall costs may have a material and adverse effect on our business, financial condition and results of operations. Our insurance may not be sufficient to cover such costs.

As a result of the consolidation driven by improved logistics and data management, distributors have reduced their inventory levels, which have reduced and could continue to reduce our sales.

Warehouse distributors have consolidated through acquisition and rationalized inventories, while streamlining their distribution systems through more timely deliveries and better data management. The corresponding reduction in purchases by distributors has negatively impacted our sales. Further consolidation or improvements in distribution systems could have a similar material and adverse impact on our sales.

We are subject to costly regulation, particularly in relation to environmental, health and safety matters, which could materially and adversely affect our business, financial condition and results of operations.

We are subject to a substantial number of costly regulations. In particular, we are required to comply with frequently changing and increasingly stringent requirements of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing emissions to air, discharges to air and water, and the creation and emission of noise and odor; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties and occupational health and safety. We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims, or costs to upgrade or replace existing equipment, as a result of violations of or liabilities under environmental, health and safety laws or non-compliance with environmental permits required at our facilities. In addition, many of our current and former facilities are located on properties with long histories of industrial or commercial operations. Because some environmental laws can impose joint and several liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, we could become liable for investigating and/or remediating contamination at these properties if contamination requiring such activities is discovered in the future. We cannot assure that we have been, or will at all times be, in complete compliance with all environmental requirements, or that we will not incur material costs or liabilities in connection with these requirements in excess of amounts we have reserved. In addition, environmental requirements are complex, change frequently and have tended to become more stringent over time. These requirements may change in the future in a manner that could have a material and adverse effect on our business, financial condition and results of operations. We have made and will continue to make expenditures to comply with environmental requirements. These requirements, responsibilities and associated expenses and expenditures, if they continue to increase, could have a material and adverse effect on our business and results of operations. While our costs to defend and settle claims arising under environmental laws in the past have not been material, we cannot assure you that this will remain the case in the future. For more information about our environmental compliance and potential environmental liabilities, see “Business—Environmental Matters” and “Business—Legal Proceedings.”

Our operations would be materially and adversely affected if we are unable to purchase raw materials, manufactured components or equipment from our suppliers.

Because we purchase from suppliers various types of raw materials, finished goods, equipment and component parts, we may be materially and adversely affected by the failure of those suppliers to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers. Our suppliers’ ability to supply products to us is also subject to a number of risks, including availability of raw materials, such as steel, destruction of their facilities or work stoppages. In addition, our failure to promptly pay, or order sufficient quantities of inventory from, our suppliers may increase the cost of products we purchase or may lead to suppliers refusing to sell products to us at all. Our efforts to protect against and to minimize these risks may not always be effective.

Our intellectual property portfolio could be subject to legal challenges and we may be subject to certain intellectual property claims.

We have developed and actively pursue developing a considerable amount of proprietary technology in the replacement products industry and rely on intellectual property laws of the United States and other countries to protect such technology. In doing so, we incur ongoing costs to enforce and defend our intellectual property. We have from time to time been involved in litigation regarding patents and other intellectual property. We may be subject to material intellectual property claims in the future or we may incur significant costs or losses related to such claims, including payments for licenses that may not be available on reasonable terms, if at all. Our proprietary rights may be challenged, invalidated or circumvented. Moreover, third parties may independently develop technology or other intellectual property that is comparable with or similar to our own, and we may not be able to prevent the use of it.

Our success depends in part on our development of improved products, and our efforts may fail to meet the needs of customers on a timely or cost-effective basis.

Our continued success depends on our ability to maintain advanced technological capabilities, machinery and knowledge necessary to adapt to changing market demands as well as to develop and commercialize innovative products. We cannot assure you that we will be able to develop new products as successfully as in the past or that we will be able to keep pace with technological developments by our competitors and the industry generally. In addition, we may develop specific technologies and capabilities in anticipation of customers’ demands for new innovations and technologies. If such demand does not materialize, we may be unable to recover the costs incurred in such programs. If we are unable to recover these costs or if any such programs do not progress as expected, our business, financial condition or results of operations could be materially and adversely affected.

The introduction of new and improved products and services may reduce our future sales.

Improvements in technology and product quality may extend the longevity of vehicle component parts and delay aftermarket sales. In particular, in our oil filter business the introduction of oil change indicators and the use of synthetic motor oils may further extend oil filter replacement cycles. The introduction of electric, fuel cell and hybrid automobiles may pose a long-term risk to our business because these vehicles may alter demand for our primary product lines. In addition, the introduction by OEMs of increased warranty and maintenance service initiatives, which are gaining popularity, have the potential to decrease the demand for our products in the traditional and retail sales channels.

We may not realize the cost savings that we expect from the restructuring of our operations.

At the end of 2005 we announced the comprehensive restructuring through which we sought to lower costs and improve profitability by rationalizing manufacturing operations and to focus on low-cost sourcing opportunities. We have completed the comprehensive restructuring plan and have realized approximately $100 million in cost savings as a result of the comprehensive restructuring to date. We recently announced the consolidation of our corporate office into our Filtration headquarters in 2014. We may not be able to achieve the level of benefits that we expected to realize or we may not be able to realize these benefits within the timeframes we currently expect. Our expectations regarding cost savings are also predicated upon maintaining our sales levels. Furthermore, the majority of our comprehensive restructuring related to our Brake North America and Asia group, which we have classified as a discontinued operation and, following the distribution of our Brake North America and Asia group, the related cost savings will no longer benefit us.

Any dispositions we make could disrupt our business and materially and adversely affect our business, financial condition and results of operations.

We may, from time to time, consider dispositions of existing lines of business. For example, in November 2012, we announced that we distributed our Brake North America and Asia group to the shareholders of Holdings. Dispositions involve numerous risks, including the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships with current customers and suppliers. Additionally, there are risks associated with our chassis products group successfully segregating from the Brake North America and Asia group. Any of these factors could materially and adversely affect our business, financial condition and results of operations.

Any acquisitions we make could disrupt our business and materially and adversely affect our business, financial condition and results of operations.

We may, from time to time, consider acquisitions of complementary companies, products or technologies. Acquisitions involve numerous risks, including the diversion of our management’s attention from other business concerns and potential adverse effects on existing business relationships with current customers and suppliers. Any acquisitions could present difficulties in the assimilation of the acquired business and involve the incurrence of substantial additional indebtedness. We cannot assure that we will be able to successfully integrate any acquisitions that we pursue or that such acquisitions will perform as planned or prove to be beneficial to our operations and cash flow. Any of these factors could materially and adversely affect our business, financial condition and results of operations.

Cypress controls us and may have conflicts of interest with us or the holders of our notes in the future.

Cypress beneficially owns 61% of the outstanding shares of our common stock. As a result, Cypress has control over our decisions to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders or note holders believe that any such transactions are in their own best interests. Additionally, Cypress is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Cypress may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and, as a result those acquisition opportunities may not be available to us. So long as Cypress continues to own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, it will continue to be able to strongly influence or effectively control our decisions including director and officer appointments, potential mergers and acquisitions, asset sales and other significant corporate transactions.

Our ability to maintain our ongoing operations could be impaired.

To be successful and achieve our objectives under our strategic plan, we must retain qualified personnel. Our distribution of the Brake North America and Asia operations may create uncertainty for our employees and this uncertainty may adversely affect our ability to retain key employees, including our senior management, and to hire new talent necessary to maintain our ongoing operations which could have a material adverse effect on our business. Accordingly, we may fail to maintain our ongoing operations, or execute our strategic plan if we are unable to manage such changes effectively.

We may be required to recognize impairment charges for our long-lived assets, which include fixed assets, intangible assets, and goodwill.

At September 30, 2013, the net carrying value of long-lived assets (property, plant and equipment) totaled $124 million. In accordance with GAAP, long-lived assets shall be tested for recoverability whenever events or changes in circumstances, such as, significant negative industry or economic trends, disruptions to our business, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines indicate that its carrying amount may not be recoverable and may result in charges to long-lived asset impairments. Future impairment charges could significantly affect our results of operations in the periods recognized. Impairment charges would also reduce our consolidated net worth and increase our debt to total capitalization ratio, which could negatively impact our access to the public debt and equity markets.

We have $110 million of recorded intangible assets and goodwill on our consolidated balance sheet as of September 30, 2013. These assets may become impaired with the loss of significant customers or a decline of profitability. In assessing the recoverability of goodwill, projections regarding estimated future cash flows and other factors are made to determine the fair value of the respective reporting unit. If these estimates or related projections change in the future, we may be required to record impairment charges for goodwill at that time. If our trade names carrying values exceed fair value we will be required to record an impairment charge.

While our intangibles with definite lives may not be impaired, the useful lives are subject to continual assessment, taking into account historical and expected losses of relationships that were in the base at time of acquisition. This assessment may result in a reduction of the remaining useful life of these assets, resulting in potentially significant increases to non-cash amortization expense that is charged to our consolidated statement of operations. An intangible asset or goodwill impairment charge, or a reduction of amortization lives, could have a material and adverse effect on our results of operations.

Business disruptions could materially and adversely affect our future sales and financial condition or increase our costs and expenses.

Our business may be disrupted by a variety of events or conditions, including, but not limited to, threats to physical security, acts of terrorism, labor stoppages or disruptions, raw material shortages, natural and man-made disasters, information technology failures and public health crises. Any of these disruptions could affect our internal operations or services provided to customers, and could impact our sales, increase our expenses or materially and adversely affect our reputation.

Foreign exchange rate fluctuations could cause a decline in our financial condition, results of operations and cash flows.

As a result of our international operations, we are subject to risk because we generate a significant portion of our revenues and incur a significant portion of our expenses in currencies other than the U.S. Dollar. Our international presence is most significant in Brazil, Canada, China, Mexico and Poland. To the extent that we have significantly more costs than revenues generated in a foreign currency, we are subject to risk if the foreign currency appreciates because the appreciation effectively increases our cost in that country to a greater extent than our revenues. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, foreign exchange rate fluctuations in that currency could have a material and adverse effect on our financial condition, results of operations and cash flows. In addition, the financial condition, results of operations and cash flows of some of our operating entities are reported in foreign currencies and then translated into U.S. Dollars at the applicable foreign exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. Dollar against these foreign currencies generally will have a negative impact on our reported sales and profits.

For example, on January 11, 2010, the Venezuelan government devalued the country’s currency, Bolivar Fuerte (“VEF”), and changed to a two-tier exchange structure. The official exchange rate moved from 2.15 VEF per U.S. Dollar to 2.60 VEF for essential goods and 4.30 VEF for non-essential goods and services, with our products falling into the non-essential category. A Venezuelan currency control board is responsible for foreign exchange procedures, including approval of requests for exchanges of VEF for U.S. Dollars at the official, government established exchange rate. We use the parallel market rate, which ranged between 5.30 to 7.70 VEF to the U.S. Dollar during 2010 and 2011 and remained at 5.30 VEF to the U.S. Dollar during 2012, to translate the financial statements of our Venezuelan subsidiary because we expect to obtain U.S. Dollars at the parallel market rate for future dividend remittances. The one-time devaluation had a $2 million negative impact on our pre-tax net income in 2010. On February 8, 2013, the Venezuelan government announced another devaluation of the currency to 6.30 VEF per U.S. Dollar and it eliminated the regulated parallel market rate. We used the official exchange rate of 6.30 VEF per U.S. Dollar to translate the financial statements of our Venezuelan subsidiary to comply with the regulations of Venezuela and are analyzing the impact of the volume restrictions on our business. The currency exchange limitations to date have not had a material effect on our 2013 earnings and cash flow. The one-time devaluation had a $2 million negative impact on our pre-tax net income during the first nine months of 2013. Further depreciation of the VEF, or depreciation of the currencies of other countries in which we do business, could materially and adversely affect our business, financial condition, results of operations and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Environment.”

We use a combination of natural hedging techniques and financial derivatives to protect against certain foreign currency exchange rate risks. Such hedging activities may be ineffective or may not offset more than a portion of the adverse financial impact resulting from foreign currency variations. Gains or losses associated with hedging activities also may negatively impact operating results.

Entering new markets poses new competitive threats and commercial risks.

In recent years we have sought to expand our manufacturing and sales into new markets. Expanding into new markets requires investments and resources that may not be available as needed. We cannot guarantee that we will be successful in leveraging our capabilities to compete favorably in new markets or that we will be able to recoup our significant investments in expansion projects. If our customers in new markets experience reduced demand for their products or financial difficulties, our future prospects will be negatively affected as well.

The mix of profits and losses in various jurisdictions may have an impact on our overall tax rate, which in turn, may materially and adversely affect our profitability.

Tax expenses and benefits are determined separately for each taxpaying entity or group of entities that is consolidated for tax purposes in each jurisdiction. Losses in certain jurisdictions may provide no current financial statement tax benefit. As a result, changes in the mix of projected profits and losses between jurisdictions, among other factors, could have a significant impact on our overall effective tax rate.

The value of our deferred tax assets could become impaired, which could materially and adversely affect our operating results.

As of December 31, 2012, we had $117 million in net deferred tax assets. These deferred tax assets include net operating loss carryforwards that can be used to offset taxable income in future periods and reduce income taxes payable in those future periods. We periodically determine the probability of the realization of deferred tax assets, using significant judgments and estimates with respect to, among other things, historical operating results, expectations of future earnings and tax planning strategies. If we determine in the future that there is not sufficient positive evidence to support the valuation of these assets, due to the factors described above or other factors, we may be required to further adjust the valuation allowance to reduce our deferred tax assets. Such a reduction could result in material non-cash expenses in the period in which the valuation allowance is adjusted and could have a material and adverse effect on our results of operations.

Our ability to utilize our net operating loss carryforwards may be limited and delayed. As of December 31, 2012, we had U.S. net operating loss carryforwards of $351 million. Certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”), could limit our annual utilization of the net operating loss carryforwards. There can be no assurance that we will be able to utilize all of our net operating loss carryforwards and any subsequent net operating loss carryforwards in the future.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations. We are currently implementing modifications and upgrades to our systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the implementation of new technology systems may cause disruptions in our business operations and have an adverse effect on our business and operations, if not anticipated and appropriately mitigated.

Our international operations are subject to political and economic risks of developing countries and special risks associated with doing business in corrupting environments.

We design, manufacture, distribute and market a broad range of aftermarket products in various regions, some of which are less developed, have less stability in legal systems and financial markets and are generally recognized as potentially more corrupt business environments than the United States, and therefore present greater political, economic and operational risks. We have in place certain policies, procedures and certain ongoing training of employees with regard to business ethics and many key legal requirements, such as applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (the “FCPA”), which make it illegal for us to give anything of value to foreign officials in order to obtain or retain any business or other advantages; however, there can be no assurance that our employees will adhere to our code of business conduct and ethics or any other of our policies, applicable anti-corruption laws, including the FCPA, or other legal requirements. If we fail to enforce our policies and procedures properly or fail to maintain adequate record-keeping and internal accounting practices to accurately record our transactions, we may be subject to regulatory sanctions. In the event that we believe or have reason to believe that our employees have or may have violated applicable anti-corruption laws, including the FCPA, or other laws or regulations, we are required to investigate or have outside counsel investigate the relevant facts and circumstances, and if violations are found or suspected could face civil and criminal penalties, and significant costs for investigations, litigation, fees, settlements and judgments, which in turn could have a material and adverse effect on our business.

Risks Relating to Our Indebtedness

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and our other indebtedness.

We continue to have substantial indebtedness after the completion of the refinancing on April 25, 2013. As of September 30, 2013, we had a total of $938 million of debt outstanding.

Our outstanding indebtedness could have important consequences to you, including the following:

•	our high level of indebtedness could make it more difficult for us to satisfy our obligations with respect to the notes, including our repurchase obligations;

•	the restrictions imposed on the operation of our business may hinder our ability to take advantage of strategic opportunities to grow our business;

•	our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, restructuring, acquisitions or general corporate purposes may be impaired, which could be exacerbated by further volatility in the credit markets;

•	we must use a substantial portion of our cash flow from operations to pay interest on the notes and, to the extent incurred, our other indebtedness, which will reduce the funds available to us for operations and other purposes;

•	our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business; and

•	we may be vulnerable to interest rate increases, as certain of our borrowings, including those under our Senior Credit Facilities, are at variable rates.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the notes.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which actions may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our ABL Revolver and the indentures governing our notes restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair, and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness, including secured indebtedness, in the future. The terms of the indenture and our Senior Credit Facilities restrict, but do not completely prohibit, us from doing so. As of September 30, 2013, we had an additional $124 million of borrowing capacity available under our ABL Revolver after giving effect to $10 million in outstanding letters of credit, none of which was drawn against, and less than $1 million for borrowing base reserves. In addition, the indenture allows us to issue additional notes under certain circumstances which will also be guaranteed by the guarantors. The indenture also allows us to incur certain other additional debt, including secured debt, and allows our foreign subsidiaries to incur additional debt, which would be effectively senior to the notes. In addition, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the Exchange Notes.” This may have the effect of reducing the amount of proceeds paid to you. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The terms of our debt covenants could limit how we conduct our business and our ability to raise additional funds.

The agreements that govern the terms of our debt, including the indenture that will govern the exchange notes offered hereby and the credit agreements govern our Senior Credit Facilities, contain, and the agreements that will govern our future indebtedness may contain, covenants that, among other things, limit or restrict our ability and the ability of our subsidiaries to:

•	incur and guarantee indebtedness or issue disqualified stock or preferred stock;

•	repay subordinated indebtedness prior to its stated maturity;

•	pay dividends or make other distributions on or redeem or repurchase our stock;

•	issue capital stock;

•	change our line of business;

•	designate subsidiaries as unrestricted subsidiaries;

•	make certain investments or acquisitions;

•	create liens;

•	sell certain assets or merge with or into other companies;

•	enter into certain transactions with stockholders and affiliates;

•	make capital expenditures; and

•	restrict dividends, distributions or other payments from our subsidiaries.

You should read the discussions under the headings “Description of Other Indebtedness” and “Description of the Exchange Notes—Certain Covenants” for further information about these covenants.

There are limitations on our ability to incur the full $175 million of commitments under the ABL Revolver. Borrowings under our ABL Revolver will be limited by a specified borrowing base consisting of, among other things, a percentage of eligible accounts receivable and inventory, less customary reserves. Subject to certain conditions, the commitments under the ABL Revolver may be increased by up to $50 million.

In addition, under the ABL Revolver, as amended and restated, a covenant trigger would occur if an event of default occurs or excess availability under the ABL Revolver is at any time less than the greater of 10.0% of the total borrowing base at such time and $15.0 million, and shall continue until such time thereafter no event of default shall have existed and as excess availability shall have exceeded such threshold amount, in each case, at all times during a 30 consecutive day period. If the covenant trigger were to occur, we would be required to satisfy and maintain a fixed charge coverage ratio of at least 1.0x, measured for the last twelve-month period. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio. A breach of this covenant or of any other covenant applicable to the ABL Revolver could result in a default thereunder.

Moreover, the ABL Revolver provides the lenders considerable discretion to impose reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the lenders under the ABL Revolver will not impose such actions during the term of the ABL Revolver and further, were they to do so, the resulting impact of this action could materially and adversely impair our ability to make interest payments on the notes.

A breach of the covenants or restrictions under the indenture that will govern the exchange notes offered hereby or the credit agreements that govern the Senior Credit Facilities could result in a default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our ABL Revolver would permit the lenders under our ABL Revolver to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our Senior Credit Facilities, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders and noteholders accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

Our variable rate indebtedness exposes us to interest rate risk, which could cause our debt costs to increase significantly.

A portion of our borrowings is at variable rates of interest and exposes us to interest rate risks. We are exposed to the risk of rising interest rates to the extent that we fund our operations with short-term or variable-rate borrowings. As of September 30, 2013, the Company’s $938 million of aggregate debt outstanding consisted of $688 million of floating-rate debt and $250 million of fixed-rate debt. Fixed rate debt comprised approximately 27% of our total debt as of September 30, 2013. Any borrowings we incur under our ABL Revolver will be at floating interest rates and will expose us to interest rate risk. Based on the amount of floating-rate debt outstanding at September 30, 2013 a 1% rise in interest rates would result in approximately $7 million in incremental interest expense. If the LIBOR rates increase in the future then the floating-rate debt could have a material effect on our interest expense.

In April 2013, the Company entered into interest rate swaps having an aggregate notional value of $300 million to effectively fix the rate of interest on a portion of our variable rate Term Loan B-2 until April 2020. These transactions contain embedded floating rate floors of 1.25% which mirror the floating rate floors contained in the Term Loan B-2. Based on the amount of floating-rate debt outstanding at September 30, 2013, the interest rate swaps would reduce the incremental interest expense from a 1% rise in interest rates from $7 million to $4 million.

Risks Related to Exchange Notes

The Issuer is a holding company, and therefore its ability to repay its indebtedness, including the exchange notes, is dependent on cash flow generated by its subsidiaries and their ability to make distributions to the Issuer.

The Issuer is a holding company with no significant operations or material assets other than the equity interests it holds in its subsidiaries. The Issuer conducts all of its business operations through its subsidiaries. As a result, its ability to pay principal and interest on its indebtedness, including the exchange notes, is dependent on the generation of cash flow by its subsidiaries, including its subsidiaries that are not guarantors, and their ability to make such cash available to the Issuer, by dividend or otherwise.

The earnings of the Issuer’s subsidiaries will depend on their financial and operating performance, which will be affected by general economic, industry, financial, competitive, operating, and other factors beyond our control. Unless they are guarantors of the exchange notes, the Issuer’s subsidiaries do not have any obligations to pay amounts due on the exchange notes or to make funds available for that purpose. While Affinia Group Intermediate Holdings Inc. and Issuer’s existing wholly-owned domestic subsidiaries will initially guarantee the exchange notes on a senior unsecured basis, such guarantees could be rendered unenforceable for the reasons described below under “—Federal and state statutes allow courts, under certain circumstances, to void the exchange notes and the related guarantees and require the holders of the exchange notes to return payments thereon.” If such guarantees were rendered unenforceable, the exchange holders of the notes would lose their direct claim against the entities holding substantially all of our operating assets. In addition, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any of the Issuer’s subsidiaries who are not guarantors, all of such subsidiary’s creditors would be entitled to payment in full out of such subsidiary’s assets before the holders of the exchange notes would be entitled to any payment. Each of the Issuer’s subsidiaries is a separate and distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of the Issuer’s subsidiaries, may limit the Issuer’s ability to obtain cash from its subsidiaries. While the indenture that will govern the exchange notes will limit the ability of the Issuer’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to the Issuer, these limitations are subject to certain qualifications and exceptions. Any payments of dividends, distributions, loans or advances to the Issuer by its subsidiaries could also be subject to taxes or restrictions on dividends or transfers under applicable local law in the jurisdictions in which its subsidiaries operate.

If the Issuer does not receive distributions from its subsidiaries, or to the extent that the earnings from, or other available assets of, its subsidiaries are insufficient, the Issuer may be unable to make required principal and interest payments on its indebtedness, including the exchange notes.

If we cannot make scheduled payments on our indebtedness, we could be in default under the terms of the agreements that govern such indebtedness including the Senior Credit Facilities and the indenture that will govern the exchange notes. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the Senior Credit Facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against the assets securing their loans, and we could be forced into bankruptcy or liquidation, which could result in you losing your investment in the exchange notes.

In addition, Affinia Group Intermediate Holdings Inc., the Issuer’s direct corporate parent, also guarantees the exchange notes. However, Affinia Group Intermediate Holdings Inc. is a holding company whose entire operating income and cash flow is derived from the Issuer and whose only material asset is the capital stock of the Issuer.

Claims of holders of the exchange notes will be structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries because they will not guarantee the exchange notes.

The exchange notes will not be guaranteed by any of our non-U.S. subsidiaries. Accordingly, claims of holders of the exchange notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

In addition, the equity interests of other equity holders in any non-wholly-owned non-guarantor subsidiary in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the exchange notes.

Our non-guarantor subsidiaries accounted for $1,026 million, or 56%, of our net sales for the year ended December 31, 2012 (including non-guarantor subsidiaries’ intercompany sales to the guarantors of $364 million) and generated $96 million of operating profit, compared to guarantor operating profit of $80 million, for the year ended December 31, 2012. Our non-guarantor subsidiaries accounted for $412 million (excluding intercompany investments and intercompany receivables (payables)), or 43%, of our assets and $121 million, or 15%, of our liabilities as of December 31, 2012.

Our non-guarantor subsidiaries accounted for $672 million, or 57%, of our net sales for the nine months ended September 30, 2013 (including non-guarantor subsidiaries’ intercompany sales to the guarantors of $119 million) and generated $80 million of operating profit, compared to guarantor operating profit of $57 million, for the nine months ended September 30, 2013. Our non-guarantor subsidiaries accounted for $452 million (excluding intercompany investments and intercompany receivables (payables)), or 44%, of our assets and $152 million, or 12%, of our liabilities as of September 30, 2013.

Your right to receive payments on the exchange notes is effectively junior to those lenders who have a security interest in our assets.

Our obligations under the exchange notes and our guarantors’ obligations under their guarantees of the exchange notes are unsecured, but our obligations under our Senior Credit Facilities and each guarantor’s obligations under its guarantee of our Senior Credit Facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our Senior Credit Facilities, the lenders under our Senior Credit Facilities could declare all of the funds borrowed or principal amount outstanding thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders under our Senior Credit Facilities could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indenture that will govern the exchange notes. Furthermore, if the lenders under our Senior Credit Facilities foreclose and sell the pledged equity interests in any subsidiary guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. See “Description of Other Indebtedness.”

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements that will govern our indebtedness and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments that will govern our indebtedness (including our Senior Credit Facilities), we could be in default under the terms of the agreements that will govern such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

We may not be able to satisfy our obligations to holders of the exchange notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture that will exchange govern the notes offered hereby, each holder of the exchange notes will have the right to require us to purchase the exchange notes at a price equal to 101% of the principal amount thereof. Our failure to purchase, or to give notice of purchase of, the exchange notes would be a default under the indenture and any such default could result in a default under certain of our other indebtedness, including the Senior Credit Facilities. In addition, a change of control may constitute an event of default under our Senior Credit Facilities. A default under our Senior Credit Facilities would result in an event of default under the indenture that will govern the exchange notes offered hereby if the lenders accelerate the debt under our Senior Credit Facilities.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our Senior Credit Facilities and the indenture that will govern the exchange notes offered hereby. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our Senior Credit Facilities and the exchange notes offered hereby or obtain a waiver from the lenders under our Senior Credit Facilities and you as a holder of the exchange notes offered hereby. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

In addition, our Senior Credit Facilities are expected to contain, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the exchange notes. In the event that these change of control events occur at a time when we are prohibited from repurchasing the exchange notes, we could seek the consent of our lenders to purchase the exchange notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders’ consent or refinance these borrowings, we will remain prohibited or restricted from repurchasing the exchange notes. Accordingly, the holders of the exchange notes may not receive the change of control purchase price for their exchange notes in the event of a sale or other change of control. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due will, subject to notice and passage of time, give the trustee and the holders of the exchange notes the right to declare an event of default and accelerate the repayment of the exchange notes as described under the section in this prospectus entitled “Description of the Exchange Notes—Events of default and remedies.” This event of default under the indenture for the exchange notes would in turn constitute an event of default under our Senior Credit Facilities.

Holders of the exchange notes may not be able to determine when a change of control giving rise to their right to have the exchange notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture that will govern the exchange notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of exchange notes to require us to repurchase its exchange notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state statutes allow courts, under certain circumstances, to void the exchange notes and the related guarantees and require the holders of the exchange notes to return payments thereon.

The issuance of the exchange notes and the related guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. If the Issuer or any guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void or otherwise decline to enforce the exchange notes or the related guarantees. A court might do so if it found that when the Issuer issued the exchange notes or the guarantor entered into its guarantee or, in some states, when payments became due under the exchange notes or the related guarantee, the Issuer or the guarantor received less than reasonably equivalent value or fair consideration and either:

•	was or was rendered insolvent by reason of such transactions;

•	was engaged in a business or transaction for which the Issuer’s or such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to repay such debts as they matured.

The court might also void the issuance of exchange notes or a related guarantee, without regard to the above factors, if the court found that the Issuer issued the exchange notes or the guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or its related guarantee, respectively, if the Issuer or such guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes. If a court were to void the issuance of the exchange notes or a related guarantee, you would no longer have a claim against the Issuer or such guarantor. Sufficient funds to repay the exchange notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the Issuer or such guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider the Issuer or a guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

To the extent a court voids any of the exchange notes or the related guarantees as fraudulent transfers or holds any of the exchange notes or the related guarantees unenforceable for any other reason, holders of exchange notes would cease to have any direct claim against the Issuer or the applicable guarantor. If a court were to take this action, the assets of the Issuer or the applicable guarantor would be applied first to satisfy the other liabilities of the Issuer or the applicable guarantor, if any, before any portion of the assets could be applied to the payment of the exchange notes.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the eligible notes. The eligible notes were offered and sold in April 2013 to institutional investors and are eligible for trading by “qualified institutional buyers” as defined under Rule 144A of the Securities Act. Upon consummation of the exchange offer, we expect that the exchange notes will share a single CUSIP.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes or the outstanding notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the eligible notes have advised us that they intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Therefore, an active market for the exchange notes may not develop or, if developed, it may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and in particular, appear under the headings “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” or future or conditional verbs, such as “could” “may,” “should,” or “will,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading “Risk Factors.”

As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others: domestic and global economic conditions and the resulting impact on the availability and cost of credit; financial viability of key customers and key suppliers; our dependence on our largest customers; increased crude oil and gasoline prices and resulting reductions in global demand for the use of automobiles; the shift in demand from premium to economy products; pricing and pressures from imports; increasing costs for manufactured components, raw materials and energy; the expansion of return policies or the extension of payment terms; risks associated with our non-U.S. operations; risks related to our receivables factoring arrangements; product liability and warranty and recall claims brought against us; reduced inventory levels by our distributors resulting from consolidation and increased efficiency; environmental and automotive safety regulations; the availability of raw materials, manufactured components or equipment from our suppliers; challenges to our intellectual property portfolio; our ability to develop improved products; the introduction of improved products and services that extend replacement cycles otherwise reduce demand for our products; our ability to achieve cost savings from our restructuring plans; our ability to successfully effect dispositions of existing lines of business; our ability to successfully combine our operations with any businesses we have acquired or may acquire; risk of impairment charges to our long-lived assets; risk of impairment to intangibles and goodwill; the risk of business disruptions related to a variety of events or conditions including natural and man-made disasters; risks associated with foreign exchange rate fluctuations; risks associated with our expansion into new markets; the impact on our tax rate resulting from the mix of our profits and losses in various jurisdictions; reductions in the value of our deferred tax assets; difficulties in developing, maintaining or upgrading information technology systems; risks associated with doing business in corrupting environments; our substantial leverage and limitations on flexibility in operating our business contained in our debt agreements. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of eligible notes, the terms of which are identical in all material respects to the exchange notes. The eligible notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013. The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements of Affinia Group Intermediate Holdings Inc. included elsewhere in this prospectus (Dollars in Millions):

As of September 30, 2013
Cash and cash equivalents	$86

Debt:
Long-term debt (including current portion):
7.750% Senior Notes due 2021(1)	$250
Term Loan B-1, due 2016(2)	199
Term Loan B-2, due 2020(2)	467
ABL Revolver(3)	—
Other debt(4)	22

Total debt (including current portion)	938

Total shareholder’s equity	(196)

Total capitalization (including current portion of long-term debt)	$742

(1)	On April 25, 2013, Affinia Group Inc. issued $250 million of Senior Notes as part of the refinancing. The Senior Notes accrue interest at the rate of 7.75% per annum, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2013. The Senior Notes will mature on May 1, 2021. The terms of the Indenture provide that, among other things, the Senior Notes rank equally in right of payment to all of the Company’s and the Guarantors’ existing and future senior debt and senior in right of payment to all of the Company’s and Guarantors’ existing and future subordinated debt. The Senior Notes are structurally subordinated to all of the liabilities and obligations of the Company’s subsidiaries that do not guarantee the Senior Notes. The Senior Notes are effectively junior in right of payment to all of the Company’s and the Guarantors’ secured indebtedness, including the Term Loans and the ABL Revolver, to the extent of the value of the collateral securing such indebtedness. The outstanding balance of the Senior Notes at September 30, 2013 was $250 million.
(2)	On April 25, 2013, the Company entered into (i) a Term Loan B-1 in an aggregate principal amount of $200 million and (ii) a Term Loan B-2 in an aggregate principal amount of $470 million. Term Loan B-1 was offered at a price of 99.75%, of their face value, resulting in approximately $199 million of net proceeds for Term Loan B-1. Term Loan B-2 was offered at a price of 99.50%, of their face value, resulting in approximately $468 million of net proceeds for Term Loan B-2. The $1 million and $2 million original issue discount for Term Loan B-1 and Term Loan B-2, respectively, will be amortized based on the effective interest rate method and included in interest expense until maturity. Term Loan B-1 amortizes in quarterly installments in an amount equal to 1.00% per annum, with the balance due on April 25, 2016. Term Loan B-2 amortizes in quarterly installments in an amount equal to 1.00% per annum, with the balance due on April 25, 2020. As of September 30, 2013, $199 million principal amount of Term Loan B-1 was outstanding, net of a $1 million issue discount which is being amortized until the Term Loan B-1 matures and $467 million principal amount of Term Loan B-2 was outstanding, net of a $2 million issue discount which is being amortized until Term Loan B-2 matures.
(3)	Our ABL Revolver provides for borrowings of up to $175 million available solely to the U.S. domestic borrowers, including (a) a $30 million sub-limit for letters of credit and (b) a $15 million swingline facility. Availability under the ABL Revolver is based upon monthly (or more frequent under certain circumstances) borrowing base valuations of our eligible inventory and accounts receivable, among other things, and is reduced by certain reserves in effect from time to time. As of September 30, 2013, we had no borrowings outstanding under our ABL Revolver and additional $124 million of availability after giving effect to $10 million in outstanding letters of credit and less than $1 million for borrowing base reserves as of September 30, 2013.
(4)	The other debt of $22 million as of September 30, 2013 consists of $20 million related to our Poland filtration operations and $2 million related to our China filtration operations.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical financial data as of and for the years ended December 31, 2008, 2009, 2010, 2011 and 2012 and the nine months ended September 30, 2012 and 2013. The selected historical financial data as of December 31, 2011 and 2012 and for each of the fiscal years ended December 31, 2010, 2011 and 2012 have been derived from, and should be read together with, our audited historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The selected historical financial data as of December 31, 2008, 2009 and 2010 and for the fiscal years ended December 31, 2008 and 2009 have been derived from our audited historical consolidated financial statements and accompanying notes that are not included in this prospectus. The selected historical financial data as of September 30, 2013 and for the nine months ended September 30, 2012 and 2013 are derived from, and should be read together with, our unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this prospectus, which have been prepared on a basis consistent with our annual audited consolidated financial statements. The summary historical financial data as of September 30, 2012 have been derived from our unaudited condensed consolidated financial statements and the accompanying notes that are not included in this prospectus. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The selected historical financial data should be read together with “Summary Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
(Dollars in millions, except per share data)	2008	2009	2010	2011	2012	2012	2013
Statement of income data:(1)
Net sales	$1,257	$1,207	$1,359	$1,478	$1,453	$1,112	$1,170
Cost of sales	(986)	(930)	(1,043)	(1,136)	(1,125)	(858)	(900)

Gross profit	271	277	316	342	328	254	270
Selling, general and administrative expenses	(192)	(189)	(193)	(200)	(197)	(148)	(161)

Operating profit	79	88	123	142	131	106	109
Gain (loss) on extinguishment of debt	—	8	(1)	—	(1)	(1)	(15)
Other income (loss), net	(3)	4	1	4	2	2	(3)
Interest expense	(56)	(68)	(65)	(67)	(63)	(48)	(58)

Income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	20	32	58	79	69	59	33
Income tax provision	(10)	(12)	(30)	(38)	(48)	(24)	(16)
Equity in income (loss), net of tax	—	1	1	—	1	1	(2)

Net income from continuing operations	10	21	29	41	22	36	15
Income (loss) from discontinued operations, net of tax	(13)	(58)	1	(113)	(124)	(57)	(1)

Net income (loss)	(3)	(37)	30	(72)	(102)	(21)	14
Less: net income attributable to noncontrolling interest, net of tax	—	7	6	1	1	1	—

Net income (loss) attributable to the Company	$(3)	$(44)	$24	$(73)	$(103)	$(22)	$14

	Year Ended December 31,					Nine Months Ended September 30,
(Dollars in millions, except per share data)	2008	2009	2010	2011	2012	2012	2013
Statement of cash flows data:(1)
Net cash provided by operating activities	$48	$55	$23	$14	$97	$88	$69
Net cash used in investing activities	(75)	(36)	(98)	(39)	(23)	(14)	(19)
Net cash provided by (used in) financing activities	51	(35)	66	26	(78)	(79)	(14)
Other financial data:
Capital expenditures	$25	$31	$52	$55	$27	$19	$18
Depreciation and amortization(3)	28	26	26	25	24	17	17
Ratio of earnings to fixed charges(2)	1.33	1.46	1.87	2.11	2.04	2.18	1.51
Balance sheet data (end of period):(4)
Cash and cash equivalents	$77	$65	$55	$54	$51	$49	$86
Total current assets	994	973	1,016	1,060	583	1,022	664
Total assets	1,515	1,483	1,589	1,459	960	1,410	1,035
Total current liabilities	467	437	455	419	251	474	301
Total debt(5)	622	601	696	698	569	633	938
Total shareholder’s equity (deficit)(6)	416	437	448	347	151	323	(196)

(1)	In accordance with Accounting Standards Codification (“ASC”) Topic 205-20, “Presentation of Financial Statements—Discontinued Operations,” the Commercial Distribution Europe segment, which is also referred to as Quinton Hazell, and the Brake North America and Asia group are accounted for as discontinued operations. The consolidated statements of operations for all periods presented have been adjusted to reflect these operations as discontinued operations. The consolidated statements of cash flows have not been adjusted for any periods presented to reflect these operations as discontinued operations. The consolidated balance sheet for December 31, 2009 has been adjusted to reflect the Commercial Distribution Europe segment, which we sold in February 2010, as a discontinued operation. The consolidated balance sheet for December 31, 2011 and September 30, 2012 has been adjusted to reflect the Brake North America and Asia group as a discontinued operation, which we distributed on November 30, 2012.
(2)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income tax plus fixed charges. Fixed charges consist of interest expense, including the amortization of debt discounts and financing costs, and a portion of rent expense deemed representative of the interest factor. The computation of the ratio of earnings to fixed charges has been filed with this registration statement as Exhibit 12.1.
(3)	The depreciation and amortization expense excludes the Commercial Distribution Europe segment and the Brake North America and Asia group. The consolidated cash flow statement, in our audited consolidated financial statements included elsewhere in this prospectus, includes the depreciation and amortization for the Commercial Distribution Europe segment and the Brake North America and Asia group. However, see also “Note 17. Segment Information,” in the notes to our audited consolidated financial statements included elsewhere in this prospectus, which presents the depreciation and amortization with and without the Commercial Distribution Europe segment and the Brake North America and Asia group.
(4)	The various balance sheet line items as of December 31, 2008 have not been modified to reflect the discontinued operation of the Commercial Distribution Europe segment. In addition, the various balance sheet line items as of December 31, 2008, 2009 and 2010 have not been modified to reflect the discontinued operation of the Brake North America and Asia group.
(5)	The debt as of December 31, 2011 excludes $20 million of notes payable in our Brake North America and Asia group, which is classified in current liabilities of discontinued operations.
(6)	Effective January 1, 2009, the Company changed the accounting for and reporting of minority interest (now called noncontrolling interest) in our consolidated financial statements as required under ASC Topic 810, “Consolidation.” Upon adoption, applicable prior period amounts have been retrospectively changed to conform. The noncontrolling interest was reclassified to the equity section of the balance sheet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with the “Prospectus Summary—Summary Historical Financial Data,” the “Selected Historical Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Statements in management’s discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with “Forward-Looking Statements” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Company Overview

We are an innovative global leader in the heavy duty and light vehicle replacement products and services industry, which is also referred to as the aftermarket. Our extensive aftermarket product offering consists principally of filtration and chassis products. Our filtration products group (also referred to as “Filtration”) is Affinia’s largest business unit, having contributed approximately 58% of global revenues for the first nine months of 2013. Our Filtration products fit medium and heavy duty trucks, light vehicles, equipment in the off-highway market (i.e., residential and non-residential construction, mining, forestry and agricultural) and equipment for industrial and marine applications. Our chassis products fit light vehicles, medium and heavy duty trucks, trailers and all-terrain vehicles. In addition, we provide aftermarket products and distribution services in South America. We believe that the growth of the global aftermarket, from which we derived approximately 98% of our net sales in 2012, is predominantly driven by the size, age and use of vehicles and equipment in operation. Only 2% of our sales come from OEM.

We market our continuing products under a variety of well-known brands, including WIX®, Raybestos®, FiltronTM, Nakata®, McQuay-Norris® and ecoLAST® and ACDelco®. Additionally, we provide private label products to large aftermarket distributors, including NAPA® and CARQUEST®. We believe that we have achieved our leading market positions due to the quality and reputation of our brands and products among professional installers, who are the primary decision makers for the purchase of the products we supply to the aftermarket. We have also developed and accumulated a comprehensive product offering covering a wide selection of vehicles in the market today across a diverse range of end markets, including heavy duty trucks, light vehicles, equipment in the off-highway market (i.e., residential and non-residential construction, mining, forestry and agricultural) and equipment for industrial and marine applications.

Our Filtration, South America and Chassis product groups fit with our strategic initiatives of growth and profitability. Revenues have grown significantly in the past three years in all product groups, as shown in the chart below. The net sales by geography and product grouping for our continuing operations, together with major brands, for the year ended December 31, 2012 are also illustrated in the charts below.

Filtration

Filtration is Affinia’s largest business unit, having contributed approximately 58% of global revenues for the first nine months of 2013. Filtration’s products include oil, air, fuel, cabin air, coolant, hydraulic and other filters for many types of vehicles and machinery. The products are sold under well-known brands, such as WIX® and Filtron®, and private label brands including NAPA and CARQUEST.

The numerous strengths of Filtration have led to its #1 market position in the North America filtration aftermarket and #1 market position in Poland. Affinia Filtration is among the leading global manufacturers and distributors of aftermarket filters for heavy-duty and off-highway applications, including on-highway trucks, residential and non-residential construction equipment, agricultural, mining, forestry and industrial equipment, severe service vehicles, medium-duty vehicles and marine applications. Filtration’s full line of heavy-duty products is a key differentiator versus automotive and light truck filtration competitors. In contrast to most automotive and light truck competitors, Affinia is able to provide customers with a full suite of filtration options. Furthermore, heavy-duty filtration products are generally more technologically advanced and are thus typically priced three to four times higher than similar automotive and light truck products, affording greater value to our customers which translates into higher margin opportunities.

Filtration’s automotive and light truck products are at the forefront of filter technology and performance. The portfolio of premium line and value line products are designed for a variety of applications, including passenger vehicles, sport utility vehicles, motorcycles and ATVs.

Filtration has a very strong customer base for both its heavy duty and light duty products supported by relationships that go back over forty years. Filtration provides its customers with an extensive range of products and services which has built customer loyalty and repeat business. Filtration provides its customers with large breadth of products, allowing them to source nearly all of their filtration needs from Affinia, regardless of price point or targeted end market. Filtration’s customers include automotive aftermarket distributors, heavy-duty distributors and automotive aftermarket retailers.

South America and Chassis

Our South America products group has experienced 23% growth since 2009 due mainly to its distribution operations, which we have invested in to grow this business. Based on management estimates and certain information from third parties, we believe that we hold the #2 market position in Brazilian aftermarket parts distribution by net sales for the year ended December 31, 2012.

Our Chassis products group net sales have grown 27% since 2009 and we share a leading position in the supply of chassis products in North America for the year ended December 31, 2012.

Transformation

The following are major transformation projects we have completed or are in the process of completing in our continuing operations:

•	Third quarter of 2013—We purchased a small distributor of filtration products in the UK at the beginning of the third quarter.

•	Fourth quarter of 2012—We distributed to our shareholder our Brake North America and Asia group.

•	Third quarter of 2012—We purchased the remaining 15% ownership interest in our filtration manufacturing facility in China.

•	First quarter of 2012—Our Brazilian distribution company opened a new branch at the end of 2011, which began operating in the first quarter of 2012.

•	Second quarter of 2011—During April 2011 we completed the construction of a filtration manufacturing facility in China, in which we have an 85% ownership interest. This facility manufactures products in China and distributes these products in Asia and North America. We began shipping products from this facility during the third quarter of 2011.

•	Second quarter of 2011—We completed a new filtration facility in Poland and began shipping products in the second quarter of 2011. The facility was constructed to handle our increased production volumes in Poland and other European countries where we distribute products.

•	2010 and 2011—Our Brazilian distribution company opened one new branch in 2010 and a new warehouse in January 2011. The new warehouse more than tripled our distribution company’s warehouse and distribution capacity in Brazil. The new branch has contributed to the growth of our Brazilian distribution business.

•	Fourth quarter of 2010—We purchased substantially all the assets of NAPD, a chassis distributor with strong foreign nameplate product capabilities.

•	Fourth quarter of 2010—We initiated filter product distribution capabilities in Russia.

Strategic Focus

As a result of our initiative to focus on operational efficiency, we divested ourselves of our Brake North America and Asia Group in 2012 and our Quinton Hazell Group in 2010. We recognized in 2004 that the aforementioned groups were in need of extensive changes, and as a result, we incurred $147 million in restructuring costs, $75 million in acquisition costs and $107 million in capital expenditures to transform these companies. We believe that the divestitures have substantially increased our ability to generate cash flow. We anticipate that without the significant cash usage of our disposed groups we will be able to make strides into lowering our debt levels. Our strategy is to position ourselves as a global filtration, chassis and distribution business. With the transformation of our company, our strategy will leave us well positioned to generate strong cash flows in the future and expand our global manufacturing and distribution capabilities throughout the world.

Distribution

On November 30, 2012, we distributed our Brake North America and Asia group to Holdings, the Company’s parent company and sole stockholder. Holdings subsequently distributed the group to its shareholders. At the date of distribution the organization was led by the management team from the Company’s former Brake North America and Asia group, with oversight provided by a separate board of directors.

Refinancing

On April 25, 2013, we refinanced our existing notes and credit facilities (the “Refinancing Transactions”). The refinancing consisted of the issuance of $250 million aggregate principal amount 7.75% Senior Notes due May 1, 2021 (the “Senior Notes”), a $200 million term loan due April 25, 2016 (“Term Loan B-1”), a $470 million term loan due April 25, 2020 (“Term Loan B-2,” and together with Term Loan B-1, the “Term Loans”), the proceeds of which we used, together with $31 million of cash on hand, to redeem our 10.75% Senior Secured Notes due 2016 (the “Secured Notes”), redeem our 9% Senior Subordinated Notes due 2014 (the “Subordinated Notes”), pay fees and expenses in connection with the refinancing transaction and make a $350 million distribution to Holdings. Holdings used the distribution to redeem its Preferred Shares, repay $61 million of the note (the “Seller Note”) issued by Holdings to Dana as part of the financing in connection with our acquisition of substantially all of the aftermarket business operations of Dana in 2004 and make a distribution of $133 million to its stockholders.

Nature of Business

We typically conduct business with our customers pursuant to short-term contracts and purchase orders. However, our business is not characterized by frequent customer turnover due to the critical nature of long-term relationships in our industry. The expectation of quick turnaround times for car repairs and the broad proliferation of available part numbers require a large investment in inventory and strong fulfillment capabilities in order to deliver high fill rates and quick cycle times. Large aftermarket distributors typically source their product lines at a particular price point and product category with one “full-line” supplier, such as us, which covers substantially all of their product requirements. Switching to a new supplier typically requires that a distributor or supplier make a substantial investment to purchase, or “changeover” to, the new supplier’s products. In addition, the end user of our products, who is most frequently a professional installer, requires consistently high quality products because it is industry practice to replace, free of any labor or service charge, malfunctioning parts.

Business Environment

Our Markets. We believe that future growth in aftermarket product sales will be driven by the following key factors: (1) growth in global vehicle population; (2) growth in global commercial vehicle population; (3) increase in average age of vehicles in the United States and other key countries around the world and (4) increase in vehicle related regulation and legislation. Growth in sales in the aftermarket does not always have a direct correlation to sales growth for aftermarket suppliers like us. For example, as automotive parts distributors have consolidated during the past several years, they have reduced purchases from manufacturers as they focused on reducing their combined inventories. The automotive distributors are also focused on reducing inventories due to the recent decline in miles driven.

Raw Materials and Manufactured Components. Our variable costs are proportional to sales volume and mix and are comprised primarily of raw materials, labor and certain overhead costs. Our fixed costs are not significantly influenced by volume in the short term and consist principally of selling, general and administrative expenses, depreciation and other facility-related costs.

We use a broad range of manufactured components and raw materials in our products, including raw steel, steel-related components, filtration media, aluminum, brass, iron, rubber, resins, plastics, paper and packaging materials. We purchase raw materials from a wide variety of domestic and international suppliers, and we have not, in recent years, experienced any significant shortages of these items and normally do not carry inventories of these items in excess of those reasonably required to meet our production and shipping schedules.

Seasonality. Our working capital requirements are significantly impacted by the seasonality of the aftermarket. In a typical year, we build inventory during the first and second quarters to accommodate our peak sales during the second and third quarters. Our working capital requirements therefore tend to be highest from March through August. In periods of weak sales, inventory can increase beyond typical seasonal levels, as our product delivery lead times are less than two days while certain components we purchase from overseas require lead times of approximately 90 days.

Global Developments. The aftermarket has also experienced increased price competition from manufacturers based in China and other lower labor cost countries. We responded to this challenge by expanding our manufacturing capacity in China, Mexico, Poland and Ukraine. Additionally, we are meeting this challenge through restructuring and outsourcing initiatives, as well as through ongoing cost reduction programs.

Results of Operations

In accordance with ASC Topic 205, “Presentation of Financial Statements,” the Brake North America and Asia group and Commercial Distribution Europe segment qualified as discontinued operations. Previously reported consolidated statements of operations for all periods presented have been adjusted to reflect the discontinued operations. Our South America operation was historically segregated into two segments, with one of the segments being insignificant and is no longer reported separately to our executives. In 2012, we have consolidated our South America operations into one operating segment, which is included in the On and Off-highway reportable segment.

Nine months ended September 30, 2012 compared to the nine months ended September 30, 2013

Net sales. Consolidated sales increased by $58 million in the first nine months of 2013 in comparison to the first nine months of 2012 due to increased sales in our Filtration and Affinia South America products. The following table summarizes the consolidated net sales results for the nine months ended September 30, 2012 and the consolidated net sales results for the nine months ended September 30, 2013:

(Dollars in millions)	Consolidated Nine Months Ended September 30, 2012	Consolidated Nine Months Ended September 30, 2013	Dollar Change	Percent Change	Currency Effect(1)
Net sales
Filtration products	$632	$678	$46	7%	$(5)
Affinia South America products	328	345	17	5%	(38)
Chassis products	153	147	(6)	-4%	—

On and Off-highway segment	1,113	1,170	57	5%	(43)
Corporate, eliminations and other	(1)	—	1	100%	—

Total net sales	$1,112	$1,170	$58	5%	$(43)

(1)	The currency effect was calculated by comparing the local currency net sales for all international locations for both periods, each at the current year exchange rate, to determine the impact of the currency between periods. These currency effects provide a clearer understanding of the operating results of our foreign entities because they exclude the varying effects that changes in foreign currency exchange rates may have on those results.

On and Off-highway segment products sales increased due to the following:

(1)	Filtration products sales increased in the first nine months of 2013 in comparison to the first nine months of 2012 due to increased sales of $11 million mainly due to our traditional premium aftermarket sales in the United States. Additionally, our Venezuelan filter sales increased by $17 million, of which $25 million related to price increases, new business with existing and new customers, partially offset by unfavorable currency translation effects of $8 million. Also, our European operations increased by $18 million in the first nine months of 2013 in comparison to the first nine months of 2012 due to higher sales in Poland, sales from our United Kingdom distribution company acquired in the third quarter of 2013 and favorable currency translation effect of $3 million.

(2)	Affinia South America products sales increased in the first nine months of 2013 in comparison to the first nine months of 2012. Sales in our Brazilian and Argentinean distribution companies were the majority of the $55 million increase before the effects of currency. Offsetting the increase were unfavorable currency translation effects of $38 million related mainly to the Brazilian Real and Argentinean Peso.

(3)	Chassis products sales decreased in the first nine months of 2013 in comparison to the first nine months of 2012 due to chassis market conditions. The sales orders in the first half of 2012 for chassis products were strong but softened in the second half of 2012.

The following table summarizes the consolidated results for the nine months ended September 30, 2012 and the consolidated results for the nine months ended September 30, 2013:

(Dollars in millions)	Consolidated Nine Months Ended September 30, 2012	Consolidated Nine Months Ended September 30, 2013	Dollar Change	Percent Change
Net Sales	$1,112	$1,170	$58	5%
Cost of sales	(858)	(900)	(42)	5%

Gross profit	254	270	16	6%
Gross margin	23%	23%
Selling, general and administrative expenses(1)	(148)	(161)	(13)	9%
Selling, general and administrative expenses as a percent of sales	13%	14%

Operating profit (loss)
On and Off-highway segment	132	142	10	8%
Corporate, eliminations and other	(26)	(33)	(7)	-27%

Operating profit	106	109	3	3%
Operating margin	10%	9%
Loss on extinguishment of debt	(1)	(15)	(14)	1400%
Other income (loss), net	2	(3)	(5)	-250%
Interest expense	(48)	(58)	(10)	21%

Income from continuing operations, before income tax provision, equity in income (loss), net of tax and noncontrolling interest	59	33	(26)	-44%
Income tax provision	(24)	(16)	8	-33%
Equity in income (loss), net of tax	1	(2)	(3)	-300%

Net income from continuing operations	36	15	(21)	-58%
Loss from discontinued operations, net of tax	(57)	(1)	56	98%

Net income (loss)	(21)	14	35	167%
Less: net income attributable to noncontrolling interest, net of tax	1	—	(1)	NM

Net income (loss) attributable to the Company	$(22)	$14	$36	164%

(1)	We recorded $2 million of restructuring costs in selling, general and administrative expenses in the first nine months of 2012 and 2013.
NM	(Not Meaningful)

Gross profit/gross margin. Gross profit increased by $16 million during the first nine months of 2013 in comparison to the first nine months of 2012. Gross margin remained at 23% in the first nine months of 2013 in comparison to the first nine months of 2012. The increase in gross profit was mainly due to the increase in sales volume and a decrease of $4 million in material and manufacturing costs, partially offset by an increase of $3 million in operating costs and unfavorable currency translation effects of $8 million. The previously mentioned sales volume increase resulted in a $23 million increase in gross profit.

Selling, general and administrative expenses. Selling, general and administrative expenses increased by $13 million during the first nine months of 2013 in comparison to the first nine months of 2012. Our selling, general and administrative expenses for the first nine months of 2012 were lower due to a favorable Satisfied legal settlement of $4 million, and our selling, general and administrative expenses for the first nine months of 2013 were higher due to an increase in an accrual for a claim brought against us by Neovia Logistics Services (U.K.) Limited (“Neovia”) (formerly known as Caterpillar Logistics Services (U.K.) Limited) for $9 million and $2 million in one-time environmental costs.

Operating profit/operating margin. Operating profit increased by $3 million in the first nine months of 2013 in comparison to the first nine months of 2012 due to a higher gross profit, partially offset by higher selling, general and administrative expenses. The operating profit in the On and Off-highway segment increased by $10 million due to a higher gross profit in the first nine months of 2013 in comparison to the first nine months of 2012. Additionally, the operating loss in the Corporate, eliminations and other segment increased by $7 million in the first nine months of 2013 in comparison to the first nine months of 2012 due to a claim brought against us by Neovia for $9 million.

Loss on extinguishment of debt. During the first nine months of 2013, we refinanced our debt structure and as a result incurred a loss due to early retirement of the Secured Notes.

Interest expense. Interest expense increased by $10 million in the first nine months of 2013 in comparison to the first nine months of 2012. The increase was mainly due to one-time refinancing costs, which included additional interest expense and a write-off of unamortized deferred financing costs.

Income tax provision. The income tax provision was $16 million and $24 million for the first nine months of 2013 and 2012, respectively. The effective tax rate was similar in the first nine months of 2013 in comparison to the first nine months of 2012.

Loss from discontinued operations, net of tax. The loss from discontinued operations, net of tax was $57 million in the first nine months of 2012 and $1 million in the first nine months of 2013. We recorded $1 million during the first nine months of 2013 related to the distribution of our Brake North America and Asia group in 2012. The Brake North America and Asia group reported a loss of $57 million in the first nine months of 2012 of which $1 million related to a loss from operations, net of tax, $88 million impairment charge to reduce the carrying value of the business to expected realizable value, and offsetting these amounts was $32 million, which related to a tax benefit for the impairment.

Net income (loss). Net income increased in the first nine months of 2013 in comparison to the net loss in the first nine months of 2012 due mainly to a lower loss from discontinued operations, net of tax, and partially offset by the loss on extinguishment of debt.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2012

Net sales. Consolidated net sales decreased by $25 million in 2012 in comparison to 2011 due to unfavorable currency translation effects partially offset by increased sales to new and existing customers. The following table summarizes the consolidated net sales results for the years ended December 31, 2011 and December 31, 2012:

(Dollars in millions)	Consolidated Year Ended December 31, 2011	Consolidated Year Ended December 31, 2012	Dollar Change	Percent Change	Currency Effect(1)
Net sales
Filtration products	$801	$831	$30	4%	$(19)
Affinia South America products	469	430	(39)	-8%	(69)
Chassis products	213	194	(19)	-9%	—

On and Off-highway segment	1,483	1,455	(28)	-2%	(88)
Corporate, eliminations and other	(5)	(2)	3	60%	—

Total net sales	$1,478	$1,453	$(25)	-2%	$(88)

(1)	The currency effect was calculated by comparing the local currency net sales for all international locations for both periods, each at the current year exchange rate, to determine the impact of the currency between periods. These currency effects provide a clearer understanding of the operating results of our foreign entities because they exclude the varying effects that changes in foreign currency exchange rates may have on those results.

On and Off-highway segment products sales increased due to the following:

(1)	Filtration products sales increased in 2012 in comparison to 2011 due to increased sales of $15 million in our North American and Asia operations driven by increased volume. Additionally, our sales increased by $34 million in our European and South American operations related to new customers and new business with existing customers. The increased sales were partially offset by unfavorable currency translation effects of $19 million, which mainly related to the Polish Zloty.

(2)	Affinia South America products sales decreased by $39 million in 2012 in comparison to 2011 due to $69 million of negative currency effects. Partially offsetting the decrease were price increases on certain products and new business in our Brazilian and Argentinean distribution companies and our Brazilian shock operations.

(3)	Chassis products sales decreased in 2012 in comparison to 2011 due to increased sales during the first six months of 2011 for new business in our premium chassis line. The new business in 2011 resulted in significant initial orders to fulfill customer requirements compared to 2012 which represented a more normal run rate for the new business.

The following table summarizes the consolidated results for the years ended December 31, 2011 and December 31, 2012:

(Dollars in millions)	Consolidated Year Ended December 31, 2011	Consolidated Year Ended December 31, 2012	Dollar Change	Percent Change
Net sales	$1,478	$1,453	$(25)	-2%
Cost of sales	(1,136)	(1,125)	11	-1%

Gross profit	342	328	(14)	-4%
Gross margin	23%	23%
Selling, general and administrative expenses(1)	(200)	(197)	3	-2%
Selling, general and administrative expenses as a percent of sales	14%	14%

Operating profit (loss)
On and Off-highway segment	169	165	(4)	-2%
Corporate, eliminations and other	(27)	(34)	(7)	-26%

Operating profit	142	131	(11)	-8%
Operating margin	10%	9%
Loss on extinguishment of debt	—	(1)	(1)	NM
Other income, net	4	2	(2)	-50%
Interest expense	(67)	(63)	4	-6%

Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	79	69	(10)	-13%
Income tax provision	(38)	(48)	(10)	26%
Equity in income, net of tax	—	1	1	NM

Net income from continuing operations, net of tax	41	22	(19)	-46%
Loss from discontinued operations, net of tax(2)	(113)	(124)	(11)	-10%

Net loss	(72)	(102)	(30)	-42%
Less: net income attributable to noncontrolling interest, net of tax	1	1	—	NM

Net loss attributable to the Company	$(73)	$(103)	$(30)	-41%

(1)	We recorded $1 million and $2 million of restructuring costs in selling, general and administrative expenses for 2011 and 2012, respectively.
(2)	We recorded in our discontinued operations $11 million and $19 million of restructuring costs for 2011 and 2012, respectively.
NM	(Not Meaningful)

Gross profit/Gross margin. Gross profit decreased by $14 million and the gross margin remained at 23% in 2012. Gross profit decreased $14 million in 2012 in comparison to 2011 due to unfavorable currency translation effects of $21 million, higher material and manufacturing costs of $9 million and an increase in freight costs of $4 million partially offset by an increase in sales volume of $15 million and a decrease of $5 million in operating costs. The increase in material and manufacturing costs was mainly due to new business that required temporarily sourcing some components of our chassis products from higher cost sources.

Selling, general and administrative expenses. Our selling, general and administrative expenses for 2012 decreased by $3 million from 2011 due to a decrease in advertising and marketing costs and a higher gain realized in the Satisfied settlement in the current year, partially offset by a substantial increase in legal and professional fees related to one-time special projects in 2012. We recognized gains of $2.5 million and $4 million in 2011 and 2012, respectively, related to the Satisfied settlement.

Operating profit/Operating margin. Operating profit decreased by $11 million in 2012 in comparison to 2011 due to a lower gross profit. The operating profit in the On and Off-highway reportable segment decreased by $4 million, which was mainly due to lower gross profit. Corporate, eliminations and other operating loss increased in 2012 in comparison to 2011 by $7 million due to legal and professional fees related to special projects.

Interest expense. Interest expense decreased by $4 million in 2012 in comparison to 2011 due to lower debt levels in 2012.

Income tax provision. The income tax provision was $38 million and $48 million for 2011 and 2012, respectively. The effective tax rate was higher in 2012 in comparison to 2011 due to deemed distributions from certain foreign subsidiaries.

Loss from discontinued operations, net of tax. The loss from discontinued operations, net of tax in 2012 was $124 million and is comprised of $86 million impairment and an operational loss of $5 million. The income tax provision related to discontinued operations was $33 million, which was primarily the result of a reversal of deferred tax assets related to the distribution. In 2011, the loss from discontinued operations, net of tax was $113 million and was comprised of $165 million impairment and an operational loss of $9 million. The income tax benefit related to discontinued operations in 2011 was $61 million, which includes a $57 million tax benefit related to the impairment.

Net loss. The increase in net loss was driven by the loss from discontinued operations, net of tax in 2012 in comparison to 2011.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2011

Net sales. Consolidated net sales increased by $119 million in 2011 in comparison to 2010 due to increased sales to new and existing customers and favorable currency translation effects. The following table summarizes the consolidated net sales results for the years ended December 31, 2010 and December 31, 2011:

(Dollars in millions)	Consolidated Year Ended December 31, 2010	Consolidated Year Ended December 31, 2011	Dollar Change	Percent Change	Currency Effect(1)
Net sales
Filtration products	$759	$801	$42	6%	$8
Affinia South America products	439	469	30	7%	22
Chassis products	169	213	44	26%	1

On and Off-highway segment	1,367	1,483	116	8%	31
Corporate, eliminations and other	(8)	(5)	3	38%	—

Total net sales	$1,359	$1,478	$119	9%	$31

(1)	The currency effect was calculated by comparing the local currency net sales for all international locations for both periods, each at the current year exchange rate, to determine the impact of the currency between periods. These currency effects provide a clearer understanding of the operating results of our foreign entities because they exclude the varying effects that changes in foreign currency exchange rates may have on those results.

On and Off-highway segment products sales increased due to the following:

(1)	Filtration products sales increased in 2011 in comparison to 2010 due mainly to increased sales of $35 million related to our Polish, Russian and Venezuelan operations, which includes $7 million of favorable currency translation effects.

(2)	Affinia South America products sales increased in 2011 in comparison to 2010 due to favorable currency translation effects and the impact of price increases on certain products. Our Brazilian distribution company accounted for the majority of the increase in sales.

(3)	Chassis products sales increased in 2011 in comparison to 2010 by $44 million. During the fourth quarter of 2010, we began shipping new premium Chassis products, which accounted for a $34 million increase in sales in 2011 compared to 2010. We also benefited from $15 million in additional sales related to NAPD, which we acquired during the fourth quarter of 2010.

The following table summarizes the consolidated results for the years ended December 31, 2010 and December 31, 2011:

(Dollars in millions)	Consolidated Year Ended December 31, 2010	Consolidated Year Ended December 31, 2011	Dollar Change	Percent Change
Net sales	$1,359	$1,478	$119	9%
Cost of sales(1)	(1,043)	(1,136)	(93)	9%

Gross profit	316	342	26	8%
Gross margin	23%	23%
Selling, general and administrative expenses(2)	(193)	(200)	(7)	4%
Selling, general and administrative expenses as a percent of sales	14%	14%

Operating profit (loss)
On and Off-highway segment	161	169	8	5%
Corporate, eliminations and other	(38)	(27)	11	29%

Operating profit	123	142	19	15%
Operating margin	9%	10%
Loss on extinguishment of debt	(1)	—	1	NM
Other income, net	1	4	3	300%
Interest expense	(65)	(67)	(2)	3%

Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	58	79	21	36%
Income tax provision	(30)	(38)	(8)	27%
Equity in income, net of tax	1	—	(1)	NM

Net income from continuing operations, net of tax	29	41	12	41%
Income (loss) from discontinued operations, net of tax(3)	1	(113)	(114)	NM

Net income (loss)	30	(72)	(102)	NM
Less: net income attributable to noncontrolling interest, net of tax	6	1	(5)	-83%

Net income (loss) attributable to the Company	$24	$(73)	$(97)	NM

(1)	We recorded $2 million of restructuring costs in cost of sales for 2010.
(2)	We recorded $10 million and $1 million of restructuring costs in selling, general and administrative expenses for 2010 and 2011, respectively.
(3)	We recorded in our discontinued operations $12 million and $11 million of restructuring costs for 2010 and 2011, respectively.
NM	(Not Meaningful)

Gross profit/Gross margin. Gross profit increased by $26 million and the gross margin remained at 23% in 2011. The increase in gross profit is consistent with the increase in sales. Our freight costs and operating costs increased during the year and as a result we increased prices, the full effect of which will be reflected in 2012, and we have made productivity improvements to offset these cost increases. In 2011, we built up inventory in anticipation of increased demand. However, due to a decrease in miles driven and other factors we built inventory at a higher pace than actual sales increased and as a result our inventory carrying costs increased.

Selling, general and administrative expenses. Our selling, general and administrative expenses for 2011 increased by $7 million from 2010 due to an increase in advertising costs, legal and professional costs, and information technology costs offset by a reduction in restructuring costs.

Operating profit/Operating margin. Operating profit increased by $19 million and the operating margin increased marginally in 2011 compared to 2010. In 2011 our operating profit in the On and Off-highway segment improved by $8 million due to lower restructuring costs related to Venezuela in 2011. Additionally, the corporate costs were reduced by $11 million in 2011.

Other income, net. Other income, net increased in 2011 in comparison to 2010 due to the gain on a sale of Venezuelan facility in the fourth quarter of 2011.

Interest expense. Interest expense increased by $2 million in 2011 in comparison to 2010 due to higher debt levels in 2011 offset by lower short term rates. The higher debt levels related to higher inventory levels to support increased sales.

Income tax provision. The income tax provision was $30 million and $38 million for 2010 and 2011, respectively. The effective tax rate was similar for both 2010 and 2011.

Income (loss) from discontinued operations, net of tax. As part of our strategic plan, we committed to a plan to sell our Brake North America and Asia group during the fourth quarter of 2011. Brake North America and Asia group incurred a loss of $113 million and was comprised of $165 million impairment and an operational loss of $9 million. The income tax benefit related to discontinued operations in 2011 was $61 million, which includes a $57 million tax benefit related to the impairment. In 2010, Brake North America and Asia group incurred income from operations of $1 million.

Net income (loss). The decrease in net income was driven by the loss from discontinued operations, net of tax, offset by an increase in sales and gross profit in 2011 in comparison to 2010.

Net income attributable to noncontrolling interest, net of tax. Our net income attributable to noncontrolling interest, net of tax decreased due to our increase in ownership of our two most significant noncontrolling interests. We increased our ownership in Affinia Acquisition LLC from 5% to 40% effective on June 1, 2009 and to 100% effective on September 1, 2010. We acquired the remaining 50% interest in Affinia India Private Limited on December 3, 2010.

Results by Geographic Region

Net sales by geographic region were as follows:

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2010	2011	2012	2012	2013
Net sales
United States	$669	$728	$724	$560	$567
Foreign	690	750	729	552	603

Total net sales	$1,359	$1,478	$1,453	$1,112	$1,170

United States sales as a percent of total sales	49%	49%	50%	51%	48%
Foreign sales as a percent of total sales	51%	51%	50%	49%	52%

United States. Net sales remained relatively consistent in 2012 in comparison to 2011. Net sales increased in 2011 in comparison to 2010 mainly due to increased sales in our chassis products. The chassis products sales increase was primarily due to new premium chassis business and additional sales related to NAPD, which we acquired during the fourth quarter of 2010. Net sales increased in the first nine months of 2013 in comparison to first nine months of 2012 due to an increase in Filtration products sales partially offset by a decrease in chassis products sales.

Foreign. Net sales decreased in 2012 in comparison to 2011 due to unfavorable currency translation effects, partially offset by increased sales to new customers and new business with existing customers. Net sales increased in 2011 in comparison to 2010 due to improving market conditions, increased sales to new and existing customers and favorable currency translation effects. Our sales increased by $40 million in South America and $18 million in Europe for 2011 in comparison to 2010. Net sales increased in the first nine months of 2013 in comparison to the first nine months of 2012 due to increased sales in our Brazilian and Argentinean distribution companies and our Poland and Venezuela Filtration products, partially offset by unfavorable currency translation effects in the Brazilian Real and the Argentinean Peso.

Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest by geographic region was as follows:

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2010	2011	2012	2012	2013
Income (loss) from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest
United States	$(31)	$(17)	$(20)	$(21)	$(45)
Foreign	89	96	89	80	78

Total income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	$58	$79	$69	$59	$33

United States. Loss from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest increased in 2012 in comparison to 2011 due to a decrease in gross profit. Loss from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest decreased in 2011 in comparison to 2010 due to an increase in gross profit. Loss from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest increased in the first nine months of 2013 in comparison to the first nine months of 2012 due to loss on the extinguishment of debt, partially offset by an increase in gross profit.

Foreign. Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest decreased in 2012 in comparison to 2011. The decrease was due to unfavorable currency translation effects, mainly related to the Polish Zloty and Brazilian Real. Foreign sales decreased by 3% in 2012 in comparison to 2011. Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest increased in 2011 in comparison to 2010. The majority of the increase was due to an improvement in gross profit, which was driven by an increase in sales volume and favorable currency translation effects. Foreign sales increased by 9% in 2011 in comparison to 2010. Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest decreased in the first nine months of 2013 in comparison to the first nine months of 2012. The majority of the decrease was due to unfavorable currency translation effects, partially offset by an improvement in gross profit, which was driven by an increase in sales volume.

The foreign income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest compared to the United States was higher due to interest expense in domestic operations and higher profitability of some of our foreign operations. The majority of our debt relates to our United States operations and as a consequence almost all of the associated interest expense is allocated to our domestic operations. During 2012, our United States operations had $62 million of interest expense and our foreign operations had $1 million of interest expense and during 2011, our United States operations had $66 million of interest expense and our foreign operations had $1 million in interest expense. During the first nine months of 2013, our United States operations had $57 million of interest expense and our foreign operations had $1 million of interest expense.

Liquidity and Capital Resources

The Company’s primary source of liquidity is cash flow from operations and available borrowings from our ABL Revolver. Our liquidity requirements are significant and are expected to be primarily for debt servicing, working capital and capital spending.

We are significantly leveraged as a result of the refinancing that occurred in April 2013. As of September 30, 2013, the Company had $938 million in aggregate indebtedness. As of September 30, 2013, we had an additional $124 million of borrowing capacity available under our ABL Revolver after giving effect to $10 million in outstanding letters of credit, none of which was drawn against, and less than $1 million for borrowing base reserves. In addition, we had cash and cash equivalents of $51 million and $86 million as of December 31, 2012 and September 30, 2013, respectively.

We spent $19 million and $18 million in capital expenditures during the first nine months of 2012 and 2013, respectively, which included $9 million in capital expenditures during the first nine months of 2012 related to a discontinued operation. We also spent $55 million and $27 million in capital expenditures during 2011 and 2012, respectively, which include $28 million and $10 million in capital expenditures during 2011 and 2012, respectively, related to a discontinued operation. The cash flow from operations on an annual basis has historically been adequate to meet our liquidity needs. Based on the current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under our ABL Revolver, will be adequate to meet our short term and long term liquidity needs.

Our ABL Revolver matures in April 2018, our Senior Notes mature in May 2021, our Term Loan B-1 matures in April 2016 and our Term Loan B-2 matures in April 2020. Furthermore, if we were to undertake a significant acquisition or capital improvement plan, we may need additional sources of liquidity. We expect to meet any such liquidity needs by entering into new or additional credit facilities and/or offering new or additional debt securities, but whether such sources of liquidity will be available to us at any given point in the future will depend on a number of factors that are outside of our control, including general market conditions.

Cash Flows

Net cash provided by (used in) operating, investing and financing activities including continuing and discontinued operations is summarized in the tables below for the years ended 2010, 2011 and 2012 and the nine months ended September 30, 2012 and September 30 2013:

Net Cash Provided by Operating Activities

Net cash provided by operating activities is summarized in the table below for the years ended 2010, 2011 and 2012 and the nine months ended September 30, 2012 and 2013:

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Net income (loss)	$30	$(72)	$(102)	$(21)	$14
Impairment of assets	—	166	86	88	—
Loss on extinguishment of debt	1	—	1	1	15
Write-off of unamortized deferred financing costs	1	—	—	—	8
Change in trade accounts receivable	(14)	14	23	(8)	(24)
Change in inventories	(77)	8	(22)	(13)	(6)
Change in other current operating liabilities	39	(47)	38	50	51

Subtotal	(20)	69	24	97	58
Other changes in operating activities	43	(55)	73	(9)	11

Net cash provided by operating activities	$23	$14	$97	$88	$69

Net income (loss) – Net income decreased in 2011 in comparison to 2010 due to the loss from discontinued operations, net of tax, offset by an increase in sales and gross profit. We recorded a $165 million impairment related to our Brake North America and Asia group in 2011, offset by a tax benefit to the Company of $57 million. Net loss increased in 2012 in comparison to 2011 due to a higher loss from discontinued operations, net of tax. We recorded a $86 million impairment related to our Brake North America and Asia group in 2012 including a tax provision of $33 million. The improvement in the net income (loss) in the first nine months of 2013 in comparison to the first nine months of 2012 was due to a decrease in the loss from discontinued operations, net of tax in the first nine months of 2013 in comparison to the first nine months of 2012, partially offset by the loss on the extinguishment of debt in the first nine months of 2013.

Impairment of assets – We recorded a $166 million and $86 million impairment related to our Brake North America and Asia group in 2011 and 2012, respectively. We recorded a $88 million impairment related to our Brake North America and Asia group, which was a discontinued operation, in September 2012.

Loss on extinguishment of debt – During the first nine months of 2013, we refinanced our debt structure and as a result incurred a loss due to early retirement of the Secured Notes.

Write-off of unamortized deferred financing costs – We recorded a write-off of $8 million in the first nine months of 2013 to interest expense for unamortized deferred financing costs associated with the refinancing of our debt.

Change in trade accounts receivable – Our accounts receivable increased in 2010 and decreased in 2011 mainly due to the timing of payments in the United States. Our accounts receivable decreased in 2012 due to timing of payments and due in part to our sale of accounts receivable under factoring programs. The change in trade accounts receivable was a $8 million and $24 million use of cash in the first nine months of 2012 and 2013, respectively. The change in trade accounts receivables was due to timing of payments and decreased level of factoring in the first nine months of 2013 due to the disposition of our Brake North America and Asia group.

Change in inventories – The change in inventories was a $22 million use of cash in 2012, an $8 million source of cash in 2011 and a $77 million use of cash in 2010. We increased inventory in 2010 until the second quarter of 2011 in anticipation of increased demand. However, due to a decrease in miles driven and other factors we built inventory at a higher pace than actual sales increased. We began focusing on reducing inventory levels during the second half of 2011 which resulted in an $81 million decrease from the second quarter of 2011 until the end of 2011. In 2012, inventory increased to keep up with higher volumes in our Filtration and South America groups. Our chassis product inventory increased because we purchased product and raw materials at a similar rate as 2011 but our volume decreased in 2012. The use of cash in inventory for the first nine months of 2013 was lower than in 2012 due to focused effort to reduce the inventory levels of our chassis parts.

Change in other current operating liabilities – The change in other current operating liabilities was a $38 million source of cash in 2012, a $47 million use of cash in 2011 and a $39 million source of cash in 2010. The changes over the last three years were primarily due to accounts payable, which was a $25 million source of cash in 2012, a $54 million use of cash in 2011 and a $38 million source of cash in 2010. Accounts payable fluctuates from quarter to quarter due to the timing of payments. The change in other current operating liabilities was $50 million and $51 million source of cash during the first nine months of 2012 and 2013, respectively. The change was primarily due to a decrease in the source of cash from accounts payable, which was a $37 million and a $23 million source of cash in the first nine months of 2012 and 2013, respectively. Accounts payable fluctuates from quarter to quarter due to the timing of payments.

Net cash used in investing activities

Net cash used in investing activities is summarized in the table below for the years ended 2010, 2011 and 2012 and the nine months ended September 30, 2012 and 2013:

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Proceeds from sales of assets	$1	$9	$4	$—	$—
Investments in companies, net of cash acquired	(51)	(1)	—	—	(1)
Proceeds from sale of affiliates	11	—	—	4	—
Change in restricted cash	(3)	5	—	1	—
Additions to property, plant and equipment	(52)	(55)	(27)	(19)	(18)
Other investing activities	(4)	3	—	—	—

Net cash used in investing activities	$(98)	$(39)	$(23)	$(14)	$(19)

Proceeds from sales of assets – The proceeds from sales of assets increased in 2011 to $9 million mainly due to the sale of Venezuelan and Canadian facilities, which were part of our restructuring plans. In 2012, we sold certain assets in our Juarez, Mexico facility.

Investments in companies, net of cash acquired – The NAPD business was acquired for an original payment of $51 million in 2010 and a $1 million payment in 2011 for a working capital settlement.

Proceeds from sale of affiliates – We sold our Commercial Distribution Europe segment for $11 million during 2010.

Additions to property, plant and equipment – The additions to property, plant and equipment, which includes our discontinued operations, increased significantly in 2010 and 2011 due to the expansion in China for new friction and filtration facilities and for the expansion of our Polish and Brazilian operations. The decrease in 2012 in comparison to 2010 and 2011 was due to our completion of the investments made in 2010 and 2011 in filtration manufacturing plants in China, Poland and the United States.

Net cash provided by (used in) financing activities

Net cash provided by (used in) financing activities is summarized in the table below for the years ended 2010, 2011 and 2012 and the nine months ended September 30, 2012 and 2013:

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Net increase (decrease) in other short-term debt	$13	$(6)	$(4)	$(4)	$(1)
Payments on other debt	—	(10)	(2)	(2)	—
Proceeds from other debt	2	20	—	—	—
Net proceeds from (payments of) ABL Revolver	—	20	(110)	(50)	—
Repayment on Secured Notes	(23)	—	(23)	(23)	(195)
Repayment on Subordinated Notes	—	—	—	—	(367)
Repayment on Term Loans	—	—	—	—	(1)
Capital contributions	3	2	—	—	—
Proceeds from BPI’s new credit facility	—	—	76	—	—
Cash related to the deconsolidation of BPI	—	—	(11)	—	—
Proceeds from Senior Notes	—	—	—	—	250
Proceeds from Term Loans	—	—	—	—	667
Distribution to our shareholder	—	—	—	—	(352)
Payment of deferred financing costs	(5)	—	(1)	—	(15)
Proceeds from Subordinated Notes	100	—	—	—	—
Purchase of noncontrolling interest	(24)	—	(3)	—	—

Net cash provided by (used in) financing activities	$66	$26	$(78)	$(79)	$(14)

The changes in financing activities for the years ended 2010, 2011 and 2012 are mainly comprised of the following:

Net increase (decrease) in other short-term debt – During 2011, our Chinese operation was able to decrease its short term debt due to a reduction in purchases of inventory.

Proceeds from other debt – The change in 2011 was due to our Polish subsidiary increasing its debt by $20 million.

Net proceeds from (payments of) ABL Revolver – We had $20 million of additional borrowings outstanding at the end of 2011 on our ABL Revolver compared to 2010. The additional borrowings in 2011 were needed to fund the additional operational needs related to increased levels of capital spending and higher levels of working capital. In 2012, we were able to reduce the ABL Revolver due to the cash provided by operating activities and the $70 million we received prior to the distribution of BPI to Holdings’ shareholders.

Repayment on Secured Notes – On December 9, 2010, Affinia Group Inc. completed an offering of the Additional Notes. The issuance of the Additional Notes and the amendment of the ABL Revolver in 2010 resulted in payment of deferred financing costs of $5 million. Affinia Group Inc. utilized the ABL Revolver to finance its purchase of the NAPD business and the remaining 50% interest in Affinia India Private Limited but subsequently Affinia Group Inc. used the proceeds of the Additional Notes offering to repay the ABL Revolver borrowings that it incurred to finance these acquisitions. The proceeds of the Additional Notes offering were also used to redeem $22.5 million in aggregate principal amount of Secured Notes on December 31, 2010. We also redeemed $22.5 million of our Secured Notes using cash provided by operating activities in June 2012.

Capital contributions – The $3 million and $2 million source of cash in 2010 and 2011, respectively, related to contributions from Mr. Zhang Haibo, who owns 15% of Affinia Hong Kong Limited. The 2010 contribution was used to facilitate the purchase of land for a new filtration company in China with the intention to manufacture products in China and distribute filtration products principally in Asia. The 2011 contributions were to provide additional funding for the new filtration company in China and to facilitate the establishment of a new friction company in China with the intention of manufacturing friction products and distributing these products in Asia and North America.

Proceeds from BPI’s new credit facility and Cash related to the deconsolidation of BPI – In connection with the distribution of our Brake North America and Asia group to Holdings’ shareholders, the Company received a $70 million dividend from BPI, which BPI funded through borrowings of $76 million under a new credit facility that is not guaranteed by, or an obligation of, the Company or any of its subsidiaries. BPI had $11 million of cash on the date of the distribution that was not retained by us.

Purchase of noncontrolling interest – During the fourth quarter of 2010, we acquired the remaining 50% ownership interest in Affinia India Private Limited, our India joint venture, for $24 million in cash, increasing our ownership interest from 50% to 100%. The $24 million reduced our noncontrolling interest balance in 2010. During the third quarter of 2012, we purchased the remaining 15% ownership interest in Longkou Wix Filtration Co. Ltd for $3 million.

The changes in financing activities for the nine months ended 2012 and 2013 are mainly comprised of the following:

During the first nine months of 2013, we refinanced our existing notes and credit facilities. The refinancing consisted of $250 million of Senior Notes due 2021, a $200 million Term Loan B-1 due 2016, a $470 million Term Loan B-2 due 2020, the proceeds of which we used, together with $31 million of cash on hand, redeem our Secured Notes and our Subordinated Notes, make a distribution of $350 million to Holdings and pay fees and expenses in connection with the refinancing transactions.

During the first nine months of 2012, we redeemed $22.5 million of our Secured Notes and reduced the existing asset-based revolving credit facility (the “Old ABL Revolver”) using cash provided by operating activities. In the first nine months of 2012, we were able to reduce the ABL Revolver due to the cash provided by operating activities, which included an increase in accounts receivable factored.

Contractual Obligations and Commitments

Under various agreements, we are obligated to make future cash payments in fixed amounts. These include payments under debt obligations at maturity, under operating lease agreements, and under purchase commitments for property, plant, and equipment. The following table summarizes our fixed cash obligations over various future periods as of December 31, 2012:

	Payments Due By Period
Contractual Cash Obligations*	Total	Less than 1 year	1 – 3 Years	4 – 5 years	After 5 Years
	(Dollars in Millions)
Debt obligations**	$570	$23	$367	$180	$—
Interest on debt obligations	140	54	72	14	—
Operating leases	37	8	13	9	7
Purchase commitments for property, plant, and equipment	2	2	—	—	—

Total contractual obligations	$749	$87	$452	$203	$7

*	Excludes the $2 million reserve for income taxes under ASC Topic 740, “Income Taxes,” as we are unable to reasonably predict the ultimate timing of settlement of our reserves for income taxes.
**	Excludes $1 million discount on the Secured Notes.

Commitments and Contingencies

We are party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws.

On September 30, 2011, we entered into a settlement agreement with Satisfied Brake Products Inc. (“Satisfied”) for $10 million to settle our claims against Satisfied for their theft of our trade secrets. Upon execution of the settlement agreement, $2.5 million was due immediately and up to an additional $7.5 million is to be provided after liquidation of Satisfied’s business. On September 30, 2011, we recorded a gain of $2.5 million in continuing operations in the consolidated financial statements. Additionally, we recorded $4 million as a gain in continuing operations in the first nine months of 2012. The remaining claim against Satisfied was included in the distribution of the Brake North America and Asia group to our shareholders.

On January 28, 2013, Walker Morris, counsel for Neovia notified us that Quinton Hazell Automotive Limited (“QHAL”) intended to appoint administrators (comparable to a bankruptcy filing in the United States) and that Neovia may pursue a claim against us for liabilities arising out of a Logistics Services Agreement dated May 5, 2006 among Neovia, QHAL and Affinia Group Inc. (the “LSA”). In connection with our prior sale of QHAL and its related companies to Klarius Group Ltd. (“KGL”), Affinia Group Inc. assigned the LSA to KGL, KGL agreed to indemnify Affinia Group Inc. against any liability under the LSA and the other companies in the QHAL group agreed to provide a guarantee to Affinia Group Inc. against these liabilities. KGL and QHAL have both appointed administrators. By letter dated February 15, 2013, Neovia, through its counsel Walker Morris, notified us that Neovia is asserting a claim against Affinia Group Inc. for liabilities arising under the LSA, including asserted unpaid invoices totaling 5.7 million pounds. On March 28, 2013, we were served with a demand for arbitration by Neovia. We filed our response on April 29, 2013. In the first quarter of 2013, we recorded an expense for $5 million, partially offset by a $2 million tax benefit, based on our early evaluations of the Neovia claim. In the third quarter of 2013, we re-evaluated the claim and have increased our estimate of the reserve to $9 million. We intend to vigorously defend this matter.

The Company has various accruals for civil liability, including product liability, and other costs. If there is a range of equally probable outcomes, we accrue at the lower end of the range. The Company had $1 million and $11 million accrued as of December 31, 2012 and September 30, 2013, respectively, in other accrued expenses. The increase in the accrual from December 31, 2012 to September 30, 2013 was mainly due to the Neovia claim. In addition, we have various other claims that are reasonably possible of occurrence that range from less than $1 million to $11 million in the aggregate. There are no recoveries expected from third parties.

The fair value of an ARO is required to be recognized in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the long-lived asset. The ARO is subsequently allocated to expense using a systematic and rational method over its useful life. Changes in the ARO liability resulting from the passage of time are recognized as an increase in the carrying amount of the liability and an accretion to expense. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in both the asset and liability. Our ARO liability recorded at December 31, 2011 and December 31, 2012 was $2 million and $1 million, respectively, and the accretion for 2011 and 2012 was less than $1 million. The ARO liability remains at $2 million as of September 30, 2013.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks, such as currency exchange and interest rate fluctuation. Where necessary to minimize such risks we may enter into financial derivative transactions; however, we do not enter into derivatives or other financial instruments for trading or speculative purposes.

Currency risk

We conduct business throughout the world. Although we manage our businesses in such a way as to reduce a portion of the risks associated with operating internationally, changes in currency exchange rates may adversely impact our results of operations and financial position.

The results of operations and financial position of each of our operations are measured in their respective local (functional) currency. Business transactions denominated in currencies other than an operation’s functional currency produce foreign exchange gains and losses, as a result of the re-measurement process, as described in ASC Topic 830, “Foreign Currency Matters.” To the extent that our business activities create monetary assets or liabilities denominated in a non-local currency, changes in an entity’s functional currency exchange rate versus each currency in which an entity transacts business have a varying impact on an entity’s results of operations and financial position, as reported in functional currency terms. Therefore, for entities that transact business in multiple currencies, we seek to minimize the net amount of cash flows and balances denominated in non-local currencies. However, in the normal course of conducting international business, some amount of non-local currency exposure will exist. Therefore, management monitors these exposures and may engage in business activities or execute financial hedge transactions intended to mitigate the potential financial impact due to changes in the respective exchange rates.

Our consolidated results of operations and financial position, as reported in U.S. Dollars, are also affected by changes in currency exchange rates. The results of operations of non-U.S. Dollar functional entities are translated into U.S. Dollars for consolidated reporting purposes each period at the average currency exchange rate experienced during the period. To the extent that the U.S. Dollar may appreciate or depreciate over time, the contribution of non-U.S. Dollar denominated results of operations to our U.S. Dollar reported consolidated earnings will vary accordingly. Therefore, changes in the various local currency exchange rates, as applied to the revenue and expenses of our non-U.S. Dollar operations may have a significant impact on our sales and, to a lesser extent, consolidated net income trends. In addition, a significant portion of our consolidated financial position is maintained at foreign locations and is denominated in functional currencies other than the U.S. Dollar. The non-U.S. Dollar denominated monetary assets and liabilities are translated into U.S. Dollars at each respective currency’s exchange rate then in effect at the end of each reporting period. The financial impact of the translation process is reflected within the other comprehensive income component of shareholder’s equity. Accordingly, the amounts shown in our consolidated shareholder’s equity account will fluctuate depending upon the cumulative appreciation or depreciation of the U.S. Dollar versus each of the respective functional currencies in which we conduct business. Management seeks to lessen the potential financial impact upon our consolidated results of operations due to exchange rate changes by engaging in business activities or by executing financial derivative transactions intended to mitigate specific transactional underlying currency exposures. We do not engage in activities solely intended to counteract the impact that changes in currency exchange rates may have upon our U.S. Dollar reported statement of financial condition nor do we engage in currency transactions for speculative purposes.

Our foreign currency exchange rate risk management efforts primarily focus upon operationally managing the net amount of non-functional currency denominated monetary assets and liabilities. In addition, we routinely execute short-term currency exchange rate forward contracts intended to mitigate the earnings impact related to the re-measurement process. At September 30, 2013, we had currency exchange rate derivatives with an aggregate notional value of $75 million having a fair market value of less than $1 million in assets and liabilities.

Interest rate risk

We are exposed to the risk of rising interest rates to the extent that we fund operations with short-term or variable-rate borrowings. At September 30, 2013, the Company’s $938 million of aggregate debt outstanding consisted of $688 million of floating-rate debt and $250 million of fixed-rate debt. Pursuant to our written interest rate risk management policy we actively monitor and manage our fixed versus floating rate debt composition within a specified range. At quarter-end, fixed rate debt comprised approximately 27% of our total debt. Based on the amount of floating-rate debt outstanding at September 30, 2013, a 1% rise in interest rates would result in approximately $7 million in incremental interest expense.

In April 2013, the Company entered into interest rate swaps having an aggregate notional value of $300 million to effectively fix the rate of interest on a portion of our variable rate Term Loan B-2 until April 2020. These transactions contain embedded floating rate floors of 1.25% which mirror the floating rate floors contained in the Term Loan B-2. Based on the amount of floating-rate debt outstanding at September 30, 2013, the interest rate swaps would reduce the incremental interest expense from a 1% rise in interest rates from $7 million to $4 million. As of September 30, 2013, the aggregate fair value of the interest rate swap was an asset of $8 million. We estimate that a 50 basis point decrease of interest rates would reduce the fair value of the interest rate swaps by $6 million.

Commodity Price Risk Management

We are exposed to adverse price movements or surcharges related to commodities that are used in the normal course of business operations. Management actively seeks to negotiate contractual terms with our customers and suppliers to limit the potential financial impact related to these exposures.

Critical Accounting Estimates

The critical accounting estimates that affect our financial statements and that use judgments and assumptions are listed below. These estimates are subject to a range of amounts because of inherent imprecision that may result from applying judgment to the estimation process. The expenses and accrued liabilities or allowances related to certain of these policies are initially based on our best estimate at the time of original entry in our accounting records. Adjustments are recorded when actual results differ from the expected forecasts underlying the estimates. These adjustments could be material if our results were to change significantly in a short period of time. We make frequent comparisons of actual results and expected forecasts in order to mitigate the likelihood of material adjustments. The Company determined that the net carrying value of the Brake North America and Asia group may not be recoverable through the sales process. As a result, an impairment charge of $86 million was recorded within discontinued operations in 2012 to reduce the carrying value of the business to expected realizable value. The impairment was determined by comparing the carrying value of the Brake North America and Asia group to its fair value less costs to sell.

Asset impairment. We perform impairment analyses, which are based on the guidance found in ASC Topic 350, “Intangibles -Goodwill and Other” and ASC Topic 360, “Property, Plant, and Equipment.” Management also evaluates the carrying amount of our inventories on a recurring basis for impairment due to lower of cost or market issues, and for excess or obsolete quantities. Goodwill and intangibles with indefinite lives are tested for impairment as of December 31 of each year or more frequently as necessary. The factors that would cause a more frequent test for impairment include, among other things, a significant negative change in the estimated future cash flows of the reporting unit that has goodwill or other intangibles because of an event or a combination of events. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified.

Goodwill. The impairment test involves an optional qualitative assessment before a two-step testing process. If we determine, on the basis of qualitative factors, that it is not more likely than not that the fair value of a reporting unit is less than the carrying amount, the two-step impairment test would not be required. If we elected to or if we determined that it is more likely than not that the fair value of a reporting unit is less than the carry amount, then we perform step 1 of the impairment test process which is a comparison of the fair value of the applicable reporting unit with the aggregate carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step includes comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The reporting unit’s current fair value is in excess of the reporting unit’s carrying value.

We primarily determine the fair value of our reporting units using a discounted cash flow model (“DCF model”), and supplement this with observable valuation multiples for comparable companies, as applicable. The completion of the DCF model requires that we make a number of significant assumptions to produce an estimate of future cash flows. These assumptions include projections of future revenue, costs and working capital changes. In addition, we make assumptions about the estimated cost of capital and other relevant variables, as required, in estimating the fair value of our reporting units. The projections that we use in our DCF model are updated annually and will change over time based on the historical performance and changing business conditions for each of our reporting units. The determination of whether goodwill is impaired involves a significant level of judgment in these assumptions, and changes in our business strategy, or economic or market conditions could significantly impact these judgments. We will continue to monitor market conditions and other factors to determine if interim impairment tests are necessary in future periods. If impairment indicators are present in future periods, the resulting impairment charges could have a material impact on our results of operations.

Trade names. The fair value for each trade name is estimated based upon management’s estimates using a royalty savings approach, which is based on the principle that, if the business did not own the asset, it would have to license it in order to earn the returns that it was earning. The fair value is calculated based on the present value of the royalty stream that the business was saving by owning the asset. The projections that we use in our model are updated annually and will change over time based on the historical performance and changing business conditions for each of our reporting units. The determination of whether trade names are impaired involves a significant level of judgment in these assumptions, and changes in our business strategy, or economic or market conditions could significantly impact these judgments.

Other intangibles. Finite-lived intangibles are amortized over their estimated useful lives. Impairment tests for these intangible assets are only performed when a triggering event occurs that indicates that the carrying value of the intangible may not be recoverable based on the undiscounted future cash flows of the intangible. If the carrying amount of the intangible is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on a DCF model.

Inventories. Inventories are valued at the lower of cost or market. Cost is determined on the first in first out (“FIFO”) basis for all inventories or average cost basis for non-U.S. inventories. Where appropriate, standard cost systems are utilized for purposes of determining cost; the standards are adjusted as necessary to ensure they approximate actual costs. Estimates of inventory value are determined on a product line basis. These estimates are based upon current economic conditions, historical sales quantities and patterns and, in some cases, the specific risk of loss on specifically identified inventories.

We also evaluate inventories on a regular basis to identify inventory on hand that may be obsolete or in excess of current and future projected market demand principally based on historical market demand. For inventory deemed to be obsolete, we provide a reserve on the full value of the inventory. Inventory that is in excess of current and projected use, which is generally defined as inventory quantities in excess of 24 months of historical sales, is adjusted for certain allowances such as new part number introductions and product repacking opportunities.

Revenue recognition. Sales are recognized when products are shipped or received depending on terms and whether risk of loss has transferred to the customer. The Company estimates and records provisions for warranty costs, sales returns and other allowances based on experience when sales are recognized. The Company assesses the adequacy of its recorded warranty and sales returns and allowances liabilities on a regular basis and adjusts the recorded amounts as necessary. While management believes that these estimates are reasonable, actual returns and allowances and warranty costs may differ from estimates. Inter-company sales have been eliminated.

Sales returns and rebates. The amount of sales returns accrued at the time of sale is estimated on the basis of the history of the customer and the history of products returned. Other factors considered in establishing the accrual include consideration of current economic conditions and changes in trends in returns, as well as adjusting for the impact of extraordinary returns that may result from individual negotiations with a customer in an unusual situation. The level of sales returns are recorded as a reduction of gross sales in our financial statements at the time of sale. In addition, we periodically perform studies to determine a scrap factor to be applied to the returns on a product-by-product basis, since a portion of the goods historically returned by customers have not been in saleable condition. Estimates of returned goods that are not in saleable condition are included in cost of sales.

We customize rebate programs with individual customers. Under certain rebate programs, a customer may earn a rebate that will increase as a percentage of the sale amount based on the achievement of specified sales levels. In order to estimate the amount of a rebate under this type of arrangement, we project the amount of sales that the customer will make over the specified rebate period in order to calculate an overall rebate to be accrued at the time that each sale is made. Gross sales are reduced at the time of sale. These estimates may need to be adjusted based on actual customer purchases compared to the projected purchases. Adjustments to the accrual are made as new information becomes available. In other cases a customer may earn a specific rebate for a specific period of time, based upon the sales of certain product types within the specified timeframe. Rebates are recorded as a reduction of gross sales.

Warranty. Estimated costs related to product warranty are accrued at the time of sale and included in cost of sales. Estimated costs are based upon past warranty claims and sales history. In certain situations the estimated cost of the warranty includes a salvage factor where a portion of the inventory returned proves to be saleable. These costs are then adjusted, as required, to reflect subsequent experience.

Income taxes. We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for temporary differences that will result in deductible amounts in future years and for carryforwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of a deferred tax asset will not be realized. All available evidence, both positive and negative, is considered when determining the need for a valuation allowance. Judgment is used in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence is commensurate with the extent to which it can be objectively verified. Accounting for income taxes involves matters that require estimates and the application of judgment. Our income tax estimates are adjusted in light of changing circumstances, such as the progress of tax audits and our evaluation of the realizability of our tax assets.

Contingency reserves. We have historically been subject to a number of loss exposures, such as environmental claims, product liability and litigation. Establishing loss reserves for these matters requires the use of estimates and judgment with regard to risk exposure and ultimate liability. We expect to estimate losses relating to such contingent liabilities using consistent and appropriate methods. Changes to assumptions we use could materially affect the recorded liabilities.

Restructuring. The company defines restructuring charges to include costs related to business operation consolidation and exit and disposal activities. Establishing a reserve requires the estimate and judgment of management with respect to employee termination benefits, environmental costs and other exit costs. We had a $2 million and $1 million reserve recorded as of December 31, 2011 and 2012, respectively, which excludes $1 million for our Brake North America and Asia group as of December 31, 2011.

Recent Accounting Pronouncements

Adopted Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This guidance is effective for reporting periods beginning after December 15, 2012. The implementation of ASU 2013-02 resulted in financial statement disclosure changes only. Please refer to “Note 16. Changes in Accumulated Other Comprehensive Income (Loss)” for disclosure.

In July 2012, the FASB amended Accounting Standards Codification (“ASC”) 350, “Intangibles—Goodwill and Other” with ASU 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-lived Intangible Assets for Impairment.” Under the revised guidance, an organization has the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. An organization electing to perform a qualitative assessment is no longer required to calculate the fair value of an indefinite-lived intangible asset unless the organization determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired. The guidance is effective for impairment tests for fiscal years beginning after September 15, 2012. We test indefinite-lived intangible assets for impairment on an annual basis as of December 31 of each year, unless conditions arise that would require a more frequent evaluation. Adoption of this guidance will not impact our financial condition or results of operations.

Accounting Pronouncements Not Yet Adopted

In July 2013, the FASB issued ASU 2013-10, “Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” ASU 2013-10 allows the Fed Funds Effective Swap Rate (OIS) to be designated as a U.S. benchmark interest rate for hedge accounting purposes, in addition to interest rates on direct Treasury obligations of the U.S. government and the London Interbank Offered Rate. The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The Company does not anticipate the requirements of ASU 2013-10 will have a material impact on the condensed consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 clarifies guidance and eliminates diversity in practice on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance is effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. The Company is currently assessing the impact, if any, on the condensed consolidated financial statements.

BUSINESS

Our Company

We are a global leader in the heavy duty and light vehicle replacement products and services industry, which is also referred to as the aftermarket. Our extensive aftermarket product offering consists principally of filtration and chassis products. Our filtration products fit medium and heavy duty trucks, light vehicles, equipment in the off-highway market (i.e., residential and non-residential construction, mining, forestry and agricultural) and equipment for industrial and marine applications. Our chassis products fit light vehicles, medium and heavy duty trucks, trailers and all-terrain vehicles. In addition, we provide aftermarket products and distribution services in South America. We believe that the growth of the global aftermarket, from which we derived approximately 98% of our net sales in 2012, is predominantly driven by the size, age and use of vehicles and equipment in operation.

We design, manufacture, distribute and market a broad range of aftermarket products in North America, South America, Europe, Asia and Africa and generate sales in over 70 countries. Our filtration business has experienced significant growth since 2005 as we have successfully entered new markets in Europe and in Central and South America and have grown existing market share in North America. Based on management estimates and certain information from third parties, we believe that we hold the #1 market position in North America for aftermarket filtration products by net sales for the year ended December 31, 2012, and we also have a strong presence in Eastern Europe, including the #1 market position for aftermarket filtration products in Poland. Our South American commercial distribution business has experienced significant growth since 2005 as we have invested in opening a new distribution center and new branches. Based on management estimates and certain information from third parties, we believe that we hold the #2 market position in Brazil aftermarket parts distribution by net sales for the year ended December 31, 2012. Our chassis business has experienced growth in the last few years as we have gained new customers and expanded business with existing customers. Based on management estimates and certain information from third parties, we believe that we hold the #2 market position in North America for the supply of chassis products.

Our aftermarket products can be classified into two primary groups:

(1)	Routine maintenance products, such as oil, fuel, air and other filters, and

(2)	Products that are designed to be replaced occasionally, such as chassis products (e.g., shock absorbers, steering and other suspension products).

We believe that the filtration business is among the most attractive within the aftermarket given the higher frequency of replacement for filters and the generally higher margins in that product category. We believe our chassis business will continue to grow due to added product coverage of European-branded vehicle applications at the beginning of 2012. Additionally, we believe our Affinia South America commercial distribution business will continue to grow as our Brazilian distribution operations continue to expand.

We market our products under a variety of well-known brands, including WIX®, Raybestos®, Filtron™, Nakata®, McQuay-Norris® and ecoLAST®. Additionally, we provide private label products to large aftermarket distributors, including NAPA®, CARQUEST® and ACDelco®. We believe that we have achieved our leading market positions due to the quality and reputation of our brands and products among professional installers, who are the primary decision makers for the purchase of the products we supply to the aftermarket. Professional installers are highly incentivized to order reliable, well-known aftermarket products when repairing a vehicle because the cost of the products is passed through to the end consumer and, once the repair is made, installers are expected to stand behind their work by replacing any malfunctioning products without charging for the replacement or for the additional labor required. We believe that the reputation of our brands and products for form, fit, function and quality promotes significant demand for our products from these installers and throughout the aftermarket supply chain in general. Our reputation for reliability has helped us penetrate retailers whose customers have become increasingly sophisticated about the quality of the products they install in their vehicles.

We sell to medium and heavy duty truck fleets and repair facilities as well as the light vehicle population through many of our customers, such as NAPA, CARQUEST, the Alliance and other independent warehouse distributors. We also serve the off-highway market through our large customers and have successfully developed products for new non-vehicle related opportunities in stationary equipment and wind generation applications.

On November 30, 2012, we distributed our Brake North America and Asia group to the shareholders of Affinia Group Holdings Inc. (“Holdings”), our parent company and sole stockholder. The new organization is being led by the management team from our former Brake North America and Asia group, with oversight provided by a separate board of directors. On March 25, 2013, BPI announced that it had been acquired by a group of investors led by the Torque Capital Group LLC. Joseph E. Parzick, a Director on our Board from August 2008 to May 2013, is the Managing Partner of the Torque Capital Group LLC.

Our principal product areas are described below:

Product Area	Representative Brands	Product Description
Filtration	WIX, Filtron, NAPA, CARQUEST and ecoLAST	Oil, air, fuel, hydraulic and other filters for light, medium and heavy duty on and off-highway vehicle, industrial and marine applications

Affinia South America	Nakata, Bosch and WIX	Steering, shock absorbers and other suspension and driveline components, brakes, fuel and water pumps and other aftermarket products

Chassis	Raybestos, Nakata, NAPA Chassis, McQuay-Norris and ACDelco	Steering, suspension and driveline components

Our net sales for 2012 were approximately $1.5 billion, excluding our Brake North America and Asia group, which we distributed to the shareholders of Affinia Group Holdings Inc., our indirect parent company, on November 30, 2012, and which is classified as a discontinued operation. The following charts illustrate our net sales by geography and product type for the fiscal year ended December 31, 2012, excluding our Brake North America and Asia group, which is classified as discontinued operations (refer to “Note 3. Discontinued Operation—Brake” in the notes to our consolidated audited financial statements included elsewhere in this prospectus. For further information about our segments and our sales by geographic region, refer to “Note 17. Segment Information,” in the notes to our consolidated audited financial statements included elsewhere in this prospectus.

History and Ownership

Affinia Group Inc. is a Delaware corporation formed on June 28, 2004 and controlled by affiliates of The Cypress Group L.L.C. (“Cypress”). Affinia Group Inc. is a wholly-owned subsidiary of Affinia Group Intermediate Holdings Inc. On November 30, 2004, Affinia Group Inc. entered into a stock and asset purchase agreement, as amended (the “Purchase Agreement”), with Dana. The Purchase Agreement provided for the acquisition by Affinia Group Inc. of substantially all of Dana’s aftermarket business operations (the “Acquisition”). The Acquisition was completed on November 30, 2004, for a purchase price of $1.0 billion.

As a result of the Acquisition, investment funds controlled by Cypress hold approximately 61% of the common stock of Holdings, which indirectly owns 100% of our common stock, and therefore Cypress controls us. The other principal investors in Holdings are the following: OMERS Administration Corporation (formerly known as Ontario Municipal Employees Retirement Board), California State Teachers Retirement System, The Northwestern Mutual Life Insurance Company and Stockwell Capital.

On December 15, 2005, Holdings, our indirect parent company, entered into stockholder and other agreements with certain officers, directors and key employees (collectively, the “Executives”) of the Company, pursuant to which those Executives purchased an aggregate of 9,520 shares of Holdings common stock for $100 per Share in cash. Holdings received aggregate proceeds of $952,000 as a result of the offering, which was made pursuant to the Affinia Group Holdings Inc. 2005 Stock Incentive Plan (“2005 Stock Plan”). Since 2005, Holdings has re-purchased some of those shares and has issued additional shares (including pursuant to our deferred compensation program), and a shareholder ceased to be an Executive of the Company, as a result of which there were 7,974 shares of Holdings common stock held by Executives outstanding as of December 31, 2012 (excluding shares that may be issued pursuant to our non-qualified deferred compensation plan).

Our Industry

According to AAIA, there were approximately one billion light, medium and heavy duty vehicles registered worldwide in 2012. Approximately 254 million, or 25%, of these vehicles were registered in the United States. According to the AAIA, the overall size of the U.S. aftermarket was approximately $307.7 billion in 2012. In addition, according to AAIA, the overall size of the U.S. medium and heavy-duty aftermarket was approximately $76.5 billion in 2012 and is expected to grow by a CAGR of 3.4% from 2012 through 2016. We are one of the largest independent participants in the global aftermarket, based on our sales in over 70 countries and offer what we believe to be the broadest line within our product categories. To facilitate efficient inventory management and timely vehicle owner customer service, many of our customers and professional installers rely on larger suppliers such as us to provide full line product offerings, consistent value-added services and timely delivery. There are important advantages to having meaningful size and scale in the aftermarket, including the ability to support significant distribution operations, offer sophisticated supply chain management capabilities and provide a broad line of quality products.

In general, aftermarket industry participants can be categorized into three major groups: (1) manufacturers of parts, (2) distributors of replacement parts (without manufacturing capabilities) and (3) installers, both professional and DIY customers. Distributors purchase products from manufacturers and sell them to wholesale or retail operations, which in turn sell them to installers.

The distribution business is comprised of the (1) traditional, (2) retail and (3) OES channels as illustrated by the chart below.

Typically, professional installers purchase their products through the traditional channel, and DIY customers purchase products through the retail channel. The traditional channel includes well-known distributors such as NAPA, CARQUEST, the Alliance and Uni-Select. Through a network of distribution centers, these distributors sell primarily to owned or affiliated stores, which in turn supply professional installers. The retail channel includes merchants such as AutoZone, O’Reilly Auto Parts and Canadian Tire. The OES channel consists primarily of vehicle manufacturers’ service departments at new vehicle dealerships. Our Affinia South America commercial distribution business mainly serves the traditional and retail channels.

We believe that future growth in aftermarket product sales will be driven by the following key factors:

Growth in global vehicle population. AAIA estimates that the world’s total vehicle population in 2012 (the most recent year of available data) was approximately 1.0 billion. Polk in its 2012 Vehicles-in-Operation Overview expects that the total vehicle populations of several key markets will grow over the next several years, as indicated by the forecasted CAGRs in vehicle population from 2011 to 2015 for the following geographic areas:

•	Brazil and Argentina – 6.8%

•	China – 16.8%

•	Eastern Europe – 4.2%

•	Mexico – 2.6%

•	United States and Canada – 1.5%

Growth in global commercial vehicle population. Polk estimates that there were approximately 216 million commercial vehicles worldwide in 2011. Polk expects that the commercial vehicle populations of several key markets will grow over the next several years, as indicated by the forecasted CAGRs in commercial vehicle population from 2011 to 2015 for the following geographic areas:

•	Brazil and Argentina – 6.9%

•	Eastern Europe – 5.0%

•	Mexico – 3.9%

•	United States and Canada – 2.2%

Increase in average age of vehicles in the United States. According to AAIA, in 2012 the average light vehicle age in the United States was 11.1 years, compared to an average of 9.6 years in 2002. According to ACT Research Co., in 2011 the average commercial vehicle age in the United States was 6.7 years, compared to an average of 5.6 years in 2001. As the average vehicle age continues to rise, we believe that the use of aftermarket products will generally increase as well.

Increase in vehicle-related regulation and legislation. Increase in environmental and safety legislation that is being adopted on a global basis has led to an increase in demand for high value filtration products.

Our Competitive Strengths

Diverse revenue base with leading market positions and a breadth of high-quality product offerings

We are one of the largest suppliers of aftermarket products with leading market positions in all of our primary categories. Based on management estimates and certain information from third parties, we believe that we hold the #1 market position in North American aftermarket filtration, the #2 market position in Brazilian aftermarket parts distribution, representing approximately 3% of the market, and the #2 market position in North American aftermarket chassis products, representing approximately 37% of the market, in each case, by net sales for the year ended December 31, 2012. We also believe that we have approximately 20% of the North American heavy duty filtration aftermarket, as well as the #1 market position in the North American aftermarket automotive and light truck filtration, in each case, by net sales for the year ended December 31, 2012. We have developed and accumulated a comprehensive product offering covering a wide selection of vehicles in the market today across a diverse range of end markets, including heavy duty trucks, light vehicles, equipment in the off-highway market (i.e., residential and non-residential construction, mining, forestry and agricultural) and equipment for industrial and marine applications. We continue to introduce new products as we identify opportunities, including a recently extended premium line of chassis products that has increased our sales and scope. Filtration is Affinia’s largest business unit, contributing approximately 57% of global net sales and 72% of total Adjusted EBITDA from 2009 to 2012. Approximately 90% of our filtration product net sales in 2012 were derived from products that we consider to be premium, a category that commands higher prices due to superior quality and performance.

Portfolio of highly regarded aftermarket brands

As a result of their reputation for form, fit, function and quality, we believe that our brands are preferred by the most common purchasers of products in the aftermarket (i.e., professional installers and technicians). Our well-known portfolio of brands includes WIX, Raybestos, Nakata, Filtron and McQuay-Norris. We believe that through our WIX line of filters, we have the broadest filtration product offering in the North American aftermarket.

Long-standing customer relationships

We have supplied the automotive aftermarket industry for over 70 years, building long-standing relationships with leading commercial vehicle and automotive parts retailers and wholesale distributors. Our top ten customers have maintained relationships with us for an average of approximately 25 years. We have supplied our largest customer, NAPA, for over 40 years, and we currently supply them with both filtration and chassis products. Similarly, we have supplied filter products to our second largest customer, CARQUEST, for approximately 20 years and were awarded their chassis business in 2010. We provide our primary customers with an extensive range of services which help to build customer loyalty and to generate repeat business while differentiating us from our competitors. Our strong relationships and reputation with customers in the traditional channel have increasingly positioned us to penetrate the retail channel.

We believe that our emphasis on customer service, coupled with the breadth of our product offerings, are key factors in maintaining our leading market positions. We continuously seek to improve customer relationships, and our ability to replenish inventory quickly is important to customers as it enables them to minimize inventory levels. For these reasons, we ship the vast majority of orders within 24 to 48 hours of receipt. Through the years, we have been recognized by our customers with numerous awards, including the “Spirit of NAPA” award in 15 of the last 36 years, the “O’Reilly Sales and Service Award,” the “Auto Value Outstanding Parts Master Vendor Award,” the “Aftermarket Auto Parts Alliance Supplier of the Year” award and the “Automotive Distribution Network Exceptional Sales Team” award.

World class quality assurance and control

We design our products with a goal of meeting or exceeding OEM quality standards. We demonstrate our commitment to excellence and product quality across all business lines through our WorldSmartTM Quality Management System, which aims to ensure that every product manufactured in any country follows the same production standards and can be sold at market prices globally. In an effort to continuously improve our processes and ultimately our customer satisfaction, we analyze employee productivity, track customer satisfaction metrics, leverage lean manufacturing practices and grade our suppliers. To maintain our quality standards, we have developed a review system to annually audit each of our facilities. Nearly all of the Company’s facilities are TS-16949, ISO-9001 and ISO-14001 registered.

Leading heavy duty filtration platform

We believe that we are among the largest global manufacturers of aftermarket filters for heavy duty applications. We manufacture aftermarket filters for nearly every type of vehicle, including products for light, medium and heavy duty as well as off-highway applications. Approximately 70% of our premium North America filtration net sales in 2012 were for heavy duty and off-highway applications (i.e., construction, mining, forestry and agricultural). These heavy duty and off-highway products require more complex technologies and therefore are priced at three to four times the price of those used in light vehicle products. We believe that our WIX brand of filters has the #1 market position in the commercial vehicle filtration market by net sales for the year ended December 31, 2012.

Exposure to favorable aftermarket trends

Our global footprint has positioned us to benefit from the attractive long-term industry trends in the global aftermarket. A global increase in the base of consumers capable of purchasing vehicles is contributing to greater demand for vehicles. Compared to sales in the overall automotive markets, which tend to fluctuate, sales in the automotive aftermarket are very stable, having grown in every year except one since 1991. The AAIA expects the U.S. aftermarket to grow by 3.5% in 2013, 3.4% in 2014 and 3.6% in 2015. We expect the growth in demand for parts related to maintenance and wear replacement, which include our primary products, to outpace the overall aftermarket as we believe these markets are less impacted by the increasing durability of vehicles. An increase in the average vehicle age has created additional demand for out-of-warranty (i.e., independent repair shop) servicing and repair. The premium category, under which we believe many of our products are classified, has experienced strong growth due to the increased focus on emissions, the growing importance of fuel efficiency and the high costs that vehicle operators incur as a result of down-time. We believe that these industry characteristics will support strong long-term demand for the aftermarket replacement products that we manufacture and supply.

Strong operating efficiency and cash flow generation

Since our incorporation in 2004, we have consolidated domestic manufacturing facilities, transitioned operations to lower cost countries and divested non-core capital intensive assets, which has improved our margin performance, our total return on assets and our free cash flow generation. As a result of our initiatives to focus on operational efficiency we divested ourselves of our brake products in 2012 and Quinton Hazel products in 2010. We recognized in 2004 that the brake and Quinton Hazel product offerings were in need of extensive changes and as a result we incurred $147 million in restructuring costs, $75 million in acquisition costs and $107 million in capital expenditures to transform these companies. We believe that these divestitures have substantially increased the ability to generate free cash flow.

During this same period, our sales have increased from approximately $1.0 billion in 2005 to nearly $1.5 billion in 2012, and our operating margins have increased from 7% in 2005 to 9% in 2012. We produce the majority of our products via light-intensity manufacturing processes, which minimizes capital expenditure requirements for individual pieces of production equipment. We have managed our capital diligently by implementing initiatives to reduce our net trade working capital (defined as trade accounts receivable plus inventories minus accounts payable presented in our consolidated balance sheets) from $592 million at December 31, 2010 to $324 million at December 31, 2012. We have demonstrated a commitment to de-levering by reducing our operating company debt from $696 million at December 31, 2010 to $569 million at December 31, 2012. We believe that our focus on operational cost savings, our businesses’ relatively low capital expenditure requirements and our strong capital management practices have positioned us to maximize opportunities for profitability and cash flow generation.

Accomplished management team

Our operations are led by an experienced management team that has successfully transformed the business over the past seven years. Our top nine executives, led by our Chief Executive Officer, Terry R. McCormack, have an average of approximately 27 years of experience in the aftermarket and industrial sectors. These executives have been instrumental in our efforts to shift the manufacturing footprint to lower labor cost, high growth emerging markets while maintaining and enhancing our customer relationships, entering into new markets and positioning us for future growth. Mr. McCormack will be resigning effective March 31, 2014, and our former Chief Financial Officer, Mr. Madden, will retire on December 31, 2013.

Our Business Strategy

Increase product innovation and expand sales with existing customers in the traditional distribution channel

We are highly focused on enhancing our products for our core customers. We use our expertise in product design and engineering to develop and improve our product coverage with parts that meet or exceed OEM specifications. We also have been successful at expanding our strong relationships with customers by selling them additional products. We will continue to leverage our distribution and customer relationships to sell new products and services. For example, we introduced our motorcycle and heavy duty parts in Brazil in 2009 and we introduced new hydraulic filtration products in 2010. Due to the innovation and expansion of our products, the net sales in our filtration products, South America products and chassis products have increased 37%, 100% and 20%, respectively, from 2004 to 2012.

Expand sales in emerging markets

We have made significant investments in emerging markets over the last four years to capitalize on the rapid growth in these regions. During that time, we have opened new filtration manufacturing locations in China, Ukraine and Mexico. In 2010, we expanded our filtration manufacturing capacity and capabilities in Brazil to sell into the domestic market. In 2011, we expanded our international distribution capabilities with a new warehouse in Brazil, a new filtration facility in China and a new filtration facility in Poland.

Grow presence in the commercial vehicle, industrial and marine aftermarket

We derived approximately 50% of our 2012 filtration revenues from the premium heavy duty equipment market, which includes on-highway trucks, construction equipment, agricultural equipment, industrial equipment and severe service vehicles. We believe that these products enjoy growth rates well in excess of gross domestic product given the increased focus on emissions coupled with the growing importance of fuel efficiency. We also have expanded our product line in filtration, including the introduction of new hydraulic filtration products.

Capitalize on favorable aftermarket trends

We are focused on expanding our product lines and solidifying our position as a leading provider of aftermarket filtration and chassis products in order to capitalize on several trends that are likely to positively affect growth and profitability in the aftermarket. For example, the AAIA expects the U.S. aftermarket to grow by 3.4% in 2013 and 3.3% in 2014, 2015 and 2016 due to an expected increase in average vehicle age and the growth of vehicle population in the 11 year and older category. Based on AAIA data, the markets for our primary products are expected to grow at a similar or higher rate than the overall aftermarket due to the fact that our maintenance and wear replacement markets are less affected by the increasing durability of vehicles.

Focus on operating efficiency and cash flow generation

We produce the majority of our products via light-intensity manufacturing processes, which avoid material capital expenditure requirements for individual pieces of production equipment. We believe that our focus on operating cost savings and achieving a high return on assets, combined with our relatively low capital expenditure requirements, will allow us to continue generating significant free cash flow in the future. As a result of this focus, our operating margin grew from 7% for the year ended December 31, 2005 to 9% for the year ended December 31, 2012.

Develop relationships with new customers in the retail distribution channel

Historically, we have held a leading position in the traditional channel for filtration and chassis products and have benefited from our strong reputation for quality among the most sophisticated customers (i.e., professional installers and technicians). As retailers expand their target markets to the professional installers, we have been able to maintain our leading position by adding retailers to our customer base. Management expects to continue leveraging our distribution capabilities and lower labor cost operating base to generate additional opportunities in the retail channel and continue to gain overall market share.

Pursue opportunistic acquisitions and joint ventures

We intend to continue to analyze and pursue acquisition opportunities and joint ventures where we believe that we can add value and realize synergies by improving operating results through application of our processes, as demonstrated in our existing businesses. Our acquisition strategy also is focused on expanding into new geographic markets and providing products that fit well within our existing distribution channels.

Sales by region

Our broad range of filtration, chassis and other products are primarily sold in North America, Europe and South America. We are also focusing on expanding manufacturing capabilities globally to position us to take advantage of global growth opportunities. With our new filtration plant in China we believe we are well positioned in Asia. In the future we plan to sell our broad product offering in China and other Asian markets. For information about our segments and our sales by geographic region, refer to “Note 17. Segment Information,” in the notes to our consolidated audited financial statements included elsewhere in this prospectus.

Products

Filtration products. We are a leading designer, manufacturer, marketer and distributor of a broad range of filtration products for the aftermarket and we are one of the few aftermarket suppliers of both heavy duty and light duty filters. Our filtration business includes manufacturing operations in Europe, South America and China. Our filtration product lines include oil, air, fuel, hydraulic and other filters for light, medium and heavy duty on and off-highway vehicle, industrial and marine applications.

The following chart summarizes a few of our key filter products:

Oil Filters	An oil filter traps particles and dirt that might otherwise damage the bearings and rings of a vehicle’s engine. A build-up of particles inside an oil filter can also slow oil flow to the bearings, camshaft and upper valve train components and allow unfiltered oil, possibly containing contaminants, to enter the oil stream and cause accelerated wear on the engine.

Air Filters	A vehicle’s air filter traps particles that could otherwise reduce engine performance. A clogged air filter may restrict air flow into the engine, resulting to a shift away from the optimum air to fuel ratio for combustion, and thus reducing gas mileage.

Fuel Filters	A vehicle’s fuel filter prevents sediment and rust particles sized three microns or larger from entering and blocking the fuel injector. A clogged fuel filter may restrict fuel flow to the engine, resulting in a loss of fuel pressure and horsepower.

Oil filters, air filters and fuel filters represented 34%, 34% and 21% of our 2012 Filtration net sales, respectively.

Affinia South America products. We manufacture and/or distribute products in Brazil, Argentina, Uruguay and Venezuela, including fuel and water pumps, universal joint kits, axle sets, shocks, steering, filtration products, brake products, suspension parts and other aftermarket products.

Chassis products. We are a leading designer, manufacturer, marketer and distributor of a broad range of chassis products for the aftermarket. Our chassis products include steering, suspension and driveline products such as ball joints, tie rods, Pitman arms, idler arms, drag links, control arms, center links, stabilizers and other related parts. Tie rods, ball joints and sway bar bushings represented 24%, 24% and 20% of our 2012 Chassis net sales, respectively.

Customers

Sales Channels and Customers

We distribute our products across several sales channels, including traditional, retail and OES channels. Approximately 26% and 7% of our 2012 net sales from continuing operations were derived from our two largest customers, NAPA and CARQUEST, respectively. See “Risk factors—Our business would be materially and adversely affected if we lost any of our larger customers.” During 2012, on a continuing operations basis, we derived approximately 50% of our net sales from the United States and approximately 50% of our net sales from other countries.

We have maintained long-standing relationships with many of our top customers. Some of our most significant customers include NAPA, CARQUEST, ACDelco, Uni-Select, Les Schwab, the Alliance and O’Reilly Auto Parts, each of which is a key player in the aftermarket.

The following table provides a description of the primary sales channels to which we supply our products:

Primary Sales Channels	Description	Customers
Traditional	Warehouses and distribution centers that supply local distribution outlets, which sell to professional installers.	NAPA, CARQUEST, the Alliance and Uni-Select

Retail	Retail stores, including national chains that sell replacement parts directly to consumers (the DIY market) and to some professional installers.	O’Reilly Auto Parts and AutoZone

OES	Vehicle manufacturers and service departments at vehicle dealerships.	ACDelco, Robert Bosch, TRW Automotive and Chrysler

The traditional channel is important to us because it is the primary source of products for professional installers. We believe that the quality and reputation of our brands for form, fit, and function promotes significant demand for our products from these installers and throughout the aftermarket supply chain. We have many long-standing relationships with leading distributors in the traditional channel such as NAPA and CARQUEST, for whom we have manufactured products for approximately 40 and 20 years, respectively.

As retailers become increasingly focused on consolidating their supplier base, we believe that our broad product offering, product quality, sales and marketing support and customer service capabilities make us more valuable to these customers.

Substantially all of the orders on hand at December 31, 2012 are expected to be filled during 2013. We do not view our backlog as being insufficient, excessive or problematic, or a significant indication of 2013 sales.

Customer Support

We believe that our emphasis on customer support has been a key factor in maintaining our leading market positions. We continuously seek to improve service, order turnaround time, product coverage and order accuracy. Our ability to replenish inventory quickly is important to customers as it enables them to maximize their sales while carrying reduced inventory levels. For these reasons, we ship the vast majority of orders within 24 to 48 hours of receipt.

In order to maintain the competitiveness of our existing customers and maximize new sales opportunities, we have extensive product coverage. In turn, this has allowed our customers to develop a reputation for carrying the parts their customers need, especially for newer vehicles for which warranties may not have expired and aftermarket parts are not generally available.

In addition, as the aftermarket becomes more electronically integrated, customers often prefer to receive their application information electronically as well as in print form. We provide both printed and electronic catalog media. We also provide products which are problem solvers for professional installers, such as alignment products that allow installers to properly align a vehicle, even though the vehicle was not equipped with adjustment features. We provide many other support features, such as technical support hot lines and training and electronic systems which interface with customers and conform to aftermarket industry standards.

Intellectual Property

We strategically manage our portfolio of patents, trade secrets, copyrights, trademarks and other intellectual property.

As of December 31, 2012, we maintain and have pending approximately 250 patents and patent applications on a worldwide basis. These patents expire over various periods up to the year 2032. We do not materially rely on any single patent or group of patents. In addition, we believe that the expiration of any single patent or group of patents will not materially affect our business. We have proprietary trade secrets, technology, know-how, processes and other intellectual property rights that are not registered.

Trademarks are important to our business activities. We have a robust worldwide program of trademark registration and enforcement to maintain and strengthen the value of the trademarks and prevent the unauthorized use of our trademarks. The Raybestos and WIX trade names are highly recognizable to the public and are valuable assets. We believe that Raybestos, NAPA , ACDelco and CARQUEST brands comprise four out of the top five selling brands in the U.S. chassis products aftermarket. Additionally, we use numerous other trademarks which are registered worldwide or for which we claim common law rights. As of December 31, 2012, we had approximately 750 active trademark registrations and applications worldwide.

Raw Materials and Manufactured Components

We use a broad range of manufactured components and raw materials in our products, including steel, steel-related components, filtration media, aluminum, brass, iron, rubber, resins, plastics, paper and packaging materials. We purchase raw materials from a wide variety of domestic and international suppliers, and we have not, in recent years, experienced any significant shortages of these items and normally do not carry inventories of these items in excess of those reasonably required to meet our production and shipping schedule. Raw materials comprise the largest component of our manufactured goods cost structure. Commodity prices were generally flat during 2012 in comparison to 2011.

With our commitment to globalization, we are subject to increases in freight costs due to increased oil prices. We try to recover or offset material cost increases through price increases to our customers and through initiatives to reduce costs, including material substitution, process improvement, and product redesigns. The Company experienced no significant supply problems in the purchase of its major raw materials.

Seasonality

In a typical year, we build inventory during the first and second quarters to accommodate our peak sales during the second and third quarters. Our working capital requirements therefore tend to be highest from March through August. In periods of weak sales, inventory can increase beyond typical levels, as our product delivery lead times are less than two days while certain components we purchase from overseas require lead times of approximately 90 days.

Competition

The light duty filter aftermarket is comprised of several large U.S. manufacturers that compete with us, including United Components, Inc. under the brand name Champ, FRAM Group, LLC under the brand name FRAM and Purolator Filters NA LLC under the brand name Purolator, along with several international light duty filter suppliers. The heavy duty filter aftermarket is comprised of several manufacturers that compete with us, including Cummins, Inc. under the brand name Fleetguard, CLARCOR Inc. under the brand name Baldwin and Donaldson Company Inc. under the brand name Donaldson. The chassis aftermarket is comprised primarily of one large U.S. manufacturer that competes with us, Federal Mogul Corp. under the brand name Moog, along with some international chassis suppliers. The Affinia South America products competitors include, Dpk Distribuidora de Pecas, Ltda, Pacaembu Autopeças, Polipeças Comercial e Importadora Ltda and Comdip Comercial Distribuidora de Peças Ltda. We compete on, among other things, quality, price, service, brand reputation, delivery, technology and product offerings.

Employees

As of December 31, 2012, we had 5,901 employees, of whom 2,729 were employed in North America, 1,730 were employed in South America, 1,313 were employed in Europe and 129 were employed in Asia. Approximately 32% of our employees are salaried and the remaining approximately 68% of our employees are hourly. We have no employees represented by unions. We consider our relations with our employees to be good.

Environmental Matters

We are subject to a variety of federal, state, local and foreign environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the emission of noise and odors, the management and disposal of hazardous substances or wastes, the clean-up of contaminated sites and human health and safety. Some of our operations require environmental permits and controls to prevent or reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. Contamination has been discovered at certain of our owned properties, which is currently being monitored and/or remediated. We are not aware of any contaminated sites that we believe will result in material liabilities; however, the discovery of additional contaminants or the imposition of remedial obligations at these or other sites in the future could result in significant liabilities.

In addition, many of our current and former facilities are located on properties with long histories of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of clean-up upon any of the current or former owners or operators, regardless of fault, we could become liable for investigating or remediating contamination at these properties if contamination requiring such activities is discovered in the future. We have incurred environmental remediation costs associated with the comprehensive restructuring and the acquisition restructuring.

We are also subject to the U.S. Occupational Safety and Health Act and similar state and foreign laws regarding worker safety. We believe that we are in substantial compliance with all applicable environmental, health and safety laws and regulations. Historically, our costs of achieving and maintaining compliance with environmental and health and safety requirements have not been material to our operations.

Properties

Our principal executive offices are located in Ann Arbor, Michigan; our operations include numerous manufacturing, research and development and warehousing facilities as well as offices. The table below summarizes the number of facilities by geographical region for our manufacturing, distribution and warehouse and other facilities.

	Manufacturing Facilities	Distribution and Warehouse Facilities	Other Facilities
United States	3	3	10
Canada	—	1	1
Mexico	1	—	—
Europe	3	2	2
South America	4	23	2
Asia	1	—	1

Total	12	29	16

The other facilities around the globe include one facility that has been closed as part of our restructuring programs, ten sales and administration offices and five non-operational storage site. Of our manufacturing facilities approximately 67% are filtration production facilities, approximately 8% are chassis production facilities and approximately 25% relates to other production facilities from continuing operations. Of the total number of principal manufacturing facilities from continuing operations, approximately 75% are owned and approximately 25% are leased.

Legal Proceedings

Various claims, lawsuits and administrative proceedings are pending or threatened against us and our subsidiaries, arising from the ordinary course of business with respect to commercial, intellectual property, product liability and environmental matters. We believe that the ultimate resolution of the foregoing matters will not have a material effect on our financial condition or results of operations.

On September 30, 2011, we entered into a settlement agreement with Satisfied Brake Products Inc. (“Satisfied”) for $10 million to settle our claims against Satisfied for their theft of our trade secrets. Upon execution of the settlement agreement, $2.5 million was due immediately and up to an additional $7.5 million is to be provided after liquidation of Satisfied’s business. On September 30, 2011, we recorded a gain of $2.5 million in continuing operations in the consolidated financial statements. Additionally, we recorded $4 million as a gain in continuing operations in the first nine months of 2012. The remaining claim against Satisfied was included in the distribution of the Brake North America and Asia group to our shareholders.

On January 28, 2013, Walker Morris, counsel for Neovia Logistics Services (U.K.) Limited (“Neovia”) (formerly known as Caterpillar Logistics Services (U.K.) Limited) notified us that Quinton Hazell Automotive Limited (“QHAL”) intended to appoint administrators (comparable to a bankruptcy filing in the United States) and that Neovia may pursue a claim against us for liabilities arising out of a Logistics Services Agreement dated May 5, 2006 among Neovia, QHAL and Affinia Group Inc. (the “LSA”). In connection with our prior sale of QHAL and its related companies to Klarius Group Ltd. (“KGL”), Affinia Group Inc. assigned the LSA to KGL, KGL agreed to indemnify Affinia Group Inc. against any liability under the LSA and the other companies in the QHAL group agreed to provide a guarantee to Affinia Group Inc. against these liabilities. KGL and QHAL have both appointed administrators. By letter dated February 15, 2013, Neovia, through its counsel Walker Morris, notified us that Neovia is asserting a claim against Affinia Group Inc. for liabilities arising under the LSA, including asserted unpaid invoices totaling 5.7 million pounds. On March 28, 2013, we were served with a demand for arbitration by Neovia. We filed our response on April 29, 2013. We have recorded an estimated reserve of $9 million related to the Neovia claim. We intend to vigorously defend this matter.

We have various accruals for civil liability, including product liability, and other costs. If there is a range of equally probable outcomes, we accrue at the lower end of the range. The Company had $1 million and $11 million accrued as of December 31, 2012 and September 30, 2013, respectively, in other accrued expenses. The increase in the accrual from December 31, 2012 to September 30, 2013 was mainly due to the Neovia claim. There are no recoveries expected from third parties.

MANAGEMENT

Set forth below is certain information concerning the individuals serving as our executive officers and members of our Board, including their ages as of November 8, 2013.

Name	Age	Position
Terry R. McCormack	63	President, Chief Executive Officer and Director
Steven P. Klueg	45	Senior Vice President and Chief Financial Officer
Keith A. Wilson	52	President, Global Filtration Group
Jorge C. Schertel	61	President, Affinia Group S.A.
Richard A. Pizarek	57	President, Global Chassis Group
Steven E. Keller	55	Senior Vice President, General Counsel and Secretary
Timothy J. Zorn	61	Vice President, Human Resources
Patrick M. Manning	40	Vice President, Business Development
Samuel T. Quick	54	Vice President, Information Technology
William M. Lasky	66	Director
James S. McElya	66	Director
Donald J. Morrison	53	Director
Joseph A. Onorato	64	Director
John M. Riess	71	Director
James A. Stern	63	Director

Terry R. McCormack has served as our President, Chief Executive Officer and a Director on our Board since December 1, 2004. He held a variety of positions at Dana from 1974 through July 2000, when he was named President of Dana’s Aftermarket Group, a position he held until November 30, 2004. Mr. McCormack holds a B.S. degree in Psychology from Ball State University. He has completed the Harvard Advanced Management Program. Mr. McCormack serves as Chairman of the board of directors of MEMA. He is also a member of the Automotive Presidents’ Group. Mr. McCormack formerly served on the boards of the University of North Carolina at Charlotte’s Belk College School of Business and Blue Persuasion, a non-profit organization.

Steven P. Klueg has served as our Senior Vice President and Chief Financial Officer since October 21, 2013. Mr. Klueg previously served as Chief Financial Officer for ReCommunity Recycling from August 2011 until October of 2013. Prior to that, Mr. Klueg was Vice President and Treasurer of World Fuel Services Corporation from August 2008 until August 2011. From April 2005 to August 2008, Mr. Klueg was the Assistant Treasurer of Ingersoll Rand Corporation and prior to that held various managerial positions at SPX Corporation, including Assistant Treasurer.

Keith A. Wilson has served as our President, Global Filtration Group since January 1, 2008, having previously served as President, Under Hood Group from January 1, 2007 until December 31, 2007. Mr. Wilson served as Vice President and General Manager of our Under Hood Group from December 1, 2004 until December 31, 2006. Prior to that, Mr. Wilson had served as Vice President and division manager of Wix Filtration Products Division of Dana. Mr. Wilson earned a B.A. in Marketing and Management from Ball State University and he is a graduate of Dana’s M.B.A. Program. He also served as Chairman of Dana’s Global Environmental Health & Safety Advisory Council.

Jorge C. Schertel has served as our President, Affinia Group S.A. since January 1, 2011, having previously served as our Vice President, Commercial Distribution, South America from January 1, 2008 until December 31, 2010. Mr. Schertel served as our Vice President and General Manager South America from June 1, 2006 to December 31, 2007 and from December 1, 2004 to May 31, 2006 as our Vice President and General Manager Brazil. Mr. Schertel earned a B.A. in Business Administration from PUC-RGS, Brazil. He also attended the Executive Management Program at Penn State University and the Executive Development Program at the University of Michigan Business School. Mr. Schertel serves on the Council Director of SINDIPECAS (Brazilian Association for Autoparts Manufacturers).

Richard A. Pizarek has served as our President, Global Chassis Group since December 1, 2012, having previously served as Vice-President and General Manager of the Global Chassis Group from September 1, 2010 until November 30, 2012. Prior to that, Mr. Pizarek served as Vice President and General Manager of Affinia’s Asia Operations in Shanghai, China. Mr. Pizarek serves on the Board of Directors of QH-Talbros of Delhi, India. Mr. Pizarek earned a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from Indiana University.

Steven E. Keller has served as our Senior Vice President, General Counsel and Secretary since January 1, 2007. Mr. Keller served as our General Counsel and Secretary from December 1, 2004 until December 31, 2006. Prior to that, Mr. Keller served as Managing Attorney and a member of the Dana Law Department’s Operating Committee. Mr. Keller earned a B.A. in Financial Administration from Michigan State University and a J.D. from the Marshall-Wythe School of Law at the College of William and Mary. He also attended the University of Michigan Executive Business School. He is a member of the Virginia Bar.

Timothy J. Zorn has served as our Vice President, Human Resources since December 1, 2004. Mr. Zorn held the same position with the Aftermarket Group of Dana from May 16, 2003 until November 30, 2004 and was previously the Human Resources Manager of Dana’s Wix division from May 1999 until May 2003. Mr. Zorn earned his B.A. in Economics from Ohio Wesleyan University. He is a certified Senior Professional Human Resources and has served terms on the boards of directors of several charitable and educational organizations.

Patrick M. Manning has served as our Vice President, Business Development since January 1, 2009. Mr. Manning previously served as our Director, Business Development from December 1, 2004 until December 31, 2008. Mr. Manning was a Manager of Corporate Development in 2003 and Director of Business Development in 2004 at Dana. Mr. Manning earned a B.S. in Industrial Engineering from the University of Pittsburgh and an M.B.A. from Southern Connecticut State University.

Samuel T. Quick has served as our Chief Information Officer since November 1, 2012, having previously served as Vice President of Information Technology. He joined us in October, 2007, as the leader of IT Applications Development & Support. Prior to joining Affinia, Mr. Quick served in strategic IT roles at Smurfit Stone, Merck, Alcon Laboratories (Nestle), Tyco Healthcare and Moog Automotive. He is currently a member of the Infor Automotive Executive Council and earned a B.S. degree in Business Administration from Fontbonne University.

William M. Lasky has served as a director on our Board since January 1, 2011. Mr. Lasky served as a member of Accuride Corporation’s Board of Directors from 2007 and as Chairman from 2009 until his decision not to seek reelection following the conclusion of his term in April 2012. In addition to his board service, Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation from September 2008 until February 2011. Mr. Lasky is also Chairman of the Board for Stoneridge, Inc. Mr. Lasky is also a director of BPI Holdings International Inc. Previously, he served as Chairman, President & Chief Executive Officer of JLG Industries and spent much of his career with Dana Corporation. Mr. Lasky is a graduate of both Norwich University and Harvard Business School’s Advanced Management Program. He has served in the United States Army as a Pilot Captain and is a member of the Board of Trustees for Norwich University.

James S. McElya has served as a director on our Board since January 1, 2011 and as Chairman of the Board since May 1, 2013. Mr. McElya is currently Chairman of Cooper Standard Holdings Inc. and its principal operating company, Cooper Standard Automotive. Cooper Standard filed for protection under Chapter 11 of the United States Bankruptcy Code in August 2009 and emerged from the Chapter 11 proceedings in May 2010. Previously, he had served as Chief Executive Officer and also previously as Corporate Vice President of Cooper Tire & Rubber Company, the parent company of Cooper Standard, until 2004. Mr. McElya was also a director of BPI Holdings International Inc. from March 2013 until August 2013. Mr. McElya has also served as President of Siebe Automotive Worldwide and over a 22-year period held various senior management positions with Handy & Harman. Mr. McElya is a past chairman of the Motor Equipment Manufacturers Association (MEMA) and Original Equipment Supplier Association (OESA).

Donald J. Morrison has served as a Director on our Board since December 1, 2004. Mr. Morrison is a Senior Managing Director with OMERS Private Equity, which makes private equity investments on behalf of OMERS, one of Canada’s largest pension funds. Before joining OMERS, Mr. Morrison spent over ten years with PricewaterhouseCoopers LLP in Corporate Finance focusing on restructurings and turnarounds and eight years as Senior Vice President and member of the Senior Management Investment Committee with one of Canada’s largest venture capital funds originating and structuring expansion and buyout investments. Mr. Morrison has served on the boards of directors of over 20 public and private companies. Mr. Morrison earned a B. Commerce degree from the University of Toronto, is a Chartered Accountant, Chartered Insolvency and Restructuring Practitioner, and a Chartered Director.

Joseph A. Onorato has served as a Director on our Board since December 1, 2004. Mr. Onorato also serves as Chairman of the Audit Committee of our Board. Mr. Onorato was also a director of BPI Holdings International Inc. from March 2013 until August 2013. Mr. Onorato was Chief Financial Officer of Echlin, Inc., where he spent 19 years. He served as Treasurer from 1990 to 1994, as Vice President and Treasurer from 1994 to 1997 and as Vice President and Chief Financial Officer from 1997 until the company was acquired by Dana in July 1998. Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Aftermarket Group of Dana from July 1998 until his retirement in September 2000. Mr. Onorato previously worked for PricewaterhouseCoopers LLP. Mr. Onorato also serves on the board of directors of Mohawk Industries Inc. where he is Chairman of the Audit Committee and a member of the Compensation Committee.

John M. Riess has served as a Director on our Board since December 1, 2004. Mr. Riess was elected Lead Director on December 2, 2010. He formerly served as Chairman and Chief Executive Officer of Breed Technologies, Inc. from 2000 to 2003 when he retired. Prior to this, Mr. Riess held various management and executive positions within the Gates Rubber Company, serving as Chairman of the Board of Directors and Chief Executive Officer from 1997 to 1999. Mr. Riess is also a director of BPI Holdings International Inc. Mr. Riess also serves on the board of directors of Formed Fiber Technologies, Inc. where he is Chairman of the audit committee and a member of the compensation committee.

James A. Stern has served as a Director on our Board since December 1, 2004 and as Chairman from December 2010 until May 2013. Mr. Stern also serves as Chairman of the Compensation Committee of our Board. Mr. Stern is Chairman and Chief Executive Officer of Cypress, a position he has held since 1994. Mr. Stern headed Lehman Brothers’ Merchant Banking Group before leaving that firm to help found Cypress. During his 20-year tenure with Lehman, he held senior management positions where he was responsible for the high yield and primary capital markets groups. He also served as co-head of investment banking and was a member of Lehman’s operating committee. Before graduating from Harvard Business School, Mr. Stern earned a B.S. from Tufts University, where he is Chairman of the Board of Trustees. Mr. Stern formerly served on the boards of Lear Corporation, AMTROL, Inc., Med Pointe, Inc., and Cooper-Standard Automotive Inc.

Board Composition and Director Qualifications

Our Board currently consists of one class of eight directors who serve until resignation or removal. The Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In that regard, the Nominating Committee is responsible for recommending candidates for all directorships to be filled by the Board. In identifying candidates for membership on the Board, the Nominating Committee takes into account (1) minimum individual qualifications, such as high ethical standards, integrity, maturity, careful judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (2) all other factors that it considers appropriate, including alignment with our stockholders, especially Cypress, OMERS and others.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth above.

Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business endeavors which further qualifies them for service as members of the Board.

Pursuant to the Amended and Restated Stockholders Agreement dated as of November 30, 2012, among Affinia Group Holdings Inc., various Cypress funds, OMERS, The Northwestern Mutual Life Insurance Company, California State Teachers’ Retirement System and Stockwell Fund, L.P., the number of directors serving on the Board of Directors will be no less than seven and no more than eleven. The Stockholders Agreement entitles Cypress to designate three directors. Cypress currently has appointed, Mr. Stern and Mr. McElya. As long as OMERS members own at least 50 percent in the aggregate number of shares owned by them on November 30, 2004, OMERS is entitled to designate one director, who currently is Mr. Morrison. Cypress is entitled to designate three directors not affiliated with any of the parties to the Stockholders Agreement, who currently are Mr. Onorato, Mr. Riess and Mr. Lasky. Additionally, the Stockholders Agreement entitles the individual serving as CEO, currently Mr. McCormack, and another individual serving as one of our senior officers, currently vacant, to seats on the Board of Directors. The Stockholders Agreement also provides that the Nominating Committee of the Board of Directors may from time to time select two additional individuals who must be independent to serve as Directors.

Each of Messrs. Stern and Morrison possesses experience as a private equity investor in owning and managing enterprises like the Company and is familiar with corporate finance, strategic business planning activities and issues involving stakeholders more generally. In particular, Mr. Stern has significant experience in high yield and primary capital markets activities, having served as Chairman and Chief Executive Officer of Cypress since 1994 and as the head of Lehman Brothers’ Merchant Banking Group prior to 1994. Mr. Morrison has significant experience in accounting and management, having spent over ten years with PricewaterhouseCoopers LLP in corporate finance focusing on restructurings and turnarounds and having served on the boards of directors of over 20 public and private companies.

Each of Messrs. Lasky, McElya, Onorato, Reiss and McCormack possesses substantial expertise in advising and managing companies related to the aftermarket replacement parts industry. Mr. Onorato has significant experience in finance and accounting within the aftermarket industry, having served as Senior Vice President and Chief Financial Officer for the Aftermarket Group at Dana Corporation from 1998 to 2000 and prior to that as an officer at Echlin Inc., in financial positions of increasing responsibility over 19 years, including as Chief Financial Officer. Mr. Riess has extensive business experience in the aftermarket replacement parts industry and has experience in management, having served as Chairman and Chief Executive Officer of Breed Technologies, Inc. and Gates Rubber Company. Mr. McCormack has extensive knowledge of our business and the aftermarket replacement parts industry generally, having served as President and Chief Executive Officer of the Company since 2004 with responsibility for the day-to-day oversight of the Company’s business operations. Mr. Lasky has extensive business experience in the manufacturing industry and in the aftermarket replacement parts industry, having served in management roles in our filtration business when it was owned by Dana, as well as substantial experience in management having served as Chairman and Chief Executive Officer of both Accuride Corporation and JLG Industries. Mr. McElya has substantial manufacturing experience and experience in management, having served as Chairman and Chief Executive Officer of Cooper Standard Holdings Inc. and in management positions of increasing responsibility over his prior career.

Board Committees

Audit Committee

We have an Audit Committee, consisting of Mr. Onorato, Mr. Lasky, Mr. Morrison and Mr. Riess. Mr. Onorato, the chairman of our Audit Committee, is our “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to assist our Board in overseeing and monitoring: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm’s qualifications and independence; (4) the performance of our internal audit function and (5) the performance of our independent registered public accounting firm.

The written charter for the Audit Committee is available on our website.

Compensation Committee

We have a Compensation Committee, consisting of Mr. Stern (Chairman), Mr. Riess, Mr. Onorato and Mr. McElya. The purpose of the Compensation Committee is to assist our Board in discharging its responsibility relating to: (1) setting our compensation program and compensation of our executive officers and directors; (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our annual report on Form 10-K under the rules and regulations of the SEC.

The written charter for the Compensation Committee is available on our website.

Nominating Committee

We have a Nominating Committee, consisting of Mr. Onorato and Mr. Morrison.

The purpose of our Nominating Committee is to assist our Board in discharging its responsibilities relating to: (1) developing and recommending criteria for selecting new directors; (2) screening and recommending to the Board individuals qualified to become executive officers and (3) handling such other matters as are specifically delegated to the Nominating Committee by the Board.

The written charter for the Nominating Committee is available on our website.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.affiniagroup.com. We will make any legally required disclosures regarding amendments to or waivers of, our code of business conduct on our website.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The primary objectives of our compensation program are to attract and retain talented executives to lead our company and promote our short- and long-term growth. Our compensation program establishes a link between sustained corporate performance and individual rewards, such as ownership opportunities for our executives and key employees. We believe that this link ensures a balance between delivering near-term results and creating long-term value for our investors.

We foster a performance-oriented culture that aligns individual efforts with organizational objectives. Company performance and accomplishments are the primary measures of success upon which we structure our compensation programs. We evaluate and reward our executive officers based upon their contributions to the achievement of our goals.

We reinforce our overall compensation objectives by compensating our executive officers primarily through base salary, non-equity incentive awards, long-term equity incentive awards, competitive benefits packages and perquisites.

Our named executive officers (the “Named Executive Officers”) for the fiscal year ended December 31, 2012 were: Terry R. McCormack (President and Chief Executive Officer), Thomas H. Madden (Senior Vice President and Chief Financial Officer), H. David Overbeeke (former President, Global Brake & Chassis Group), Keith A. Wilson (President, Global Filtration Group), Jorge C. Schertel (President, Affinia Group S.A.) and Steven E. Keller (Senior Vice President, General Counsel and Secretary).

Thomas H. Madden stepped down as Senior Vice President and Chief Financial Officer effective October 21, 2013, a position he had served in since January 1, 2007.

Terry R. McCormack, President and Chief Executive Officer, notified the Board of Directors of Affinia of his resignation as President and Chief Executive Officer of Affinia and as a member of the Board of Directors effective March 31, 2014. Mr. McCormack has agreed to continue his service to Affinia after March 31, 2014 as special advisor to the Chairman of the Board.

Compensation Committee Role

The Compensation Committee, composed entirely of non-management directors, administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, administer our parent company’s 2005 Stock Plan (including reviewing and approving equity grants to executive officers), establish annual goals and objectives for our Chief Executive Officer, and review and approve annually all compensation decisions relating to executive officers, including our Named Executive Officers. The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, as well as ensuring that we maintain strong links between executive pay and performance. The Compensation Committee’s charter details the Compensation Committee’s specific responsibilities and functions. The Compensation Committee annually reviews its charter, with the most recent review occurring at the Compensation Committee’s March 7, 2012 meeting. The full text of the Compensation Committee’s charter is available on our website at www.affiniagroup.com. The Compensation Committee’s membership is determined by our Board of Directors and its meeting agendas are established by the Committee Chair. Our Chief Executive Officer, Chief Financial Officer and General Counsel generally attend meetings of the Compensation Committee, but do not attend executive sessions and do not participate in determining their specific compensation. There were five formal meetings of the Compensation Committee in 2012, four of which included an executive session. Executive sessions are held with the Compensation Committee members only. The Compensation Committee holds meetings in person, by telephone and also considers and takes action by written consent.

General Compensation Philosophy and Elements of Compensation

The Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that such compensation should enable us to attract, motivate and retain key executives critical to our long-term success. Total compensation should be structured to ensure that a significant portion of compensation opportunity will be directly related to factors that drive future financial and operating performance and align our executive officers’ long-term interests with those of our investors. To that end, the Compensation Committee has determined that the total compensation program for executive officers should consist of the following elements:

(A)	Base Salaries

We pay each executive officer a base salary based on the rate of pay that the executive has received in the past, whether the executive’s position or responsibilities associated with his or her position have changed, whether the complexity or scope of his or her responsibilities has increased, and how his or her position relates to other executives and their rate of base salary. While a significant portion of each executive officer’s compensation is “at risk” in the form of non-equity incentive awards (annual cash performance bonuses) and long-term equity incentive awards, the Compensation Committee believes that executive officers should also have the stability and predictability of fixed base salary payments.

(B)	Non-Equity Incentive Awards

For fiscal 2012, the Compensation Committee determined that amounts payable under the cash incentive award program would depend on our company consolidated adjusted EBITDA performance, the adjusted EBITDA performance of our business units and a discretionary amount based on the achievement of working capital levels and the overall debt level of the Company. While individual performance accounted for 25% of the target bonus opportunity for all executive officers for 2011, the Compensation Committee determined that working capital levels and overall debt levels would replace the individual performance component of the cash incentive award program in order to emphasize the importance of these financial measures in creating value for our shareholders. In addition, in order to strike a balance between performance at the business unit level and overall Company performance, the Compensation Committee determined that company consolidated adjusted EBITDA performance would account for 37.5% of fiscal 2012 target bonus opportunity for Messrs. Overbeeke, Wilson and Schertel and that adjusted EBITDA performance at the business unit level would determine 37.5% of their respective target bonus opportunities. For Messrs. McCormack, Madden, Keller and the other executive officers at the corporate level, in order to emphasize the Company’s consolidated performance, the Compensation Committee determined that company consolidated adjusted EBITDA would determine 75% of Messrs. McCormack, Madden and Keller’s target bonus opportunity.

We established the company consolidated and the business unit adjusted EBITDA performance levels for our 2012 non-equity incentive awards such that the threshold performance levels were reasonably likely to be achieved, the target performance levels required significant improvement over actual 2011 performance, and the maximum performance levels were substantially more challenging to achieve.

Our overall EBITDA performance for fiscal 2012, as adjusted by the Compensation Committee, was $196 million. Adjusted EBITDA for this purpose was calculated as follows ($ millions):

Net income from continuing operations	$22
Income tax provision	48
Depreciation and amortization	24
Interest expense	63
EBITDA from discontinued operations(1)	(3)

EBITDA	154
Restructuring expenses	21
Other(2)	21

Adjusted EBITDA for Compensation Purposes	$196

(1)	EBITDA from discontinued operations excludes the impairment that is explained in Note 3. Discontinued Operation—Brake which is included in Item 8 of this report.
(2)	Consists mainly of adjustments for certain expenses relating to a strategic evaluation of each of our business units as well as costs associated with the potential sale of and subsequent distribution of the Brake business.

Business unit EBITDA is calculated on a comparable basis. Detail describing how non-equity incentive plan awards for fiscal 2012 were calculated appears below under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table.”

We have also adopted a non-qualified deferred compensation program pursuant to which our executive officers can elect to defer all or a portion of their non-equity incentive awards. Any deferred amount is notionally invested in Holdings’ common stock and a portion is matched in the form of an additional notional investment in Holdings’ common stock. The principal terms of the non-qualified deferred compensation program appear below under “—Non-Qualified Deferred Compensation.” In addition, for fiscal 2012 the Compensation Committee approved an additional contribution of 30% of the amount of an executive officer’s cash-based incentive award, which would vest on the same terms as the 25% matching contribution, if the Company achieved company consolidated adjusted EBITDA performance at or above the target performance level. However, since the Company did not achieve the target performance level, there were no additional contributions made pursuant to this program.

(C)	Long-Term Equity Incentive Awards

We provide long-term equity incentive awards in the form of stock options or restricted stock units to each of our executive officers. The Compensation Committee believes that these awards align the interests of our executive officers with those of our investors and provide an effective incentive for our executive officers to remain with us. The principal terms of the restricted stock unit grants are described below under “—Outstanding Equity Awards at 2012 Fiscal Year-End.”

(D)	Certain Other Benefits

We provide our executive officers with those benefits and perquisites that we believe assist us in retaining their services. Some of these benefits are available to our employees generally (e.g., contributions to a defined contribution (401(k)) plan, health care coverage and paid vacation days) and some are available to a more limited number of key employees, including our Named Executive Officers (e.g., car allowances and tax preparation services). The specific benefits provided to each Named Executive Officer are described in the “All Other Compensation” column of the “Summary Compensation Table” and in the “Incremental Cost of Perquisites and Other Compensation Table.”

Our executive compensation decisions are based primarily upon our assessment of each executive’s leadership and operational performance and potential to enhance long-term shareholder value. We rely on our judgment about each individual (and not on rigid formulas or temporary fluctuations in business performance) in determining the optimal magnitude and mix of compensation elements and whether each payment or award provides an appropriate incentive for performance that sustains and enhances long-term shareholder value. Key factors affecting our judgment include the executive officer’s performance compared to the financial, operational and strategic goals established for the executive at the beginning of the year; nature, scope and level of responsibilities; contribution to our financial results, particularly with respect to key metrics such as EBITDA, net working capital and cash flow; effectiveness in leading our restructuring plans and contribution to our commitment to corporate responsibility, including success in creating a culture of integrity and compliance with applicable laws and our ethics policies. The importance of each factor varies by individual. We also consider each executive’s current salary and prior-year bonus, the recommendations of our Chief Executive Officer regarding compensation for the executives he directly supervises, the appropriate balance between incentives for long-term and short-term performance, the compensation paid to the executive’s peers within the Company. From time to time, the Compensation Committee also receives independent advice on competitive practices from Towers Watson. When using peer data to evaluate executive compensation, the Compensation Committee may consider ranges of compensation paid by others for a particular position, both by reference to comparative groups of companies of similar size and stature and, more particularly, a group comprised of our direct competitors, as one point of reference when making compensation decisions regarding total compensation or particular elements of compensation under consideration. The Compensation Committee does not typically use information with respect to our peer companies and other comparable public companies to establish targets for total compensation, or any element of compensation, or otherwise numerically benchmark its compensation decisions. For example, the Compensation Committee has in prior years reviewed pay data for a range of companies in connection with the review of base salaries for our Named Executive Officers. The Compensation Committee did not, however, use third-party data in establishing fiscal 2012 compensation for our Named Executive Officers. None of our Named Executive Officers (including our Chief Executive Officer) participate in determining their specific compensation. In addition, we review the total compensation potentially payable to, and the benefits accruing to, the executive, including (1) current value of outstanding equity incentive awards and (2) potential payments under each executive’s employment agreement upon termination of employment or a change in control.

Employment, Severance and Change in Control Agreements

On July 21, 2005, we entered into employment agreements with Messrs. McCormack, Madden, Wilson and Keller, with substantially identical terms, except as noted below. On December 15, 2008, we entered into Amended and Restated Employment Agreements with each of those executives to effectuate certain non-material amendments for compliance with Section 409A of the Internal Revenue Code and, on August 11, 2010, we entered into an amendment to each of the Amended and Restated Employment Agreements to effectuate certain non-material clarifications to the termination provisions thereof.

Each employment agreement has an initial employment term which commenced as of May 1, 2005 and is automatically extended for successive one-year periods on each December 31 unless either party provides the other 90 days prior written notice that the employment term will not be so extended. Under the employment agreements, Messrs. McCormack, Wilson, Madden and Keller are each entitled to a specified base salary, subject to increases, if any, as determined by the Compensation Committee. Effective January 1, 2013, the base salaries for Messrs. McCormack, Wilson, Madden and Keller pursuant to their employment agreements were increased to $747,000, $515,000, $345,000, and $345,000, respectively, as the same may be increased from time to time. In addition, the employment agreements provide that these Named Executive Officers are eligible to earn target annual cash incentive awards as a percentage of base salary (100% for Messrs. McCormack and Wilson and 80% for Messrs. Madden and Keller) upon the achievement of performance goals established by the Compensation Committee. Messrs. McCormack, Wilson, Madden and Keller are entitled to higher awards for performance in excess of targeted performance goals, lower awards for performance that does not meet targeted performance goals and no award for performance that does not meet threshold performance goals.

On June 28, 2008, we entered into a letter agreement with Mr. Overbeeke, outlining the principal terms of his employment relationship with us. The letter agreement provided that Mr. Overbeeke is entitled to a specified base salary, subject to annual adjustment, if any, as determined by the Compensation Committee. Mr. Overbeeke’s employment with us ended on November 30, 2012 following the distribution of our Brake North America and Asia group to our shareholders.

Each executive (including Mr. Schertel) has agreed, either in his employment agreement or separately, to certain post-termination restrictions, and each executive is entitled to certain payments and benefits depending on the reason for termination. A description of these provisions, together with a table detailing amounts payable to our Named Executive Officers upon certain termination events, appears below under “—Potential Payments Upon Termination or Change in Control.”

Adjustments to Compensation for Financial Restatements

It is the Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and certain other employees where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by any executive.

Option Exchange Program

On August 25, 2010, Holdings commenced an offer to certain eligible option holders, including our Named Executive Officers, to exchange their existing options to purchase shares of Holdings’ common stock for restricted stock unit awards with new vesting terms (the “Option Exchange”). As part of a review of our executive compensation and employee benefit arrangements on behalf of and under the supervision of our Board, and in light of the economic conditions in which we operate, it was determined that the restricted stock units may be better suited than the existing options to meet our objectives to motivate, retain and reward the eligible option holders.

The Option Exchange was completed on October 18, 2010 and all of the option holders who were eligible for the Option Exchange elected to participate in the exchange. The restricted stock units granted in connection with the Option Exchange are governed by the 2005 Stock Plan and a Restricted Stock Unit Agreement entered into by each grantee, including each of our Named Executive Officers. The restricted stock units granted in connection with the Option Exchange are subject to performance-based vesting restrictions, which have been modified from the performance and time-based vesting restrictions applicable to the options for which they were issued in the Option Exchange. The RSUs will vest if (i) the RSU holder remains employed with Affinia Group Holdings Inc. on the date that either of the following vesting conditions occurs and (ii) either of the following vesting conditions occurs on or prior to the date on which Cypress ceases to hold any remaining Affinia Group Holdings Inc. common stock:

•	Cypress has received aggregate transaction proceeds in cash or marketable securities (not subject to escrow, lock-up, trading restrictions or claw-back) with respect to the disposition of more than 50% of its common equity interests in Holdings in an amount that represents a per-share equivalent value that is greater than or equal to two times the average per share price paid by Cypress for its common equity investment in Holdings; or

•	Holdings’ common stock trades on a public stock exchange at an average closing price of $225 (as adjusted for stock splits) over a 60 consecutive trading day period.

Following a “qualifying termination” of the holder’s employment due to an involuntary termination by us without cause or due to the holder’s death, disability or retirement, the restricted stock units granted in connection with the Option Exchange will also vest if either of the performance conditions described above is met upon or prior to the first to occur of (1) a final exit by Cypress of its equity investment in Holdings or (2) one year following the termination date. In connection with the distribution of our Brake North America and Asia group, the Board of Directors of the Company determined that distribution of our Brake North America and Asia group would constitute a “qualifying termination” for each holder (including Mr. Overbeeke) employed in the Company’s Brake business on the date of the distribution.

See Note 10. “Stock Incentive Plan” in the notes to our audited consolidated financial statements included elsewhere in this prospectus for more information about the Option Exchange.

The following table sets forth certain information concerning the options surrendered by, and the restricted stock units granted to, each of our Named Executive Officers in connection with the Option Exchange.

Name and Principal Position	Exchanged Options		Restricted Stock Units Received
	Number of Shares	Exercise Price
Terry R. McCormack, President and Chief Executive Officer	12,467	$100	50,000
Thomas H. Madden, Senior Vice President and Chief Financial Officer	5,827	$100	15,000
H. David Overbeeke, President, Global Brake & Chassis Group	3,300	$100	50,000
Keith A. Wilson, President, Global Filtration Group	6,800	$100	30,000
Jorge C. Schertel, President, Affinia Group S.A.	2,213	$100	10,000
Steven E. Keller Senior Vice President, General Counsel and Secretary	4,707	$100	10,000

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers serving as of December 31, 2012 and Mr. Overbeeke, who would otherwise have been included in our three other most highly compensated executive officers during 2012 but for the fact that he was no longer employed by us as of November 30, 2012. We collectively refer to these six individuals herein as the Named Executive Officers. Mr. McCormack also served as a Director but received no separate remuneration in that capacity.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Terry R. McCormack President and Chief Executive Officer	2012	725,000	-0-	-0-	-0-	243,673	-0-	62,916	1,031,589
	2011	725,000	-0-	-0-	-0-	-0-	-0-	38,512	763,512
	2010	650,000	-0-	4,372,958	-0-	557,050	-0-	102,800	5,682,808

Thomas H. Madden Senior Vice President and Chief Financial Officer	2012	335,000	-0-	-0-	-0-	90,075	-0-	33,527	458,602
	2011	335,000	-0-	-0-	-0-	-0-	-0-	23,636	358,636
	2010	300,000	-0-	1,142,325	-0-	222,720	-0-	50,155	1,715,200

Keith A. Wilson President, Global Filtration Group	2012	500,000	-0-	-0-	-0-	315,350	-0-	54,965	870,315
	2011	500,000	-0-	-0-	-0-	-0-	-0-	29,460	529,460
	2010	412,500	-0-	2,679,032	-0-	569,250	-0-	75,643	3,736,425

Jorge C. Schertel(4) President, Affinia Group S.A.	2012	331,078	-0-	-0-	-0-	39,875	-0-	85,203	456,156
	2011	349,610	-0-	-0-	-0-	-0-	-0-	94,945	444,555
	2010	360,447	-0-	897,345	-0-	225,885	-0-	124,857	1,608,534

Steven E. Keller Senior Vice President, General Counsel and Secretary	2012	335,000	-0-	-0-	-0-	90,075	-0-	31,211	456,286

H. David Overbeeke(5) President, Global Brake & Chassis Group	2012	595,833	-0-	-0-	-0-	255,732	-0-	101,336	952,901
	2011	650,000	-0-	-0-	-0-	-0-	-0-	115,674	765,674
	2010	600,000	-0-	5,117,842	-0-	182,400	-0-	134,023	6,034,265

(1)	The amounts reported for 2010 reflect the incremental fair value of restricted stock units granted during the fiscal year in connection with the Option Exchange in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation” (“ASC Topic 718”). This was not the value actually received. The actual value the Named Executive Officers may receive will depend on whether the performance criteria are met and, if so, the fair market value of Holdings’ common stock at that time. The incremental fair value under ASC Topic 718 was determined by calculating the fair value of the restricted stock units on October 18, 2010, the closing date of the Option Exchange, minus the fair value of the outstanding options on October 18, 2010. The fair value of each Named Executive Officer’s outstanding options on October 18, 2010, immediately preceding the Option Exchange was as follows: McCormack: $1,013,042; Madden: $473,475; Overbeeke: $268,158; Wilson: $552,568; and Schertel: $179,855. The fair value of the restricted stock units received in connection with the Option Exchange was calculated by multiplying the number of restricted stock units awarded by the fair market value of the restricted stock units on the date of the grant, immediately following the Option Exchange, assuming that the restricted stock units vest on satisfaction of the vesting condition described as the “Cypress Scenario” in Note 12. “Stock Incentive Plan—Restricted Stock Units” in the notes to our audited consolidated financial statements included elsewhere in this prospectus. Assuming the restricted stock units vest on satisfaction of the vesting condition described as the “IPO Scenario” in Note 10 to our audited consolidated financial statements included elsewhere in this prospectus, the fair market value of the restricted stock units would have been increased and the incremental fair value amounts reported would change as follows: McCormack: $5,199,458; Madden: $1,390,275; Overbeeke: $5,944,342; Wilson: $3,174,932; and Schertel: $1,062,645.
(2)	We report non-equity incentive plan compensation for the year in which such compensation is determined against annual performance metrics, regardless of whether it is paid in that year, or the following year, or is deferred under our non-qualified deferred compensation plan. Amounts reported for Mr. Overbeeke reflect a pro-rata annual bonus paid in respect of his employment with us through November 30, 2012.
(3)	The components of this column for 2012 are detailed in the “Incremental Cost of Perquisites and Other Compensation Table” below.
(4)	Amounts reported in the salary column reflect Mr. Schertel’s base salary ($296,601 for fiscal 2012) and an additional payment in respect of vacation ($34,477 for fiscal 2012) as required under Brazilian law. Amounts for Mr. Schertel reported in the salary column for 2010 have been converted from Brazilian Reals to U.S. Dollars at an exchange rate of .6020 U.S. Dollars for each Brazilian Real, which was the exchange rate in effect on December 31, 2010, for 2011 at a rate of .53568 U.S. Dollars for each Brazilian Real, which was the exchange rate in effect on December 31, 2011 and for 2012 at a rate of .48940 U.S. Dollars for each Brazilian Real, which was the exchange rate in effect on December 31, 2012.
(5)	The amounts for 2012 reflect payments made through November 30, 2012, the date Mr. Overbeeke left service with us.

Incremental Cost of Perquisites and Other Compensation in 2012 Table

Name and Principal Position	Tax Preparation ($)	Vehicle Allowance ($)	Life Insurance Premium ($)	401(k) Basic Contribution(1) ($)	Tax Gross- Up(2) ($)	Deferred Compensation Matching Contribution ($)(3)	Other(4) ($)	Total ($)
Terry R. McCormack	575	18,000	1,188	7,500	255	35,398	-0-	62,916
President and Chief Executive Officer

Thomas H. Madden	550	15,000	549	7,500	244	9,684	-0-	33,527
Senior Vice President and Chief Financial Officer

Keith A. Wilson	482	18,000	819	7,500	711	26,456	997	54,965
President, Global Filtration Group

Jorge C. Schertel	-0-	-0-	1,690	-0-	-0-	5,607	77,906	85,203
President, Affinia Group S.A.

Steven E Keller	864	15,000	549	7,500	406	6,892	-0-	31,211
Senior Vice President, General Counsel and Secretary

H. David Overbeeke	1,714	18,000	724	7,500	23,915	-0-	49,483	101,336
President, Global Brake & Chassis Group

(1)	We contribute 3% of a U.S. employee’s earnings to the employee’s 401(k) account, subject to Internal Revenue Service limitations.
(2)	The amounts in this column constitute the tax gross-up expense incurred in respect of tax preparation costs shown in the table and, for Mr. Wilson, the tax gross-up expense ($711) incurred in respect of our reimbursement of certain spousal travel expenses and, for Mr. Overbeeke, the tax gross-up expense ($6,891) incurred in respect of health insurance costs and the tax gross-up expense ($16,238) incurred in respect of our reimbursement of certain travel and living expenses shown in the “Other” column of the table.
(3)	Represents the amount of the matching contribution made by us in accordance with our non-qualified deferred compensation plan. Matching contributions are reported for the year in which the non-equity incentive compensation, against which the applicable deferral election is applied, has been earned (regardless of whether such matching contribution is actually credited to the Named Executive Officer’s non-qualified deferred compensation account in that year or the following year).
(4)	The amount in this column for Mr. Overbeeke reflects expenses incurred to continue the health insurance coverage Mr. Overbeeke maintained prior to becoming our employee ($15,505) and our reimbursement of Mr. Overbeeke’s expenses incurred in commuting from his primary residence in Connecticut to our McHenry, IL offices and of his living expenses while in McHenry, IL ($33,978). The amount in this column for Mr. Wilson reflects certain spousal travel expenses ($997) reimbursed by us. The amount in this column for Mr. Schertel is composed of a Brazilian government mandated severance fund payment in Mr. Schertel’s name ($25,789), a company contribution to a defined contribution plan on Mr. Schertel’s behalf ($36,181), a meal allowance at our cafeteria ($1,959), reimbursement of dues for a social club ($3,274) and reimbursement of operating costs for Mr. Schertel’s vehicle ($10,703).

Grants of Plan-Based Awards in 2012 Table

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Terry R. McCormack President and Chief Executive Officer	0	725,000	1,268,750

Thomas H. Madden Senior Vice President and Chief Financial Officer	0	268,000	469,000

Keith A. Wilson President, Global Filtration Group	0	500,000	875,000

Jorge C. Schertel President, Affinia Group S.A.	0	237,281	415,242

Steven E. Keller Senior Vice President, General Counsel and Secretary	0	268,000	469,000

H. David Overbeeke President, Global Brake & Chassis Group	0	650,000	1,137,500

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table

Non-Equity Incentive Plan Awards

The Compensation Committee provides for non-equity incentive plan awards in the form of an annual cash incentive award plan. In fiscal 2012, 75% of the amounts payable under this plan were based on our full-year adjusted EBITDA performance (either company consolidated or for specified business units or a combination of the two) and the Compensation Committee’s discretion based on their assessment of working capital levels and overall debt levels determined the remaining 25% of each Named Executive Officer’s target bonus opportunity. The target bonus opportunity is determined as a percentage of the Named Executive Officer’s base salary, which, in the case of our Named Executive Officers, was 100% for Messrs. McCormack, Overbeeke and Wilson, 80% for Messrs. Madden, Keller and Schertel.

In fiscal 2012, for Messrs. McCormack, Madden and Keller, our company consolidated adjusted EBITDA performance determined 75% of their target bonus opportunity, with the Compensation Committee’s discretion based on their assessment of working capital levels and overall debt levels determining the remaining 25%. In fiscal 2012, for Messrs. Wilson and Schertel, company consolidated adjusted EBITDA performance determined 37.5% of their target bonus opportunity, the adjusted EBITDA performance of each of their respective business units determined 37.5% of their target bonus opportunity, and the Compensation Committee’s discretion based on their assessment of working capital objectives and debt levels determined the remaining 25%. In fiscal 2012, for Mr. Overbeeke, company consolidated adjusted EBITDA performance determined 37.5% of his target bonus opportunity, a combination of the adjusted EBITDA performance of the Brake products business (28.125%) and the adjusted EBITDA performance of the Chassis products business (9.375%) determined 37.5% of his target bonus opportunity, with the Compensation Committee’s discretion based on their assessment of working capital levels and overall debt levels determining the remaining 25%.

Under the non-equity incentive plan, there are threshold, target and maximum performance levels that have been established for each of the relevant adjusted EBITDA performance goal components. If a performance level in excess of the threshold performance level for any adjusted EBITDA performance goal component is not achieved, no bonus is earned with respect to that component. At the threshold adjusted EBITDA performance levels, the Named Executive Officers are entitled to payouts equal to 0% of the weighting assigned to such component. At an intermediate adjusted EBITDA performance level, the Named Executive Officers are entitled to payouts equal to 75% of the weighting assigned to their respective adjusted EBITDA performance components. At the budgeted adjusted EBITDA performance levels, the Named Executive Officers are entitled to payouts equal to 150% of the weighting assigned to their respective adjusted EBITDA performance component(s). Performance above the performance goal component target levels entitles the Named Executive Officers to non-equity incentive awards in excess of their target bonus opportunity, up to a maximum of 175% of the weighting assigned to their respective adjusted EBITDA performance component(s). For actual adjusted EBITDA performance results that fall between the specified performance levels, the payout percentages for the respective components are adjusted on a linear basis.

For fiscal 2012, the threshold, intermediate, budgeted and maximum company consolidated adjusted EBITDA performance levels were $186.5 million, $214.3 million, $244.8 million and $255.0 million, respectively. The Company consolidated adjusted EBITDA performance levels were subsequently adjusted downward to reflect a reduction in EBITDA following the disposition of our Brake North America and Asia group resulting in a threshold level of $177.9 million and a budgeted level of $239.5 million. With respect to fiscal 2012, business unit and company consolidated adjusted EBITDA target performance levels were set at challenging levels, which required significant improvement over fiscal 2011 business unit performance. Threshold business unit adjusted EBITDA performance levels ranged from 60% to 92% of target and maximum business unit adjusted EBITDA performance levels ranged from 106% to 130% of target. For fiscal 2012, actual company consolidated EBITDA performance was $196.3 million, which resulted in a weighting assigned to this performance component of 33.61 percent.

With respect to the working capital levels and overall debt levels component that determines 25% of each Named Executive Officer’s target bonus opportunity, the payout percentage can range from 0% to a maximum of 175% of the weight assigned to this component. For actual performance ratings that fall between the specified performance levels, the payout percentage for the performance component is adjusted on a linear basis.

The following table illustrates the operation of the cash incentive award program for fiscal 2012:

Name	Bonus Opportunity as Percent of Salary and Dollar Value	Performance Factor	Percent of Bonus Opportunity			Percent Achieved	Actual Dollar Value Awarded Based on Percent Achieved ($)
			Threshold	Budget	Maximum
Terry R. McCormack	100% - $725,000	Company Adjusted EBITDA	0%	112.5%	131.25%	33.61%	243,673
		Working Capital/Debt Levels	0%	37.5%	43.75%	-0-	-0-

						33.61%	243,673

Keith A. Wilson	100% - $500,000	Company Adjusted EBITDA	0%	56.25%	65.625%	16.80%	84,025
		Global Filtration Adjusted EBITDA	0%	56.25%	65.625%	34.70%	173,494
		Working Capital/Debt Levels	0%	37.5%	43.75%	11.57%	57,831

						63.07%	315,350

Thomas H. Madden	80% - $268,000	Company Adjusted EBITDA	0%	112.5%	131.25%	33.61%	90,075
		Working Capital/Debt Levels	0%	37.5%	43.75%	-0-	-0-

						33.61%	90,075

Jorge C. Schertel	80% - $237,281	Company Adjusted EBITDA	0%	56.25%	65.625%	16.80%	39,875
		Affinia Group South America Adjusted EBITDA	0%	56.25%	65.625%	-0-	-0-
		Working Capital/Debt Levels	0%	37.5%	43.75%	-0-	-0-

						16.80%	39,875

Steven E. Keller	80% - $268,000	Company Adjusted EBITDA	0%	112.5%	131.25%	33.61%	90,075
		Working Capital/Debt Levels	0%	37.5%	43.75%	-0-	-0-

						33.61%	90,075

H. David Overbeeke	100% - $650,000	Company Adjusted EBITDA	0%	56.25%	65.625%	16.80%	100,130
		Brake products business Adjusted EBITDA	0%	42.1875%	49.21875%	26.12%	155,602
		Chassis products Business Adjusted EBITDA	0%	14.0625%	16.40625%	-0-	-0-
		Working Capital/Debt Levels	0%	37.5%	43.75%	-0-	-0-

						42.92%	255,732

Equity Incentive Plan Awards

The Compensation Committee grants equity incentive awards periodically, as and when appropriate in the Compensation Committee’s judgment. On July 20, 2005, we adopted the 2005 Stock Plan, which was subsequently amended on November 14, 2006, January 1, 2007, August 25, 2010 and December 2, 2010. The 2005 Stock Plan, as amended, permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to our employees, directors or consultants. The Compensation Committee has granted stock options, restricted stock units and a stock award pursuant to the 2005 Stock Plan and has not granted any other stock-based awards.

Administration . The 2005 Stock Plan is administered by the Compensation Committee; provided, that our Board may take any action designated to the Compensation Committee. The Compensation Committee has full power and authority to make, and to establish the terms and conditions of, any award and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions or payment dates). The Compensation Committee is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan and to make any other determinations that it, in good faith, deems necessary or desirable for the administration of the plan and may delegate such authority as it deems appropriate.

Options. The Compensation Committee determines the exercise price for each option; provided, however, that incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date the option is granted. An option holder may exercise an option by written notice and payment of the exercise price (1) in cash or its equivalent, (2) by the surrender of a number of shares of common stock already owned by the option holder for at least six months (or such other period established by the Compensation Committee) with a fair market value equal to the exercise price, (3) if there is a public market for the shares, subject to rules established by the Compensation Committee, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to Holdings an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares being purchased or (4) by another method approved by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right shall be an amount determined by the Compensation Committee provided that the exercise price is at least equal to the fair market value of our common stock on the date the stock appreciation right is granted. Generally, each stock appreciation right shall entitle a participant upon exercise to an amount equal to (1) the excess of (a) the fair market value on the exercise date of one share of common stock over (b) the exercise price, multiplied by (2) the number of shares of common stock covered by the stock appreciation right. Payment shall be made in common stock or in cash, or partly in common stock and partly in cash, all as shall be determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee may grant awards of restricted stock units, rights to purchase stock, restricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock. The other stock-based awards will be subject to the terms and conditions established by the Compensation Committee.

Transferability. Unless otherwise determined by the Compensation Committee, awards granted under the 2005 Stock Plan are not transferable other than by will or by the laws of descent and distribution.

Change of Control. In the event of a “change of control” (as defined in the 2005 Stock Plan), the Compensation Committee may provide for (1) the termination of an award upon the consummation of the change of control, but only if the award has vested and been paid out or the participant has been permitted to exercise an option in full for a period of not less than 30 days prior to the change of control, (2) the acceleration of all or any portion of an award, (3) payment in exchange for the cancellation of an award and/or (4) the issuance of substitute awards that would substantially preserve the terms of any awards.

Amendment and Termination. Our Board may amend, alter or discontinue the 2005 Stock Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent.

Management or Director Stockholders Agreement. All shares issued under the 2005 Stock Plan will be subject to the management stockholders’ agreement or directors stockholders’ agreement, as applicable. The stockholders’ agreements impose restrictions on transfers of the shares by the individuals and also provide for various put and call rights with respect to the shares which put and call rights expired November 30, 2011. The individuals have also agreed to a 180-day lock up period (during which the sale of shares not covered by a registration statement is prohibited) in the case of an initial public offering of the shares and have been granted limited “piggyback” registration rights with respect to the shares. Certain individuals also entered into confidentiality and non-competition agreements in connection with the shares they purchased. The forms of the various agreements are referenced under “Item 21. Exhibits and Financial Statement Schedules.” The forms of the agreements for directors are substantially similar to the forms for management.

Restrictive Covenant Agreement. Unless otherwise determined by our Board, all award recipients are obligated to sign our standard confidentiality, non-competition and proprietary information agreement, which includes restrictive covenants regarding confidentiality, proprietary information and a one-year period restricting competition and solicitation of our clients, customers or employees. If a participant breaches these restrictive covenants, the Compensation Committee has discretion to rescind any exercise of, or payment or delivery pursuant to, an award under the 2005 Stock Plan, in which case the participant may be required to pay to Holdings the amount of any gain realized in connection with, or as a result of, the rescinded exercise, payment or delivery.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Terry R. McCormack President and Chief Executive Officer			50,000	8,660,000

Thomas H. Madden Senior Vice President and Chief Financial Officer			15,000	2,598,000

H. David Overbeeke President, Global Brake & Chassis Group			50,000	8,660,000

Keith A. Wilson President, Global Filtration Group			30,000	5,196,000

Jorge C. Schertel President, Affinia Group S.A.			10,000	1,732,000

Steven E. Keller Senior Vice President, General Counsel and Secretary			10,000	1,732,000

(1)	As of December 31, 2012, all outstanding equity awards granted to our Named Executive Officers were in the form of performance-based restricted stock units granted pursuant to our 2005 Stock Plan in connection with the Option Exchange. The restricted stock units are subject to the vesting criteria described above under “Compensation Discussion and Analysis—Option Exchange Program.”
(2)	Because Holdings’ common stock is not publicly traded, the market value of the outstanding restricted stock units is based on the value of Holdings’ common stock as of December 31, 2012 of $173.20.

Option Exercises and Stock Vested in 2012

None of our Named Executive Officers held any stock options in 2012, nor have any of them received in 2012 any restricted stock, or other awards of shares of stock which have vested.

Pension Benefits for 2012

We do not sponsor a defined benefit plan for our U.S. employees. However, we do offer a defined contribution (401(k)) plan for our U.S. employees pursuant to which we contribute 3% of an employee’s earnings, all subject to applicable Internal Revenue Service limitations. We also maintain a defined contribution plan for certain of our employees in Brazil, including Mr. Schertel, pursuant to which we contribute 12.5% of Mr. Schertel’s base salary each year.

Although we maintain defined benefit plans for our employees in Canada, none of our Named Executive Officers participate in or are entitled to receive benefits pursuant to any defined benefit plan sponsored by us.

Non-Qualified Deferred Compensation for 2012

On March 6, 2008, we adopted a non-qualified deferred compensation program pursuant to which certain of our senior employees, including our Named Executive Officers, are permitted to elect to defer all or a portion of their annual cash-based incentive awards which are then credited to the participant’s deferral account. The Company makes matching contributions of 25% of the amount of an employee’s deferral which vest on December 31 of the second calendar year following the calendar year in which such matching contributions were credited to an employee’s account. Employee deferrals and Company matching contributions are notionally invested under this plan in Holdings’ common stock, and once vesting of the Company matching contributions has occurred, distributions will be paid in the form of such shares of common stock (or cash, in certain circumstances) on the payment date elected by the participant or the participant’s separation from service (or the date that is six months following the date of such separation from service in the case of a “specified employee” within the meaning of Section 409A of the Internal Revenue Code), if earlier. Upon the retirement, death or disability of a participant or in the event a “change in control” (as defined in the non-qualified deferred compensation plan) or an initial public offering occurs prior to a participant’s separation from service, the participant will be fully vested in his or her entire account, including any unvested Company matching contributions. In addition, in the event of a change in control, a participant’s entire account balance, including any unvested matching contributions that vest as a result of the change in control, will be distributed in a lump sum cash payment no later than thirty days following the date of the change in control.

Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Terry R. McCormack President and Chief Executive Officer	141,591	35,398	228,762	-0-	1,123,288

Thomas H. Madden Senior Vice President and Chief Financial Officer	38,738	9,684	86,982	(174,075)	408,234

H. David Overbeeke President, Global Brake & Chassis Group	-0-	-0-	48,296	-0-	199,781

Keith A. Wilson President, Global Filtration Group	105,823	26,456	208,315	-0-	993,998

Jorge C. Schertel President, Affinia Group, S.A.	22,428	5,607	81,961	(214,635)	367,076

Steven E. Keller Senior Vice President, General Counsel and Secretary	27,568	6,892	61,356	(87,048)	291,778

(1)	All executive contributions and registrant contributions reported in the Non-Qualified Deferred Compensation Table have been reported in the Summary Compensation Table as compensation in 2012.
(2)	Aggregate earnings reflects the earnings on executive and registrant contributions based on the increase in value of Holdings’ common stock during 2012. The amounts reported are not considered compensation reportable in the Summary Compensation Table.
(3)	All distributions were paid in shares of Holdings’ common stock.
(4)	Aggregate balance includes contributions made by the Named Executive Officer (other than Mr. Keller who was not a Named Executive Officer in prior fiscal years in which the non-qualified deferred compensation program was in effect) in prior fiscal years and the matching contribution made by the Company in prior fiscal years which were reported in the Summary Compensation Table for previous years as follows: McCormack: $490,487 and $122,622, respectively; Madden: $268,045 and $67,011 respectively; Overbeeke: $104,484 and $26,121, respectively; Wilson: $436,737 and $109,184, respectively; and Schertel: $279,340 and $69,835, respectively.

Potential Payments Upon Termination or Change in Control

Termination Provisions of Employment Agreements

Each of our Named Executive Officers (other than Mr. Overbeeke and Mr. Schertel) has entered into an employment agreement with us. Under the employment agreements and Mr. Overbeeke’s letter agreement, each Named Executive Officer (other than Mr. Schertel) is entitled to the following payments and benefits in the event of a termination by us “without cause” (as defined in the employment agreements) or in the case of Messrs. McCormack, Wilson, Madden and Keller, by the executive for “good reason” (as defined in the employment agreements) during the employment term: (1) subject to the executive’s compliance with the restrictive covenants described below, an amount equal to the “severance multiple” (2.0 for each of Messrs. McCormack, Overbeeke and Wilson; 1.5 for Messrs. Madden and Keller) times the sum of base salary and the “average annual bonus” paid under the agreement for the preceding two years (the “Multiplier”), payable as follows: an amount equal to 1 times the Multiplier to be paid in equal monthly installments for 12 months following termination of employment and the balance to be paid in a lump sum on the first anniversary of the termination of the executive’s employment; (2) a pro-rata annual bonus for the year of termination; and (3) continued medical and dental coverage at our cost, on the same basis made available for active employees for a period of years corresponding with the severance multiple; provided that, if such coverage is not available for any portion of such period under our medical plans, we must arrange for alternate comparable coverage. In addition, if the executive (other than Mr. Overbeeke and Mr. Schertel) is terminated by us without cause or the executive resigns for good reason within two years following a change in control, the executive shall be entitled to a supplemental payment equal to the excess, if any, of (X) the product of the severance multiple times the executive’s target annual bonus, over (Y) the product of the severance multiple times the average annual bonus described above.

In addition, under the terms of the employment agreements, in the event the employment term ends due to election by either party not to extend the employment term, then the executive shall be entitled, subject to the executive’s compliance with the restrictive covenants described below, to (x) if we elect not to extend the employment term or, in the case of Messrs. McCormack and Wilson, if the executive elects not to extend the employment term, an amount equal to the “severance multiple” times the base salary, payable as follows: an amount equal to one times the base salary to be paid in 12 equal monthly installments following termination of employment and the balance to be paid in a lump sum on the first anniversary of the termination of the executive’s employment and (y) if, in the case of Messrs. Madden and Keller, the executive elects not to extend the employment term, an amount equal to one times the base salary paid in equal monthly installments over 12 months.

Each executive (including Mr. Overbeeke and Mr. Schertel) is restricted (either pursuant to their employment agreement or a separate agreement), for a period following termination of employment (24 months for Messrs. McCormack, Overbeeke and Wilson; 18 months for Messrs. Madden and Keller (or 12 months for Messrs. Madden and Keller if their employment agreement expires due to their election not to extend the term); 12 months for Mr. Schertel), from (1) soliciting in competition certain of our customers, (2) competing with us or entering the employment or providing services to entities who compete with us or (3) soliciting or hiring our employees. The specific agreement containing these restrictions also provides that the Company may cease further payments and pursue its other rights and remedies in the event of a breach by the executive. Mr. Schertel’s contract containing the foregoing restrictions includes our agreement to pay him an amount equal to his annual base salary to be paid in 12 equal monthly installments if we terminate his employment without cause.

Total Potential Payout Assuming Termination Event Occurred on December 31, 2012

		Termination by Company Without Cause or by Executive for Good Reason(1)			Termination Due to Non-Renewal of Employment Agreement
Name	Benefit	Normally ($)	After Change in Control ($)	Termination by Company for Cause ($)	By Company ($)	By Executive ($)	Voluntary Resignation by Executive ($)	Retirement, Death or Disability(3) ($)
Terry R. McCormack President and Chief Executive Officer	• Severance	2,007,050	2,900,000	N/A	1,450,000	1,450,000	N/A	N/A
	• Continued health coverage	22,918	22,918	N/A	N/A	N/A	N/A	N/A
	• Accelerated vesting of matching contribution(3)	0	94,106	0	0	0	0	94,106

Total		2,029,968	3,017,024	0	1,450,000	1,450,000	0	94,106

		Termination by Company Without Cause or by Executive for Good Reason(1)			Termination Due to Non-Renewal of Employment Agreement
Name	Benefit	Normally ($)	After Change in Control ($)	Termination by Company for Cause ($)	By Company ($)	By Executive ($)	Voluntary Resignation by Executive ($)	Retirement, Death or Disability(3) ($)
Thomas H. Madden Senior Vice President and Chief Financial Officer	• Severance	669,540	904,500	N/A	502,500	335,000	N/A	N/A
	• Continued health coverage	17,189	17,189	N/A	N/A	N/A	N/A	N/A
	• Accelerated vesting of matching contribution(3)	0	36,121	0	0	0	0	36,121

Total		686,729	957,810	0	502,500	335,000	0	36,121

Keith A. Wilson President, Global Filtration Group	• Severance	1,569,250	2,000,000	N/A	1,000,000	1,000,000	N/A	N/A
	• Continued health coverage	34,144	34,144	N/A	N/A	N/A	N/A	N/A
	• Accelerated vesting of matching contribution(3)	0	64,753	0	0	0	0	64,753

Total		1,603,394	2,098,897	0	1,000,000	1,000,000	0	64,753

Jorge C. Schertel President, Affinia Group S.A.	• Severance	296,601	296,601	N/A	N/A	N/A	N/A	N/A
	• Continued health coverage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	• Accelerated vesting of matching contribution(3)	0	38,546	0	0	0	0	38,546

Total		296,601	335,147	0	0	0	0	38,546

Steven E. Keller Senior Vice President, General Counsel and Secretary	• Severance	669,540	904,500	N/A	502,000	335,000	N/A	N/A
	• Continued health coverage	34,144	34,144	N/A	N/A	N/A	N/A	N/A
	• Accelerated vesting of matching contribution(3)	0	27,251	0	0	0	0	27,251

Total		703,684	965,895	0	502,000	335,000	0	27,251

H. David Overbeeke President, Global Brake & Chassis Group	• Severance	1,482,400	1,482,400	N/A	N/A	N/A	N/A	N/A
	• Continued health coverage	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	• Accelerated vesting of matching contribution(3)	0	21,203	0	0	0	0	21,203

Total		1,482,400	1,503,603	0	0	0	0	21,203

(1)	The ability of an executive to terminate for good reason applies only to Messrs. McCormack, Madden, Wilson and Keller.
(2)

Upon retirement, death or disability, the Named Executive Officer (or his estate) is entitled to receive any earned but unpaid cash incentive award plus a pro-rata portion of any annual cash incentive award that the Named Executive Officer would have earned had his employment not terminated. In addition, on death, each of our Named Executive Officer’s designated beneficiaries would be entitled to receive life insurance proceeds equal to 1.5 times the Named Executive Officer’s base salary (with the exception of Mr. Schertel whose life insurance policy has a face amount of $333,575.
(3)	Amounts do not include previously vested amounts under our deferred compensation plan. However, in accordance with the terms of our deferred compensation plan, any unvested matching contributions made by us will vest immediately upon the retirement, death or disability of the participant or upon any change-in-control or initial public offering of Holdings common stock that occurs prior to a participant’s separation from service. If any of the foregoing events had occurred on December 31, 2012, then our prior unvested matching contributions in the following amounts would have vested on such date: Mr. McCormack: $94,106; Mr. Madden: $36,121; Mr. Overbeeke: $21,203; Mr. Wilson: $64,753; Mr. Keller: $27,251; and Mr. Schertel: $38,545. In addition, in the event of a change in control, a participant’s entire account balance, including any unvested matching contributions that vest as a result of the change in control, will be distributed in a lump sum cash payment no later than thirty days following the date of the change in control (see the amounts in the “Aggregate Balance at Last Fiscal Year End” column in the non-qualified deferred compensation table above).

Director Compensation for 2012

The annual retainer for non-management directors is $75,000. The Chairman of the Board is paid an additional $15,000 annually. Mr. Riess, as Lead Director, is paid an additional $25,000 annually. The chair of our Audit Committee is paid an additional $50,000 annually in recognition of the Audit Committee chair’s expanded responsibilities. The Chair of our Compensation Committee and the Chair of our Nominating Committee each are paid an additional $10,000 annually.

The following table summarizes compensation for our non-employee directors for 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William M. Lasky	75,000	-0-	-0-	-0-	-0-	-0-	75,000
James S. McElya	75,000	-0-	-0-	-0-	-0-	-0-	75,000
Donald J. Morrison(1)	75,000	-0-	-0-	-0-	-0-	-0-	75,000
Joseph A. Onorato	125,000	-0-	-0-	-0-	-0-	-0-	125,000
Joseph E. Parzick(2)	85,000	-0-	-0-	-0-	-0-	-0-	85,000
John M. Riess	100,000	-0-	-0-	-0-	-0-	-0-	100,000
James A. Stern	100,000	-0-	-0-	-0-	-0-	-0-	100,000

(1)	Mr. Morrison’s fees were paid directly to his employer in accordance with his employer’s policies regarding employee participation on boards of directors of the employer’s investment portfolio companies.
(2)	Mr. Parzick resigned from the Board in May 2013.
(3)	As of December 31, 2012, Messrs Lasky, McElya, Morrison, Onorato, Parzick, Riess, and Stern each held 1,500, 1,500, 3,000, 3,000, 3,000, 3,000, 3,000 unvested restricted stock units, respectively. The restricted stock units are subject to the same vesting criteria as all other Restricted Stock Units granted in connection with the option exchange. See “Compensation Discussion and Analysis—Option Exchange Program.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2012, or at any other time, one of our officers or employees or had any relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K. None of our executive officers served on the compensation committee or Board of Directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

Security Ownership of Certain Beneficial Owners

(a) Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2012, including the 2005 Stock Plan (a description of which may be found above under the heading “Equity Incentive Plan Awards”).

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	N/A		N/A		N/A
Equity compensation plans not approved by security holders:	290,795	(1)	$100.00	(2)	50,767	(3)

Total	290,795		$100.00		50,767

(1)	Consists of 23,835 shares of Holding’s common stock issuable upon the exercise of outstanding options and 242,000 shares of Holdings’ common stock issuable upon the vesting of restricted stock units awarded under the 2005 Stock Plan. Also includes 24,797 shares of Holdings’ common stock that may be issued under the Affinia Group Senior Executive Deferred Compensation and Stock Award Plan and 163 shares that were issued as a stock award.
(2)	Weighted-average exercise price does not include restricted stock units or shares that may be issued under the Affinia Group Senior Executive Deferred Compensation and Stock Award Plan, which by their nature do not have an exercise price.
(3)	Consists of shares of Holdings’ common stock issuable under the 2005 Stock Plan pursuant to various awards the compensation committee of the Board of Directors may make, including non-qualified stock options, incentive stock options, restricted and unrestricted stock, restricted stock units and other equity-based awards. See “Compensation Discussion and Analysis—Equity Incentive Plan Awards for a description of the 2005 Stock Plan.

(b) Security Ownership of Certain Beneficial Owners and Management

Affinia Group Holdings Inc. owns 100% of the issued and outstanding common stock of Affinia Group Intermediate Holdings Inc. Affinia Group Intermediate Holdings Inc. owns 100% of the issued and outstanding common stock of Affinia Group Inc.

The following table and accompanying footnotes show information regarding the beneficial ownership of the common stock of Affinia Group Holdings Inc. as of November 8, 2013 by (1) each person known by us, based on information available to us, to beneficially own more than 5% of the issued and outstanding common stock of Affinia Group Holdings Inc., (2) each of our directors and nominees, (3) each named executive officer and (4) all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise noted, the address of each beneficial owner is 1101 Technology Drive, Ann Arbor, Michigan 48108.

Names and addresses of beneficial owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
The Cypress Group L.L.C.	2,175,000	(2)	60.9%
The address of each of the Cypress Funds and Cypress Side-By-Side L.L.C. is c/o The Cypress Group L.L.C., 437 Madison Avenue, 33rd Floor, New York, NY 10022

OMERS Administration Corporation	700,000		19.6%
The address of OMERS Administration Corporation is c/o Omers Capital, Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2010, Box 6, Toronto, Ontario, Canada M5J 2J2.

The Northwestern Mutual Life Insurance Company	400,000		11.2%
The address of The Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

California State Teachers’ Retirement System	200,000		5.6%
The address of California State Teachers’ Retirement System is 100 Waterfront Place, West Sacramento, CA 95605.

Common Stock Ownership
Name of beneficial owner	Common Stock Owned	Common Stock Acquirable in 60 days	Total
Lasky	-0-	-0-	-0-
McElya	-0-	-0-	-0-
Morrison	-0-	-0-	-0-
Onorato	-0-	-0-	-0-
Riess	250.00	-0-	250.00
Stern	-0-	-0-	-0-
McCormack	3,425.95	-0-	3,425.95
Madden	2,380.75	-0-	2,380.75
Wilson	2,673.37	-0-	2,673.37
Schertel	2,162.45	-0-	2,162.45
Pizarek	270.92	-0-	270.92
Keller	1,412.45	-0-	1,412.45
Zorn	927.92	-0-	927.92
Quick	-0-	-0-	-0-
Manning	602.25	-0-	602.25
All Directors and Executive officers*	14,106.06	-0-	14,106.06

*	The executive officers or members of the Board of Directors of Affinia Group Inc. currently hold 0.3947% of shares of the outstanding common stock of Affinia Group Holdings Inc. The amount of ownership for each Named Executive Officer or member of the Board is shown above and each of the executive officers or members of the Board own less than 1.0% of outstanding shares.
(1)	Applicable percentage of ownership is based on 3,573,454 shares of common stock outstanding as of November 8, 2013 plus, as to any person, shares are deemed to be beneficially owned by such person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.
(2)	Includes 2,063,038 shares of common stock owned by Cypress Merchant Banking Partners II L.P., 87,703 shares of common stock owned by Cypress Merchant Banking II C.V., 19,909 shares of common stock owned by 55th Street Partners II L.P. (collectively, the “Cypress Funds”) and 4,350 shares of common stock owned by Cypress Side-by-Side LLC. Cypress Associates II L.L.C. is the managing general partner of Cypress Merchant Banking II C.V. and the general partner of Cypress Merchant Banking Partners II L.P. and 55th Street Partners II L.P., and has voting and investment power over the shares held or controlled by each of these funds. Certain executives of The Cypress Group L.L.C., including Messrs. Jeffrey Hughes and James Stern, may be deemed to share beneficial ownership of the shares shown as beneficially owned by the Cypress Funds. Each of such individuals disclaims beneficial ownership of such shares. Cypress Side-By-Side L.L.C. is a sole member-L.L.C. of which Mr. James Stern is the sole member.

Actions Taken in 2013

Resignation of Chief Financial Officer

On October 14, 2013, we announced that Thomas H. Madden, our Chief Financial Officer, will retire as an employee of Affinia effective December 31, 2013. As part of Mr. Madden’s retirement, he has stepped down as Chief Financial Officer effective October 21, 2013, but will continue to perform services until December 31, 2013.

In connection with Mr. Madden’s retirement, Affinia and Mr. Madden have agreed that Mr. Madden’s cessation of employment with Affinia Group Intermediate Holdings Inc. and its subsidiaries will be treated as a termination without “Cause” for purposes of Mr. Madden’s employment agreement. As such, Mr. Madden will be entitled to receive an amount equal to 1.5 times the sum of his current base salary plus the average annual bonus paid for the preceding two years, two-thirds of which amount will be payable in 12 equal monthly installments with the balance payable in a lump sum on the first anniversary of Mr. Madden’s retirement date. Mr. Madden will also be entitled to continued health coverage for eighteen months.

Appointment of Chief Financial Officer

On October 14, 2013, we announced that the Board of Directors of Affinia Group Intermediate Holdings Inc. (the “Board”) appointed Steven P. Klueg as Chief Financial Officer effective as of October 21, 2013. Mr. Klueg entered into a letter agreement with Affinia Group Inc. dated October 11, 2013 in connection with his appointment as Chief Financial Officer of Affinia Group Intermediate Holdings Inc. and Affinia Group Inc. As provided in the letter agreement, Mr. Klueg’s annual base compensation is $325,000 and he is eligible to earn an annual bonus equal to 80% of his base compensation (prorated for 2013) under Affinia’s annual cash incentive award plan. Mr. Klueg is also entitled to a monthly car allowance of $1,250 and he received a signing bonus of $90,000, which was payable on November 1, 2013. If Mr. Klueg’s employment is terminated without cause or if he resigns employment for good reason he will be entitled to (1) an amount equal to his annual base salary, payable in equal installments for twelve consecutive months and (2) continued medical and dental coverage during such twelve month period.

Mr. Klueg will also be granted 12,279.74 RSUs under and subject to the Affinia Group Holdings Inc. 2005 Stock Incentive Plan, 50% of which will contain the same performance-based vesting conditions (and other terms and conditions) as other holders of RSUs and 50% of which will be time-based vesting and will vest in four equal annual installments on each anniversary of October 21, 2013. Similar to the existing performance-based vesting RSUs, the time-based vesting RSUs will also vest following a “qualifying termination” of the holder’s employment due to an involuntary termination by us without cause, the holder’s resignation of employment for good reason or due to the holder’s death, disability or retirement, if either of the performance conditions is met upon or prior to the first to occur of (1) a final exit by Cypress of its equity investment in Affinia Group Holdings Inc. or (2) one year following the termination date. In addition, the unvested portion of the time-based vesting RSUs, if any, will vest upon the occurrence of a change in control of Affinia Group Holdings Inc. In connection with the grant of RSUs, Mr. Klueg will be required to enter into a Restricted Stock Unit Agreement, a management stockholders agreement, a sale participation agreement and a confidentiality, non-competition and proprietary information agreement consistent with the forms of such agreements entered into by Affinia’s other holders of restricted stock units.

Letter Agreement with Chief Executive Officer

On May 31, 2013, Mr. McCormack entered into a letter agreement with Affinia Group Inc. and Affinia Group Holdings Inc. (“Holdings”) amending his employment agreement with Affinia Group Inc. and his Restricted Stock Unit Agreement with Holdings in certain respects. The letter agreement was intended to provide Mr. McCormack with an opportunity to receive fixed cash payments in the aggregate amount of up to $5 million in lieu of one-half of the restricted stock units that were outstanding under his Restricted Stock Unit Agreement and in lieu of receiving potential cash severance payments under his employment agreement following his termination of employment. Accordingly, the number of RSUs held by Mr. McCormack under his RSU Agreement has been reduced from 61,398.72 to 30,699.36. The cash payments to Mr. McCormack under the letter agreement will be made partially in annual installments over up to four years commencing on May 31, 2014, and partially in installments following Mr. McCormack’s termination of employment. The timing of payments under the letter agreement is intended to comply with Section 409A of the Internal Revenue Code. Under the terms of the letter agreement, Mr. McCormack will also be entitled to receive a pro-rata annual bonus with respect to the year in which he terminates employment and he will also be entitled to receive continued health insurance benefits from the Company for two years following his termination of employment (in each case, corresponding to the termination benefits that Mr. McCormack was previously entitled to receive under his Employment Agreement). Mr. McCormack would forfeit his rights to the special payments and benefits under the letter agreement in the event of his voluntary resignation (other than for “good reason”) prior to reaching age 65 or in the event that his employment is terminated for “cause.”

Resignation of Chief Executive Officer and Director

On October 29, 2013, we announced that Mr. McCormack notified the Board of his resignation as President and Chief Executive Office of Affinia and as a member of the Board effective March 31, 2014. Mr. McCormack has agreed to continue his service to Affinia after March 31, 2014 as special advisor to the Chairman of the Board. The terms and conditions of Mr. McCormack’s role as special advisor will be determined prior to March 31, 2014.

We and Mr. McCormack have agreed that Mr. McCormack’s separation from service will be treated as a retirement for all purposes except that his separation from service will be treated as a termination without “Cause” for purposes of Mr. McCormack’s employment agreement and his Restricted Stock Unit Agreement, each as amended by the letter agreement entered into on May 31, 2013 described above. As such, Mr. McCormack will be entitled to receive an amount equal to two times the sum of his base salary plus his average bonus as set forth in the letter agreement, one-half of which amount will be payable in 12 equal monthly installments with the balance payable in a lump sum on the first anniversary of Mr. McCormack’s separation from service. Within 30 days following Mr. McCormack’s separation from service, Mr. McCormack will also be entitled to receive a lump sum payment equal to the unpaid portion of the “Installment Payments” described in the letter agreement. Mr. McCormack will also be entitled to continued health coverage for twenty-four months following his separation from service. In addition, pursuant to the letter agreement, Mr. McCormack’s 30,699.36 restricted stock units will remain outstanding and will be eligible to vest in accordance their terms if a vesting event occurs prior to the later of (x) January 1, 2016, and (y) two years following his separation from service.

Appointment of Chief Executive Officer

On October 29, 2013, we announced that the Board appointed Keith A. Wilson as President and Chief Executive Officer of Affinia, effective as of April 1, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Director Independence

The members of our Board of Directors are James A. Stern, William M. Lasky, Terry R. McCormack, James S. McElya, Donald J. Morrison, Joseph A. Onorato and John M. Riess. Though not formally considered by our Board of Directors, given that our securities are not registered or traded on any national securities exchange, based upon the listing standards of the New York Stock Exchange, we do not believe that Mr. Stern or Mr. McCormack would be considered independent either because they serve as members of our management team or because of their relationships with various Cypress funds or certain affiliates of Affinia Group Holdings Inc. or other entities that hold significant interests in Affinia Group Holdings Inc. We do believe that Mr. Lasky, Mr. McElya, Mr. Morrison, Mr. Onorato and Mr. Riess would qualify as “independent” based on the New York Stock Exchange’s director independence standards for listed companies.

Investor Stockholders Agreement

Pursuant to the Amended and Restated Stockholders Agreement dated as of November 30, 2012, among Affinia Group Holdings Inc., various Cypress funds, OMERS, The Northwestern Mutual Life Insurance Company, California State Teachers’ Retirement System and Stockwell Fund, L.P., the number of directors serving on the Board of Directors will be no less than seven and no more than eleven. The Stockholders Agreement entitles Cypress to designate three directors. Cypress has currently appointed Mr. Stern and Mr. McElya. As long as OMERS members own at least 50 percent in the aggregate of the number of shares owned by them on November 30, 2004, OMERS is entitled to designate one director, who currently is Mr. Morrison. Cypress is entitled to designate three directors who are not affiliated with any of the parties to the Stockholders Agreement, who currently are Mr. Lasky, Mr. Onorato and Mr. Riess. Additionally, the Stockholders Agreement entitles the individual serving as CEO, currently Mr. McCormack, and another individual serving as one of our senior officers, currently vacant, to seats on the Board of Directors. The Stockholders Agreement also provides that the nominating committee of the Board of Directors may from time to time select two additional individuals who must be independent to serve as Directors.

Other Related Person Transactions

We describe below the transactions that have occurred since the beginning of fiscal 2012, and any currently proposed transactions, that involve the Company or a subsidiary and exceed $120,000, and in which a related party had or has a direct or indirect material interest.

Mr. John M. Riess, a Board member, is the parent of J. Michael Riess, who is currently employed with Genuine Parts Company (NAPA) as president of a distribution facility. NAPA is the Company’s largest customer as a percentage of total net sales from continuing operations. NAPA accounted for $368 million, $378 million and $374 million of our total net sales from continuing operations, which represented 27%, 26% and 26% of our total net sales from continuing operations for the years ended December 31, 2010, 2011 and 2012, respectively.

Effective July 1, 2012, we, along with Affinia Group Holdings Inc. and Affinia Group Inc., entered into an amendment to the Advisory Agreement with Torque Capital Group LLC for services related to corporate strategy, finance, investments and such other services as we may request from time to time. Mr. Joseph E. Parzick, a former director, is a managing partner of Torque Capital Group LLC. The Advisory Agreement was amended to change the expiration date of the obligation to pay the quarterly fee from June 30, 2012 to March 31, 2013. In accordance with the terms of the Advisory Agreement, the Company terminated its obligation to pay the quarterly fee effective December 31, 2012.

Related Person Transactions Policy

Our Board has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” include our executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or more of our outstanding common stock.

Our related person transactions policy requires:

•	that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person transaction,” and any material amendment or modification to a related person transaction, be evaluated and approved or ratified by our Audit Committee or by the disinterested members of the Audit Committee; and

•	that any employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction must be approved by the Compensation Committee of the Board or recommended by the Compensation Committee to the Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

•	management must disclose to the Audit Committee or the disinterested members of the Audit Committee, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•	management must advise the Audit Committee or the disinterested members of the Audit Committee, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness;

•	management must advise the Audit Committee or the disinterested members of the Audit Committee, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent it is required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•	management must advise the Audit Committee or the disinterested members of the Audit Committee, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of Sarbanes-Oxley.

In addition, the related person transaction policy provides that the Audit Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, The New York Stock Exchange and the Code. Subsequent to the adoption of the written procedures above, the Company has followed these procedures regarding all reportable related person transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Asset Based Credit Facilities

Overview. On April 25, 2013, we replaced Old ABL Revolver with a new ABL Revolver. The ABL Revolver comprises a revolving credit facility of up to $175 million for borrowings solely to the U.S. domestic borrowers, including (a) a $30 million sub-limit for letters of credit and (b) a $15 million swingline facility. Availability under the ABL Revolver is based upon monthly (or more frequent under certain circumstances) borrowing base valuations of our eligible inventory and accounts receivable, among other things, and is reduced by certain reserves in effect from time to time. There were no outstanding borrowings on the ABL Revolver at September 30, 2013.

Maturity. The ABL Revolver is scheduled to mature on April 25, 2018.

Guarantees and collateral. The indebtedness, obligations and liabilities under the ABL Revolver are unconditionally guaranteed jointly and severally on a senior secured basis by Parent and certain of its current and future U.S. subsidiaries, and are secured, subject to permitted liens and other exceptions and exclusions, by a first-priority lien on accounts receivable, inventory, cash, deposit accounts, securities accounts and proceeds of the foregoing and certain assets related thereto and a second-priority lien on the collateral that secures the Term Loans on a first-priority basis.

Mandatory prepayments. If at any time the outstanding borrowings under the ABL Revolver (including outstanding letters of credit and swingline loans) exceed the lesser of (i) the borrowing base as in effect at such time and (ii) the aggregate revolving commitments as in effect at such time, the borrowers will be required to prepay an amount equal to such excess and/or cash collateralize outstanding letters of credit.

Voluntary Prepayments. Subject to certain conditions, the ABL Revolver allows the borrowers to voluntarily reduce the amount of the revolving commitments and to prepay the loans without premium or penalty other than customary breakage costs for LIBOR rate contracts.

Interest rates and fees. Outstanding borrowings under the ABL Revolver accrue interest at an annual rate of interest equal to (i) a base rate plus the applicable spread, as set forth below or (ii) a LIBOR rate plus the applicable spread, as set forth below. Swingline loans bear interest at a base rate plus the applicable spread. The Company will pay a commission on letters of credit issued under the ABL Revolver at a rate equal to the applicable spread for loans based upon the LIBOR rate.

Level	Average Aggregate Availability	Base Rate Loans and Swingline Loans	LIBOR Loans
I	<$50,000,000	1.00%	2.00%
II	> $50,000,000 but < $100,000,000	0.75%	1.75%
III	> $100,000,000	0.50%	1.50%

The borrowers will pay certain fees with respect to the ABL Revolver, including (i) an unused commitment fee on the undrawn portion of the credit facility of 0.25% per annum in the event that more than 50% of the commitments (excluding swingline loans) under the credit facility are utilized, and 0.375% per annum in the event that 50% or less of the commitments (excluding swingline loans) under the credit facility are utilized and (ii) customary annual administration fees and fronting fees in respect of letters of credit equal to 0.125% per annum on the stated amount of each letter of credit outstanding during each fiscal quarter. During an event of default, all loans and other obligations under the ABL Revolver may bear interest at a rate 2.00% in excess of the otherwise applicable rate of interest.

Cash Dominion. Commencing on the day that an event of default occurs or availability under the ABL Revolver is less than the greater of 12.5% of the total borrowing base and $17.5 million and continuing until no event of default has existed and availability has been greater than such thresholds at all times for 60 consecutive days, amounts in the Company’s deposit accounts and the deposit accounts of the guarantors (other than certain excluded accounts) will be transferred daily into a blocked account held by the administrative agent and applied to reduce the outstanding amounts under the ABL Revolver.

Covenants. The ABL Revolver contains negative covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to: create liens and encumbrances; incur additional indebtedness; merge, dissolve, liquidate or consolidate; make acquisitions, investments, advances or loans; dispose of or transfer assets; pay dividends or make other payments in respect of their capital stock; amend certain material governance documents; change the nature of the business of the borrowers and their subsidiaries; redeem or repurchase capital stock or prepay, redeem or repurchase certain debt; engage in certain transactions with affiliates; change the borrowers’ fiscal periods; and enter into certain restrictive agreements.

In addition, commencing on the day that an event of default occurs or availability under the ABL Revolver is less than the greater of 10.0% of the total borrowing base and $15.0 million and continuing until no event of default has existed and availability under the ABL Revolver has been greater than such thresholds at all times, in each case, for 30 consecutive days, Parent will be required to maintain a fixed charge coverage ratio of at least 1.0x measured for the last 12-month period.

The ABL Revolver also contains certain customary affirmative covenants and events of default, including a change of control. As of November 8, 2013, we were in compliance in all material respects with all covenants and provisions contained in the ABL Revolver.

Senior Notes

Overview. On April 25, 2013, Affinia Group Inc. issued $250 million of Senior Notes as part of the refinancing. The Senior Notes accrue interest at the rate of 7.75% per annum, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2013. The Senior Notes will mature on May 1, 2021. The terms of the Indenture provide that, among other things, the Senior Notes rank equally in right of payment to all of the Company’s and the Guarantors’ existing and future senior debt and senior in right of payment to all of the Company’s and Guarantors’ existing and future subordinated debt. The Senior Notes are structurally subordinated to all of the liabilities and obligations of the Company’s subsidiaries that do not guarantee the Senior Notes. The Senior Notes are effectively junior in right of payment to all of the Company’s and the Guarantors’ secured indebtedness, including the Term Loans and the ABL Revolver, to the extent of the value of the collateral securing such indebtedness. The outstanding balance of the Senior Notes at September 30, 2013 was $250 million.

Guarantees. The Guarantors guarantee the Company’s obligations under the Notes on a senior unsecured basis.

Interest Rate. Interest on the Notes accrues at a rate of 7.75% per annum. Interest on the Notes is payable in cash semiannually in arrears on May 1 and November 1 of each year, commencing on November 1, 2013.

Redemption Following Public Equity Offering. Prior to May 1, 2016 and subject to certain conditions the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture with the proceeds of an equity offering upon at least 15 but not more than 60 days’ prior notice at a redemption price equal 107.75% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the date of redemption, provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and the aggregate principal amount of any additional notes issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption and provided, further, that each such redemption occurs within 120 days of the date of closing of each such equity offering.

Optional Redemption. On and after May 1, 2016, the Company may at its option redeem the Notes, in whole or in part, upon at least 15 but not more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Period Redemption price

2016	105.813%
2017	103.875%
2018	101.938%
2019 and thereafter	100.000%

Prior to May 1, 2016, the Company may redeem the Notes, in whole or in part, upon at least 15 but not more than 60 days’ prior notice at a price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) a make-whole premium as of the date of the redemption, plus (iii) accrued and unpaid interest, if any, thereon, to the date of redemption.

Repurchase upon Change of Control. Upon the occurrence of a change in control (as defined in the Indenture), the Company will be required to make an offer to repurchase all of the Notes in cash at a price equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

Other Covenants. The Indenture contains affirmative and negative covenants that, among other things, limit or restrict the Company’s ability (as well as those of the Company’s subsidiaries) to: incur additional debt; provide guarantees and issue mandatorily redeemable preferred stock; pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments including the prepayment of certain indebtedness; enter into agreements that restrict distributions from restricted subsidiaries; sell or otherwise dispose of assets, including capital stock of restricted subsidiaries; enter into transactions with affiliates; create or incur liens; and merge, consolidate or sell substantially all of its assets.

As of November 8, 2013, we were in compliance in all material respects with all covenants and provisions contained in the senior indenture.

Events of Default. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and other monetary obligations on all the Notes to be due and payable immediately.

Term Loan Facility

Overview. On April 25, 2013, the Company entered into (i) a Term Loan B-1 in an aggregate principal amount of $200 million and (ii) a Term Loan B-2 in an aggregate principal amount of $470 million. The Term Loan B-1 was offered at a price of 99.75%, of their face value, resulting in approximately $199 million of net proceeds for the Term Loan B-1. The Term Loan B-2 was offered at a price of 99.50%, of their face value, resulting in approximately $468 million of net proceeds for the Term Loan B-2. The $1 million and $2 million original issue discount for the Term Loan B-1 and Term Loan B-2, respectively, will be amortized based on the effective interest rate method and included in interest expense until the Term Loans mature. The Term Loan B-1 amortizes in quarterly installments in an amount equal to 1.00% per annum, with the balance due on April 25, 2016. The Term Loan B-2 amortizes in quarterly installments in an amount equal to 1.00% per annum, with the balance due on April 25, 2020. As of September 30, 2013, $199 million principal amount of Term Loan B-1 was outstanding, net of a $1 million issue discount which is being amortized until the Term Loan B-1 matures and $467 million principal amount of Term Loan B-2 was outstanding, net of a $2 million issue discount which is being amortized until the Term Loan B-2 matures.

Guarantees and collateral. The indebtedness, obligations and liabilities under the Term Loan Facility are unconditionally guaranteed jointly and severally on a senior secured basis by Parent and certain of its current and future U.S. subsidiaries, and are secured, subject to permitted liens and other exceptions and exclusions, by a first-priority lien on substantially all tangible and intangible assets of the borrower and each guarantor (including (i) a perfected pledge of all of the capital stock of the borrower and each direct, wholly-owned material subsidiary held by the borrower or any guarantor (subject to certain limitations with respect to foreign subsidiaries) and (ii) perfected security interests in, and mortgages on, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing) except for certain excluded assets and the collateral securing the ABL Revolver on a first priority basis, and a second-priority lien on the collateral securing the ABL Revolver on a first-priority basis.

Mandatory prepayments. The Term Loan Facility requires the following amounts to be applied to prepay the Term Loans, subject to certain thresholds, exceptions and reinvestment rights: 100% of the net proceeds from the incurrence of indebtedness (other than permitted indebtedness), 100% of the net proceeds of certain asset sales (including insurance or condemnation proceeds), other than the collateral securing the ABL Revolver on a first-priority basis, and 50% of excess cash flow with stepdowns to 25% and 0% based on certain leverage targets.

Mandatory prepayments will be allocated ratably between Term Loan B-1 and Term Loan B-2 and, within each, will be applied to reduce remaining amortization payments in the direct order of maturity for the immediately succeeding eight quarters and, thereafter, pro rata.

Voluntary Prepayments. The Company may voluntarily prepay outstanding Term Loans in whole or in part at any time without premium or penalty (other than a 1.00% premium payable until, in the case of the Term Loan B-1, six months following April 25, 2013 and, in the case of the Term Loan B-2, one year following April 25, 2013, on (i) the amount of loans prepaid or refinanced with proceeds of long-term bank debt financing or any other financing similar to such borrowings having a lower effective yield or (ii) the amount of loans the terms of which are amended to the same effect), subject to payment of customary breakage costs in the case of LIBOR rate loans. Optional prepayments of the Term Loans will be applied to the remaining installments thereof at the direction of the Company.

Interest Rates. Outstanding borrowings under the Term Loan Facility accrue interest at an annual rate of interest equal to (i) a base rate plus the applicable spread or (ii) a LIBOR rate plus the applicable spread. The applicable margin for borrowings under the Term Loan B-1 is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR rate borrowings, and the applicable margin for borrowing under the Term Loan B-2 is 2.50% with respect to base rate borrowings and 3.50% with respect to LIBOR rate borrowings. The LIBOR rate is subject to a floor of 0.75% per annum with respect to Term Loan B-1 and 1.25% per annum with respect to Term Loan B-2. Overdue principal with respect to the Term Loans will bear interest at a rate 2.00% in excess of the otherwise applicable rate of interest and other overdue amounts with respect to the Term Loans will bear interest at a rate 2.00% in excess of the rate applicable to base rate borrowings.

Covenants. The Term Loan Facility contains negative covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to create liens and encumbrances; incur additional indebtedness; merge, dissolve, liquidate or consolidate; make acquisitions, investments, advances or loans; dispose of or transfer assets; pay dividends or make other payments in respect of their capital stock; amend certain material governance documents; change the nature of the business of the borrower and its subsidiaries; redeem or repurchase capital stock or prepay, redeem or repurchase certain debt; engage in certain transactions with affiliates; change the borrower’s fiscal periods; and enter into certain restrictive agreements.

The Term Loan Facility also contains certain customary affirmative covenants and events of default, including a change of control. As of November 8, 2013, we were in compliance in all material respects with all covenants and provisions contained in the Term Loan Facility.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Affinia Group Inc. and the guarantors of the outstanding notes have entered into a registration rights agreement with the initial purchasers of the eligible notes in which they agreed, under certain circumstances, to use their commercially reasonable best efforts to file a registration statement relating to offers to exchange the eligible notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act and to complete the exchange offer no later than 270 days following the closing date of the issuance of the eligible notes. The exchange notes will have terms identical in all material respects to the eligible notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The eligible notes were issued on April 25, 2013.

Under the circumstances set forth below, Affinia Group Inc. and the guarantors will use their commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the eligible notes within the time periods specified in the registration rights agreement and keep the statement continuously effective for a period of two years from April 25, 2013. These circumstances include:

•	if any changes in law or in applicable interpretations thereof by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not consummated within 270 days after the date of issuance of the eligible notes;

•	if any initial purchaser so requests with respect to the eligible notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offer;

•	if any holder is not eligible to participate in the exchange offer;

•	if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered eligible notes; or

•	if Affinia Group Inc. so elects to file a shelf registration statement with respect to the resale of the eligible notes.

Under the registration rights agreement, if Affinia Group Inc. fails to complete the exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 270 days after the issue date of the eligible notes (the “target registration date”), the interest rate on the eligible notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the eligible notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. The registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your eligible notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for eligible notes, where such eligible notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, (available July 2, 1993), or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the eligible notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for eligible notes, where such eligible notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Affinia Group Inc. will accept for exchange in the exchange offer any eligible notes that are validly tendered and not validly withdrawn prior to the expiration date. Eligible notes may only be tendered in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000. Affinia Group Inc. will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of eligible notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the eligible notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the eligible notes. The exchange 7.750% Senior Notes due 2021 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the eligible 7.750% Senior Notes due 2021. For a description of the indenture, see “Description of the Exchange Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of eligible notes being tendered for exchange.

As of the date of this prospectus, $250 million aggregate principal amount of the 7.750% Senior Subordinated Notes due 2021 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of 7.750% Senior Notes due 2021 issued April 25, 2013. There will be no fixed record date for determining registered holders of eligible notes entitled to participate in the exchange offer. Affinia Group Inc. intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Eligible notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ eligible notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the eligible notes under the registration rights agreement.

Affinia Group Inc. will be deemed to have accepted for exchange properly tendered eligible notes when it has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Affinia Group Inc. expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your eligible notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of eligible notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means the end of the day, 12:00 a.m. midnight, New York City time, on                     , 2013. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the eligible notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Affinia Group Inc. reserve the right, in its sole discretion:

•	to delay accepting for exchange any eligible notes (if we amend or extend the exchange offer);

•	to extend any of the exchange offer or to terminate any of the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of any of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the eligible notes. If Affinia Group Inc. amends the exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of eligible notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, Affinia Group Inc. will not be required to accept for exchange, or to issue exchange notes in exchange for, any eligible notes and it may terminate or amend any of the exchange offer as provided in this prospectus prior to the expiration date if in its reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, Affinia Group Inc. will not be obligated to accept for exchange the eligible notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Eligible Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

Affinia Group Inc. expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, Affinia Group Inc. may delay acceptance of any eligible notes by giving oral or written notice of such extension to their holders. Affinia Group Inc. will return any eligible notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Affinia Group Inc. expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any eligible notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. Affinia Group Inc. will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the eligible notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and Affinia Group Inc. may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If Affinia Group Inc. fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

In addition, Affinia Group Inc. will not accept for exchange any eligible notes tendered, and will not issue exchange notes in exchange for any such eligible notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Eligible Notes

To tender your eligible notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with The Depository Trust Company’s (“DTC”) Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for eligible notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of eligible notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of eligible notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing eligible notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose eligible notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your eligible notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the eligible notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your eligible notes, either:

•	make appropriate arrangements to register ownership of the eligible notes in your name; or

•	obtain a properly completed bond power from the registered holder of eligible notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the eligible notes surrendered for exchange are tendered:

•	by a registered holder of the eligible notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any eligible notes listed on the eligible notes, such eligible notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the eligible notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing eligible notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the eligible notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering eligible notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, Affinia Group Inc. will promptly issue exchange notes for eligible notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	eligible notes or a timely book-entry confirmation of such eligible notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering eligible notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for eligible notes must represent that such eligible notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Affinia Group Inc. will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of eligible notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. Affinia Group Inc. reserves the absolute right to reject any and all tenders of any particular eligible notes not properly tendered or to not accept any particular eligible notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular eligible notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of eligible notes for exchange must be cured within such reasonable period of time as we determine. Neither Affinia Group Inc., the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of eligible notes for exchange, nor will any of them incur any liability for any failure to give notification. Any eligible notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the eligible notes at DTC and, as book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the eligible notes by causing the book-entry transfer facility to transfer those eligible notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of eligible notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of eligible notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered eligible notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of eligible notes who are unable to deliver confirmation of the book-entry tender of their eligible notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their eligible notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your eligible notes but your eligible notes are not immediately available or you cannot deliver your eligible notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of eligible notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such eligible notes and the principal amount of eligible notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the eligible notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered eligible notes in proper form for transfer or a book-entry confirmation of transfer of the eligible notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your eligible notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of eligible notes at any time prior to the close of business, New York City time, on the last business day on which the exchange offer remains open.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the eligible notes to be withdrawn;

•	identify the eligible notes to be withdrawn, including the certificate numbers and principal amount of the eligible notes; and

•	where certificates for eligible notes have been transmitted, specify the name in which such eligible notes were registered, if different from that of the withdrawing holder.

If certificates for eligible notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If eligible notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn eligible notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any eligible notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any eligible notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the eligible notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn eligible notes may be retendered by following the procedures described under “—Procedures for Tendering Eligible Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

Notes

By Registered or Certified Mail:	By Facsimile Transmission:	By Hand Delivery or Overnight Delivery:

Wilmington Trust, National Association	(302) 636-4139	Wilmington Trust, National Association
c/o Wilmington Trust Company		c/o Wilmington Trust Company
Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed	To Confirm by Telephone or for Information Call: (302) 636-6181	Corporate Capital Markets Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attn: Sam Hamed

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $0.3 million. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the eligible notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of eligible notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing eligible notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of eligible notes tendered;

•	tendered eligible notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of eligible notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their eligible notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that eligible notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your eligible notes for exchange notes under the exchange offer, your eligible notes will remain subject to the restrictions on transfer of such eligible notes:

•	as set forth in the legend printed on the eligible notes as a consequence of the issuance of the eligible notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offerings of the eligible notes.

In general, you may not offer or sell your eligible notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the eligible notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered eligible notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any eligible notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered eligible notes.

DESCRIPTION OF THE EXCHANGE NOTES

The Issuer expects to issue up to $250,000,000 aggregate principal amount of 7.750% Senior Notes due 2021 (the “Exchange Notes”) under an Indenture, dated as of April 25, 2013 (the “Indenture”) among Affinia Group Inc., certain of its subsidiaries and Wilmington Trust, National Association, as Trustee, in exchange for up to $250,000,000 aggregate principal amount of the currently outstanding 7.750% Senior Notes due 2021 issued pursuant to the Indenture on April 25, 2013 (the “Outstanding Notes”). Both the Exchange Notes and the Outstanding Notes are generally referred to herein as the “notes.” The Outstanding Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. The following description is a summary of the material provisions of the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading “Certain definitions.” In this description, the term “Issuer” refers to Affinia Group Inc. and not to any of its subsidiaries; “we,” “us,” “our,” “Affinia” and “Company” refer to Affinia Group Inc. and its subsidiaries; “Holdings” refers to Affinia Group Holdings Inc., the Issuer’s indirect parent company; and “Intermediate Holdings” or “Parent” refers to Affinia Group Intermediate Holdings Inc., the Issuer’s direct parent company.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as Holders of the notes. You may request copies of the Indenture at our address set forth under the heading “Summary—The Exchange Offer.”

The Exchange Notes:

•	will be senior unsecured debt obligations of the Issuer;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuer;

•	will be effectively subordinated to all Secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness;

•	will be senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the notes) of the Issuer;

•	will be initially guaranteed on a senior unsecured basis by Parent and each Restricted Subsidiary that guarantees the Senior Credit Facilities; and

•	will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not guarantee the notes.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of, premium, if any, or interest on the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. Parent and all of the Issuer’s Domestic Subsidiaries that guarantee the Senior Credit Facilities will also guarantee the notes. Each guarantee will be full and unconditional and joint and several. Parent directly or indirectly owns 100% of Issuer and the other guarantors.

Each of the Guarantees of the notes will be a general unsecured obligation of the relevant Guarantor and will be pari passu in right of payment with all existing and future Senior Indebtedness of each such Guarantor and will be effectively subordinated to all Secured Indebtedness of each such entity (including each Guarantor’s guarantee of our Indebtedness or Obligations under the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness and will be senior in right of payment to all future Subordinated Indebtedness of each such entity. The notes will be structurally subordinated to Indebtedness and other liabilities of Subsidiaries of the Issuer that do not guarantee the notes. Not all of the Issuer’s Subsidiaries will Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer, Parent or any other Guarantor. As of December 31, 2012, on an as adjusted basis after giving effect to the Refinancing Transactions, our non-guarantor Subsidiaries would have had approximately $121 million of liabilities outstanding (including trade payables), to which the notes would have been structurally subordinated. Our non-guarantor Subsidiaries accounted for $1,026 million, or 56%, of our net sales for the year ended December 31, 2012 (excluding non-guarantor Subsidiaries’ intercompany sales to the guarantors of $364 million) and generated $96 million of operating profit, compared to guarantor operating profit of $80 million, for the year ended December 31, 2012. Our non-guarantor Subsidiaries accounted for $412 million, or 43%, of our assets and $121 million, or 15%, of our liabilities as of December 31, 2012. As of September 30, 2013, our non-guarantor Subsidiaries had approximately $121 million of liabilities outstanding (including trade payables), to which the notes have been structurally subordinated. Our non-guarantor Subsidiaries accounted for $672 million, or 57%, of our net sales for the nine months ended September 30, 2013 (excluding non-guarantor Subsidiaries’ intercompany sales to the guarantors of $119 million) and generated $80 million of operating profit, compared to guarantor operating profit of $57 million, for the nine months ended September 30, 2013. Our non-guarantor Subsidiaries accounted for $452 million, or 44%, of our assets and $152 million, or 12%, of our liabilities as of September 30, 2013.

The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that such Subsidiary Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state statutes allow courts, under certain circumstances, to void the exchange notes and the related guarantees and require the holders of the exchange notes to return payments thereon.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Since Parent is a holding company with no operations, the Parent Guarantee provides little, if any, additional credit support for the notes and investors should not rely on the Parent Guarantee in evaluating the investment in the notes.

Any Guarantee by a Subsidiary Guarantor of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

(b) the release or discharge of the guarantee by such Guarantor with respect to the Senior Credit Facilities or the guarantee which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture,

(d) the merger or consolidation of such Guarantor with and into the Issuer or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Subsidiary Guarantor,

(e) exercise of the legal defeasance option or covenant defeasance option by the Issuer as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture, or

(f) as described under “—Amendment, Supplement and Waivers”; and

(ii) such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

In addition, if at any time following the Issue Date, Parent no longer Guarantees any Indebtedness of the Issuer or any of the Restricted Subsidiaries (other than the notes and the obligations under the Indenture), the Parent Guarantee will be released upon presentation to the Trustee of an Officer’s Certificate to the effect that no such Guarantees exist or are contemplated at such time. If Parent thereafter shall enter into any Guarantee of any Indebtedness of the Issuer or any of its Restricted Subsidiaries, Parent shall within 30 days execute and deliver a supplemental indenture to the Indenture providing for a Guarantee on the same terms and conditions as those set forth in the Indenture and the obligations under the Indenture. In addition, if the Issuer exercises its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture, the Parent Guarantee will be released.

Ranking

Senior Indebtedness Versus Notes

The Indebtedness evidenced by the notes and the Guarantees will be unsecured and will rank pari passu in right of payment to all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be. Secured Indebtedness and other secured obligations of the Issuer and the Guarantors (including obligations with respect to the Senior Credit Facilities) will be effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

As of September 30, 2013, the Issuer’s and the Guarantors’ Senior Indebtedness was $916 million, including $666 million of Secured Indebtedness. All of the Senior Indebtedness of the Issuer and the Guarantors consisted of their obligations with respect to the Senior Credit Facilities and the notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Subsidiary Guarantors may incur, the amount of such Indebtedness could be substantial. In any case, such Indebtedness may be Senior Indebtedness and, in certain circumstances, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock” and “Certain Covenants—Liens.”

Liabilities of Subsidiaries Versus Notes

The Issuer does not directly have any operations. All of our operations are conducted through Subsidiaries of the Issuer. Some of the Issuer’s Subsidiaries are not guaranteeing the notes, and, as described above under “—Guarantees,” Guarantees may be released under certain circumstances. In addition, the Issuer’s future Subsidiaries may not be required to guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries of the Issuer, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

See “—Guarantees” above for information regarding the liabilities, net sales, operating profit and assets of our non-guarantor Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred and preferred stock issued in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence or issuance by such subsidiaries of liabilities that are not considered Indebtedness or Disqualified Stock under the Indenture. See “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the notes. The initial paying agent for the notes will be the Trustee. Until otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

The Issuer will also maintain a registrar. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Principal, Maturity and Interest

The Issuer will issue $250,000,000 of notes in this offering. The notes will mature on May 1, 2021. Subject to compliance with the covenant described below under the caption “—Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock,” the Issuer may issue additional notes from time to time after this offering under the Indenture (“Additional Notes”). The notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the notes” include any Additional Notes that are actually issued.

Interest on the notes will accrue at the rate of 7.750% per annum and will be payable semi-annually in arrears on May 1 and November 1 commencing on November 1, 2013, to Holders of record on the immediately preceding April 15 and October 15, as the case may be. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional, or special, interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Special Interest pursuant to the Registration Rights Agreement. Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuer may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

At any time prior to May 1, 2016, the Issuer may redeem all or a part of the notes, upon notice as described under the heading “—Selection and notice,” at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after May 1, 2016, the Issuer may redeem the notes, in whole or in part, upon notice as described under the heading “—Selection and notice,” at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated below:

Year	Percentage
2016	105.813%
2017	103.875%
2018	101.938%
2019 and thereafter	100.000%

In addition, until May 1, 2016, the Issuer may, at its option, upon notice as described under the heading “—Selection and notice,” on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 107.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Issuer or Parent or any other direct or indirect parent company of the Issuer to the extent such net cash proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and the aggregate principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Any redemption or notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

The Issuer and its affiliates may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and notice

With respect to any partial redemption or repurchase of notes made pursuant to the Indenture, if less than all of the notes are to be redeemed at any given time, selection of such notes for redemption will be made by the Trustee (a) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 15 but not more than 60 days before the purchase or redemption date to each Holder of notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

If any notes are to be purchased or redeemed in part only, the Issuer will issue a new note in principal amount equal to the unpurchased or unredeemed portion of the original note in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the redemption date, unless the Issuer defaults in payment of the redemption price, interest shall cease to accrue on notes or portions thereof called for redemption, unless such redemption is conditioned on the happening of a future event.

Repurchase at the Option of Holders

Change of control

The Indenture provides that if a Change of Control occurs after the Issue Date, unless the Issuer has, prior to the time the Issuer is required to make a Change of Control Offer (as defined below), mailed or electronically transmitted a redemption notice with respect to all the outstanding notes as described under “Optional Redemption,” the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 15 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

(7) that if the Issuer is redeeming less than all of the notes, the Holders of the remaining notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) the other instructions, as determined by us, consistent with the covenant hereunder, that a Holder must follow.

While the notes are in global form and if the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities will limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer (or one of its affiliates) becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is contractually prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain contractually prohibited from purchasing the notes. In such case, the Issuer’s failure to offer to purchase the notes would constitute a Default under the Indenture.

The Senior Credit Facilities will also provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control event that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and we would remain prohibited from purchasing the notes. In such case, our failure to obtain such waiver or refinance the Senior Credit Facilities would constitute an Event of Default under clause (3) under the caption “Events of default and remedies.” Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases of the notes.

In the event that we make a Change of Control Payment, the paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer (or any of its direct or indirect parent companies) and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction. We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset sales

The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a) any liabilities (as reflected on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Issuer and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing,

(b) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 360 days after the Issuer’s or any Restricted Subsidiary’s receipt of any Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), the Issuer or any Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to permanently repay or permanently reduce:

(w) Obligations under a Credit Facility to the extent such Obligations were incurred under paragraph (a) of the second paragraph under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock,” and to correspondingly reduce any outstanding commitments with respect thereto;

(x) Obligations under Senior Secured Indebtedness of the Issuer or a Guarantor, and to correspondingly reduce any outstanding commitments with respect thereto;

(y) Obligations under the notes or any other Senior Indebtedness of the Issuer or any Restricted Subsidiary (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable); provided that to the extent the Issuer or any Restricted Subsidiary shall so repay any such other Senior Indebtedness, the Issuer will either (A) reduce Obligations under the notes on a pro rata basis by, at its option, (i) redeeming notes as described under “—Optional Redemption,” or (ii) purchasing notes through open market purchases, at a price equal to or greater than 100% of the principal amount thereof, in a manner that complies with the Indenture and applicable securities law, or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes on a ratable basis for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of notes to be repurchased (which offer shall be deemed to be an Asset Sale Offer); or

(z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer and/or one or more Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other property or assets, in the case of each of (a), (b) and (c), either (i) used or useful in a Similar Business or (ii) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the Issuer and its Restricted Subsidiaries will be deemed to have complied with this clause (2) if and to the extent that, within 360 days after the Asset Sale that generated the Net Proceeds, the Issuer or any Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (2), and such investment is thereafter completed within 180 days after such 360 day period; or

(3) in the case of the Net Proceeds of any Affinia South America Sale, to make one or more Restricted Payments to the extent permitted under clause (18) of the second paragraph under “—Limitation on restricted payments.”

To the extent of the balance of any Net Proceeds not invested or applied as permitted by clauses (1) and (2) of the immediately preceding paragraph (any such Net Proceeds, whether from one or more Asset Sales, “Excess Proceeds”), the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of notes and such Pari Passu Indebtedness, in denominations of $2,000 initial principal amount and multiples of $1,000 thereafter (with respect to the notes only), that may be purchased out of the Excess Proceeds at an offer price, in the case of the notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. In the event that the Issuer or a Restricted Subsidiary prepays any Pari Passu Indebtedness that is outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, the Issuer or such Restricted Subsidiary shall cause the related loan commitment to be reduced in an amount equal to the principal amount so prepaid.

The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing or transmitting electronically the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuer may elect to commence an Asset Sale Offer with respect to all or part of the available Net Proceeds in advance of being required to do so by the Indenture. To the extent that the aggregate amount of notes and, if applicable, Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Asset Sale Offer being effected in advance of being required to do so by the Indenture, the amount of Net Proceeds the Issuer is offering to apply in such Asset Sale Offer), the Issuer may use any remaining Excess Proceeds in any manner not prohibited by the Indenture. If the aggregate principal amount of notes and, if applicable, Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and the applicable agent or trustee for the Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered or in accordance with the procedures of DTC, provided that no notes of $2,000 or less in principal amount shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero, and in the case of an Asset Sale Offer being effected in advance of being required to do so by the Indenture, the amount of Net Proceeds the Issuer is offering to apply in such Asset Sale Offer shall be excluded in subsequent calculations of Excess Proceeds.

Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuer (or one of its Affiliates) becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is contractually prohibited from purchasing the notes, the Issuer or one of its Affiliates, as the case may be, could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer or one of its Affiliates, as the case may be, does not obtain such consent or repay such borrowings, the Issuer will remain contractually prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute a Default under the Indenture.

Certain Covenants

Effectiveness of covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “—Limitation on restricted payments”;

(2) “—Limitation on incurrence of indebtedness and issuance of disqualified stock”;

(3) “—Transactions with affiliates”;

(4) “—Limitation on guarantees of indebtedness by restricted subsidiaries”;

(5) “—Dividend and other payment restrictions affecting restricted subsidiaries”;

(6) “Repurchase at the Option of Holders—Asset sales”; and

(7) clause (4) of the first paragraph of “Merger, consolidation or sale of all or substantially all assets”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event (the dates of such occurrence, the “Suspension Date”), the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the Guarantees of the Guarantors will also be suspended as of the Suspension Date. In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Registration Rights Agreement, the notes or the Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or omitted to be taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (c) of the second paragraph of “—Limitation on incurrence of indebtedness and issuance of disqualified stock.” On the Reversion Date, all Liens created, incurred or assumed during the Suspension Period in compliance with the Indenture will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (7) of the definition of “Permitted Liens.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect prior to, but not during, the Suspension Period; provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Issuer’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with the covenants set forth below).

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on restricted payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests, or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or Parent or any other direct or indirect parent company of the Issuer, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, other than

(A) Indebtedness permitted under clauses (g) and (h) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock,” or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(C), (9) and (11) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Issuer since immediately after the Issue Date from the issue or sale of (x) Equity Interests of the Issuer, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of

(A) Equity Interests to any employee, director, manager or consultant of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, and

(B) Designated Preferred Stock

and, to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of Parent or any other direct or indirect parent company of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

(y) Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or Parent or any other direct or indirect parent company of the Issuer, provided that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Issuer (including by way of consolidation or merger), following the Issue Date (other than net cash proceeds to the extent such net cash proceeds (i) are contributed by a Restricted Subsidiary or (ii) constitute Excluded Contributions or Refunding Capital Stock), plus

(4) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case, after the Issue Date; or

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date, plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Issuer (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary, or any Equity Interests of Parent or any other direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case where Equity Interests are referred to in this clause (2), other than any Disqualified Stock) (“Refunding Capital Stock”);

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer, or a Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on incurrence of indebtedness and issuance of disqualified stock” so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B) such new Indebtedness is subordinated to the notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value,

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired, and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) (x) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or Parent or any other direct or indirect parent company of the Issuer held by any future, present or former employee, director, manager or consultant of the Issuer, any of its Subsidiaries, Parent or any other direct or indirect parent company of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition) and (y) dividends to Parent to be used by Parent to execute the transactions described in clause (x); provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $4.0 million with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $8.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of Parent or any other direct or indirect parent company of the Issuer, in each case to any future, present or former employees, directors, managers or consultants of the Issuer, any of its Subsidiaries, Parent or any other direct or indirect parent company of the Issuer that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Issuer, Parent, any other direct or indirect parent company of the Issuer or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer, Parent or any other direct or indirect parent company of the Issuer will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock” to the extent such dividends are included in the definition of Fixed Charges;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(B) the declaration and payment of dividends to Parent or any other direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock, or

(C) the declaration and payment of dividends on Refunding Capital Stock;

provided that, in the case of each of (A) and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $10.0 million and (y) 1.0% of the Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to Parent or any other direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following consummation of the first public offering of the Issuer’s common stock or the common stock of Parent or any other direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Issue Date;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed the greater of (x) $25.0 million and (y) 2.5% of the Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) the payment of one or more dividends to Parent or any other direct or indirect parent company of the Issuer (i) in an aggregate amount not to exceed $350.0 million in connection with the Refinancing Transactions and (ii) to pay any fees and expenses related thereto, in each case to the extent consistent with the section titled “Use of Proceeds” in the Offering Document;

(14) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions substantially similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset sales”; provided that all notes tendered by Holders of the notes in connection with a Change of Control Offer or an Asset Sale Offer, as the case may be, have been repurchased, redeemed, defeased or acquired or retired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, Parent or any other direct or indirect parent company of the Issuer in amounts required for such parent company to pay:

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain its organizational existence,

(B) foreign, federal, state and local income and similar taxes, to the extent such taxes are directly attributable to (or arise as a result of) the operations of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent directly attributable to (or arising as a result of) the operations of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount actually received from such Unrestricted Subsidiaries) would be required to pay in respect of such foreign, federal, state and local income and similar taxes for such fiscal year had the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount actually received from such Unrestricted Subsidiaries) been a stand-alone taxpayer (separate from any such direct or indirect parent company of the Parent) for all fiscal years ending after the Issue Date,

(C) customary salary, bonus and other benefits payable to officers, employees, directors and managers of Parent or any other direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, including the Issuer’s proportionate share of such amount relating to such parent company being a public company,

(D) general organizational or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of Parent or any other direct or indirect parent company of the Issuer to the extent such costs and expenses are directly or indirectly attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, including the Issuer’s proportionate share of such amount relating to such parent company being a public company,

(E) amounts required for any direct or indirect parent company of the Issuer to pay fees and expenses incurred by any direct or indirect parent company of the Issuer related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) any transaction of such parent company of the Issuer of the type described in clause (1)(e) of the definition of “EBITDA”,

(F) taxes with respect to income of any direct or indirect parent company of the Issuer derived from funding made available to the Issuer and its Restricted Subsidiaries by such direct or indirect parent company and

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any such direct or indirect parent company of the Issuer;

(16) the repurchase, redemption or other acquisition for value of Equity Interests of the Issuer deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer, in each case, permitted under the Indenture;

(17) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); and

(18) Restricted Payments made with the proceeds of any one or more Affinia South America Sales; provided that (i) any such Restricted Payment is made within 18 months of the Issue Date and (ii) after giving effect to the making of such Restricted Payment, the Consolidated Debt Ratio is equal to or less than 5.0:1;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof, and that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (9), (10) and (14), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10), (11) or (18) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on incurrence of indebtedness and issuance of disqualified stock

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries would be at least 2.00 to 1.00; provided, further, that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing, together with any amounts incurred under clause (n)(x) of the following paragraph, by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $100.0 million and (y) 10% of Total Assets, at any one time outstanding.

The foregoing limitations will not apply to:

(a) (x) Indebtedness incurred pursuant to the Revolving Credit Facility by the Issuer or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the then-outstanding aggregate principal amount of all Indebtedness incurred under this clause (x) does not exceed the greater of (A) $225.0 million and (B) the Borrowing Base, and (y) Indebtedness incurred pursuant to any Term Loan Facility by the Issuer or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (y) and then outstanding does not exceed $670.0 million;

(b) Indebtedness represented by the notes (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees with respect thereto) and exchange notes issued in respect of such notes and any Guarantee thereof;

(c) Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any Restricted Subsidiary, to finance the purchase, lease, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Issuer or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Issuer or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to Refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $25.0 million and (y) 2.5% of Total Assets at the time of incurrence, so long as such Indebtedness exists at the time of such purchase, lease, construction, installation or improvement or is created within 270 days thereafter;

(e) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet) will not be deemed to be reflected on such balance sheet for purposes of this clause (f);

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(h) Indebtedness of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of the notes of such Subsidiary Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(i) shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on incurrence of indebtedness and issuance of disqualified stock,” exchange rate risk or commodity pricing risk;

(k) obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(l) Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the greater of $50.0 million and 5.0% of Total Assets at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or preferred stock issued or incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

(m) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to Refinance any Indebtedness, Disqualified Stock or preferred stock of the Issuer or any Restricted Subsidiary incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) on or prior to its respective maturity; provided that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being Refinanced,

(2) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated to the notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and

(3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Issuer that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Guarantor, and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Secured Indebtedness outstanding;

(n) (x) Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition; provided that the amount of Indebtedness, Disqualified Stock and preferred stock that may be incurred by Restricted Subsidiaries that are not Guarantors pursuant to the foregoing together with any amounts incurred under the immediately preceding paragraph by Restricted Subsidiaries that are not Guarantors, shall not exceed $100.0 million at any one time outstanding, or (y) Acquired Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that in the case of each of clause (x) or (y), after giving effect to such acquisition or merger, either:

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

(2) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition, merger or consolidation;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within eight Business Days of its incurrence;

(p) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(q) (1) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Indenture; or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on guarantees of indebtedness by restricted subsidiaries”;

(r) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(s) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(t) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on restricted payments”.

For purposes of determining compliance with this covenant:

(a) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (t) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date after giving effect to the Refinancing Transactions will be treated as incurred under clause (a) of the preceding paragraph; and

(b) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (l) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such

Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing.

The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Subsidiary Guarantee on any asset or property of the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or the related Subsidiary Guarantee in the case of Liens of a Subsidiary Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the notes.

Merger, consolidation or sale of all or substantially all assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

(1) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer, the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an (i) Officer’s Certificate and (ii) Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the Indenture, the Registration Rights Agreement and the notes. Notwithstanding the foregoing clauses (3), (4) and (5)(ii),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Restricted Subsidiary; and

(b) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person (other than the Issuer or a Subsidiary Guarantor) unless:

(A) (1) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction in which such Subsidiary Guarantor was organized or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists; and

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(B) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset sales.”

Subject to certain limitations described in the Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing provisions of this covenant, any Subsidiary Guarantor may (i) merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer, (ii) merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby or (iii) convert into a Person organized or existing under (x) the laws of the jurisdiction of such Subsidiary Guarantor, (y) the laws of the United States, any state thereof, the District of Columbia, or any territory thereof or (z) solely in the case of a Guarantor that is not a Domestic Subsidiary, the laws of any member state of the European Union or Canada.

Pursuant to the Indenture, so long as the Parent Guarantee is in effect, Parent will covenant not to consolidate or merge with or into or wind up into (whether or not the Parent is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

(1) the Parent is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Parent) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of jurisdiction under which Parent was organized or under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Parent of such Person, as the case may be, being herein called the “Successor Parent”);

(2) the Successor Parent, if other than the Parent, expressly assumes all the obligations of the Parent under the Indenture and Parent’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Parent will succeed to, and be substituted for, the Parent under the Indenture and the Parent’s Guarantee. Notwithstanding the foregoing provisions of this covenant, Parent may convert into a Person organized or existing under the laws of the jurisdiction of the Parent or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

Transactions with affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $500,000 for any such Affiliate Transaction or $1.0 million for all such Affiliate Transactions in any calendar year, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(b) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by a majority of the non-employee directors of the Issuer disinterested with respect to such Affiliate Transaction approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on restricted payments” and the definition of “Permitted Investments”;

(3) (i) the payment of management, consulting, monitoring and advisory fees and related expenses (including indemnification and other similar amounts) to the Investors pursuant to the Sponsor Advisory Agreement and payment of any success fees to Torque Capital Group LLC pursuant to the Torque Advisory Agreement and as disclosed in the Offering Document (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) accrued in any prior year) and the termination fees pursuant to the Sponsor Advisory Agreement, in each case as in effect on the Issue Date or any amendment thereto or renewal thereof (so long as any such amendment or renewal is not materially disadvantageous, in the good faith judgment of the board of directors of the Issuer, to the Holders when taken as a whole as compared to the Sponsor Advisory Agreement or the Torque Advisory Agreement in effect on the Issue Date, it being understood that no extension of the term thereof shall be deemed to be materially disadvantageous); and (ii) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Issuer in good faith;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants of the Issuer, Parent, any other direct or indirect parent company of the Issuer or any Restricted Subsidiary;

(5) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement as in effect as of the Issue Date and disclosed in the Offering Document, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect when taken as a whole;

(8) the Refinancing Transactions and the payment of all fees and expenses related to the Refinancing Transactions, in each case, as disclosed in the Offering Document;

(9) the issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any director, manager, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of the Issuer, any of its direct or indirect parent companies or any of its Subsidiaries;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) (i) payments or loans (or cancellations of loans) to employees, directors, managers or consultants of the Issuer, Parent, any other direct or indirect parent company of the Issuer or any Restricted Subsidiary to fund the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer as contemplated by clause (4) of the second paragraph under the caption “—Limitation on restricted payments,” and by employment agreements, stock option plans and other similar arrangements with such employees, directors, manager or consultants and (ii) any other loans (or cancellations of loans) not to exceed in aggregate principal amount at any time outstanding (and/or cancelled) of $5.0 million, which, in each case, are approved by the Issuer in good faith;

(12) payments to any future, current or former employee, director, manager, officer, manager or consultant of the Issuer, any of its Subsidiaries or any direct or indirect parent company of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by the Issuer in good faith;

(13) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(14) payments by the Issuer (and any direct or indirect parent company of the Issuer) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any direct or indirect parent company) and its Subsidiaries to the extent disclosed in the Offering Document; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Issuer;

(15) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, which is either (i) in the ordinary course of business or (ii) approved by a majority of the disinterested members of the board of directors of the Issuer; and

(16) intellectual property licenses entered into in the ordinary course of business.

Dividend and other payment restrictions affecting restricted subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b) make loans or advances to the Issuer or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations;

(2) the Indenture, the notes and the Guarantees;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Parent or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock” and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Issuer, taken as a whole, as determined by the board of directors of the Issuer in good faith, than the provisions contained in the Senior Credit Facilities as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Issuer in good faith, to make scheduled payments of cash interest on the notes when due;

(10) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(11) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(12) restrictions created in connection with any Receivables Facility that are necessary or advisable to effect such Receivables Facility; and

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on guarantees of indebtedness by restricted subsidiaries

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or a Restricted Subsidiary), other than a Guarantor, a Foreign Subsidiary or a Receivables Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor (other than Indebtedness payable to the Issuer or a Restricted Subsidiary) unless (a) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary of the notes; provided that, if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor’s Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes.

Reports and other information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC):

(a) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act that would apply if the Issuer were required to file a Form 10-K) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(b) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act that would apply if the Issuer were required to file a Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(d) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 15(d) of the Exchange Act; in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to Holders, which obligations may be satisfied by posting such reports on the website of the Issuer or on any password protected website, in addition to providing such information to the Trustee and the Holders of the notes, in each case at the Issuer’s expense and by the applicable date the Issuer would be required to file such information with the SEC, if it were subject to Section 15(d) of the Exchange Act. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “Events of default and remedies” if Holders of at least 25% in principal amount of the then total outstanding notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to Parent or any other parent that is a Guarantor; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture with respect to the notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after the receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the notes then outstanding to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer, Parent (so long as the Parent Guarantee is in effect) or any Significant Subsidiary; or

(7) the Guarantee of Parent or any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Parent or any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture (except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the notes, provided such rescission would not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) if the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within thirty Business Days, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations with respect to the notes of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have the Issuer’s and each Guarantor’s obligation discharged with respect to its Guarantee of the notes (“Legal Defeasance”) and cure all then existing Events of Default except for

(1) the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor with respect to the notes released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall state that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) with respect to the notes shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to the notes issued thereunder, when either

(a) all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b)(1) all notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder to, among other things, furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture in connection with a transfer of the notes. The Issuer is not required to transfer or exchange any note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes issued thereunder and any related Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

The Indenture provides that, without the consent of each Holder of notes affected thereby, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of the notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders” and other than the notice provisions);

(3) reduce the rate of or change the time for payment of interest on any such note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders of the notes;

(5) make any such note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the notes to receive payments of principal of or premium, if any, or interest on the notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder of the notes to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes; or

(9) make any change to or modify the ranking of any such note that would adversely affect the Holders of the notes;

Notwithstanding the foregoing, without the consent of any Holder of the notes, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, the notes and any related Guarantee:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders of notes or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to provide for the issuance of Additional Notes in accordance with the Indenture;

(11) to add a Guarantor or a parent guarantee under the Indenture;

(12) to conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of the Exchange Notes” to the extent that such provision in this “Description of the Exchange Notes” was intended by the Issuer to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes, as applicable, as stated in an Officer’s Certificate delivered to the Trustee; or

(13) to amend the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the notes; provided that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Neither the Issuer nor any of its Restricted Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, who, upon request, confirm that they are “qualified institutional buyers,” consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing and notices given electronically will be deemed given when sent.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, excluding Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affinia South America Sale” means any one or more sales by the Issuer or any Restricted Subsidiary of any assets relating to, or the Capital Stock of any Subsidiary primarily engaged in, the Company’s Affinia South America operating group, excluding any sales of inventory or other assets in the ordinary course of business.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”) of such note at May 1, 2016, plus (ii) all required interest payments due on such note (excluding accrued but unpaid interest to the Redemption Date) through May 1, 2016, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such note.

Calculation of the Applicable Premium shall be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate, and such calculation and the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Ratio Calculation Date” means the applicable date of calculation for (x) the Consolidated Secured Debt Ratio, (y) the Fixed Charge Coverage Ratio or (z) the Consolidated Debt Ratio, as the case may be.

“Applicable Ratio Measurement Period” means the most recently ended four fiscal quarters immediately preceding the Applicable Ratio Calculation Date for which internal financial statements are available.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock”), whether in a single transaction or a series of related transactions, in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on restricted payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $2.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of, or any transfer related to a “reverse build to suit” or similar transaction in respect of, any real or personal property in the ordinary course of business;

(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(n) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(s) any Affinia South America Sale, provided that substantially simultaneously therewith the Issuer uses the proceeds thereof to make one or more Restricted Payments permitted under clause (18) of the second paragraph under “—Limitation on restricted payments.”

“board of directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body.

“Board Resolution” means with respect to the Issuer, a duly adopted resolution of the board of directors of the Issuer or any committee thereof.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the book value of certain eligible accounts receivable of the borrowers under the Revolving Credit Facility as of the end of the most recent month preceding such date; plus

(2) the lesser of (A) 65% of the value of certain eligible inventory (valued at lower of cost or market value) and (B) 85% of net orderly liquidation value of eligible inventory, in each case of the borrowers under the Revolving Credit Facility as of the end of the most recent month preceding such date; minus

(3) such reserves and other adjustments as contemplated in the Revolving Credit Facility all calculated on a consolidated basis.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(1) United States dollars,

(2) Canadian dollars,

(3) (a) euro, pounds sterling or any national currency of any participating member state in the European Union or,

(b) local currencies held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above and (10) through (12) below,

(10) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

(12) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) (A) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Parent or Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder, or (B) the merger or consolidation of Parent or the Issuer with or into another Person other than a Permitted Holder, upon consummation of which any Person, other than one or more Permitted Holders, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets or the surviving Person in such merger or consolidation, as the case may be, provided that (x) so long as such transferee or surviving Person is a Subsidiary of a parent company, no “person” shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such transferee or surviving Person unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in the calculation of any Voting Stock of which any such Person is the beneficial owner;

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies; provided that (x) so long as the Issuer is a Subsidiary of any parent company, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Issuer unless such Person shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent entity and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in calculation the Voting Stock of which any such Person is the beneficial owner; or

(3) the adoption of a plan relating to the liquidation or dissolution of the Issuer.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, other than with respect to Indebtedness issued in connection with the Refinancing Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) accretion or accrual of discounted liabilities not constituting Indebtedness, (u) interest expense attributable to a parent entity resulting from push-down accounting, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any Special Interest and any comparable “additional interest” owing with respect to a registration rights agreement, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Refinancing Transactions or any intercompany Indebtedness, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Debt Ratio” means, for any period, the ratio of (1) Consolidated Total Indebtedness as of the Applicable Ratio Calculation Date minus cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of the Applicable Ratio Calculation Date in an aggregate amount not to exceed $45.0 million to (2) EBITDA of the Issuer for the Applicable Ratio Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) (a) any after-tax effect of charges for impairment of inventory and non-recurring charges incurred in respect of restructurings, plant closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an aggregate amount for all such charges not to exceed 10.0% of EBITDA (calculated for purposes of this clause (1) without giving effect to the exclusions contemplated by this clause (1)) for such period and (b) charges incurred during such period in respect of changeovers in connection with new business with new or existing customers in an amount not to exceed 5.0% of EBITDA (calculated for purposes of this clause (1) without giving effect to the exclusions contemplated by this clause (1)) for such period, shall be excluded,

(2) the cumulative effect of a change in accounting principles during such period shall be excluded,

(3) any net after-tax gains or losses resulting from the sale or disposition of any asset outside the ordinary course of business shall be excluded,

(4) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “Certain Covenants—Limitation on restricted payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(6) (i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (formerly Financial Accounting Standards Board statement No. 133) (or any successor provision) and (iii) any non-cash interest expense, income or loss attributable to the movement in mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP shall be excluded,

(7) any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any acquisition shall be excluded,

(8) (i) any non-cash expense relating to deferred compensation and other equity-based compensation plans, defined benefits pension or post-retirement benefit plans, shall be excluded, and

(9) commissions, discounts, yield and other fees and charges incurred in connection with any Receivables Facility during such period which are payable to any person other than the Issuer or a Subsidiary Guarantor and that are comparable to or in the nature of interest, including losses on the sale of assets relating to any Receivables Facility transaction accounted for as a “true sale” (other than any one-time financing fees paid upon entering into any Receivables Facility).

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Secured Debt Ratio” means, for any period, the ratio of (1) Consolidated Total Secured Indebtedness of the Issuer and the Subsidiary Guarantors as of the Applicable Ratio Calculation Date minus cash and Cash Equivalents as of the Applicable Ratio Calculation Date of the Issuer and its Restricted Subsidiaries in an aggregate amount not to exceed $45.0 million to (2) EBITDA of the Issuer for the Applicable Ratio Measurement Period, in each case with such pro forma adjustments to Consolidated Total Secured Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the Incurrence of any Lien pursuant to clause (20) of the definition of “Permitted Liens,” the Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness which is to be secured by such Lien as being Incurred as of the Applicable Ratio Calculation Date and any subsequent Incurrence of Indebtedness under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness or an additional Lien at such subsequent time.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations and all obligations relating to Receivables Facilities), and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their Maximum Fixed Repurchase Prices, in each case, determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock means the price at which such Disqualified Stock or preferred stock could be redeemed or repurchased by the issuer thereof in accordance with its terms or, if such Disqualified Stock or preferred stock cannot be so redeemed or repurchased, the Fair Market Value of such Disqualified Stock or preferred stock, in each case, determined on any date on which Consolidated Total Indebtedness shall be required to be determined; provided that the amount of any Indebtedness outstanding under the Revolving Credit Facility on any date shall be deemed to be the average daily amount of such Indebtedness thereunder for the most recent twelve month period ending on such date (or, prior to the one year anniversary of the Issue Date, during the period from the Issue Date to such date).

“Consolidated Total Secured Indebtedness” means, as at any date of determination, the amount of Consolidated Total Indebtedness that is Secured Indebtedness as of such date.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer or the treasurer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of the Issuer, Parent or any other direct or indirect parent company of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer or the treasurer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “Certain Covenants—Limitation on restricted payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state and foreign, franchise, margin, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations to the extent the same were deducted (and not added back) in computing Consolidated Net Income and any payments to any direct or indirect parent in respect of such taxes, plus

(b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a)(t) through (a)(y) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income, plus

(d) any fees and expenses incurred during such period in connection with the Refinancing Transactions and deducted (and not added back) in computing Consolidated Net Income, plus

(e) any fees and expenses incurred during such period in connection with any proposed or actual permitted merger or acquisition, investment, asset sale, other disposition or capital markets transaction (including the initial public offering of common stock of the Issuer or a direct or indirect parent company of the Issuer) and deducted (and not added back) in computing Consolidated Net Income, plus

(f) any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of management and advisory fees and related expenses paid to the Investors not to exceed $3,000,000 during any such period, and

(h) the cost in fiscal year 2012, not to exceed $700,000, in connection with the implementation of a new enterprise resource planning (ERP) system for the brake business formerly owned by the Issuer to the extent reducing Consolidated Net Income, plus

(i) amounts paid during such period in connection with the settlement of litigation (less any amounts received during such period in connection with the settlement of litigation), and

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or preferred stock of the Issuer, Parent or any other direct or indirect parent company of the Issuer (excluding Disqualified Stock), other than

(1) public offerings with respect to the Issuer’s or any of its direct or indirect parent company’s (including Parent) common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, the Fair Market Value of marketable securities or the Fair Market Value of Qualified Proceeds received by the Issuer from

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by the principal financial officer or the treasurer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain Covenants—Limitation on restricted payments.”

“Existing Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in existence on the Issue Date, plus interest accruing (or the accretion of discount) thereon.

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the board of directors of the Issuer, whose determination will be conclusive for all purposes under the Indenture and the notes and, if the Fair Market Value is determined to exceed $5.0 million, will be evidenced by an Officer’s Certificate and if the Fair Market Value is determined to exceed $10.0 million, will be evidence by a Board Resolution; provided that, for the purposes of clause (c)(5) under “Certain Covenants—Limitation on restricted payments,” if the Fair Market Value of the Investment in the Unrestricted Subsidiary in question is so determined to be in excess of $50.0 million, such determination must be confirmed in writing by an independent investment banking, accounting or appraisal firm of nationally recognized standing.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Ratio Calculation Date, the ratio of (1) EBITDA of such Person for the Applicable Ratio Measurement Period to (2) the Fixed Charges of such Person for such Applicable Ratio Measurement Period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Applicable Ratio Measurement Period but prior to or simultaneously with the Applicable Ratio Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Ratio Measurement Period.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the Applicable Ratio Measurement Period or subsequent to such Applicable Ratio Measurement Period and on or prior to or simultaneously with the Applicable Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Applicable Ratio Measurement Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Ratio Measurement Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Applicable Ratio Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt and without duplication, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on, and for the purpose of calculating “Consolidated Net Income,” the aggregate amount of, any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (less any portion of such Indebtedness to the extent permanently repaid and not replaced). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividends and other distributions made (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(c) all cash dividends and other distributions made (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“Indebtedness “ means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent

(a) in respect of borrowed money,

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof),

(c) representing the balance, deferred and unpaid, of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until, after 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, or

(d) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Issuer solely by reason of push down accounting under GAAP shall be excluded,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc, Deutsche Bank Securities Inc. and such other initial purchasers as are party to the purchase agreement entered into in connection with the offer and sale of the notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions and other extensions of credit (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on restricted payments,”

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an

Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means The Cypress Group L.L.C., OMERS Administration Corporation, The Northwestern Mutual Life Insurance Company, California State Teachers’ Retirement System and each of their respective Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means April 25, 2013.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, the place of payment or the city in which the headquarters of the Issuer is located.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any Cash Equivalents received by the Issuer or a Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Indebtedness of any Restricted Subsidiary required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Document” means the confidential offering memorandum dated April 11, 2013 pursuant to which the Outstanding Notes were offered to potential purchasers and any information incorporated therein by reference.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Issuer or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent” means Affinia Group Intermediate Holding Inc.

“Parent Guarantee” means the Guarantee by Parent of the Issuer’s obligations with respect to the notes, including any Guarantee entered into after the Issue Date.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or a Restricted Subsidiary and another Person; provided the aggregate Fair Market Value of the property or assets being transferred by the Issuer or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by the Issuer or such Restricted Subsidiary in such exchange; and provided further that any cash or Cash Equivalents received must be applied in accordance with the “Asset sales” covenant.

“Permitted Holders” means each of (i) The Cypress Group L.L.C. and OMERS Administration Corporation and their respective Affiliates (other than portfolio companies and operating subsidiaries) and members of management of the Issuer (or its direct or indirect parent) who are holders of Equity Interests of the Issuer (or its direct or indirect parent company) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Permitted Holders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer, Parent or any other direct or indirect parent company of the Issuer and (ii) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Issuer or any Restricted Subsidiary; provided that the primary business of the Restricted Subsidiary is a Similar Business;

(b) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date;

(f) any Investment acquired by the Issuer or any Restricted Subsidiary

(1) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

(2) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described in “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock” covenant;

(h) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that for the avoidance of doubt, if any Investment pursuant to this clause (h) is made in any Person (other than an Unrestricted Subsidiary) that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (h) for so long as such Person continues to be a Restricted Subsidiary;

(i) Investments the payment for which consists of Equity Interests of the Issuer, Parent or any other direct or indirect parent company of the Issuer (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “Certain Covenants—Limitation on restricted payments”;

(j) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock”;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted

Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $25.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) Investments relating to any Receivables Subsidiary that are necessary or advisable to effect such Receivables Facility or any repurchases in connection therewith;

(o) advances to, or guarantees of Indebtedness of, employees in the ordinary course of business; and

(p) loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (a), (b), (d) or (m) of the second paragraph under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock”; provided that, (x) in the case of clause (d), such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or Refinanced under such clause (d), and (y) in the case of clause (m), such Liens relate only to Refinancing Indebtedness that serves to refund or refinance Secured Indebtedness;

(7) Liens existing on the Issue Date (other than Liens incurred in connection with the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock”;

(11) Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted under the Indenture to be, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (including of intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15), this clause (18) and (20) of this definition of “Permitted Liens”; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15), this clause (18) and (20) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens to secure Indebtedness incurred pursuant to the covenant described under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock”; provided that (x) no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or after giving effect thereto and (y) the Consolidated Secured Debt Ratio, calculated on a pro forma basis after giving effect to the incurrence of such Lien, the related Indebtedness and the application of net proceeds therefrom, would be no greater than 3.50 to 1.00;

(21) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million at any one time outstanding;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of default and remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(31) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(32) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(33) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business; and

(35) any Lien granted pursuant to a security agreement between the Issuer or any Restricted Subsidiary and a licensee of intellectual property to secure the damages, if any, of such licensee resulting from the rejection by the Issuer or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Issuer or such Restricted Subsidiary; provided that such Liens do not encumber any assets of the Issuer or any Restricted Subsidiary other than the intellectual property subject to such license.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means any direct or indirect parent of the Issuer formed not in connection with, or in contemplation of, a transaction that, assuming such parent was not formed, after giving effect thereto would constitute a Change of Control and any direct or indirect parent of the Issuer formed in connection with an underwritten public Equity Offering, provided that no Person or group (other than Permitted Holders) owns more than 50% of the total voting power of the Voting Stock of such direct or indirect parent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuer or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or preferred stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or preferred stock in exchange or replacement for, such Indebtedness, Disqualified Stock or preferred stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Transactions” mean the transactions related to the Refinancing described in the Offering Documents.

“Registration Rights Agreement” means the Registration Rights Agreement related to the notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or the Restricted Subsidiaries in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Revolving Credit Facility” means the credit facility provided under the ABL Credit Agreement dated as of the Issue Date among the Issuer, the lenders party thereto from time to time in their capacities as lenders thereunder, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Revolving Credit Facility and the Term Loan Facility.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization relating to such Person (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) in respect of Indebtedness described in clause (1) above in the case of both clauses (1) and (2), to the extent permitted to be incurred under the terms of the Indenture, unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such Indebtedness or other Obligations are subordinated in right of payment to the notes or the Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Issuer or any Subsidiary of the Issuer;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(6) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Indebtedness” means Senior Indebtedness that is Secured Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Sponsor Advisory Agreement” means the advisory agreement between Cypress Advisors, Inc. and the Issuer.

“Subordinated Indebtedness” means

(a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor under the Indenture.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as the case may be, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Issuer’s obligations with respect to the notes.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Issuer that thereafter Guarantees the notes pursuant to the terms of the Indenture.

“Term Loan Facility” means the credit facility provided under the Term Loan Credit Agreement dated as of the Issue Date among the Issuer, the lenders party thereto from time to time in their capacities as lenders thereunder, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Torque Advisory Agreement” means the advisory agreement between Torque Capital Group LLC and the Issuer.

“Total Assets” means the total assets of the Issuer and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer or such other Person as may be expressly stated, as the case may be.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2016; provided that if the period from the redemption date to May 1, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wilmington Trust, National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Issuer, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body or Persons performing similar function are owned, directly or indirectly, by the Issuer,

(b) such designation complies with the covenants described under “Certain Covenants—Limitation on restricted payments” and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock” or

(2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be or greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY DELIVERY PROCEDURES

The certificates representing the exchange notes will be issued in fully registered form without interest coupons.

Each issue of exchange notes will be represented by a global note in definitive, fully registered form without interest coupons. The global notes will be deposited with the applicable trustee as custodian for DTC and registered in the name of a nominee of DTC.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global notes for all purposes under the Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the applicable Indenture with respect to the applicable exchange notes.

Payments of the principal of, premium (if any) on, interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of our company, any Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on any global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the applicable indenture, DTC will exchange the global notes for certificated securities.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither our company nor any Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, (ii) in case of an event of default under the indenture governing the notes as described above or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of definitive securities.

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York, which initially will be the office of the applicable trustee in such location. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate (each as described in the indentures), as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the applicable trustee. Notwithstanding any statement herein, we and the trustees reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC may require.

UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of eligible notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the eligible note exchanged therefor and the basis of the exchange note will be the same as the basis of the eligible note immediately before the exchange.

In any event, persons considering the exchange of eligible notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include plan assets of any such plans, accounts or arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, a guarantor or an initial purchaser is considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the Issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding or disposing the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase, holding and disposition of the notes. As indicated above, Similar Laws governing investment and management of the assets of governmental or non-U.S. Plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code. Accordingly, fiduciaries of such Plans, in consultation with their advisors, should also consider the impact of their respective laws and regulations, including any applicable Similar Laws, on investments in the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for eligible notes where such eligible notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2014, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes and the guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds controlled by affiliates of Cypress.

EXPERTS

The financial statements of Affinia Group Intermediate Holdings Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Affinia Group Inc. and its guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this registration statement as to the contents of any contract or other document are not necessarily complete. Affinia Group Inc. and its guarantors are not currently subject to the informational requirements of the Exchange Act.

Intermediate Holdings files annual, quarterly and current reports with the SEC. Under the terms of the indenture governing the outstanding notes, we have agreed that, whether or not we are subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, we will file with the SEC and provide the trustee and holders with such annual and other reports as are specified in Section 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Section, such reports to be so filed and provided at the times specified for the filings of such reports under such Section and containing, in all material respects, all the information, audit reports and exhibits required for such reports. If at any time, we are not subject to the periodic reporting requirements of the Exchange Act for any reason, we have agreed to nevertheless continue filing such reports with the SEC within the time periods required unless the SEC will not accept such a filing. If the SEC will not accept such filings for any reason, we will post such reports on our website or a password protected website within the time periods that would apply if we were required to file those reports with the SEC. In addition, for so long as any of the notes remain outstanding, we have agreed to make available to any holder of the notes, security analysts or prospective purchaser of the notes, at their request, the information required by Rule 144A(d)(4) under the Securities Act. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC¬0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Affinia Group Intermediate Holdings Inc.

Ann Arbor, Michigan

We have audited the accompanying consolidated balance sheets of Affinia Group Intermediate Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Affinia Group Intermediate Holdings Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

March 18, 2013

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Operations

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Net sales	$1,359	$1,478	$1,453
Cost of sales	(1,043)	(1,136)	(1,125)

Gross profit	316	342	328
Selling, general and administrative expenses	(193)	(200)	(197)

Operating profit	123	142	131
Loss on extinguishment of debt	(1)	—	(1)
Other income, net	1	4	2
Interest expense	(65)	(67)	(63)

Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	58	79	69
Income tax provision	(30)	(38)	(48)
Equity in income, net of tax	1	—	1

Net income from continuing operations	29	41	22
Income (loss) from discontinued operations, net of tax	1	(113)	(124)

Net income (loss)	30	(72)	(102)
Less: net income attributable to noncontrolling interest, net of tax	6	1	1

Net income (loss) attributable to the Company	$24	$(73)	$(103)

The accompanying notes are an integral part of the consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Net income (loss)	$30	$(72)	$(102)
Other comprehensive income (loss), net of tax:
Pension liability adjustment	—	(1)	—
Loss on settlement of pension obligations	3	—	—
Change in foreign currency translation adjustments	(2)	(32)	(15)

Total other comprehensive income (loss)	1	(33)	(15)

Total comprehensive income (loss)	31	(105)	(117)
Less: comprehensive income attributable to noncontrolling interest, net of tax	6	1	1

Comprehensive income (loss) attributable to the Company	$25	$(106)	$(118)

The accompanying notes are an integral part of the consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Consolidated Balance Sheets

(Dollars in millions)	December 31, 2011	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$54	$51
Trade accounts receivable, less allowances of $1 million for 2011 and $3 million for 2012	211	163
Inventories, net	276	304
Current deferred taxes	60	13
Prepaid taxes	21	30
Other current assets	22	22
Current assets of discontinued operations	416	—

Total current assets	1,060	583
Property, plant, and equipment, net	118	119
Goodwill	28	24
Other intangible assets, net	94	88
Deferred financing costs	18	15
Deferred income taxes	109	106
Investments and other assets	32	25

Total assets	$1,459	$960

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$126	$143
Notes payable	20	23
Other accrued expenses	80	68
Accrued payroll and employee benefits	10	17
Current liabilities of discontinued operations	183	—

Total current liabilities	419	251
Long-term debt	678	546
Deferred employee benefits and other noncurrent liabilities	15	12

Total liabilities	1,112	809

Contingencies and commitments
Shareholder’s equity:
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	458	455
Accumulated deficit	(130)	(296)
Accumulated other comprehensive income (loss)	6	(9)

Total shareholder’s equity of the Company	334	150
Noncontrolling interest in consolidated subsidiaries	13	1

Total shareholder’s equity	347	151

Total liabilities and shareholder’s equity	$1,459	$960

The accompanying notes are an integral part of the consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Shareholder’s Equity

(Dollars in millions)	Common stock	Additional paid-in capital	Accumulated deficit	Pension adjustments	Foreign currency translation adjustment	Total shareholder’s equity of the company	Noncontrolling Interest	Total equity
Balance at January 1, 2010	$—	$434	$(81)	$(4)	$42	$391	$46	$437
Stock-based compensation	—	1	—	—	—	1	—	1
Capital contribution	—	3	—	—	—	3	—	3
Noncontrolling interest decrease due to acquisition of additional ownership	—	16	—	—	—	16	(40)	(24)
Net income	—	—	24	—	—	24	6	30
Loss on settlement pension obligations	—	—	—	3	—	3	—	3
Currency translation—net of tax of less than $1	—	—	—	—	(2)	(2)	—	(2)

Balance at December 31, 2010	$—	$454	$(57)	$(1)	$40	$436	$12	$448

Stock-based compensation	—	2	—	—	—	2	—	2
Capital contribution	—	2	—	—	—	2	—	2
Net income (loss)	—	—	(73)	—	—	(73)	1	(72)
Pension liability adjustment	—	—	—	(1)	—	(1)	—	(1)
Currency translation—net of tax of less than $2	—	—	—	—	(32)	(32)	—	(32)

Balance at December 31, 2011	$—	$458	$(130)	$(2)	$8	$334	$13	$347

Stock-based compensation	—	1	—	—	—	1	—	1
Noncontrolling interest decrease due to acquisition of additional ownership	—	(4)	—	—	—	(4)	—	(4)
Noncontrolling interest decrease due to distribution of BPI	—	—	—	—	—	—	(13)	(13)
Distribution of BPI	—	—	(63)	—	—	(63)	—	(63)
Net income (loss)	—	—	(103)	—	—	(103)	1	(102)
Pension liability adjustment	—	—	—	—	—	—	—	—
Currency translation—net of tax of $2	—	—	—	—	(15)	(15)	—	(15)

Balance at December 31, 2012	$—	$455	$(296)	$(2)	$(7)	$150	$1	$151

The accompanying notes are an integral part of the consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Consolidated Statements of Cash Flows

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Operating activities
Net income (loss)	$30	$(72)	$(102)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37	39	24
Impairment of assets in discontinued operations	—	166	86
Stock-based compensation	1	2	—
Loss on extinguishment of debt	1	—	1
Write-off of unamortized deferred financing costs	1	—	—
Provision for deferred income taxes	(16)	(32)	—
Change in trade accounts receivable	(14)	14	23
Change in inventories	(77)	8	(22)
Change in other current operating assets	12	(58)	39
Change in other current operating liabilities	39	(47)	38
Change in other	9	(6)	10

Net cash provided by operating activities	23	14	97
Investing activities
Proceeds from sales of assets	1	9	4
Investments in companies, net of cash acquired	(51)	(1)	—
Proceeds from sale of affiliates	11	—	—
Change in restricted cash	(3)	5	—
Additions to property, plant, and equipment	(52)	(55)	(27)
Other investing activities	(4)	3	—

Net cash used in investing activities	(98)	(39)	(23)
Financing activities
Net increase (decrease) in other short-term debt	13	(6)	(4)
Payments of other debt	—	(10)	(2)
Proceeds from other debt	2	20	—
Net proceeds from (payments of) ABL Revolver	—	20	(110)
Repayment on Secured Notes	(23)	—	(23)
Capital contribution	3	2	—
Proceeds from BPI’s new credit facility	—	—	76
Cash related to the deconsolidation of BPI	—	—	(11)
Payment of deferred financing costs	(5)	—	(1)
Proceeds from Subordinated Notes	100	—	—
Purchase of noncontrolling interest	(24)	—	(3)

Net cash provided by (used in) financing activities	66	26	(78)
Effect of exchange rates on cash	(1)	(2)	1
Decrease in cash and cash equivalents	(10)	(1)	(3)
Cash and cash equivalents at beginning of the period	65	55	54

Cash and cash equivalents at end of the period	$55	$54	$51

Supplemental cash flows information
Cash paid during the period for:
Interest	$60	$63	$59
Income taxes	$30	$27	$21
Noncash investing and financing activities:
Additions to property, plant and equipment included in accounts payable	$—	$2	$1

The accompanying notes are an integral part of the consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Notes to Consolidated Financial Statements

Note 1. Organization and Description of Business

Affinia Group Intermediate Holdings Inc. is a global leader in the light and commercial vehicle replacement products and services industry. We derive approximately 98% of our sales from this industry. Our broad range of filtration, chassis and other products are sold in North America, Europe, South America and Asia. Our brands include WIX®, Raybestos®, FiltronTM, Nakata®, McQuay-Norris® and ecoLAST®. Additionally, we provide private label products for NAPA®, CARQUEST® and ACDelco®. Affinia Group Inc. is wholly-owned by Affinia Group Intermediate Holdings Inc., which, in turn, is wholly-owned by Affinia Group Holdings Inc. (“Holdings”), a company controlled by affiliates of The Cypress Group L.L.C (“Cypress”).

Affinia Group Inc., the Company’s direct, wholly-owned subsidiary and a Delaware corporation formed on June 28, 2004, entered into a stock and asset purchase agreement on November 30, 2004, as amended (the “Purchase Agreement”), with Dana Corporation (“Dana”). The Purchase Agreement provided for the acquisition by Affinia Group Inc. of substantially all of Dana’s aftermarket business operations (the “Acquisition”).

The accompanying Consolidated Financial Statements include the accounts of the Company and its subsidiaries. In these Notes to the Consolidated Financial Statements, the terms “the Company,” “we,” “our” and “us” refer to Affinia Group Intermediate Holdings Inc. and its subsidiaries on a consolidated basis.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

In accordance with ASC Topic 810, “Consolidation,” the consolidated financial statements include the accounts of Affinia and its wholly and majority owned subsidiaries and variable interest entities (“VIE”) for which Affinia (or one of its subsidiaries) is the primary beneficiary. All intercompany transactions have been eliminated. Equity investments in which we exercise significant influence but do not control are accounted for using the equity method. Investments in which we are not able to exercise significant influence over the investee are accounted for under the cost method.

Use of Estimates

The preparation of these consolidated financial statements requires estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Some of the more significant estimates include valuation of deferred tax assets and inventories; workers compensation; sales return, rebate and warranty accruals; restructuring, environmental and product liability accruals; valuation of postemployment and postretirement benefits and allowances for doubtful accounts. Actual results may differ from these estimates and assumptions.

Concentration of Credit Risk

The primary type of financial instruments that potentially subject the Company to concentrations of credit risk are trade accounts receivable. The Company limits its credit risk by performing ongoing credit evaluations of its customers and, when deemed necessary, requires letters of credit, guarantees or collateral. The majority of the Company’s accounts receivable is due from replacement parts wholesalers and retailers serving the aftermarket.

The Company’s net sales to its two largest customers as a percentage of total net sales from continuing operations for the year ended December 31, 2012, were 26%, and 7%; for the year ended December 31, 2011, were 26% and 8%; and for the year ended December 31, 2010, were 27% and 6%. Net sales represent the amounts invoiced to customers after adjustments related to rebates, returns and discounts. The Company provides reserves for rebates, returns and discounts at the time of sale which are subsequently applied to the account of specific customers based upon actual activity including the attainment of targeted volumes. The Company’s two largest customers’ accounts receivable as of December 31, 2012 represented approximately 23% and 5% of the total accounts receivable. The Company’s two largest customers’ accounts receivable, which includes continuing and discontinued operations, as of December 31, 2011 represented approximately 32% and 9% of the total accounts receivable.

Foreign Currency Translation

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to Other Comprehensive Income.

Included in net income (loss) are the gains and losses arising from foreign currency transactions. The impact on income from continuing operations before income tax provision, equity in income and noncontrolling interest of foreign currency transactions including the results of our foreign currency hedging activities amounted to a loss of $2 million, loss of $1 million and gain of $2 million in 2010, 2011 and 2012, respectively.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.

Restricted Cash

Restricted cash relates to deposits requested by banks for notes payables issued to our Chinese brake suppliers in relation to its purchases.

Accounts receivable

We record trade accounts receivable when revenue is recorded in accordance with our revenue recognition policy and relieve accounts receivable when payments are received from customers. Generally, we do not require collateral for our accounts receivable.

Allowance for doubtful accounts

The allowance for doubtful accounts is established through charges to the provision for bad debts. We evaluate the adequacy of the allowance for doubtful accounts on a periodic basis. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting accounts, and management’s evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. The allowance for doubtful accounts was $1 million and $3 million at December 31, 2011 and 2012, respectively.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined on the FIFO basis for all domestic inventories or average cost basis for non-U.S. inventories.

Goodwill

Goodwill is not amortized, but instead the Company evaluates goodwill for impairment, as of December 31 of each year, unless conditions arise that would require a more frequent evaluation. In assessing the recoverability of goodwill, we perform a qualitative or quantitative assessment to test for impairment annually. If we determine, on the basis of qualitative factors, that a quantitative impairment test is required estimated future cash flows and other factors are made to determine the fair value of the respective reporting unit. If these estimates or related projections change in the future, we may be required to record impairment charges for goodwill at that time.

Intangibles

We have trade names with indefinite lives and other intangibles with definite lives. We test trade names for impairment on an annual basis as of December 31 of each year, unless conditions arise that would require a more frequent evaluation. Trade names are tested for impairment by comparing the fair value to their carrying values.

Our intangibles with definite lives consist of customer relationships, patents and developed technology. These assets are amortized on a straight-line basis over estimated useful lives ranging from 5 to 20 years. Certain conditions may arise that could result in a change in useful lives or require us to perform a valuation to determine if the definite lived intangibles are impaired.

Deferred Financing Costs

Deferred financing costs are incurred to obtain long-term financing and are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs is classified in interest expense in the statement of operations.

Properties and Depreciation

Fixed assets are being depreciated over their estimated remaining lives using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for federal income tax purposes. Major additions and improvements are capitalized and depreciated over their estimated useful lives, and repairs and maintenance are charged to expense in the period incurred. We review long-lived assets for impairment and general accounting principles require recognition of an impairment loss only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows. If the long-lived asset is not recoverable, we measure an impairment loss as the difference between the carrying amount and fair value of the asset.

Useful lives for buildings and building improvements, machinery and equipment, tooling and office equipment, furniture and fixtures principally range from 20 to 30 years, five to ten years, three to five years and three to ten years, respectively. Upon retirement or other disposal of fixed assets, the cost and related accumulated depreciation are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is recorded as a gain or loss on disposition.

Revenue Recognition

Sales are recognized when products are shipped or received, depending on the contractual terms, and risk of loss has transferred to the customer. The Company estimates and records provisions for warranty costs, sales returns, rebates and other allowances based on experience and other relevant factors, when sales are recognized. The Company assesses the adequacy of its recorded warranty, sales returns, rebates and allowances liabilities on a regular basis and adjusts the recorded amounts as necessary. While management believes that these estimates are reasonable, warranty costs, actual returns, rebates and allowances may differ from estimates. Shipping and handling fees billed to customers are included in sales and the costs of shipping and handling are included in cost of sales. Inter-company sales have been eliminated.

Income Taxes

Income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes being provided for the tax effect of temporary differences between the carrying amount of assets and liabilities and their tax basis. Deferred income taxes are provided on the undistributed earnings of foreign subsidiaries and affiliated companies except to the extent such earnings are considered to be permanently reinvested in the subsidiary or affiliate. In cases where foreign tax credits will not offset U.S. income taxes, appropriate provisions are included in the combined or consolidated statement of operations.

The Company accounts for uncertain tax positions in accordance with ASC Topic 740, “Income Taxes.” Accordingly, the Company reports liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Financial Instruments

The reported fair values of financial instruments, consisting of cash and cash equivalents, trade accounts receivable and long-term debt, are based on a variety of factors. Where available, fair values represent quoted market prices for identical or comparable instruments. Where quoted market prices are not available, fair values are estimated based on assumptions concerning the implied market volatilities, amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of credit and market risk. Fair values may not represent actual values of the financial instruments that could be realized as of the balance sheet date or that will be realized in the future. As of December 31, 2011 and 2012, the book value of some of our financial instruments, consisting of cash and cash equivalents and trade accounts receivable, approximated their fair values. The fair value of long-term debt is disclosed in “Note 8. Debt.”

Environmental Compliance and Remediation

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to existing conditions caused by past operations which do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon current laws and regulations, existing technology and the most probable method of remediation. The costs are not discounted and exclude the effects of inflation. If the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued.

Pension Plans

The Company maintains six defined benefit pension plans associated with its Canadian operations. The annual net periodic pension costs are determined on an actuarial basis. During the last two years we have purchased annuities for almost all of the participants of the pension plans as we are in the process of winding down the plans. The remaining assets and liabilities related to the plan have been reduced to immaterial amounts.

Advertising Costs

Advertising expenses included in continuing operations were $19 million, $26 million and $22 million for the years 2010, 2011, and 2012, respectively. The advertising expenses included in discontinued operations, were $8 million, $7 million and $5 million for the years 2010, 2011, and 2012, respectively. Advertising costs are recognized as selling expenses at the time advertising is incurred.

Promotional Programs

Cooperative advertising programs conducted with customers that promote the Company’s products are accrued as a rebate based on anticipated total amounts to be rebated to customers over the period of the agreement with the customer. Aftermarket distributors typically source their product lines at a particular price point and product category with one “full-line” supplier, such as our company, which covers substantially all of their product requirements. Switching to a new supplier typically requires that a distributor or supplier make a substantial investment to purchase, or “changeover” to, the new supplier’s products. The changeover costs and other incentives incurred in connection with obtaining new business are recognized as selling expense in the period in which the changeover from a competitor’s product to the Company’s product occurs. Infrequently, we enter into a contract with a customer for a set period of time that requires the reimbursement of the incentive by the customer if the future conditions of the contract are not met. In these infrequent cases the incentive is recorded as a reduction of revenue over the life of the contract.

Insurance

We use a combination of insurance and self-insurance for a number of risks, including workers’ compensation, general liability, vehicle liability and the company-funded portion of employee-related health care benefits. Liabilities associated with these risks are estimated in part by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions.

Research and Development Costs

Research and development expenses included in continuing operations are charged to operations as incurred. The Company incurred less than $1 million for the year ended 2010 and $1 million for the years ended 2011 and 2012.

Free-Standing Derivatives

The Company is subject to various financial risks during the normal course of business operations, including but not limited to, adverse changes to interest rates, currency exchange rates, counterparty creditworthiness, and commodity prices. Pursuant to prudent risk management principles, the Company may utilize appropriate financial derivative instruments in order to mitigate the potential impact of these factors. The Company’s policies strictly prohibit the use of derivatives for speculative purposes.

In 2011 and 2012, the Company’s derivative instrument usage was limited to standard currency forward contracts intended to offset the earnings impact related to the periodic revaluation of specific non-functional currency denominated monetary working capital accounts and intercompany financing arrangements.

The Company does not seek hedge accounting treatment for its currency forward contacts because the earnings impact from both the underlying exposures and the hedge transactions are recognized in each accounting period.

Stock-Based Compensation

We account for the employee stock options under the fair value method of accounting using a Black-Scholes model to measure stock-based compensation expense at the date of grant. The compensation expense for the year was less than $1 million in 2010 and nil in each of 2011 and 2012.

On July 20, 2005, Affinia Group Holdings Inc. adopted the 2005 Stock Plan. The 2005 Stock Plan was amended on August 25, 2010 and on December 2, 2010 to increase the maximum shares of common stock that may be subject to awards. The 2005 Stock Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to employees, directors or consultants of the Company and its affiliates. A maximum of 350,000 shares of common stock may be subject to awards under the 2005 Stock Plan. The number of shares issued or reserved pursuant to the 2005 Stock Plan (or pursuant to outstanding awards) is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in the common stock. Shares of common stock covered by awards that terminate or lapse and shares delivered by a participant or withheld to pay the minimum statutory withholding rate, in each case, will again be available for grant under the 2005 Stock Plan. Refer to “Note 10. Stock Incentive Plan” for further information on and discussion of our stock options.

On August 25, 2010 and December 23, 2011, Affinia Group Holdings Inc. commenced an offer to certain eligible holders of stock options to exchange their existing options to purchase shares of Affinia Group Holdings Inc. common stock for restricted stock unit awards (“RSUs”). The RSUs granted in connection with the option exchange are governed by the 2005 Stock Plan and a new Restricted Stock Unit Agreement. The RSUs are subject to performance-based and market-based vesting restrictions, which differ from the performance and time-based vesting restrictions applicable to the exchanged stock options. We will estimate the fair value of restricted stock unit awards using the value of Affinia Group Holdings Inc.’s common stock on the date of grant, reduced by the present value of Affinia Group Holdings Inc.’s common stock prior to vesting. The fair value of the RSUs will be expensed either pro rata over the requisite service term or in full if the requisite service period has passed when the RSUs vest in accordance with the performance conditions listed above. Stock-based compensation expense, which would be recorded in selling, general and administrative expenses, and tax related income tax benefits was not recorded for 2010, 2011 or 2012 as the performance condition had not been met.

Deferred Compensation Plan

We started a deferred compensation plan in 2008 that permits executives to defer receipt of all or a portion of the amounts payable under our non-equity incentive compensation plan. All amounts deferred are treated solely for purposes of the plan to have been notionally invested in the common stock of Affinia Group Holdings Inc. As such, the accounts under the plan will reflect investment gains and losses associated with an investment in Affinia Group Holdings Inc.’s common stock. We match 25% of the deferral with an additional notional investment in common stock of Affinia Group Holdings Inc., which is subject to vesting as provided in the plan.

New Accounting Pronouncements

Adopted Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (the “FASB”) amended ASC 220, “Comprehensive Income” with ASU 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income,” which revises the manner in which comprehensive income is presented in an entity’s financial statements. This update requires the presentation of the components of comprehensive income in either a continuous statement of comprehensive income or in two separate but consecutive financial statements. The option to present comprehensive income on the statement of stockholders’ equity has been eliminated. The provisions of this update are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We adopted ASU 2011-05 for the quarter ending March 31, 2012 and retrospectively for the quarter ending March 31, 2011. The implementation of this update resulted in presentation changes only.

In September 2011, the FASB amended ASC 350, “Intangibles—Goodwill and Other” with ASU 2011-08, “Intangibles—Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of a reporting unit in step 1 of the goodwill impairment test. If entities determine, on the basis of qualitative factors, that the fair value of a reporting unit is not more likely than not less than the carrying amount, the two-step impairment test would not be required. Otherwise, further testing would be needed. The amendments are effective for all entities for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted ASU 2011-08 for the fiscal year ending December 31, 2011 because early adoption was permitted.

Accounting Pronouncements Not Yet Adopted

In July 2012, the FASB amended ASC 350, “Intangibles—Goodwill and Other” with ASU 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-lived Intangible Assets for Impairment.” Under the revised guidance, an organization has the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. An organization electing to perform a qualitative assessment is no longer required to calculate the fair value of an indefinite-lived intangible asset unless the organization determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired. The guidance is effective for impairment tests for fiscal years beginning after September 15, 2012. Earlier application is permitted for us prior to the issuance of our upcoming annual or interim filings.

Note 3. Discontinued Operation—Brake

In the fourth quarter of 2011, we committed to a plan to sell the Brake North America and Asia group. In accordance with ASC Topic 205, “Presentation of Financial Statements,” the Brake North America and Asia group qualified as a discontinued operation. The consolidated statements of operations for all periods presented have been adjusted to reflect this group as a discontinued operation. The consolidated statements of cash flows for all periods presented were not adjusted to reflect this group as a discontinued operation.

On November 30, 2012, we distributed our Brake North America and Asia group to the shareholders of Holdings, the Company’s parent company and sole stockholder. The new organization is led by the management team from the Company’s former Brake North America and Asia group, with oversight provided by a separate board of directors. The shareholders remain committed to sell the Brake North America and Asia group and continued to actively market the group for sale after the distribution.

To effect the transaction, we distributed 100% of the capital stock of BPI Holdings International, Inc. (“BPI”), an entity formed for the purpose of completing the transaction and which owns the assets and operations comprising the Company’s former Brake North America and Asia group, to Holdings. Thereafter, Holdings distributed such capital stock to the holders of Holdings common stock and to the holders of Holding’s 9.5% Class A Convertible Participating Preferred Stock, par value $0.01 per share (“Preferred Stock”), on a pro rata basis as if each of the shares of Preferred Stock outstanding at the time of the distribution had been converted into Holdings common stock in accordance with its terms prior to the distribution. The fair value of the capital stock distributed to the shareholders of Holdings was $63 million. In addition, noncontrolling interest decreased by $13 million due to the distribution of BPI.

In connection with the distribution, the Company received a $70 million cash dividend from BPI, which BPI funded through $76.5 million in borrowings under a new credit facility that is not guaranteed by, or an obligation of, the Company or any of its subsidiaries. BPI held $11 million in cash that was included in the distribution on November 30, 2012.

Affinia and BPI entered into a transition services agreement (“TSA”) effective with the distribution on November 30, 2012. The TSA provides for certain administrative and other services and support to be provided by us to BPI and to be provided by BPI to us. Most of the transition services will expire during 2013 and we anticipate that we will begin distributing our chassis products during 2014. The TSAs and the distribution services were established as arm length transactions and are intended for the contracting parties to recover costs of the services. On the date of the distribution, we no longer had any influence over BPI. We evaluated all potential variable interests between Affinia and BPI and determined that we are not the primary beneficiary of BPI. Consequently, we deconsolidated BPI on the date of the distribution.

The table below summarizes the Brake North America and Asia group’s net sales, loss before income tax provision, income tax provision, income (loss) from discontinued operations, net of tax, net income attributable to noncontrolling interest, net of tax and loss attributable to the discontinued operations.

(Dollars in millions)	2010	2011	2012
Net sales	$632	$637	$582
Loss before income tax benefit (provision)	(2)	(174)	(91)
Income tax benefit (provision)	3	61	(33)

Income (loss) from discontinued operations, net of tax	1	(113)	(124)
Less: net income attributable to noncontrolling interest, net of tax	6	1	1

Loss attributable to the discontinued operations	$(5)	$(114)	$(125)

We entered into an Asset Purchase Agreement with Carter Automotive Company Inc. (“Carter”) on June 28, 2012, pursuant to which Carter purchased certain assets located in our Juarez, Mexico facility, which is included in our Brake North America and Asia group, for $2.5 million. The transaction resulted in an impairment and loss on sale of $6 million on fixed assets and inventory for the second quarter of 2012.

The Company determined at the end of 2011 that the net carrying value of the Brake North America and Asia group may not be recoverable through the sales process. At the end of 2011, the fair value of the Brake North America and Asia group assets held for sale were determined based on current market data, discounted cash flow model and observable valuation multiples for comparable companies. As a result, an impairment charge of $165 million was recorded within discontinued operations in 2011 to reduce the carrying value of the business to expected realizable value. A tax benefit to the Company of $57 million was recorded in 2011 relating to the impairment.

The fair value of the capital stock of BPI exceeded the carrying value of the disposal group, which resulted in an additional impairment of $86 million in 2012. The loss on discontinued operations before income tax provision for 2012 is $91 million and is comprised of the $86 million impairment and an operational loss of $5 million. The income tax provision related to discontinued operations was $33 million.

The assets and liabilities of BPI have been deconsolidated as of December 31, 2012. The following table shows an analysis of assets and liabilities held for sale as of December 31, 2011:

(Dollars in millions)	December 31, 2011
Restricted cash	$7
Accounts receivable	75
Inventory	221
Current deferred taxes	4
Prepaid taxes	51
Other current assets	7
Property, plant and equipment	122
Goodwill	25
Other intangible assets	53
Deferred income taxes	7
Other assets	9
Impairment of assets	(165)

Total assets of discontinued operations	$416

Accounts payable	$59
Notes payable	20
Other accrued expenses	82
Accrued payroll and employee benefits	14
Deferred employee benefits and other noncurrent liabilities	8

Total liabilities of discontinued operations	$183

Note 4. Inventories, net

Inventories are valued at the lower of cost or market. Cost is determined on the FIFO basis for all domestic inventories or average cost basis for non-U.S. inventories. Inventories are reduced by an allowance for slow-moving and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage. A summary of inventories, net is provided in the table below:

(Dollars in millions)	At December 31, 2011(1)	At December 31, 2012
Raw materials	$68	$77
Work-in-process	19	19
Finished goods	189	208

	$276	$304

(1)	The inventory as of December 31, 2011 excludes $221 million of inventory in our Brake North America and Asia group, which is classified in current assets of discontinued operations.

Note 5. Goodwill

Goodwill as of December 31, 2012 was $24 million and consisted of the following: $22 million for the acquisition of NAPD and $2 million for a minor acquisition in 2008.

In accordance with ASC Topic 805-740, the tax benefit for the excess of tax-deductible goodwill over the reported amount of goodwill is applied to first reduce the goodwill related to the initial acquisition in 2004. The tax benefit for the excess of tax deductible goodwill reduced reported goodwill by $4 million during 2012. The reported amount of goodwill for the 2004 acquisition was reduced to zero, and the remaining tax benefit will reduce the basis of intangible assets purchased in the 2004 acquisition. Any remaining tax benefit reduces the income tax provision.

The following table summarizes our goodwill activity, which is related to the Brake North America and Asia group and On and Off-highway reportable segment, during 2011 and 2012:

(Dollars in millions)
Balance at December 31, 2010	$59
Tax benefit reductions	(8)
Discontinued operations—Brake North America and Asia group(1)	(25)
Currency and other adjustments	2

Balance at December 31, 2011(1)	$28
Tax benefit reductions	(4)

Balance at December 31, 2012	$24

(1)	The goodwill as of December 31, 2011 excludes $25 million of goodwill in our Brake North America and Asia group, which is classified in discontinued operations.

Note 6. Other Intangible Assets

As of December 31, 2011 and 2012, the Company’s other intangible assets primarily consisted of trade names, customer relationships, and developed technology. The Company recorded approximately $8 million, $9 million and $6 million of intangible asset amortization in 2010, 2011 and 2012, respectively, which includes $4 million for 2010 and 2011 related to our discontinued operations. The discontinued operations ceased amortization in 2012 because it was classified in assets held for sale. We anticipate amortization of $5 million for 2013 through 2015 and $4 million in 2016 and 2017 on a continuing basis. Amortization expense is calculated on a straight line basis over 5 to 20 years. We determine on a periodic basis whether the lives and the method for amortization are accurate.

Trade names are tested for impairment annually as of December 31 of each year by comparing their fair value to their carrying values. The fair value for each trade name was established based upon a royalty savings approach. We determined that there were impairments of other intangible assets of nil in 2010 and less than $1 million in 2011 and 2012. A rollforward of the other intangibles and trade names for 2011 and 2012 is shown below:

(Dollars in millions)	December 31, 2010	Amortization	Impairment	Other(1)	December 31, 2011(1)	Amortization	Impairment	December 31, 2012
Trade names	$48	$—	$—	$(12)	$36	$—	$—	$36
Customer relationships	92	(7)	—	(38)	47	(4)	—	43
Developed technology/Other	16	(2)	—	(3)	11	(2)	—	9

Total	$156	$(9)	$—	$(53)	$94	$(6)	$—	$88

(1)	The intangible assets as of December 31, 2011 exclude $53 million of intangible assets in our Brake North America and Asia group, which is classified in current assets of discontinued operations.

Accumulated amortization for the intangibles was $33 million and $39 million as of December 31, 2011 and 2012, respectively. The weighted average amortization period by class of intangible was the following: 20 years for customer relationships and 13 years for developed technology and other intangibles.

Note 7. Derivatives

The Company’s financial derivative assets and liabilities consist of standard currency forward contracts. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

•	Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

All derivative instruments are recognized on our balance sheet at fair value. The fair value measurements of our currency forward contracts are based upon Level 2 inputs consisting of observable market data pertaining to relevant currency exchange rates, as reported by a recognized independent third-party financial information provider. Based upon the Company’s periodic assessment of our own creditworthiness, and of the creditworthiness of the counterparties to our derivative instruments, fair value measurements are not adjusted for nonperformance risk.

Currency Forward Contract Derivatives

Our currency forward contracts are valued using then-current spot and forward market data as provided by external financial institutions. We enter into short-term currency forward contracts with banking institutions of only the highest tiered credit ratings and thus the counterparty credit risk associated with these contracts is not considered significant.

Our currency forward contracts are not designated as hedges of specific monetary asset balances subject to currency risks. Changes in the fair value of these currency forward contracts are recognized in income each accounting period. At December 31, 2012, the aggregate notional amount of our currency forward contracts was $69 million having a fair market value of less than $1 million in assets and liabilities.

The Company’s outstanding currency forward contracts are recorded in the Consolidated Balance Sheets as “Other current assets” or “Other accrued expenses,” accordingly. Currency forward contract gains and losses are recognized in “Other income, net” in the Consolidated Statements of Operations in the reporting period of occurrence. The Company has not recorded currency forward contract gains (losses) to other comprehensive income (loss) nor has it reclassified prior period currency derivative results from other comprehensive income (loss) to earning during the last twelve months. The Company does not anticipate that it will record any currency forward contract gains or losses to other comprehensive income (loss) or that it will reclassify prior period currency forward contract results from other comprehensive income (loss) to earnings in the next twelve months.

The notional amount and fair value of our outstanding currency forward contracts were as follows:

(Dollars in millions)	Notional Amount	Asset Derivative	Liability Derivative
As of December 31, 2012	$69	$—	$—
As of December 31, 2011	$62	$1	$—

Currency forward contract gains and losses are recognized in “Other income, net” in the Consolidated Statements of Operations in the reporting period of occurrence. The short-term currency exchange rate forward contracts are intended to offset the currency exchange gain (loss) related to the re-measurement process. The currency forward contract gains and losses are as follows:

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Gain (loss) on derivative instruments	$(7)	$1	$2

Note 8. Debt

On August 13, 2009, we refinanced our former term loan facility, revolving credit facility and accounts receivable facility. The refinancing consisted of the ABL Revolver and the Secured Notes, the proceeds of which were used to repay outstanding borrowings under our former term loan facility, revolving credit facility and accounts receivable facility, as well as to settle interest rate derivatives and to pay fees and expenses related to the refinancing. The ABL Revolver and the Secured Notes replaced our revolving credit facility, which would have otherwise matured on November 30, 2010, our former term loan facility, which would have otherwise matured on November 30, 2011, and our accounts receivables facility, which would have otherwise matured on November 30, 2009.

On December 31, 2010, we redeemed $22.5 million aggregate principal amount of our Secured Notes, pursuant to their terms at a redemption price equal to 103% of the principal amount of such notes being redeemed, plus accrued and unpaid interest to the redemption date.

On December 9, 2010, we completed an offering of an additional $100 million of our 9% Senior Subordinated Notes due 2014, (the “Subordinated Notes”), thereby increasing the outstanding aggregate principle amount to $367 million. The Company used the proceeds from the offering of the Additional Notes to finance its $24 million acquisition of the remaining 50% interest of Affinia India Private Limited and to finance our $52 million acquisition of the NAPD business on December 16, 2010.

On May 22, 2012 and November 30, 2012, Affinia Group Inc. entered into the Omnibus Fourth and Fifth Amendment to ABL Credit Agreement and Other Credit Documents (the “ABL Amendment”) among the Company, Affinia Group Inc., certain of the Company’s U.S. subsidiaries, certain of the Company’s Canadian subsidiaries, the lenders party thereto, Bank of America, N.A., as the administrative agent, and the other agents party thereto. As amended by the ABL Amendment, the asset-based revolving credit facility (the “ABL Revolver”) includes (i) a revolving credit facility of up to $300 million (which may be increased or decreased in accordance with the reallocation provisions of the ABL Revolver) for borrowings solely to the U.S. domestic borrowers, including (a) a $40 million sub-limit for letters of credit and (b) a $30 million swingline facility and (ii) a revolving credit facility of up to $15 million (which may be increased or decreased in accordance with the reallocation provisions of the ABL Revolver, but in no event to exceed $25 million) for Canadian Dollar denominated revolving loans solely to a Canadian borrower. Availability under the ABL Revolver is based upon monthly (or more frequent under certain circumstances) borrowing base valuations of the Company’s eligible inventory and accounts receivable and is reduced by certain reserves in effect from time to time.

In addition, under the ABL Revolver, a financial covenant exists which would be triggered if excess availability under the ABL Revolver is less than the greater of 10.0% of the total borrowing base and $20.0 million. If the covenant trigger were to occur, we would be required to satisfy and maintain a fixed charge coverage ratio of at least 1.00x, measured for the last twelve-month period. As of March 18, 2013, none of the covenant triggers have occurred. The fixed charge coverage ratio was 1.71x as of December 31, 2012. The impact of falling below the fixed charge coverage ratio would not be a default but instead the imposition of restrictions on our ability to pursue certain operational or financial transactions (e.g. asset dispositions, dividends and acquisitions).

On June 25, 2012, Affinia Group Inc. redeemed $22.5 million aggregate principal amount of the Secured Notes pursuant to their terms at a redemption price equal to 103% of the principal amount of such notes being redeemed, plus accrued and unpaid interest to the redemption date.

Debt consists of the following:

	At December 31,
(Dollars in millions)	2011	2012
9% Senior subordinated notes, due November 2014	$367	$367
10.75% Senior secured notes, due August 2016	201	179
ABL revolver, due May 2017	110	—
Other debt(1)	20	23

	698	569
Less: Current portion(1)	(20)	(23)

	$678	$546

(1)	The debt as of December 31, 2011 excludes $20 million of notes payable in our Brake North America and Asia group, which is classified in current liabilities of discontinued operations and has rates ranging from 5.2% to 5.4%. The other debt of $20 million as of December 31, 2011 relates to our Poland operations. Our Poland operations in 2011 initiated a revolving credit facility with borrowings up to $20 million. The other debt of $23 million as of December 31, 2012 consist of $20 million related to our Poland operations with a rate of one month LIBOR plus 0.9 points and $3 million related to our filtration China operations.

Scheduled maturities of debt for each of the next five years and thereafter are as follows:

(Dollars in millions) Year	Amount
2013	$23
2014	367
2015	—
2016	179
2017	—
2018 and thereafter	—

Total debt	$569

The fair value of debt is as follows:

Fair Value of Debt at December 31, 2011

(Dollars in millions)	Book Value of Debt	Fair Value Factor	Fair Value of Debt
Senior subordinated notes, due November 2014(1)	$367	99.69%	$366
Senior secured notes, due August 2016(1)	201	109.06%	219
ABL revolver, due November 2015(2)	110	100%	110
Other debt(2)(3)	20	100%	20

Total fair value of debt at December 31, 2011(3)			$715

Fair Value of Debt at December 31, 2012

(Dollars in millions)	Book Value of Debt	Fair Value Factor	Fair Value of Debt
Senior subordinated notes, due November 2014(1)	$367	100.25%	$368
Senior secured notes, due August 2016(1)	179	108.43%	194
ABL revolver, due May 2017(2)	—	100%	—
Other debt(2)	23	100%	23

Total fair value of debt at December 31, 2012			$585

(1)	The fair value of the long-term debt was estimated based on quoted market prices obtained through broker or pricing services and categorized within Level 2 of the hierarchy. The fair value of our debt that is publicly traded in the secondary market is classified as Level 2 and is based on current market yields obtained through broker or pricing services.
(2)	The carrying value of fixed rate short-term debt approximates fair value because of the short term nature of these instruments, and the carrying value of the Company’s current floating rate debt instruments approximates fair value because of the variable interest rates pertaining to those instruments. The fair value of debt is categorized within Level 2 of the hierarchy.
(3)	The debt as of December 31, 2011 excludes $20 million of notes payable in our Brake North America and Asia group, which is classified in current liabilities of discontinued operations.

Asset based credit facilities. Affinia Group Inc. and certain of its subsidiaries have a four-year $315 million ABL Revolver that includes (i) a revolving credit facility of up to $300 million (which may be increased or decreased in accordance with the reallocation provisions of the ABL Revolver) for borrowings solely to the U.S. domestic borrowers (the “U.S. Facility”), including (a) a $40 million sub-limit for letters of credit and (b) a $30 million swingline facility and (ii) a revolving credit facility of up to $15 million (which may be increased or decreased in accordance with the reallocation provisions of the ABL Revolver, but in no event to exceed $25 million) for Canadian Dollar denominated revolving loans solely to a Canadian borrower (the “Canadian Facility”). Availability under the ABL Revolver is based upon monthly (or more frequent under certain circumstances) borrowing base valuations of Affinia Group Inc.’s eligible continuing and discontinued operations inventory and accounts receivable and is reduced by certain reserves in effect from time to time. The ABL Collateral consists of all accounts receivable, inventory, cash (other than certain cash proceeds of Notes Collateral (as defined in the indenture governing the Secured Notes)) and proceeds of the foregoing and certain assets related thereto, in each case held by Affinia Group Intermediate Holdings Inc., Affinia Group Inc. and certain of their subsidiaries.

On November 30, 2010, we entered into an amendment to the credit agreement governing the ABL Revolver. The ABL Revolver has been amended to, among other things, (a) increase the amount of additional unsecured indebtedness that we may incur from $100 million to $300 million and provide certain conditions to any issuance of such indebtedness in excess of $100 million, (b) amend the covenants with respect to: making certain dividends, distributions, restricted payments and investments; extending, renewing and refinancing certain existing indebtedness; amending certain material documents; and issuing and disposing of certain equity interests, (c) reduce the pricing spread applicable to each type of loan by 150 basis points at each level of average aggregate availability and remove the floor formerly applicable to the LIBOR rate and the BA rate, (d) extend the maturity date from August 13, 2013 to November 30, 2015 (subject to early termination under certain limited circumstances), (e) allow for prepayments of certain outstanding indebtedness with the proceeds of an initial public offering (if Affinia Group Holdings Inc. undertakes an initial public offering) and permit the merger of Affinia Group Intermediate Holdings Inc. with and into Affinia Group Holdings Inc. upon satisfaction of certain preconditions to such merger and (f) modify certain other provisions thereof.

On May 22, 2012 and November 30, 2012, Affinia Group Inc. entered into amendments to the credit agreement governing the ABL Revolver. The ABL Revolver has been amended to, among other things, (a) amend the a revolving credit facility of up to $300 million for borrowings solely to the U.S. domestic borrowers and revolving credit facility of up to $15 million for Canadian Dollar denominated revolving loans solely to a Canadian borrower, (b) extend the maturity date from November 30, 2015 to May 22, 2017, (c) reduce the pricing spread applicable to each type of loan by 75 basis points at each level of average aggregate availability, (d) reduce the unused commitment fee on the undrawn portion of the credit facility, (e) amend the covenants with respect to: making certain other dispositions and investments; extending, renewing and refinancing certain existing indebtedness; and disposing of certain equity interest, (f) reduce the availability threshold amount and the fixed charge coverage ratio requirement, (g) reduce the dominion threshold and (h) modify certain other provisions thereof.

At December 31, 2012, we had nil outstanding under the ABL Revolver. During the year, we borrowed funds at a weighted average interest rate of approximately 2.4% under this facility. We had an additional $103 million of availability after giving effect to $11 million in outstanding letters of credit and $2 million for borrowing base reserves as of December 31, 2012.

Mandatory Prepayments. If at any time the outstanding borrowings under the ABL Revolver (including outstanding letters of credit and swingline loans) exceed the lesser of (i) the borrowing base as in effect at such time and (ii) the aggregate revolving commitments as in effect at such time, we will be required to prepay an amount equal to such excess and/or cash collateralize outstanding letters of credit.

The maturity date of the ABL Revolver is May 22, 2017, subject to early termination if our senior subordinated notes which mature less than six months after such date are not refinanced, renewed or extended, or fully redeemed, fully cash defeased, paid in full or fully cash collateralized, prior to the date which is 91 days before the earlier of May 22, 2017 and the maturity date of the senior subordinated notes.

Voluntary Prepayments. Subject to certain conditions, the ABL Revolver allows us to voluntarily reduce the amount of the revolving commitments and to prepay the loans without premium or penalty other than customary breakage costs for LIBOR rate contracts.

Covenants. The ABL Revolver contains affirmative and negative covenants that, among other things, limit or restrict Intermediate Holdings’ and its subsidiaries ability to create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of the borrowers’ capital stock; amend certain material documents; change the nature of the borrowers’ business; make certain payments of debt; engage in certain transactions with affiliates; change the borrowers’ fiscal periods; and enter into certain restrictive agreements, in each case, subject to certain qualifications and exceptions.

In addition, commencing on the day that an event of default occurs or availability under the ABL Revolver is less than the greater of 10.0% of the total borrowing base and $20.0 million, Affinia Group Intermediate Holdings Inc. is required to maintain a fixed charge coverage ratio of at least 1.00x measured for the last 12-month period.

Interest Rates and Fees. Outstanding borrowings under the U.S. Facility accrue interest at an annual rate of interest equal to (i) a base rate plus the applicable spread or (ii) a LIBOR rate plus the applicable spread. Outstanding borrowings under the Canadian Facility accrue interest at an annual rate of interest equal to (i) the Canadian prime rate plus the applicable spread or (ii) the BA rate (the average discount rate of bankers’ acceptances as quoted on the Reuters Screen CDOR page) plus the applicable spread. We pay a commission on letters of credit issued under the U.S. Facility at a rate equal to the applicable spread for loans based upon the LIBOR rate. The ABL Revolver, as amended on May 22, 2012, revises the applicable spread, as set forth below, for purposes of calculating the annual rate of interest applicable to outstanding borrowings under the U.S. Facility and the Canadian Facility.

Level	Average Aggregate Availability			Base Rate Loans and Canadian Prime Rate Loans	LIBOR Loans and Canadian BA Rate Loans
I	≤	$105,000,000		1.00%	2.00%
II	> ≤	$105,000,000 $210,000,000	but	0.75%	1.75%
III	>	$210,000,000		0.50%	1.50%

We pay certain fees with respect to the ABL Revolver, including (i) an unused commitment fee on the undrawn portion of the credit facility of 0.25% per annum in the event that more than 50% of the commitments (excluding swingline loans) under the credit facility are utilized, 0.375% per annum in the event that more than 25% but less than or equal to 50% of the commitments (excluding swingline loans) under the credit facility are utilized, and 0.50% per annum in the event that less than or equal to 25% of the commitments (excluding swingline loans) under the credit facility are utilized and (ii) customary annual administration fees and fronting fees in respect of letters of credit equal to 0.125% per annum on the stated amount of each letter of credit outstanding during each month. During an event of default, the fee payable under clause (i) shall be increased by 2% per annum.

Cash Dominion. If availability under the ABL Revolver is less than the greater of 12.5% of the total borrowing base and $22.5 million, or if there exists an event of default, amounts in Affinia Group Intermediate Holdings Inc.’s deposit accounts and the deposit accounts of the subsidiary guarantors (other than certain excluded accounts) will be transferred daily into a blocked account held by the administrative agent and applied to reduce the outstanding amounts under the ABL Revolver.

Senior Notes

Secured Notes. On August 13, 2009, Affinia Group Inc. issued $225 million of Secured Notes as part of the refinancing. The Secured Notes were offered at a price of 98.799% of their face value, resulting in approximately $222 million of net proceeds. The approximately $3 million discount will be amortized based on the effective interest rate method and included in interest expense until the Secured Notes mature. Subject to Affinia Group Inc.’s compliance with the covenants described in the indenture securing the Secured Notes, Affinia Group Inc. is permitted to issue more Secured Notes from time to time under the Indenture. The Secured Notes and the additional notes, if any, will be treated as a single class for all purposes of the indenture governing the Secured Notes, including waivers, amendments, redemptions and offers to purchase. The Secured Notes mature in 2016 and accrue interest at rate of 10.75% per annum payable semiannually. The Secured Notes are senior obligations of Affinia Group Inc.

On December 31, 2010, Affinia Group Inc. redeemed $22.5 million aggregate principal amount of its Secured Notes, pursuant to their terms at a redemption price equal to 103% of the principal amount of such notes being redeemed, plus accrued and unpaid interest to the redemption date.

On June 25, 2012, Affinia Group Inc. redeemed $22.5 million aggregate principal amount of the Secured Notes pursuant to their terms at a redemption price equal to 103% of the principal amount of such notes being redeemed, plus accrued and unpaid interest to the redemption date. The Secured Notes outstanding balance net of the discount was $179 million as of December 31, 2012.

Subordinated Notes. On November 30, 2004, Affinia Group Inc. issued $300 million of Subordinated Notes. The Subordinated Notes and the additional notes, if any, will be treated as a single class for all purposes of the indenture governing the Subordinated Notes, including waivers, amendments, redemptions and offers to purchase. The Subordinated Notes mature in 2014 and accrue interest at rate of 9% per annum payable semiannually. The Subordinated Notes are senior obligations of Affinia Group Inc.

In June of 2009, Affinia Group Holdings Inc. purchased in the open market approximately $33 million in principal amount of the Subordinated Notes and thereafter contributed such notes to Affinia Group Intermediate Holdings Inc., which contributed such notes to Affinia Group Inc. Affinia Group Inc. promptly surrendered such purchased notes for cancellation, which resulted in a pre-tax gain on the extinguishment of debt of $8 million in 2009.

On December 9, 2010, Affinia Group Inc. completed an offering of $100 million of the Subordinated Notes. The outstanding balance of the Subordinated Notes at December 31, 2012 was $367 million. Subject to Affinia Group Inc.’s compliance with the covenants described in the indenture securing the Subordinated Notes, Affinia Group Inc. is permitted to issue more Subordinated Notes from time to time under the indenture.

Indenture Provisions. The indentures governing the Secured Notes and the Subordinated Notes limit Affinia Group Inc.’s (and its restricted subsidiaries’) ability to incur and guarantee additional indebtedness, issue disqualified stock or issue certain preferred stock; pay dividends on, make other distributions on, redeem or repurchase our capital stock or make certain other restricted payments; create certain liens or encumbrances; issue capital stock; make certain investments or acquisitions; make capital expenditures; pay dividends, make distributions or make other payments from its subsidiaries; changes their lines of business; enter into certain types of transactions with affiliates; use assets as security in other transactions; sell certain assets or merge with or into other companies and designate subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, Affinia Group Inc. and its restricted subsidiaries are permitted to incur additional indebtedness, including secured indebtedness, under the terms of the indentures governing the Secured Notes and the Subordinated Notes.

During 2010, we recorded a write-off of $1 million to interest expense for unamortized deferred financing costs associated with the redemption of $22.5 million of the Secured Notes. Additionally, we recorded $5 million in total deferred financing costs related to the amendment to ABL Revolver and the issuance of additional $100 million in Senior Subordinated Notes. During the second quarter of 2012, we recorded a write-off of less than $1 million to interest expense for unamortized deferred financing costs associated with the redemption of $22.5 million of the Secured Notes. Additionally, we recorded $1 million in total deferred financing costs related to the amendment of our ABL Revolver.

The unamortized deferred financing will be charged to interest expense over the next five years for the ABL Revolver, four years for the Secured Notes and two years for the Subordinated Notes.

The following table summarizes the deferred financing activity from December 31, 2010 to December 31, 2012:

(Dollars in millions)
As of December 31, 2010	$23
Amortization	(5)
Deferred financing costs	—

Balance at December 31, 2011	$18
Amortization	(4)
Write-off of unamortized deferred financing costs	—
Deferred financing costs	1

Balance at December 31, 2012	$15

Note 9. Accounts Receivable Factoring

We have agreements with third party financial institutions to factor certain receivables on a non-recourse basis. The terms of the factoring arrangements provide for the factoring of certain U.S. Dollar-denominated or Canadian Dollar-denominated receivables, which are purchased at the face value amount of the receivable discounted at the annual rate of LIBOR plus a spread on the purchase date. The amount factored is not contractually defined by the factoring arrangements and our use will vary each month based on the amount of underlying receivables and the cash flow needs of the Company. During 2011, the total accounts receivable factored was $408 million and the cost incurred on factoring was $4 million, which includes our Brake North America and Asia group. During 2012, the total accounts receivable factored was $668 million and the cost incurred on factoring was $5 million, which includes our Brake North America and Asia group. Accounts receivable factored by us are accounted for as a sale and removed from the balance sheet at the time of factoring and the cost of the factoring is presented in either other income or discontinued operations if it relates to our Brake North America and Asia group.

Note 10. Stock Incentive Plan

On July 20, 2005, Affinia Group Holdings Inc. adopted the Affinia Group Holdings Inc. 2005 Stock Incentive Plan, which we refer to as our 2005 Stock Plan. The 2005 Stock Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to employees, directors or consultants of Affinia Group Holdings Inc. and its affiliates. A maximum of 350,000 shares of Affinia Group Holdings Inc. common stock may be subject to awards under the 2005 Stock Plan. The number of shares issued or reserved pursuant to the 2005 Stock Plan (or pursuant to outstanding awards) is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in the common stock. Shares of common stock covered by awards that terminate or lapse and shares delivered by a participant or withheld to pay the minimum statutory withholding rate, in each case, will again be available for grant under the 2005 Stock Plan.

Administration. The 2005 Stock Plan is administered by the compensation committee of Affinia Group Holdings Inc.’s Board of Directors. The committee has full power and authority to make, and establish the terms and conditions of any award, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions or payment dates). The committee is authorized to interpret the plan, to establish, amend and rescind any rules and regulations relating to the plan and to make any other determinations that it, in good faith, deems necessary or desirable for the administration of the plan and may delegate such authority as it deems appropriate. The committee may correct any defect or supply an omission or reconcile any inconsistency in the plan in the manner and to the extent the committee deems necessary or desirable and any decision of the committee in the interpretation and administration of the plan shall lie within its sole and absolute good faith discretion and shall be final, conclusive and binding on all parties concerned.

Options. The committee determines the option price for each option; however, the stock options must have an exercise price that is at least equal to the fair market value of the common stock on the date the option is granted. An option holder may exercise an option by written notice and payment of the option price (i) in cash or its equivalent, (ii) by the surrender of a number of shares of common stock already owned by the option holder for at least six months (or such other period established by the committee) with a fair market value equal to the exercise price, (iii) if there is a public market for the shares, subject to rules established by the committee, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to Affinia Group Holdings Inc. an amount out of the proceeds of the sale equal to the aggregate option price for the shares being purchased or (iv) by another method approved by the committee.

Stock Appreciation Rights. The committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right shall be an amount determined by the committee. Generally, each stock appreciation right shall entitle a participant upon exercise to an amount equal to (i) the excess of (1) the fair market value on the exercise date of one share of common stock over (2) the exercise price, multiplied by (ii) the number of shares of common stock covered by the stock appreciation right. Payment shall be made in common stock or in cash, or partly in common stock and partly in cash, all as shall be determined by the committee.

Other Stock-Based Awards. The committee may grant awards of restricted stock units, rights to purchase stock, restricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock. The other stock-based awards will be subject to the terms and conditions established by the committee.

Transferability. Unless otherwise determined by the committee, awards granted under the 2005 Stock Plan are not transferable other than by will or by the laws of descent and distribution.

Change of Control. In the event of a change of control (as defined in the 2005 Stock Plan), the committee may provide for (i) the termination of an award upon the consummation of the change of control, but only if the award has vested and been paid out or the participant has been permitted to exercise an option in full for a period of not less than 30 days prior to the change of control, (ii) the acceleration of all or any portion of an award, (iii) payment in exchange for the cancellation of an award and/or (iv) the issuance of substitute awards that would substantially preserve the terms of any awards.

Amendment and Termination. Affinia Group Holdings Inc.’s Board of Directors may amend, alter or discontinue the 2005 Stock Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent.

Management Stockholders Agreement. All shares issued under the plan will be subject to a management stockholders agreement or a director stockholders agreement, as applicable.

Restrictive Covenant Agreement. Unless otherwise determined by Affinia Group Holdings Inc.’s Board of Directors, all award recipients will be obligated to sign the standard Confidentiality, Non-Competition and Proprietary Information Agreement which includes restrictive covenants regarding confidentiality, proprietary information and a one year period restricting competition and solicitation of our clients, customers or employees. In the event a participant breaches these restrictive covenants, any exercise of, or payment or delivery pursuant to, an award may be rescinded by the committee in its discretion in which event the participant may be required to pay to us the amount of any gain realized in connection with, or as a result of, the rescinded exercise, payment or delivery.

Amendment. On November 14, 2006, the Compensation Committee of Affinia Group Holdings Inc. revised the vesting terms applicable to options previously awarded by the Committee to its named executive officers, as well as all other employees, under the Plan. One-half of these options vest in equal portions at the end of each year beginning with the year of the grant and ending December 31, 2009 (the “Vesting Period”), 40% are eligible for vesting in equal portions upon the Company’s achievement of certain specified annual EBITDA performance targets over the Vesting Period and 10% are eligible for vesting in equal portions upon the Company’s achievement of certain net working capital performance targets over the Vesting Period. The Committee has not modified the time-vesting options or the working capital performance options. The Committee elected to modify the vesting terms for the EBITDA performance options so that these options were eligible for vesting in equal portions at the end of each of the years 2007, 2008, and 2009. The Committee also modified the performance targets for those years. The fair value of the modified award was slightly higher than the grant date fair value.

2005 Stock Plan

On July 20, 2005, Affinia Group Holdings Inc. adopted the 2005 Stock Plan with a maximum of 227,000 shares of common stock subject to awards. On August 25, 2010, Affinia Group Holdings Inc. increased the number of shares of common stock subject to awards from 227,000 to 300,000, and Affinia Group Holdings Inc. commenced an offer to certain eligible holders of stock options to exchange their existing options to purchase shares of Affinia Group Holdings Inc.’s common stock for RSUs with new vesting terms (the “Option Exchange”). The RSUs granted in connection with the Option Exchange are governed by the 2005 Stock Plan and the new Restricted Stock Unit Award Agreement. On December 2, 2010, Affinia Group Holdings Inc. increased the number of shares of common stock subject to awards from 300,000 to 350,000.

A table of the 2005 Stock Plan balances for the restricted stock units, stock options, deferred compensation shares and stock awards is summarized below.

	At December 31,
	2011	2012
Restricted stock units	242,000	242,000
Stock options	28,680	26,835
Deferred compensation shares	30,819	30,235
Stock award	163	163
Shares available	48,338	50,767

Number of shares of common stock subject to awards	350,000	350,000

Stock Options

As of December 31, 2012, 23,835 stock options had been awarded, which included vested options of 23,335 and 500 unvested options. Pursuant to the terms of the 2005 Stock Plan, each option expires August 1, 2015. The exercise price is $100 per option.

We account for our employee stock options under the fair value method of accounting using a Black-Scholes model to measure stock-based compensation expense at the date of grant. Dividend yields were not a factor because there were no cash dividends declared during 2010, 2011, and 2012. Our weighted-average Black-Scholes fair value assumptions include:

	2010	2011	2012
Weighted-average effective term	5.2 years	5.1 years	5.1 years
Weighted-average risk free interest rate	4.38%	4.34%	4.34%
Weighted-average expected volatility	40.4%	39.9%	39.9%
Weighted-average fair value of options (Dollars in millions)	$1	$1	$1

The fair value of the stock option grants is amortized to expense over the vesting period. The Company reduces the overall compensation expense by a turnover rate consistent with historical trends. Stock-based compensation expense, which was recorded in selling, general and administrative expenses, and tax related income tax benefits were less than $1 million for 2010 and nil for 2011 and 2012.

Options
Outstanding at January 1, 2010	175,638
Granted	2,000
Exercised	(1,000)
Exchanged	(61,868)
Forfeited/expired	(80,708)

Outstanding at December 31, 2010	34,062
Granted	1,550
Exercised	(2,000)
Exchanged	(825)
Forfeited/expired	(4,107)

Outstanding at December 31, 2011	28,680
Forfeited/expired	(4,845)

Outstanding at December 31, 2012	23,835

Option Exchange

Affinia Group Holdings Inc. completed an offer to certain eligible holders of stock options to exchange their existing options to purchase shares of Affinia Group Holdings Inc.’s common stock for restricted stock units (“RSUs”) with new vesting terms (the “Option Exchange”). The Option Exchange election period commenced on August 25, 2010 and expired on September 24, 2010. The completion of the Option Exchange for the RSUs occurred on October 18, 2010 and 100% of the eligible option holders elected to participate. A total of 24 eligible employees and directors participated in the Option Exchange. In addition, three eligible employees and directors who did not have vested options received RSUs. Affinia Group Holdings Inc. accepted for exchange options to purchase a total of 61,868 shares of Affinia Group Holdings Inc.’s common stock. All surrendered options were cancelled in exchange for RSUs. The options had been fully expensed by the exchange date. The total RSUs issued on October 18, 2010 covered 235,000 shares of Affinia Group Holdings Inc.’s common stock.

On December 23, 2011, Affinia Group Holdings Inc. completed another Option Exchange. The Option Exchange election period commenced on December 1, 2011 and expired on December 23, 2011. The completion of the Option Exchange for the RSUs occurred on December 23, 2011 with 100% of the two eligible option holders elected to participate. Affinia Group Holdings Inc. accepted for exchange options to purchase a total of 825 shares of Affinia Group Holdings Inc.’s common stock. All surrendered options were cancelled in exchange for RSUs. The options had been fully expensed by the exchange date. The total RSUs issued on December 23, 2011 covered 4,000 shares of Affinia Group Holdings Inc.’s common stock.

Restricted Stock Units

The RSUs granted in connection with the Option Exchanges are governed by the 2005 Stock Plan and a new Restricted Stock Unit Award Agreement.

The RSUs are subject to performance-based and market-based vesting restrictions, which differ from the performance and time-based vesting restrictions applicable to the exchanged stock options. The RSUs will vest if (i) the RSU holder remains employed with Affinia Group Holdings Inc. on the date that either of the following vesting conditions occurs and (ii) either of the following vesting conditions occurs on or prior to the date on which Cypress ceases to hold any remaining Affinia Group Holdings Inc. common stock:

•	Cypress Scenario—Cypress has received aggregate transaction proceeds in cash or marketable securities (not subject to escrow, lock-up, trading restrictions or claw-back) with respect to the disposition of more than 50% of its common equity interests in Affinia Group Holdings Inc. in an amount that represents a per-share equivalent value that is greater than or equal to two times the average per share price paid by Cypress for its aggregate common equity investment in Affinia Group Holdings Inc.; or

•	IPO Scenario—Affinia Group Holdings Inc.’s common stock trades on a public stock exchange at an average closing price of $225 (as adjusted for stock splits) over a 60 consecutive trading day period.

As of December 31, 2012, 242,000 RSUs had been awarded and remained outstanding, none of which have vested. In connection with the distribution of our Brake North America and Asia group to the shareholders of Holdings, our Board of Directors determined that the distribution would constitute a “Qualifying Termination” under each of the RSU Agreements for the 62,000 RSUs granted to employees of the Brake North America and Asia group.

We estimate the fair value of market-based RSUs using a Monte Carlo simulation model on the date of grant. Our weighted-average Monte Carlo fair value assumptions include:

	Cypress Scenario	IPO Scenario
Effective term	0.6 years	1.4 years
Expected volatility	70%	70%
Fair value of an RSU	$107.92	$124.41
Expected expense (Dollars in millions)	$19	$22

In the event that either of the performance-based conditions (Cypress Scenario or IPO Scenario) are met, the fair value of the RSUs will be recognized in stock-based compensation expense either 1) pro rata over the requisite service term including a cumulative catch-up related to service provided through the date the performance condition is met or 2) in full once the respective market-based condition is met or 3) in full if the requisite service period has already passed when the performance condition is met. Stock-based compensation expense, which would be recorded in selling, general and administrative expenses, and tax related income tax benefits was not recorded for 2012 as neither of the performance conditions have been met. If the RSUs do not vest prior to ten years from the date of grant then the RSUs will expire. If the performance condition is met on the 242,000 RSUs the amount of expense we would have to record is $19 million under the Cypress scenario or $22 million under the IPO scenario and BPI would record expense related to the RSUs granted to its employees.

RSUs
Outstanding at January 1, 2010	—
Issued per Option Exchange	235,000
Granted	4,000
Forfeited/expired	—

Outstanding at December 31, 2010	239,000
Issued per Option Exchange	4,000
Granted	3,000
Forfeited/expired	(4,000)

Outstanding at December 31, 2011	242,000
Granted	—
Forfeited/expired	—

Outstanding at December 31, 2012	242,000

Deferred Compensation Plan

We started a deferred compensation plan in 2008 that permits executives to defer receipt of all or a portion of the amounts payable under our non-equity incentive compensation plan. All amounts deferred are treated solely for purposes of the plan to have been notionally invested in the common stock of Affinia Group Holdings Inc. As such, the accounts under the plan will reflect investment gains and losses associated with an investment in the Affinia Group Holdings Inc.’s common stock. We match 25% of the deferral with an additional notional investment in common stock of Affinia Group Holdings Inc., which is subject to vesting as provided in the plan. Deferred compensation expense, which was recorded in selling, general and administrative expenses, and tax related income tax benefits were $1 million for 2010, $2 million for 2011 and $1 million for 2012.

Note 11. Income Tax

The components of the income tax provision (benefit) from continuing operations are as follows:

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Current:
U.S. federal	$—	$—	$—
U.S. state and local	1	1	—
Non-United States	19	18	20

Total current	20	19	20
Deferred:
U.S. federal & state	6	14	28
Non-United States	4	5	—

Total deferred	10	19	28

Income tax provision	$30	$38	$48

The income tax provision was calculated based upon the following components of income (loss) from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest:

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
United States	$(31)	$(17)	$(20)
Non-United States	89	96	89

Income from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	$58	$79	$69

Deferred tax assets (liabilities) consisted of the following:

(Dollars in millions)	At December 31, 2011	At December 31, 2012
Deferred tax assets:
Net operating loss carryforwards	$134	$139
Inventory reserves	43	10
Expense accruals	22	14
Depreciation and amortization	14	—
Other	4	3

Subtotal	217	166
Valuation allowance	(27)	(22)

Deferred tax assets	190	144
Deferred tax liabilities:
Depreciation and amortization	—	2
Foreign earnings	23	25

Deferred tax liabilities	23	27

Net deferred tax assets	$167	$117

Balance sheet presentation:
Current deferred taxes	$60	$13
Deferred income taxes	109	106
Other accrued expenses	—	—
Deferred employee benefits and other noncurrent liabilities	(2)	(2)

Net deferred tax assets	$167	$117

Valuation allowances are provided for deferred tax assets whenever the realization of the assets is not deemed to meet a more likely than not standard. Accordingly, valuation allowances have been provided for net operating losses in certain non-U.S. countries and U.S. states. U.S. income and foreign withholding taxes have not been recognized on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries that are essentially permanent in duration. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled $70 million at December 31, 2012. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable.

The effective income tax rate differs from the U.S. federal income tax rate for the following reasons:

	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
U.S. federal income tax rate	35.0%	35.0%	35.0%
Increases (reductions) resulting from:
State and local income taxes, net of federal income tax benefit	1.1	-2.1	1.0
Valuation allowance	2.0	3.4	2.0
Non-U.S. income	-12.6	-13.0	-16.9
U.S. permanent differences*	29.8	13.6	38.3
Unremitted earnings	-1.0	9.6	9.7
Miscellaneous items	-2.6	1.8	0.2

Effective income tax rate	51.7%	48.3%	69.3%

*	The U.S. permanent differences affecting the tax rate are a result of deemed distributions from foreign subsidiaries.

At the end of 2012, federal domestic net operating loss carryforwards were $351 million. Of these, $12 million expire in 2024, $13 million expire in 2025, $37 million expire in 2026, $35 million expire in 2027, $76 million expire in 2028, $62 million expire in 2029, $57 million expire in 2030, $24 million expire in 2031 and $35 million expire in 2032. At the end of 2012, state domestic net operating loss carryforwards were estimated to be $181 million, the majority of which expire between 2022 and 2032. At the end of 2012, foreign net operating loss carryforwards were $18 million and expire as follows: $2 million in 2013, $2 million in 2014, $3 million in 2015, $6 million in 2016, $4 million in 2017 and $1 million in 2018. Realization of the tax benefits associated with loss carryforwards is dependent on generating sufficient taxable income prior to their expiration.

The following table summarizes the activity related to our unrecognized tax benefits:

(Dollars in millions)
Balance at January 1, 2010	$2
Increases to tax positions	—
Decreases to tax positions	—

Balance at January 1, 2011	$2
Increases to tax positions	—
Decreases to tax positions	—

Balance at January 1, 2012	$2
Increases to tax positions	—
Decreases to tax positions	(1)

Balance at December 31, 2012	$1

Included in the balance of unrecognized tax benefits at December 31, 2012, are $1 million of tax benefits that, if recognized, would affect the effective tax rate. The Company recognizes interest related to unrecognized tax benefits in interest expense and penalties as part of the income tax provision. As of December 31, 2012 the Company’s accrual for interest and penalties was less than $1 million.

The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. For jurisdictions in which the Company transacts significant business, tax years ending December 31, 2004 and later remain subject to examination by tax authorities. We do not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next twelve months.

Note 12. Property, Plant and Equipment

The following table breaks out the property, plant and equipment in further detail:

	December 31,
(Dollars in millions)	2011	2012
Property, plant and equipment
Land and improvements to land	$8	$8
Buildings and building fixtures	51	55
Machinery and equipment	137	159
Software	25	21
Construction in progress	17	9

	238	252
Less: Accumulated depreciation	(120)	(133)

	$118	$119

The property, plant and equipment as of December 31, 2011, excludes our Brake North America and Asia group property, plant and equipment, of $122 million. Depreciation is recognized on a straight-line basis over an asset’s estimated useful life. The depreciation expense from continuing operations was $18 million, $16 million, and $18 million for 2010, 2011, and 2012, respectively.

Note 13. Other Accrued Expenses

The following table breaks out the other accrued expenses in further detail:

	December 31,
(Dollars in millions)	2011(1)	2012
Taxes other than income taxes	$10	$11
Interest payable	12	10
Return reserve	11	8
Tax deposit payable	3	5
Accrued legal and professional fees	6	4
Accrued promotions and defective product	4	4
Accrued selling and marketing	8	3
Accrued freight	2	3
Accrued commissions expense	2	3
Accrued workers compensation	6	2
Accrued restructuring	2	1
Other	14	14

	$80	$68

(1)	The other accrued expenses as of December 31, 2011 excludes $82 million in our Brake North America and Asia group, which is classified in current liabilities of discontinued operations.

The other accrued expenses primarily consist of accrued utilities and other miscellaneous accruals.

A reconciliation of the changes in our return reserves is as follows beginning with January 1, 2010:

	December 31,
(Dollars in millions)	2010(1)	2011(2)	2012(3)
Beginning balance January 1	$17	$17	$11
Amounts charged to revenue	43	45	23
Returns processed	(43)	(45)	(26)
Classified to discontinued operations	—	(6)	—

Ending balance December 31	$17	$11	$8

(1)	Includes our Brake North America and Asia group, which is classified as discontinued operations that had amounts charged to revenue of $22 million in 2010 and returns processed of $22 million in 2010. The return reserve as of December 31, 2009 and 2010 includes $8 million in our Brake North America and Asia group.
(2)	Includes our Brake North America and Asia group, which is classified as discontinued operations that had amounts charged to revenue of $22 million in 2011 and returns processed of $24 million in 2011. The return reserve as of December 31, 2010 includes $8 million in our Brake North America and Asia group. The return reserve as of December 31, 2011 excludes $6 million in our Brake North America and Asia group, which is classified in current liabilities of discontinued operations.
(3)	Excludes our Brake North America and Asia group, which is classified as discontinued operations that had amounts charged to revenue of $15 million in 2012 and returns processed of $21 million in 2012. The return reserve as of December 31, 2011 excludes $6 million in our Brake North America and Asia group, which is classified in current liabilities of discontinued operations.

Note 14. Commitments and Contingencies

At December 31, 2012, the Company had purchase commitments for property, plant and equipment of approximately $2 million.

The Company had future minimum rental commitments under non-cancelable operating leases in continuing operations of $37 million at December 31, 2012, with future rental payments of:

(Dollars in millions)	Operating Leases
2013	$8
2014	7
2015	6
2016	5
2017	4
Thereafter	7

Total	$37

The leases do not contain restrictions on future borrowings. There are no significant lease escalation clauses or purchase options. Rent expense from continuing operations was $10 million, $11 million and $10 million in 2010, 2011 and 2012, respectively.

Various claims, lawsuits and administrative proceedings are pending or threatened against us and our subsidiaries, arising from the ordinary course of business with respect to commercial, intellectual property, product liability and environmental matters. We believe that the ultimate resolution of the foregoing matters will not have a material effect on our financial condition or results of operations or liquidity.

On September 30, 2011, we entered into a settlement agreement with Satisfied Brake Products Inc. (“Satisfied”) for $10 million to settle our claims against Satisfied for their theft of our trade secrets. Upon execution of the settlement agreement, $2.5 million was due immediately and up to an additional $7.5 million is to be provided after liquidation of Satisfied’s business. On September 30, 2011, we recorded a gain of $2.5 million in continuing operations in the consolidated financial statements. Additionally, we recorded $4 million as a gain in continuing operations in the first quarter of 2012. The remaining claim against Satisfied was included in the distribution of the Brake North America and Asia group to our shareholders.

On January 28, 2013, Walker Morris, counsel for Neovia Logistics Services (U.K.) Limited (“Neovia”) (formerly known as Caterpillar Logistics Services (U.K.) Limited) notified us that Quinton Hazell Automotive Limited (“QHAL”) intended to appoint administrators (comparable to a bankruptcy filing in the United States) and that Neovia may pursue a claim against us for liabilities arising out of a Logistics Services Agreement dated May 5, 2006 among Neovia, QHAL and Affinia Group Inc. (the “LSA”). In connection with our prior sale of QHAL and its related companies to Klarius Group Ltd. (“KGL”), Affinia Group Inc. assigned the LSA to KGL, KGL agreed to indemnify Affinia Group Inc. against any liability under the LSA and the other companies in the QHAL group agreed to provide a guarantee to Affinia Group Inc. against these liabilities. KGL and QHAL have both appointed administrators. By letter dated February 15, 2013, Neovia, through its counsel Walker Morris, notified us that Neovia is asserting a claim against Affinia Group Inc. for liabilities arising under the LSA, including asserted unpaid invoices totaling 5.7 million pounds. The matter is in its early stages with no lawsuit having been filed or dispute resolution process commenced. We intend to vigorously defend this matter.

The Company has various accruals for civil liability, including product liability, and other costs. If there is a range of equally probable outcomes, we accrue at the lower end of the range. The Company had $4 million and $1 million accrued as of December 31, 2011 and December 31, 2012, respectively. In addition, we have various other claims that are reasonably possible of occurrence that range from less than $1 million to $10 million in the aggregate. There are no recoveries expected from third parties.

During the first quarter of 2007 we signed a letter of credit in connection with a real estate lease. ASC 460, “Guarantees”, requires that this letter of credit be accounted for as a guarantee. The fair value of this guarantee as of December 31, 2012 was less than $1 million and is included in other noncurrent liabilities and other long-term assets.

Note 15. Restructuring of Operations

The restructuring charges consist of employee termination costs, other exit costs and impairment costs. Severance costs are being accounted for in accordance with ASC Topic 420, “Exit or Disposal Cost Obligations” and ASC Topic 712, “Compensation—Nonretirement Postemployment Benefits.” The following summarizes the restructuring charges and activity for the Company:

Accrued Restructuring

(Dollars in millions)	Total
Balance at December 31, 2010	$4
Charges to expense:
Employee termination benefits	6
Asset write-offs expense	—
Other expenses	6

Total restructuring expenses	12
Cash payments and asset write-offs:
Cash payments	(11)
Asset retirements and other	(2)
Discontinued operations—Brake North America and Asia group(1)	(1)

Balance at December 31, 2011(1)	$2
Charges to expense:
Employee termination benefits	1
Asset write-offs expense	—
Other expenses	1

Total restructuring expenses	2
Cash payments and asset write-offs:
Cash payments	(2)
Asset retirements and other	(1)

Balance at December 31, 2012	$1

(1)	The accrued restructuring as of December 31, 2011 excludes $1 million in our Brake North America and Asia group, which is classified in current liabilities of discontinued operations.

At December 31, 2012, $1 million of restructuring charges remained in accrued liabilities, relating to wage and healthcare continuation for severed employees and other termination costs. These remaining benefits are expected to be paid during 2013. The following table shows the restructuring expenses by reportable segment:

(Dollars in millions)	2010	2011	2012
On and Off-highway segment	$8	$1	$2
Corporate, eliminations and other	4	—	—

Total from continuing operations	$12	$1	$2
Discontinued Operations	12	11	19

Total	$24	$12	$21

Note 16. Related Party Transactions

On November 30, 2012, we distributed our Brake North America and Asia group to the shareholders of Holdings, the Company’s parent company and sole stockholder. The new organization is being led by the management team from the Company’s former Brake North America and Asia group, with oversight provided by a separate board of directors. The shareholders continued to market the Brake North America and Asia group for sale after the distribution.

Affinia and BPI entered into a transition services agreement (“TSA”) effective with the distribution on November 30, 2012. The TSA provides for certain administrative and other services and support to be provided by us to BPI and to be provided by BPI to us. Most of the transition services will expire during 2013 and we anticipate that we will begin distributing our chassis products during 2014. The TSAs and the distribution services were established as arm length transactions and are intended for the contracting parties to recover costs of the services. Additionally, BPI is temporarily providing distribution services for our chassis products. BPI charged us in the month of December 2012 less than $1 million for distribution services and transition services. Affinia charged BPI $2 million for transition services in the month of December 2012. As of December 31, 2012, we have accounts receivable of $1 million and accounts payable of $1 million related to the TSA.

Mr. John M. Riess, an Affinia Group Inc. Board member, is the parent of, J. Michael Riess, who is currently employed with Genuine Parts Company (NAPA) as president of a distribution facility. NAPA is the Company’s largest customer as a percentage of total net sales from continuing operations. NAPA accounted for 27%, 26% and 26% of our total net sales for the years ended December 31, 2010, 2011 and 2012, respectively.

In 2010, Mr. Zhang Haibo, 15% owner of Affinia Hong Kong Limited (“AHK”), loaned $1.4 million to AHK to facilitate the establishment of a new subsidiary, Affinia Qingdao Braking Systems Co. Ltd., a new friction company in China with the intention of manufacturing friction products and distributing these products in Asia and North America. AHK owns 100% of the subsidiary. The contribution agreement had not been finalized as of December 31, 2010, but the cash has been received by AHK, as such we have recorded the $1.4 million as related party debt. In 2011, the contribution agreement had been finalized and the related party debt had been transferred to accumulated paid-in capital.

In 2010, Mr. Zhang Haibo contributed $2.5 million to Affinia Hong Kong Limited (“AHK”) to facilitate the purchase of land use rights for a new filtration company in China with the intention of manufacturing and distributing filtration products principally in Asia. The contribution did not change the ownership percentage and as a consequence the noncontrolling interest did not change but property, plant and equipment did increase. In 2011, Mr. Zhang Haibo, 15% owner of AHK, contributed $0.9 million for funding to Longkou Wix Filtration Co. Ltd., a new filtration company in China with the intention of manufacturing filtration products and distributing these products in Asia and North America. AHK owns 100% of the subsidiary. During the third quarter of 2012, we purchased the remaining 15% ownership interest in Longkou Wix Filtration Co. Ltd.

Effective July 1, 2012, we, along with Affinia Group Holdings Inc. and Affinia Group Inc., entered into an amendment to the Advisory Agreement with Torque Capital Group LLC for services related to corporate strategy, finance, investments and such other services as we may request from time to time. Mr. Joseph E. Parzick, one of our directors, is a managing partner of Torque Capital Group LLC. The Advisory Agreement was amended to change the expiration date of the obligation to pay the quarterly fee from June 30, 2012 to March 31, 2013. Subsequently, in accordance with the terms of the Advisory Agreement, the Company terminated its obligation to pay the quarterly fee effective December 31, 2012. We have further agreed to pay a success fee of up to $3.0 million in the event Affinia Group Holdings Inc.’s shareholders realize a specified return on their investment on or before June 30, 2013 or, if a binding definitive agreement relating to a transaction is entered into prior to June 30, 2013, within six months of the execution of such agreement. The specified return with respect to this agreement is two times the amount of our shareholders’ original investment in us on the entire amount of such investment, subject, in the case of multiple transaction, to averaging of the transaction values.

Effective January 1, 2011, we, along with Affinia Group Holdings Inc. and Affinia Group Inc., entered into an Advisory Agreement with Cypress Advisors, Inc. for services related to corporate strategy, finance, investments and such other services as we may request from time to time. Mr. James A. Stern, one of our directors, is a managing director of Cypress Advisors, Inc. In connection with the Advisory Agreement, we, along with Affinia Group Holdings Inc. and Affinia Group Inc., have agreed to pay a quarterly fee of $100,000 for six calendar quarters expiring June 30, 2012, and have further agreed to pay a success fee of up to $2.0 million in the event Affinia Group Holdings Inc.’s shareholders realize a specified return on their investment on or before June 30, 2013 or, if a binding definitive agreement relating to a transaction is entered into prior to June 30, 2013, within six months of the execution of such agreement. The specified return with respect to this agreement is two times the amount of our shareholders’ original investment in us on the entire amount of such investment, subject, in the case of multiple transaction, to averaging of the transaction values.

Note 17. Segment Information

The products, customer base, distribution channel, manufacturing process, procurement are similar throughout all of the Company’s operations. However, due to different economic characteristics in the Company’s operations and in conformity with ASC Topic 280, “Segment Reporting,” the Company presented two separate reportable segments: (1) the On and Off-highway reportable segment, which aggregates the Filtration, Chassis and Affinia South America operating segments and (2) Discontinued operation, which includes the Commercial Distribution Europe segment and Brake North America and Asia group. Our South America operation was historically comprised of two operating segments, with one of the operating segments being insignificant and is no longer reported separately to our chief operating decision maker. In 2012, we have consolidated South America operations into one operating segment, which is included in the On and Off-highway segment. Because of the sale of our Commercial Distribution Europe segment, the Commercial Distribution Europe segment was classified as discontinued operations and, as such, is not presented in the net sales and operating profit segment tables below. See “Note 19. Discontinued Operation—Quinton Hazell.” Also our Brake North America and Asia group was classified as discontinued operations and, as such, is not presented in the net sales and operating profit segment tables below. The Company evaluates the performance of its segments based primarily on revenue growth and operating profit. The allocation of income taxes is not evaluated at the segment level. See “Note 3. Discontinued Operation—Brake.” Segment net sales, operating profit, total assets, depreciation and amortization and capital expenditures were as follows:

(Dollars in millions)	Net Sales			Operating Profit
	2010	2011	2012	2010	2011	2012
On and Off-highway segment	$1,367	$1,483	$1,455	$161	$169	$165
Corporate, eliminations and other	(8)	(5)	(2)	(38)	(27)	(34)

	$1,359	$1,478	$1,453	$123	$142	$131

(Dollars in millions)	Total Assets
	2011	2012
On and Off-highway segment	$735	$720
Corporate, eliminations and other	308	240
Assets of discontinued operations(1)	416	—

	$1,459	$960

(1)	The amounts related to the Brake North America and Asia group are classified in the assets of discontinued operations in 2011.

(Dollars in millions)	Depreciation and Amortization			Capital Expenditures
	2010	2011	2012	2010	2011	2012
On and Off-highway segment	$16	$17	$19	$28	$27	$17
Corporate, eliminations and other	10	8	5	2	—	—

Total from continuing operations	26	25	24	30	27	17
Discontinued operations	11	14	—	22	28	10

	$37	$39	$24	$52	$55	$27

Net sales by geographic region were as follows:

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Brazil	$414	$438	$389
Canada	75	72	72
Poland	140	147	146
Other Countries	61	93	122

Total Other Countries	690	750	729
United States	669	728	724

	$1,359	$1,478	$1,453

Long-lived assets by geographic region were as follows:

(Dollars in millions)	December 31, 2011(1)	December 31, 2012
Canada	$1	$—
China	14	17
Brazil	14	14
Poland	26	29
Other Countries	10	9

Total other countries	65	69
United States	193	177

	$258	$246

(1)	Long-lived assets as of December 31, 2011 excludes $200 million in our Brake North America and Asia group, which is classified in current assets of discontinued operations.

Net sales by geographic area were determined based on origin of sale. Geographic data on long-lived assets are comprised of property, plant and equipment, goodwill, other intangible assets and deferred financing costs.

We offer primarily two types of products: filtration products, which include oil, fuel, air and other filters and chassis products, which include steering, suspension and driveline components. Additionally, we have Affinia South America products, which offer chassis, filtration and other products. The Company’s sales by group of similar products are as follows:

(Dollars in millions)	Year Ended December 31, 2010	Year Ended December 31, 2011	Year Ended December 31, 2012
Filtration products	$759	$801	$831
Chassis products	169	213	194
Affinia South America products	439	469	430
Corporate, eliminations and other	(8)	(5)	(2)

	$1,359	$1,478	$1,453

Note 18. Asset Retirement Obligations

We account for the fair value of an ARO in the period in which it is incurred if it can be reasonably estimated, with the offsetting associated asset retirement costs capitalized as part of the carrying amount of the long-lived assets. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over its useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation and amortization expense in the consolidated statements of operations. Changes resulting from revisions to the timing or amount of the original estimate of cash flows are recognized as an increase or a decrease in the asset retirement cost and ARO. The ARO recorded was $2 million and $1 million at December 31, 2011 and December 31, 2012, respectively, which includes $1 million for our Brake North America and Asia group at December 31, 2011.

Note 19. Discontinued Operation—Quinton Hazell

In the fourth quarter of 2009 we committed to a plan to sell the Commercial Distribution Europe segment. In accordance with ASC Topic 205, “Presentation of Financial Statements,” the Commercial Distribution Europe segment qualified as a discontinued operation. The consolidated statements of operations for all periods presented have been adjusted to reflect this segment as a discontinued operation. The consolidated statements of cash flows for all periods presented were not adjusted to reflect this segment as a discontinued operation. The table below summarizes the Commercial Distribution Europe segment’s net sales, loss before income tax provision, income tax provision and loss from discontinued operations, net of tax.

(Dollars in millions)	2010	2011	2012
Net sales	$18	$—	$—
Loss before income tax provision	—	—	—
Income tax provision	—	—	—

Loss from discontinued operations, net of tax	$—	$—	$—

We entered into a Sale and Purchase Agreement with Klarius Group Limited (“KGL”) and Auto Holding Paris S.A.S. (“AHP”) (collectively, the “Purchaser”) on February 2, 2010 (the “Agreement”), pursuant to which KGL purchased the shares of Quinton Hazell Automotive Limited and Quinton Hazell Italia SpA and AHP purchased the shares of Quinton Hazell Deutschland GmbH and Affinia Holding S.A.S. (collectively, the “Group Companies”) for $11 million, which was the net purchase price after the working capital adjustment settlement. The business of the Group Companies and their subsidiaries consist of manufacturing and distribution facilities in eight countries in Europe.

Note 20. Acquisition

On December 16, 2010, the Company, through its subsidiary Affinia Products Corp LLC, acquired substantially all the assets of North American Parts Distributors, Inc. (“NAPD”). NAPD, located in Ramsey, New Jersey, was an automobile parts and supplies wholesaler. The NAPD acquisition expanded our product offering of chassis parts to one of the broadest in the industry. NAPD’s purchased assets and assumed liabilities were acquired for cash consideration of $52 million. The initial purchase price was $51 million and was paid in 2010. Subsequently, in 2011 the working capital adjustment was settled for $1 million. The working capital adjustment was based on the difference between targeted working capital and working capital at the closing date. This acquisition was considered immaterial for disclosure of supplemental pro forma information and revenues and earnings of the acquiree since the acquisition date. We financed this acquisition with the available borrowings under our ABL Revolver, which borrowings were repaid with our completed offering on December 9, 2010 of the Additional Notes.

Note 21. Joint Venture Acquisition

In December 2010, we acquired the remaining 50% ownership interest in Affinia India Private Limited, the Company’s India joint venture, for $24 million in cash, increasing our ownership interest from 50% to 100%. The acquisition is not subject to any post closing purchase price adjustments or earn-outs. We had a controlling financial interest in Affinia India Private Limited prior to the purchase of the remaining 50% interest. Since we had control prior to the purchase, the transaction has been accounted for as an equity transaction consistent with ASC Topic 810, “Consolidation.” As a result of the transaction the noncontrolling interest balance was decreased by $8 million and the additional paid-in capital was decreased by $16 million. We financed this acquisition with the available borrowings under our ABL Revolver, which borrowings were repaid with the use of proceeds from our completed offering on December 9, 2010 of the Additional Notes. On November 30, 2012, we distributed our Brake North America and Asia group, which includes Affinia India Private Limited, to the shareholders of Holdings.

Note 22. Venezuelan Operations

As required by U.S. GAAP, effective January 1, 2010, we accounted for Venezuela as a highly inflationary economy because the three-year cumulative inflation rate for Venezuela using the blended Consumer Price Index (which is associated with the city of Caracas) and the National Consumer Price Index (developed commencing in 2008 and covering the entire country of Venezuela) exceeded 100%.

Effective January 1, 2010, our Venezuelan subsidiary uses the U.S. Dollar as its functional currency. The financial statements of our subsidiary must be re-measured into the Company’s reporting currency (U.S. Dollar) and future exchange gains and losses from the re-measurement of monetary assets and liabilities are reflected in current earnings, rather than exclusively in the equity section of the balance sheet, until such time as the economy is no longer considered highly inflationary. The local currency in Venezuela is the Bolivar Fuerte (“VEF”).

On January 11, 2010, the Venezuelan government devalued the country’s currency and changed to a two-tier exchange structure. The official exchange rate moved from 2.15 VEF per U.S. Dollar to 2.60 for essential goods and 4.30 for non-essential goods and services, with our products falling into the non-essential category. A Venezuelan currency control board is responsible for foreign exchange procedures, including approval of requests for exchanges of VEF for U.S. Dollars at the official (government established) exchange rate. Our business in Venezuela has been unsuccessful in obtaining U.S. Dollars at the official exchange rate. An unregulated parallel market existed for exchanging VEF for U.S. Dollars through securities transactions; and our Venezuelan subsidiary had been able to enter into such exchange transactions until May 2010, as discussed further below. The Company used the unregulated parallel market rate to translate the financial statements of its Venezuelan subsidiary through May 2010 because we expected to obtain U.S. Dollars at the unregulated parallel market rate for future dividend remittances. During the second quarter of 2010, the unregulated parallel market was suspended and the Central Bank of Venezuela began regulating the parallel market. The Central Bank of

Venezuela has also imposed volume restrictions on use of the regulated parallel market. We will use the regulated parallel market rate to translate the financial statements of our Venezuelan subsidiary to comply with the regulations of Venezuela and are analyzing the impact of the volume restrictions on our business. The currency exchange limitations to date have not had a material effect on our 2010 earnings and cash flow.

Effective January 1, 2010, we changed the rate used to re-measure our Venezuelan subsidiary’s transactions and balances from the official exchange rate of 2.15 VEF to the U.S. Dollar to the parallel market rate, which ranged between 5.30 and 7.70 VEF to the U.S. Dollar during 2010. The one-time devaluation had a $2 million negative impact on our pre-tax net income. As described above, during the second quarter of 2010, we changed the rate used to re-measure our Venezuelan subsidiary’s transactions to the SITME rate of 5.30 VEF to the U.S. Dollar and the rate has remained at that level in 2011. For 2010, our Venezuelan subsidiary represented approximately 1% of our consolidated net sales and it had a net loss attributable to the Company of $8 million, of which $7 million related to restructuring. The Venezuelan subsidiary also had $8 million of total assets and $7 million of total liabilities as of December 31, 2010. For 2011, our Venezuelan subsidiary represented approximately 2% of our consolidated net sales and it had a net income attributable to the Company of $3 million. For 2012, our Venezuelan subsidiary represented approximately 3% of our consolidated net sales and it had a net income attributable to the Company of less than $1 million. The Venezuelan subsidiary also had $15 million and $15 million of total assets and $10 million and $12 million of total liabilities as of December 31, 2011 and 2012, respectively.

On December 30, 2010, the Venezuelan government devalued the VEF by unifying the essential goods exchange rate of 2.60 VEF per U.S. Dollar with the non-essential goods and services exchange rate of 4.30 VEF per U.S. Dollar. The Company does not transact at the essential goods exchange rate as it has been unsuccessful in obtaining U.S. Dollars at the official exchange rate; as such, the devaluation does not impact the Company’s financial statements. The Company continues to use the regulated parallel market rate of 5.30 VEF per U.S. Dollar.

On February 8, 2013, the Venezuelan government announced another devaluation of the currency to 6.30 VEF per U.S. Dollar and it eliminated the parallel market rate. We are still assessing the impact of this one-time devaluation.

Note 23. Financial Information for Guarantors and Non-Guarantors

Affinia Group Intermediate Holdings Inc. (presented as “Parent” in the following schedules), through its wholly-owned subsidiary, Affinia Group Inc. (presented as “Issuer” in the following schedules), issued $225 million aggregate principal amount of its 10.75% Senior Secured Notes due 2016 (the “Secured Notes”) on August 13, 2009, and Affinia Group Inc. issued $300 million aggregate principal amount of its 9% Senior Subordinated Notes due 2014 (the “Subordinated Notes”) on November 30, 2004, with an additional $100 million in principal amount issued December 9, 2010. As of December 31, 2012, there were $367 million and $179 million of Subordinated Notes and Secured Notes outstanding, respectively. The Subordinated Notes and Secured Notes were offered only to qualified institutional buyers and certain persons in offshore transactions.

On April 25, 2013, we refinanced our existing notes and credit facilities and made a distribution to Holdings, our shareholder. Affinia Group Intermediate Holdings Inc. (presented as “Parent” in the following schedules), through its 100% owned subsidiary, Affinia Group Inc. (presented as Issuer in the following schedules), issued $250 million aggregate principal amount 7.75% Senior Notes due May 1, 2021 (the “Senior Notes”). The Senior Notes were offered only to qualified institutional buyers and certain persons in offshore transactions. Along with the Senior Notes, the refinancing consisted of a $200 million term loan due April 25, 2016, a $470 million term loan due April 25, 2020, the proceeds of which we used, together with $31 million of cash on hand, to redeem our Secured Notes, redeem our Subordinated Notes, pay fees and expenses in connection with the refinancing transaction and make a $350 million distribution to Holdings. Holdings used the distribution to redeem its Preferred Shares, repay $61 million of the Seller Note issued by Holdings to Dana as part of the financing in connection with our acquisition of substantially all of the aftermarket business operations of Dana in 2004 and make a distribution of $133 million to its stockholders.

The Secured Notes are fully, unconditionally and jointly and severally guaranteed on a senior secured basis, the Subordinated Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior subordinated basis and the Senior Notes are fully, irrevocably, unconditionally and jointly and severally guaranteed on a senior unsecured basis. The Subordinated Notes and the Senior Notes are general obligations of the Issuer and guaranteed by the Parent and all of the Issuer’s 100% owned current and future domestic subsidiaries (the “Guarantors”). The Issuer’s obligations under the Secured Notes are guaranteed by the Guarantors and are secured by first-priority liens, subject to permitted liens and exceptions for excluded assets, on substantially all of the Issuer’s and the Guarantors’ tangible and intangible assets (excluding the ABL Collateral as defined below), including real property, fixtures and equipment owned or acquired in the future by the Issuer and the Guarantors (the “Non-ABL Collateral”) and are secured by second-priority liens on all accounts receivable, inventory, cash, deposit accounts, securities accounts and proceeds of the foregoing and certain assets related thereto held by the Issuer and the Guarantors, which constitute collateral under the ABL Revolver on a first-priority basis (the “ABL Collateral”).

The following information presents Condensed Consolidating Statements of Operations for the years ended December 31, 2010, December 31, 2011 and December 31, 2012, Condensed Consolidating Statements of Comprehensive Income for the years ended December 31, 2010, December 31, 2011 and December 31, 2012, Condensed Consolidating Balance Sheets as of December 31, 2011 and December 31, 2012 and Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 of (1) the Parent, (2) the Issuer, (3) the Guarantors, (4) the Non-Guarantors, and (5) eliminations to arrive at the information for the Company on a consolidated basis. Other separate financial statements and other disclosures concerning the Parent and the Guarantors are not presented because management does not believe that such information is material to investors.

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Operations

For the Year Ended December 31, 2010

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated total
Net sales	$—	$—	$734	$967	$(342)	$1,359
Cost of sales	—	—	(592)	(793)	342	(1,043)

Gross profit	—	—	142	174	—	316
Selling, general and administrative expenses	—	(32)	(83)	(78)	—	(193)

Operating (loss) profit	—	(32)	59	96	—	123
Loss on extinguishment of debt	—	(1)	—	—	—	(1)
Other income (loss), net	—	21	(23)	3	—	1
Interest expense	—	(64)	—	(1)	—	(65)

Income (loss) from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	—	(76)	36	98	—	58
Income tax provision	—	(4)	—	(26)	—	(30)
Equity in income, net of tax	24	106	78	1	(208)	1

Net income from continuing operations	24	26	114	73	(208)	29
Loss from discontinued operations, net of tax	—	—	(4)	5	—	1

Net income	24	26	110	78	(208)	30
Less: net income attributable to noncontrolling interest, net of tax	—	2	4	—	—	6

Net income attributable to the Company	$24	$24	$106	$78	$(208)	$24

Guarantor Condensed

Consolidating Statement of Comprehensive Income

For the Year Ended December 31, 2010

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated total
Net income	$24	$26	$110	$78	$(208)	$30
Other comprehensive income (loss), net of tax:
Loss on settlement pension obligations	3	3	3	—	(6)	3
Change in foreign currency translation adjustments	(2)	(2)	—	(2)	4	(2)

Total other comprehensive income (loss)	1	1	3	(2)	(2)	1

Total comprehensive income	25	27	113	76	(210)	31
Less: comprehensive income attributable to noncontrolling interest, net of tax	—	2	4	—	—	6

Comprehensive income attributable to the Company	$25	$25	$109	$76	$(210)	$25

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Operations

For the Year Ended December 31, 2011

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated total
Net sales	$—	$—	$795	$1,024	$(341)	$1,478
Cost of sales	—	—	(636)	(841)	341	(1,136)

Gross profit	—	—	159	183	—	342
Selling, general and administrative expenses	—	(26)	(87)	(87)	—	(200)

Operating (loss) profit	—	(26)	72	96	—	142
Other income (loss), net	—	—	(2)	6	—	4
Interest expense	—	(66)	—	(1)	—	(67)

Income (loss) from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	—	(92)	70	101	—	79
Income tax provision	—	(11)	—	(27)	—	(38)
Equity in income (loss), net of tax	(73)	30	55	—	(12)	—

Net income (loss) from continuing operations	(73)	(73)	125	74	(12)	41
Loss from discontinued operations, net of tax	—	—	(94)	(19)	—	(113)

Net income (loss)	(73)	(73)	31	55	(12)	(72)
Less: net income attributable to noncontrolling interest, net of tax	—	—	1	—	—	1

Net income (loss) attributable to the Company	$(73)	$(73)	$30	$55	$(12)	$(73)

Guarantor Condensed

Consolidating Statement of Comprehensive Income

For the Year Ended December 31, 2011

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated total
Net income (loss)	$(73)	$(73)	$31	$55	$(12)	$(72)
Other comprehensive loss, net of tax:
Pension liability adjustment	(1)	(1)	—	(1)	2	(1)
Change in foreign currency translation adjustments	(32)	(32)	—	(32)	64	(32)

Total other comprehensive loss	(33)	(33)	—	(33)	66	(33)

Total comprehensive income (loss)	(106)	(106)	31	22	54	(105)
Less: comprehensive income attributable to noncontrolling interest, net of tax	—	—	1	—	—	1

Comprehensive income (loss) attributable to the Company	$(106)	$(106)	$30	$22	$54	$(106)

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Operations

For the Year Ended December 31, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated total
Net sales	$—	$—	$791	$1,026	$(364)	$1,453
Cost of sales	—	—	(643)	(846)	364	(1,125)

Gross profit	—	—	148	180	—	328
Selling, general and administrative expenses	—	(45)	(68)	(84)	—	(197)

Operating (loss) profit	—	(45)	80	96	—	131
Loss on extinguishment of debt	—	(1)	—	—	—	(1)
Other income (loss), net	—	3	(5)	4	—	2
Interest expense	—	(62)	—	(1)	—	(63)

Income (loss) from continuing operations before income tax provision, equity in income, net of tax and noncontrolling interest	—	(105)	75	99	—	69
Income tax provision	—	(21)	—	(27)	—	(48)
Equity in income (loss), net of tax	(103)	23	653	1	(573)	1

Net income (loss) from continuing operations	(103)	(103)	728	73	(573)	22
Income (loss) from discontinued operations, net of tax	—	—	(705)	581	—	(124)

Net income (loss)	(103)	(103)	23	654	(573)	(102)
Less: net income attributable to noncontrolling interest, net of tax	—	—	—	1	—	1

Net income (loss) attributable to the Company	$(103)	$(103)	$23	$653	$(573)	$(103)

Guarantor Condensed

Consolidating Statement of Comprehensive Income

For the Year Ended December 31, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated total
Net income (loss)	$(103)	$(103)	$23	$654	$(573)	$(102)
Other comprehensive loss, net of tax:
Change in foreign currency translation adjustments	(15)	(15)	—	(15)	30	(15)

Total other comprehensive loss	(15)	(15)	—	(15)	30	(15)

Total comprehensive income (loss)	(118)	(118)	23	639	(543)	(117)
Less: comprehensive income attributable to noncontrolling interest, net of tax	—	—	—	1	—	1

Comprehensive income (loss) attributable to the Company	$(118)	$(118)	$23	$638	$(543)	$(118)

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Balance Sheet

December 31, 2011

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$9	$—	$45	$—	$54
Accounts receivable	—	—	91	120	—	211
Inventories	—	—	164	112	—	276
Other current assets	—	64	9	30	—	103
Current assets of discontinued operations	—	—	272	144	—	416

Total current assets	—	73	536	451	—	1,060
Investments and other assets	—	207	54	20	—	281
Intercompany investments	334	1,418	675	—	(2,427)	—
Intercompany receivables (payables)	—	(629)	271	358	—	—
Property, plant and equipment, net	—	3	57	58	—	118

Total assets	$334	$1,072	$1,593	$887	$(2,427)	$1,459

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$12	$74	$40	$—	$126
Notes payable	—	—	—	20	—	20
Accrued payroll and employee benefits	—	3	2	5	—	10
Other accrued liabilities	—	20	30	30	—	80
Current liabilities of discontinued operations	—	—	69	114	—	183

Total current liabilities	—	35	175	209	—	419
Deferred employee benefits and noncurrent liabilities	—	12	—	3	—	15
Long-term debt	—	678	—	—	—	678

Total liabilities	—	725	175	212	—	1,112
Total shareholder’s equity	334	347	1,418	675	(2,427)	347

Total liabilities and equity	$334	$1,072	$1,593	$887	$(2,427)	$1,459

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Balance Sheet

December 31, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$23	$—	$28	$—	$51
Accounts receivable	—	2	39	122	—	163
Inventories	—	—	172	132	—	304
Other current assets	—	15	9	41	—	65

Total current assets	—	40	220	323	—	583
Investments and other assets	—	197	41	20	—	258
Intercompany investments	150	724	652	—	(1,526)	—
Intercompany receivables (payables)	—	(227)	(134)	361	—	—
Property, plant and equipment, net	—	2	48	69	—	119

Total assets	$150	$736	$827	$773	$(1,526)	$960

Liabilities and Equity
Current liabilities:
Accounts payable	$—	$11	$79	$53	$—	$143
Notes payable	—	—	—	23	—	23
Accrued payroll and employee benefits	—	7	3	7	—	17
Other accrued liabilities	—	15	21	32	—	68

Total current liabilities	—	33	103	115	—	251
Deferred employee benefits and noncurrent liabilities	—	6	—	6	—	12
Long-term debt	—	546	—	—	—	546

Total liabilities	—	585	103	121	—	809
Total shareholder’s equity	150	151	724	652	(1,526)	151

Total liabilities and equity	$150	$736	$827	$773	$(1,526)	$960

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2010

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Elimination	Consolidated Total
Operating activities
Net cash (used in) provided by operating activities	$—	$(57)	$75	$5	$—	$23
Investing activities
Proceeds from sales of assets	—	—	—	1	—	1
Investments in companies, net of cash acquired	—	—	(51)	—	—	(51)
Proceeds from sale of affiliates	—	11	—	—	—	11
Change in restricted cash	—	—	—	(3)	—	(3)
Additions to property, plant, and equipment	—	(2)	(17)	(33)	—	(52)
Other investing activities	—	—	(4)	—	—	(4)

Net cash provided by (used in) investing activities	—	9	(72)	(35)	—	(98)
Financing activities
Net increase in other short-term debt	—	—	—	13	—	13
Proceeds from other debt	—	—	—	2	—	2
Proceeds from Subordinated Notes	—	100	—	—	—	100
Repayment on Secured Notes	—	(23)	—	—	—	(23)
Capital contribution	—	—	—	3	—	3
Payment of deferred financing costs	—	(5)	—	—	—	(5)
Purchase of noncontrolling interest	—	(24)	—	—	—	(24)

Net cash provided by financing activities	—	48	—	18	—	66
Effect of exchange rates on cash	—	—	—	(1)	—	(1)
Change in cash and cash equivalents	—	—	3	(13)	—	(10)
Cash and cash equivalents at beginning of period	—	9	—	56	—	65

Cash and cash equivalents at end of period	$—	$9	$3	$43	$—	$55

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2011

(Dollars in millions)	Parent	Issuer	Guarantor	Non- Guarantor	Elimination	Consolidated Total
Operating activities
Net cash provided by (used in) operating activities	$—	$(20)	$11	$23	$—	$14
Investing activities
Proceeds from sales of assets	—	—	—	9	—	9
Investments in companies, net of cash acquired	—	—	(1)	—	—	(1)
Change in restricted cash	—	—	—	5	—	5
Additions to property, plant, and equipment	—	—	(16)	(39)	—	(55)
Other investing activities	—	—	3	—	—	3

Net cash used in investing activities	—	—	(14)	(25)	—	(39)
Financing activities
Net decrease in other short-term debt	—	—	—	(6)	—	(6)
Proceeds from other debt	—	—	—	20	—	20
Payments of other debt	—	—	—	(10)	—	(10)
Capital contribution	—	—	—	2	—	2
Net proceeds from ABL Revolver	—	20	—	—	—	20

Net cash provided by financing activities	—	20	—	6	—	26
Effect of exchange rates on cash	—	—	—	(2)	—	(2)
Change in cash and cash equivalents	—	—	(3)	2	—	(1)
Cash and cash equivalents at beginning of period	—	9	3	43	—	55

Cash and cash equivalents at end of period	$—	$9	$—	$45	$—	$54

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Cash Flows

For the Year Ended December 31, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Elimination	Consolidated Total
Operating activities
Net cash provided by (used in) operating activities	$—	$151	$(58)	$4	$—	$97
Investing activities
Proceeds from sales of assets	—	—	1	3	—	4
Additions to property, plant, and equipment	—	—	(8)	(19)	—	(27)

Net cash used in investing activities	—	—	(7)	(16)	—	(23)
Financing activities
Net decrease in other short-term debt	—	—	—	(4)	—	(4)
Payments of other debt	—	—	—	(2)	—	(2)
Repayment on Secured Notes	—	(23)	—	—	—	(23)
Net payments of ABL Revolver	—	(110)	—	—	—	(110)
Cash related to the deconsolidation of BPI	—	—	(11)	—	—	(11)
Proceeds from BPI’s new credit facility	—	—	76	—	—	76
Payment of deferred financing costs	—	(1)	—	—	—	(1)
Purchase of noncontrolling interest	—	(3)	—	—	—	(3)

Net cash provided by (used in) financing activities	—	(136)	65	(6)	—	(78)
Effect of exchange rates on cash	—	—	—	1	—	1
Change in cash and cash equivalents	—	14	—	(17)	—	(3)
Cash and cash equivalents at beginning of period	—	9	—	45	—	54

Cash and cash equivalents at end of period	$—	$23	$—	$28	$—	$51

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Net sales	$375	$401	$1,112	$1,170
Cost of sales	(287)	(308)	(858)	(900)

Gross profit	88	93	254	270
Selling, general and administrative expenses	(50)	(57)	(148)	(161)

Operating profit	38	36	106	109
Loss on extinguishment of debt	—	—	(1)	(15)
Other income (loss), net	2	(1)	2	(3)
Interest expense	(16)	(15)	(48)	(58)

Income from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	24	20	59	33
Income tax provision	(10)	(9)	(24)	(16)
Equity in income (loss), net of tax	1	(2)	1	(2)

Net income from continuing operations	15	9	36	15
Loss from discontinued operations, net of tax	(10)	—	(57)	(1)

Net income (loss)	5	9	(21)	14
Less: net income attributable to noncontrolling interest, net of tax	1	—	1	—

Net income (loss) attributable to the Company	$4	$9	$(22)	$14

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)

(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Net income (loss)	$5	$9	$(21)	$14
Other comprehensive income (loss), net of tax:
Interest rate swap, net of tax	—	(1)	—	5
Change in foreign currency translation adjustments	11	2	—	(15)

Total other comprehensive income (loss)	11	1	—	(10)

Total comprehensive income (loss)	16	10	(21)	4
Less: comprehensive income attributable to noncontrolling interest, net of tax	1	—	1	—

Comprehensive income (loss) attributable to the Company	$15	$10	$(22)	$4

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Balance Sheets

(Dollars in millions)	December 31, 2012	September 30, 2013
Assets
Current assets:
Cash and cash equivalents	$51	$86
Trade accounts receivable, less allowances of $3 million for 2012 and $4 million for 2013	163	182
Inventories, net	304	302
Current deferred taxes	13	23
Prepaid taxes	30	30
Other current assets	22	41

Total current assets	583	664
Property, plant, and equipment, net	119	124
Goodwill	24	25
Other intangible assets, net	88	85
Deferred financing costs	15	19
Deferred income taxes	106	97
Investments and other assets	25	21

Total assets	$960	$1,035

Liabilities and shareholder’s equity (deficit)
Current liabilities:
Accounts payable	$143	$166
Notes payable	23	22
Other accrued expenses	68	92
Accrued payroll and employee benefits	17	21

Total current liabilities	251	301
Long-term debt	546	916
Deferred employee benefits and other noncurrent liabilities	12	14

Total liabilities	809	1,231

Contingencies and commitments
Shareholder’s equity (deficit):
Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	455	456
Accumulated deficit	(296)	(634)
Accumulated other comprehensive loss	(9)	(19)

Total shareholder’s equity (deficit) of the Company	150	(197)
Noncontrolling interest in consolidated subsidiaries	1	1

Total shareholder’s equity (deficit)	151	(196)

Total liabilities and shareholder’s equity (deficit)	$960	$1,035

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(Dollars in millions)	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Operating activities
Net income (loss)	$(21)	$14
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17	17
Impairment of assets	88	—
Stock-based compensation	—	1
Loss on extinguishment of debt	1	15
Write-off of unamortized deferred financing costs	—	8
Write-off of original issue discount on Subordinated Notes	—	1
Provision for deferred income taxes	(37)	9
Change in trade accounts receivable	(8)	(24)
Change in inventories	(13)	(6)
Change in other current operating assets	(2)	(33)
Change in other current operating liabilities	50	51
Change in other	13	16

Net cash provided by operating activities	88	69
Investing activities
Proceeds from sales of assets	4	—
Investment in companies, net of cash acquired	—	(1)
Change in restricted cash	1	—
Additions to property, plant and equipment	(19)	(18)

Net cash used in investing activities	(14)	(19)
Financing activities
Net decrease in other short-term debt	(4)	(1)
Payments of other debt	(2)	—
Repayment of Secured Notes	(23)	(195)
Repayment of Subordinated Notes	—	(367)
Repayment of Term Loans	—	(1)
Net payments of ABL Revolver	(50)	—
Proceeds from Senior Notes	—	250
Proceeds from Term Loans	—	667
Distribution to our shareholder	—	(352)
Payment of deferred financing costs	—	(15)

Net cash used in financing activities	(79)	(14)
Effect of exchange rates on cash	—	(1)
Increase (decrease) in cash and cash equivalents	(5)	35
Cash and cash equivalents at beginning of the period	54	51

Cash and cash equivalents at end of the period	$49	$86

Supplemental cash flows information
Cash paid during the period for:
Interest	$42	$46
Income taxes	$16	$15
Noncash investing and financing activities:
Additions to property, plant and equipment included in accounts payable	$1	$2

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Affinia Group Intermediate Holdings Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Description of Business

Affinia Group Intermediate Holdings Inc. is a global leader in the heavy duty and light vehicle replacement products and services industry. We derive approximately 98% of our sales from this industry. Our broad range of filtration, chassis and other products are sold in North America, Europe, South America, Asia and Africa. Our brands include WIX®, Raybestos®, Filtron™, Nakata®, McQuay-Norris® and ecoLAST®. Additionally, we provide private label products for NAPA®, CARQUEST® and ACDelco®. Affinia Group Inc. is 100% owned by Affinia Group Intermediate Holdings Inc., which, in turn, is 100% owned by Affinia Group Holdings Inc. (“Holdings”), a company controlled by affiliates of The Cypress Group L.L.C (“Cypress”).

Affinia Group Inc., the Company’s direct, 100% owned subsidiary and a Delaware corporation formed on June 28, 2004, entered into a stock and asset purchase agreement on November 30, 2004, as amended (the “Purchase Agreement”), with Dana Corporation (“Dana”). The Purchase Agreement provided for the acquisition by Affinia Group Inc. of substantially all of Dana’s aftermarket business operations (the “Acquisition”).

The accompanying Consolidated Financial Statements include the accounts of the Company and its subsidiaries. In these Notes to the Consolidated Financial Statements, the terms “the Company,” “Parent,” “we,” “our” and “us” refer to Affinia Group Intermediate Holdings Inc. and its subsidiaries on a consolidated basis.

Note 2. Basis of Presentation

The interim financial information is prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and such principles are applied on a basis consistent with information reflected in our Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to the rules and regulations promulgated by the SEC. In the opinion of management, the interim financial information includes all adjustments and accruals, consisting only of normal recurring adjustments, which are necessary for a fair presentation of results for the respective interim period.

Note 3. New Accounting Pronouncements

Adopted Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” which requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This guidance is effective for reporting periods beginning after December 15, 2012. The implementation of ASU 2013-02 resulted in financial statement disclosure changes only. Please refer to “Note 16. Changes in Accumulated Other Comprehensive Income (Loss)” for disclosure.

In July 2012, the FASB amended Accounting Standards Codification (“ASC”) 350, “Intangibles—Goodwill and Other” with ASU 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-lived Intangible Assets for Impairment.” Under the revised guidance, an organization has the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. An organization electing to perform a qualitative assessment is no longer required to calculate the fair value of an indefinite-lived intangible asset unless the organization determines, based on a qualitative assessment, that it is “more likely than not” that the asset is impaired. The guidance is effective for impairment tests for fiscal years beginning after September 15, 2012. We test indefinite-lived intangible assets for impairment on an annual basis as of December 31 of each year, unless conditions arise that would require a more frequent evaluation. Adoption of this guidance will not impact our financial condition or results of operations.

Accounting Pronouncements Not Yet Adopted

In July 2013, the FASB issued ASU 2013-10, “Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” ASU 2013-10 allows the Fed Funds Effective Swap Rate (OIS) to be designated as a U.S. benchmark interest rate for hedge accounting purposes, in addition to interest rates on direct Treasury obligations of the U.S. government and the London Interbank Offered Rate. The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The Company does not anticipate the requirements of ASU 2013-10 will have a material impact on the condensed consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” ASU 2013-11 clarifies guidance and eliminates diversity in practice on the presentation of unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date. This new guidance is effective for annual reporting periods beginning on or after December 15, 2013 and subsequent interim periods. The Company is currently assessing the impact, if any, on the condensed consolidated financial statements.

Note 4. Refinancing

On April 25, 2013, we refinanced our existing notes and credit facilities and made a distribution to Holdings, our shareholder. The refinancing consisted of the issuance of $250 million aggregate principal amount 7.75% Senior Notes due May 1, 2021 (the “Senior Notes”), a $200 million term loan due April 25, 2016 (“Term Loan B-1”), a $470 million term loan due April 25, 2020 (“Term Loan B-2,” and together with Term Loan B-1, the “Term Loans”), the proceeds of which we used, together with $31 million of cash on hand, to redeem our 10.75% Senior Secured Notes due 2016 (the “Secured Notes”), redeem our 9% Senior Subordinated Notes due 2014 (the “Subordinated Notes”), pay fees and expenses in connection with the refinancing transaction and make a $350 million distribution to Holdings. Holdings used the distribution to redeem its Preferred Shares, repay $61 million of the note (the “Seller Note”) issued by Holdings to Dana as part of the financing in connection with our acquisition of substantially all of the aftermarket business operations of Dana in 2004 and make a distribution of $133 million to its stockholders. We replaced our existing asset-based revolving credit facility (the “Old ABL Revolver”) with a new asset-based revolving credit facility (our “ABL Revolver”) on April 25, 2013. The ABL Revolver matures on April 25, 2018 and comprises a revolving credit facility of up to $175 million for borrowings solely to the U.S. domestic borrowers, including (a) a $30 million sub-limit for letters of credit and (b) a $15 million swingline facility. Availability under the ABL Revolver is based upon monthly (or more frequent under certain circumstances) borrowing base valuations of our eligible inventory and accounts receivable, among other things, and is reduced by certain reserves in effect from time to time.

The sources and uses of proceeds of the refinancing consisted of the following:

(Dollars in millions)	Sources			Uses
Term Loan B-1(1)	$199	Redeemed Secured Notes		$180
Term Loan B-2(1)	468	Redeemed Subordinated Notes		367
Senior Notes	250	Distribution to Shareholder:
Cash on hand	31	Redeemed Holdings’ Preferred Shares(2)	156
		Repaid Holdings’ Seller Note(2)	61
		Distribution to Holdings’ Stockholders(2)	133

		Total distribution to Shareholder(2)		350
		Interest payments on Secured and Subordinated Notes		21
		Call premium on Secured Notes		15
		Deferred financing costs(3)		15

	$948			$948

(1)	Less original issue discount of $2 million for Term Loan B-2 and $1 million for Term Loan B-1.
(2)	A distribution to our shareholder of $350 million was used for redemption of its preferred shares, payment of its debt and a distribution to its stockholders.
(3)	The deferred financing costs paid on the date of the refinancing were $13 million and $2 million was subsequently paid in the remainder of the second quarter of 2013.

During the second quarter of 2013, we made a distribution of $351 million to Holdings of which $350 million related to the refinancing, as previously described, and $1 million related to the payment of Holdings’ operating expenses. Subsequently in the third quarter of 2013, we made an additional $1 million distribution related to our deferred compensation plan.

Note 5. Debt

Our debt consists of notes that are publicly traded, an ABL Revolver, term loans and other short-term borrowings. Our debt consisted of the following:

(Dollars in millions)	December 31, 2012	September 30, 2013
9% Senior subordinated notes, due November 2014	$367	—
10.75% Senior secured notes, due August 2016	179	—
7.75% Senior notes, due May 2021	—	250
Term Loan B-1, due April 2016	—	199
Term Loan B-2, due April 2020	—	467
ABL revolver, due April 2018	—	—
Other debt(1)	23	22

	569	938
Less: current portion(1)	(23)	(22)

	$546	$916

(1)	The other debt of $23 million as of December 31, 2012 consisted of $20 million related to our Poland filtration operations and $3 million related to our China filtration operations. The other debt of $22 million as of September 30, 2013 consisted of $20 million related to our Poland filtration operations and $2 million related to our China filtration operations.

The fair value framework requires the categorization of our debt into three levels based upon the assumptions (inputs) used to determine fair value. The fair value of debt and the categorization of the hierarchy level of fair value, net of discount, are as follows:

Fair Value of Debt at December 31, 2012

(Dollars in millions)	Book Value of Debt	Fair Value Factor	Fair Value of Debt
Senior subordinated notes, due November 2014(1)	$367	100.25%	$368
Senior secured notes, due August 2016(1)	179	108.43%	194
ABL revolver, due May 2017(2)	—	100%	—
Other debt(2)	23	100%	23

Total fair value of debt at December 31, 2012			$585

Fair Value of Debt at September 30, 2013

(Dollars in millions)	Book Value of Debt	Fair Value Factor	Fair Value of Debt
Senior notes, due May 2021(1)	$250	102.75%	$257
Term Loan B-1, due April 2016(1)	199	100.06%	199
Term Loan B-2, due April 2020(1)	467	99.56%	465
ABL revolver, due April 2018(2)	—	100%	—
Other debt(2)	22	100%	22

Total fair value of debt at September 30, 2013			$943

(1)	The fair value of the long-term debt was estimated based on quoted market prices obtained through broker or pricing services and categorized within Level 2 of the hierarchy. The fair value of our debt that is publicly traded in the secondary market is classified as Level 2 and is based on current market yields obtained through broker or pricing services.
(2)	The carrying value of fixed rate short-term debt approximates fair value because of the short term nature of these instruments, and the carrying value of the Company’s current floating rate debt instruments approximates fair value because of the variable interest rates pertaining to those instruments. The fair value of debt is categorized within Level 2 of the hierarchy.

ABL Revolver

We replaced our Old ABL Revolver with a new ABL Revolver on April 25, 2013. The ABL Revolver comprises a revolving credit facility of up to $175 million for borrowings available solely to the U.S. domestic borrowers, including (a) a $30 million sub-limit for letters of credit and (b) a $15 million swingline facility. Availability under the ABL Revolver is based upon monthly (or more frequent under certain circumstances) borrowing base valuations of our eligible inventory and accounts receivable, among other things, and is reduced by certain reserves in effect from time to time.

At September 30, 2013, there were no outstanding borrowings under the ABL Revolver. We had an additional $124 million of availability after giving effect to $10 million in outstanding letters of credit and less than $1 million for borrowing base reserves as of September 30, 2013.

Maturity. The ABL Revolver is scheduled to mature on April 25, 2018.

Guarantees and collateral. The indebtedness, obligations and liabilities under the ABL Revolver are unconditionally guaranteed jointly and severally on a senior secured basis by Parent and certain of its current and future U.S. subsidiaries, and are secured, subject to permitted liens and other exceptions and exclusions, by a first-priority lien on accounts receivable, inventory, cash, deposit accounts, securities accounts and proceeds of the foregoing and certain assets related thereto and a second-priority lien on the collateral that secures the Term Loans on a first-priority basis.

Mandatory prepayments. If at any time the outstanding borrowings under the ABL Revolver (including outstanding letters of credit and swingline loans) exceed the lesser of (i) the borrowing base as in effect at such time and (ii) the aggregate revolving commitments as in effect at such time, the borrowers will be required to prepay an amount equal to such excess and/or cash collateralize outstanding letters of credit.

Voluntary prepayments. Subject to certain conditions, the ABL Revolver allows the borrowers to voluntarily reduce the amount of the revolving commitments and to prepay the loans without premium or penalty other than customary breakage costs for LIBOR rate contracts.

Interest rates and fees. Outstanding borrowings under the ABL Revolver accrue interest at an annual rate of interest equal to (i) a base rate plus the applicable spread, as set forth below or (ii) a LIBOR rate plus the applicable spread, as set forth below. Swingline loans bear interest at a base rate plus the applicable spread. The Company will pay a commission on letters of credit issued under the New ABL Revolver at a rate equal to the applicable spread for loans based upon the LIBOR rate.

Level	Average Aggregate Availability	Base Rate Loans and Swingline Loans	LIBOR Loans
I	<$50,000,000	1.00%	2.00%
II	>$50,000,000 but < $100,000,000	0.75%	1.75%
III	>$100,000,000	0.50%	1.50%

The borrowers will pay certain fees with respect to the ABL Revolver, including (i) an unused commitment fee on the undrawn portion of the credit facility of 0.25% per annum in the event that more than 50% of the commitments (excluding swingline loans) under the credit facility are utilized, and 0.375% per annum in the event that less than or equal to 50% of the commitments (excluding swingline loans) under the credit facility are utilized and (ii) customary annual administration fees and fronting fees in respect of letters of credit equal to 0.125% per annum on the stated amount of each letter of credit outstanding during each fiscal quarter. During an event of default, all loans and other obligations under the ABL Revolver may bear interest at a rate 2.00% in excess of the otherwise applicable rate of interest.

Cash Dominion. Commencing on the day that an event of default occurs or availability under the ABL Revolver is less than the greater of 12.5% of the total borrowing base and $17.5 million and continuing until no event of default has existed and availability has been greater than such thresholds at all times for 60 consecutive days, amounts in the Company’s deposit accounts and the deposit accounts of the guarantors (other than certain excluded accounts) will be transferred daily into a blocked account held by the administrative agent and applied to reduce the outstanding amounts under the ABL Revolver.

Covenants. The ABL Revolver contains negative covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to: create liens and encumbrances; incur additional indebtedness; merge, dissolve, liquidate or consolidate; make acquisitions, investments, advances or loans; dispose of or transfer assets; pay dividends or make other payments in respect of their capital stock; amend certain material governance documents; change the nature of the business of the borrowers and their subsidiaries; redeem or repurchase capital stock or prepay, redeem or repurchase certain debt; engage in certain transactions with affiliates; change the borrowers’ fiscal periods; and enter into certain restrictive agreements. The ABL Revolver also contains certain customary affirmative covenants and events of default, including a change of control.

In addition, commencing on the day that an event of default occurs or availability under the ABL Revolver is less than the greater of 10.0% of the total borrowing base and $15.0 million and continuing until no event of default has existed and availability under the ABL Revolver has been greater than such thresholds at all times, in each case, for 30 consecutive days, Parent will be required to maintain a fixed charge coverage ratio of at least 1.0x measured for the last 12-month period. As of November 8, 2013, the Company remained in compliance with all debt covenants. The fixed charge coverage ratio was 2.17x as of September 30, 2013. If none of the covenant triggers have occurred, the impact of falling below the fixed charge coverage ratio would not be a default but instead would limit our ability to pursue certain operational or financial transactions (e.g. acquisitions).

Indenture

Senior Notes. On April 25, 2013, Affinia Group Inc. issued $250 million of Senior Notes as part of the refinancing. The Senior Notes accrue interest at the rate of 7.75% per annum, payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2013. The Senior Notes will mature on May 1, 2021. The terms of the Indenture provide that, among other things, the Senior Notes rank equally in right of payment to all of the Company’s and all of Affinia Group, Inc.’s 100% owned current and future domestic subsidiaries (the “Guarantors”) existing and future senior debt and senior in right of payment to all of the Company’s and Guarantors’ existing and future subordinated debt. The Senior Notes are structurally subordinated to all of the liabilities and obligations of the Company’s subsidiaries that do not guarantee the Senior Notes. The Senior Notes are effectively junior in right of payment to all of the Company’s and the Guarantors’ secured indebtedness, including the Term Loans and the ABL Revolver, to the extent of the value of the collateral securing such indebtedness. The outstanding balance of the Senior Notes at September 30, 2013 was $250 million.

Guarantees. The Guarantors guarantee the Company’s obligations under the Notes on a senior unsecured basis.

Interest Rate. Interest on the Notes accrues at a rate of 7.75% per annum. Interest on the Notes is payable in cash semiannually in arrears on May 1 and November 1 of each year, commencing on November 1, 2013.

Other Covenants. The Indenture contains affirmative and negative covenants that, among other things, limit or restrict the Company’s ability (as well as those of the Company’s subsidiaries) to: incur additional debt; provide guarantees and issue mandatorily redeemable preferred stock; pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments including the prepayment of certain indebtedness; enter into agreements that restrict distributions from restricted subsidiaries; sell or otherwise dispose of assets, including capital stock of restricted subsidiaries; enter into transactions with affiliates; create or incur liens; and merge, consolidate or sell substantially all of its assets.

Events of Default. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and other monetary obligations on all the Notes to be due and payable immediately.

Term Loan Facility

On April 25, 2013, the Company entered into (i) a Term Loan B-1 in an aggregate principal amount of $200 million and (ii) a Term Loan B-2 in an aggregate principal amount of $470 million. The Term Loan B-1 was offered at a price of 99.75%, of their face value, resulting in approximately $199 million of net proceeds for the Term Loan B-1. The Term Loan B-2 was offered at a price of 99.50%, of their face value, resulting in approximately $468 million of net proceeds for the Term Loan B-2. The $1 million and $2 million original issue discount for the Term Loan B-1 and Term Loan B-2, respectively, will be amortized based on the effective interest rate method and included in interest expense until the Term Loans mature. The Term Loan B-1 amortizes in quarterly installments in an amount equal to 1.00% per annum, with the balance due on April 25, 2016. The Term Loan B-2 amortizes in quarterly installments in an amount equal to 1.00% per annum, with the balance due on April 25, 2020. As of September 30, 2013, $199 million principal amount of Term Loan B-1 was outstanding, net of a $1 million issue discount which is being amortized until the Term Loan B-1 matures and $467 million principal amount of Term Loan B-2 was outstanding, net of a $2 million issue discount which is being amortized until the Term Loan B-2 matures.

Guarantees and collateral. The indebtedness, obligations and liabilities under the Term Loan Facility are unconditionally guaranteed jointly and severally on a senior secured basis by Parent and certain of its current and future U.S. subsidiaries, and are secured, subject to permitted liens and other exceptions and exclusions, by a first-priority lien on substantially all tangible and intangible assets of the borrower and each guarantor (including (i) a perfected pledge of all of the capital stock of the borrower and each direct, wholly-owned material subsidiary held by the borrower or any guarantor (subject to certain limitations with respect to foreign subsidiaries) and (ii) perfected security interests in, and mortgages on, equipment, general intangibles, investment property, intellectual property, material fee-owned real property, intercompany notes and proceeds of the foregoing) except for certain excluded assets and the collateral securing the ABL Revolver on a first priority basis, and a second-priority lien on the collateral securing the ABL Revolver on a first-priority basis.

Mandatory prepayments. The Term Loan Facility requires the following amounts to be applied to prepay the Term Loans, subject to certain thresholds, exceptions and reinvestment rights: 100% of the net proceeds from the incurrence of indebtedness (other than permitted indebtedness), 100% of the net proceeds of certain asset sales (including insurance or condemnation proceeds), other than the collateral securing the ABL Revolver on a first-priority basis, and 50% of excess cash flow with stepdowns to 25% and 0% based on certain leverage targets.

Mandatory prepayments will be allocated ratably between Term Loan B-1 and Term Loan B-2 and, within each, will be applied to reduce remaining amortization payments in the direct order of maturity for the immediately succeeding eight quarters and, thereafter, pro rata.

Voluntary Prepayments. The Company may voluntarily prepay outstanding Term Loans in whole or in part at any time without premium or penalty (other than a 1.00% premium payable until, in the case of the Term Loan B-1, six months following April 25, 2013 and, in the case of the Term Loan B-2, one year following April 25, 2013, on (i) the amount of loans prepaid or refinanced with proceeds of long-term bank debt financing or any other financing similar to such borrowings having a lower effective yield or (ii) the amount of loans the terms of which are amended to the same effect), subject to payment of customary breakage costs in the case of LIBOR rate loans. Optional prepayments of the Term Loans will be applied to the remaining installments thereof at the direction of the Company.

Interest Rates. Outstanding borrowings under the Term Loan Facility accrue interest at an annual rate of interest equal to (i) a base rate plus the applicable spread or (ii) a LIBOR rate plus the applicable spread. The applicable margin for borrowings under the Term Loan B-1 is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR rate borrowings, and the applicable margin for borrowing under the Term Loan B-2 is 2.50% with respect to base rate borrowings and 3.50% with respect to LIBOR rate borrowings. The LIBOR rate is subject to a floor of 0.75% per annum with respect to Term Loan B-1 and 1.25% per annum with respect to Term Loan B-2. Overdue principal with respect to the Term Loans will bear interest at a rate 2.00% in excess of the otherwise applicable rate of interest and other overdue amounts with respect to the Term Loans will bear interest at a rate 2.00% in excess of the rate applicable to base rate borrowings.

Covenants. The Term Loan Facility contains negative covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to create liens and encumbrances; incur additional indebtedness; merge, dissolve, liquidate or consolidate; make acquisitions, investments, advances or loans; dispose of or transfer assets; pay dividends or make other payments in respect of their capital stock; amend certain material governance documents; change the nature of the business of the borrower and its subsidiaries; redeem or repurchase capital stock or prepay, redeem or repurchase certain debt; engage in certain transactions with affiliates; change the borrower’s fiscal periods; and enter into certain restrictive agreements. The Term Loan Facility also contains certain customary affirmative covenants and events of default, including a change of control.

During the second quarter of 2013, we recorded a write-off of $5 million to interest expense for unamortized deferred financing costs associated with the redemption of our Secured Notes and Subordinated Notes. We also recorded during the second quarter of 2013 a write-off of $3 million to interest expense for the replacement of our Old ABL Revolver with a new ABL Revolver. In addition, we recorded $14 million in total deferred financing costs related to the issuance of our Senior Notes and Term Loans as part of the refinancing and $1 million in total deferred financing costs associated with the ABL Revolver. The unamortized deferred financing costs will be charged to interest expense over the next eight years for the Senior Notes, seven years for Term Loan B-2, five years for ABL Revolver and three years for Term Loan B-1.

During the second quarter of 2012, we recorded a write-off of less than $1 million to interest expense for unamortized deferred financing costs associated with the redemption of $22.5 million of the Secured Notes. Additionally, we recorded $1 million in total deferred financing costs related to our Old ABL Revolver.

The following table summarizes the deferred financing activity from December 31, 2012 to September 30, 2013:

(Dollars in millions)
Balance at December 31, 2012	$15
Amortization	(3)
Write-off of unamortized deferred financing costs	(8)
Deferred financing costs	15

Balance at September 30, 2013	$19

Note 6. Discontinued Operation—Brake

In the fourth quarter of 2011, we committed to a plan to sell the Brake North America and Asia group. In accordance with ASC Topic 205, “Presentation of Financial Statements,” the Brake North America and Asia group qualified as a discontinued operation. The consolidated statements of operations for all periods presented have been adjusted to reflect this group as a discontinued operation. The consolidated statements of cash flows for all periods presented were not adjusted to reflect this group as a discontinued operation.

On November 30, 2012, we distributed our Brake North America and Asia group to the shareholders of Holdings, the Company’s parent company and sole stockholder. The new organization is led by the management team from the Company’s former Brake North America and Asia group, with oversight provided by a separate board of directors. On March 25, 2013, the new organization announced that it had been acquired by a group of investors.

To effect the transaction, we distributed 100% of the capital stock of BPI Holdings International, Inc. (“BPI”), an entity formed for the purpose of completing the transaction and which owns the assets and operations comprising the Company’s former Brake North America and Asia group, to Holdings. Thereafter, Holdings distributed such capital stock to the holders of Holdings common stock and to the holders of Holding’s 9.5% Class A Convertible Participating Preferred Stock, par value $0.01 per share (“Preferred Stock”), on a pro rata basis as if each of the shares of Preferred Stock outstanding at the time of the distribution had been converted into Holdings common stock in accordance with its terms prior to the distribution. The fair value of the capital stock distributed to the shareholders of Holdings was $63 million. In addition, noncontrolling interest decreased by $13 million due to the distribution of BPI.

In connection with the distribution, the Company received a $70 million cash dividend from BPI, which BPI funded through $76.5 million in borrowings under a new credit facility that is not guaranteed by, or an obligation of, the Company or any of its subsidiaries. BPI held $11 million in cash that was included in the distribution on November 30, 2012.

Affinia and BPI entered into a transition services agreement (“TSA”) effective with the distribution on November 30, 2012. The TSA provides for certain administrative and other services and support to be provided by us to BPI and to be provided by BPI to us. Most of the transition services will expire during 2013. We anticipate that our chassis products group (“Chassis”) will become stand alone and will no longer require the services of BPI to warehouse and distribute chassis product sometime in 2014. The TSAs and the distribution services were established as arm length transactions and are intended for the contracting parties to recover costs of the services. On the date of the distribution, we no longer had any influence over BPI. We evaluated all potential variable interests between Affinia and BPI and determined that we are not the primary beneficiary of BPI. Consequently, we deconsolidated BPI on the date of the distribution.

The table below summarizes the Brake North America and Asia group’s net sales, income (loss) before income tax benefit (provision), income tax benefit (provision), loss from discontinued operations, net of tax, net income attributable to noncontrolling interest, net of tax and loss attributable to the discontinued operations.

(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Net sales	$159	$—	$480	$—
Income (loss) before income tax benefit (provision)	(19)	—	(91)	1
Income tax benefit (provision)	9	—	34	(2)

Loss from discontinued operations, net of tax	(10)	—	(57)	(1)
Less: net income attributable to noncontrolling interest, net of tax	1	—	1	—

Loss attributable to the discontinued operations	$(11)	$—	$(58)	$(1)

Note 7. Derivatives

The Company’s financial derivative assets and liabilities consist of standard currency forward contracts and interest rate swaps. The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions (inputs) used to price the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

•	Level 2: Observable inputs other than those included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

All derivative instruments are recognized on our balance sheet at fair value. The fair value measurements of our currency forward contracts and interest rate swaps are based upon Level 2 inputs consisting of observable market data, as reported by a recognized independent third-party financial information provider. Based upon the Company’s periodic assessment of our own creditworthiness, and of the creditworthiness of the counterparties to our derivative instruments, fair value measurements are not adjusted for nonperformance risk.

Currency Forward Contract Derivatives

Our currency forward contracts are valued using then-current spot and forward market data as provided by external financial institutions. We enter into short-term currency forward contracts with banking institutions of only the highest tiered credit ratings and thus the counterparty credit risk associated with these contracts is not considered significant.

Our currency forward contracts are not designated as hedges of specific monetary asset balances subject to currency risks. The Company does not seek hedge accounting treatment for its currency forward contacts because the earnings impact from both the underlying exposures and the hedge transactions are recognized in each accounting period. Changes in the fair value of these currency forward contracts are recognized in income each accounting period. At December 31, 2012, the aggregate notional amount of our currency forward contracts was $69 million having a fair market value of less than $1 million in assets and liabilities. At September 30, 2013, the aggregate notional amount of our currency forward contracts was $75 million having a fair market value of less than $1 million in assets and liabilities.

The Company’s outstanding currency forward contracts are recorded in the Consolidated Balance Sheets as “Other current assets” or “Other accrued expenses,” accordingly. Currency forward contract gains and losses are recognized in “Other income (loss), net” in the Consolidated Statements of Operations in the reporting period of occurrence. The Company has not recorded currency forward contract gains (losses) to other comprehensive income (loss) nor has it reclassified prior period currency derivative results from other comprehensive income (loss) to earning during the last twelve months. The Company does not anticipate that it will record any currency forward contract gains or losses to other comprehensive income (loss) or that it will reclassify prior period currency forward contract results from other comprehensive income (loss) to earnings in the next twelve months.

Currency forward contract gains and losses are recognized in “Other income (loss), net” in the Consolidated Statements of Operations in the reporting period of occurrence. The short-term currency exchange rate forward contracts are intended to offset the currency exchange gain (loss) related to the re-measurement process. The currency forward contract gains and losses are as follows:

(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Gain (loss) on derivative instruments	$2	$—	$2	$—

Interest Rate Derivatives

On April 25, 2013, we entered into interest rate swaps having an aggregate notional value of $300 million to effectively fix the rate of interest on a portion of our Term Loan B-2 until April 25, 2020. The Company funds its business operations with a combination of fixed and floating-rate debt. Therefore, our reported results from operations may be adversely impacted by rising interest rates. The Company’s interest rate risk policy seeks to minimize the long-term cost of debt, subject to a limitation of the maximum percentage of net floating-rate debt versus total debt outstanding.

While our policy does not require that we maintain a specific ratio of net floating-rate debt as a proportion of total debt outstanding, we use interest rate swaps to manage the ratio of net floating-rate debt to total debt outstanding within our policy target range, thereby reducing the potential impact that interest rate variability may have on our consolidated financial results. Our policy strictly prohibits the use of interest rate derivatives to generate trading profits or to otherwise speculate on interest rate movements.

We have designated our interest rate swaps as “cash flow” hedges as described in ASC 815, “Derivatives and Hedging” (“ASC 815”). At the inception of the hedge, the Company formally documents its hedge relationships and risk management objectives and strategy for undertaking the hedge. In addition, the documentation identifies the interest rate swaps as a hedge of specific interest payments on variable rate debt, with the objective to perfectly offset the variability of interest expense as related to specific floating-rate debt. We also specify that the effectiveness of the interest rate swaps in mitigating interest expense variability shall be assessed using the “Hypothetical Derivative Method” as described in ASC 815.

The interest rate swaps are recorded in the Consolidated Balance Sheets as “Other current assets” or “Other accrued expenses,” accordingly. In compliance with ASC 815, the Company formally assesses the effectiveness of its interest rate swaps at inception and on a quarterly basis thereafter. These assessments have established that swaps have been, and are expected to continue to be, highly effective at offsetting the interest expense variability of the underlying floating rate debt and are therefore eligible for cash flow hedge accounting treatment, pursuant to ASC 815.

Changes in the fair value of derivatives designated as cash flow hedges are recorded to other comprehensive income (loss), to the extent such cash flow hedges are effective. Amounts are reclassified from other comprehensive income (loss) when the underlying hedged items are recognized, during the period that a hedge transaction is terminated, or whenever a portion of the hedge transaction results are deemed ineffective. We reclassified $1 million from other comprehensive income (loss) into interest expense in the first nine months of 2013. There have been no gains or losses reclassified from other comprehensive income (loss) into earnings due to hedge ineffectiveness related to any of the Company’s interest rate swap transactions, nor were there gains or losses reclassified to income due to early termination of designated cash-flow hedge transactions as of September 30, 2013.

The notional amount and fair value of interest rate swaps outstanding are as follows:

(Dollars in millions)	Notional Amount	Fair Value
As of September 30, 2013	$300	$8
As of December 31, 2012	$—	$—

Note 8. Inventories, net

Inventories are valued at the lower of cost or market. Cost is determined on the FIFO basis for all domestic inventories or average cost basis for non-U.S. inventories. Inventories are reduced by an allowance for slow-moving and obsolete inventories based on management’s review of on-hand inventories compared to historical and estimated future sales and usage. A summary of inventories, net is provided in the table below:

(Dollars in millions)	At December 31, 2012	At September 30, 2013
Raw materials	$77	$67
Work- in- process	19	17
Finished goods	208	218

	$304	$302

Note 9. Goodwill

Goodwill as of December 31, 2012 and September 30, 2013 was $24 million and $25 million, respectively. Goodwill as of September 30, 2013 consisted of the following: $22 million for the acquisition of NAPD in 2010, $2 million for a minor acquisition in 2008 and $1 million for a minor acquisition in 2013. Goodwill is not amortized, but instead the Company evaluates goodwill for impairment, as of December 31 of each year, unless conditions arise that would require a more frequent evaluation.

Note 10. Commitments and Contingencies

At September 30, 2013, the Company had purchase commitments for property, plant and equipment of approximately $8 million.

A reconciliation of the changes in our return reserves, which is included in other accrued expenses, is as follows:

(Dollars in millions)	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Beginning balance	$11	$8
Amounts charged to revenue	14	12
Returns processed	(11)	(10)

Ending balance	$14	$10

Note 11. Income Taxes

The total amount of unrecognized tax benefits as of December 31, 2012 and September 30, 2013 was $1 million, and if recognized, would affect the effective tax rate. The Company recognizes interest related to unrecognized tax benefits in interest expense and recognizes penalties as part of the income tax provision. As of September 30, 2013, the Company’s accrual for interest and penalties was less than $1 million. The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. For jurisdictions in which the Company transacts significant business, tax years ended December 31, 2004 and later remain subject to examination by tax authorities. We do not anticipate any material change in the total amount of unrecognized tax benefits to occur within the next twelve months.

Note 12. Legal Proceedings

Various claims, lawsuits and administrative proceedings are pending or threatened against us and our subsidiaries, arising from the ordinary course of business with respect to commercial, intellectual property, product liability and environmental matters. We believe that the ultimate resolution of the foregoing matters will not have a material effect on our financial condition or results of operations or liquidity.

On September 30, 2011, we entered into a settlement agreement with Satisfied Brake Products Inc. (“Satisfied”) for $10 million to settle our claims against Satisfied for their theft of our trade secrets. Upon execution of the settlement agreement, $2.5 million was due immediately and up to an additional $7.5 million is to be provided after liquidation of Satisfied’s business. On September 30, 2011, we recorded a gain of $2.5 million in continuing operations in the consolidated financial statements. Additionally, we recorded $4 million as a gain in continuing operations in the first nine months of 2012. The remaining claim against Satisfied was included in the distribution of the Brake North America and Asia group to our shareholders.

On January 28, 2013, Walker Morris, counsel for Neovia Logistics Services (U.K.) Limited (“Neovia”) (formerly known as Caterpillar Logistics Services (U.K.) Limited) notified us that Quinton Hazell Automotive Limited (“QHAL”) intended to appoint administrators (comparable to a bankruptcy filing in the United States) and that Neovia may pursue a claim against us for liabilities arising out of a Logistics Services Agreement dated May 5, 2006 among Neovia, QHAL and Affinia Group Inc. (the “LSA”). In connection with our prior sale of QHAL and its related companies to Klarius Group Ltd. (“KGL”), Affinia Group Inc. assigned the LSA to KGL, KGL agreed to indemnify Affinia Group Inc. against any liability under the LSA and the other companies in the QHAL group agreed to provide a guarantee to Affinia Group Inc. against these liabilities. KGL and QHAL have both appointed administrators. By letter dated February 15, 2013, Neovia, through its counsel Walker Morris, notified us that Neovia is asserting a claim against Affinia Group Inc. for liabilities arising under the LSA, including asserted unpaid invoices totaling 5.7 million pounds. On March 28, 2013, we were served with a demand for arbitration by Neovia. We filed our response on April 29, 2013. In the first quarter of 2013, we recorded an expense for $5 million, partially offset by a $2 million tax benefit, based on our early evaluations of the Neovia claim. In the third quarter of 2013, we re-evaluated the claim and have increased our estimate of the reserve to $9 million. We intend to vigorously defend this matter. During the third quarter of 2013, we revised the presentation of the Neovia claim which was previously recorded in loss from discontinued operations, net of tax, for $3 million in the first quarter of 2013. The reserve of $9 million for the Neovia claim is now presented within selling, general and administrative expenses in the unaudited consolidated statements of operations for the first nine months of 2013.

The Company has various accruals for civil liability, including product liability, and other costs. If there is a range of equally probable outcomes, we accrue at the lower end of the range. The Company had $1 million and $11 million accrued as of December 31, 2012 and September 30, 2013, respectively, in other accrued expenses. The increase in the accrual from December 31, 2012 to September 30, 2013 was mainly due to the Neovia claim. In addition, we have various other claims that are reasonably possible of occurrence that range from less than $1 million to $11 million in the aggregate. There are no recoveries expected from third parties.

Note 13. Segment and Geographic Information

The products, customer base, distribution channel, manufacturing process, procurement are similar throughout all of the Company’s operations. However, due to different economic characteristics in the Company’s operations and in conformity with ASC Topic 280, “Segment Reporting,” the Company presented two separate reportable segments: (1) the On and Off-highway reportable segment, which aggregates the Filtration, Chassis and Affinia South America operating segments and (2) Discontinued operation, which includes our Brake North America and Asia group. Because of the distribution of our Brake North America and Asia group, it was classified as discontinued operations and, as such, is not presented in the net sales and operating profit segment tables below. The Company evaluates the performance of its segments based primarily on revenue growth and operating profit. The allocation of income taxes is not evaluated at the segment level. See “Note 6. Discontinued Operation—Brake.” Segment net sales, operating profit, total assets, depreciation and amortization and capital expenditures were as follows:

	Net Sales
(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
On and Off-Highway segment	$375	$401	$1,113	$1,170
Corporate, eliminations and other	—	—	(1)	—

	$375	$401	$1,112	$1,170

	Operating Profit
(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
On and Off-Highway segment	$48	$50	$132	$142
Corporate, eliminations and other	(10)	(14)	(26)	(33)

	$38	$36	$106	$109

	Total Assets
(Dollars in millions)	December 31, 2012	September 30, 2013
On and Off-Highway segment	$720	$801
Corporate, eliminations and other	240	234

	$960	$1,035

	Depreciation and Amortization
(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
On and Off-Highway segment	$5	$5	$13	$14
Corporate, eliminations and other	1	—	4	3

	$6	$5	$17	$17

	Capital Expenditures
(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
On and Off-Highway segment	$5	$8	$10	$17
Corporate, eliminations and other	—	—	—	1

Total from continuing operations	5	8	10	18
Discontinued operations	3	—	9	—

	$8	$8	$19	$18

Net sales by geographic region were determined based on origin of sale and are as follows:

(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Brazil	$100	$105	$299	$311
Canada	19	17	55	53
Poland	36	43	108	119
Other countries	36	48	90	120

Total other countries	191	213	552	603
United States	184	188	560	567

	$375	$401	$1,112	$1,170

Geographic data for long-lived assets are comprised of property, plant and equipment, goodwill, other intangible assets and deferred financing costs and are as follows:

(Dollars in millions)	December 31, 2012	September 30, 2013
Brazil	$14	$12
China	17	18
Poland	29	28
Other countries	9	13

Total other countries	69	71
United States	177	182

	$246	$253

We offer primarily two types of products: filtration products, which include oil, fuel, air and other filters and chassis products, which include steering, suspension and driveline components. Additionally, we have Affinia South America products, which offer chassis, filtration and other products. The Company’s sales by group of similar products are as follows:

(Dollars in millions)	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2013
Filtration products	$212	$234	$632	$678
Chassis products	50	50	153	147
Affinia South America products	113	117	328	345
Corporate, eliminations and other	—	—	(1)	—

	$375	$401	$1,112	$1,170

Note 14. Stock Incentive Plan

On July 20, 2005, Affinia Group Holdings Inc. adopted the Affinia Group Holdings Inc. 2005 Stock Incentive Plan, which we refer to as our 2005 Stock Plan. The 2005 Stock Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to employees, directors or consultants of Affinia Group Holdings Inc. and its affiliates. A maximum of 350,000 shares of Affinia Group Holdings Inc. common stock may be subject to awards under the 2005 Stock Plan.

A table of the 2005 Stock Plan balances for the restricted stock units, stock options, deferred compensation shares and stock awards is summarized below.

	December 31, 2012	September 30, 2013
Restricted stock units	242,000	261,559
Stock options	26,835	26,355
Deferred compensation shares	30,235	37,744
Stock award	163	163
Shares available	50,767	24,179

Number of shares of common stock subject to awards	350,000	350,000

Stock Options

As of September 30, 2013, 26,355 stock options had been awarded, which included exercised options of 3,000, vested options of 22,855 and 500 unvested options. Pursuant to the terms of the 2005 Stock Plan, each option expires on August 1, 2015. The Board of Directors approved an equitable adjustment to the exercise price from $100 per option to $62.87 per option in recognition of the impact on the value of the options from the cash distribution to Holdings’ stockholders made as part of the refinancing.

The fair value of the stock option grants is amortized to expense over the vesting period. The Company reduces the overall compensation expense by a turnover rate consistent with historical trends. Stock-based compensation expense, which was recorded in selling, general and administrative expenses, and tax related income tax benefits were nil for each of the nine month periods ending September 30, 2012 and 2013, respectively.

Options
Outstanding at December 31, 2012	23,835
Forfeited/expired	(480)

Outstanding at September 30, 2013	23,355

Restricted Stock Units

The RSUs are governed by the 2005 Stock Plan and a Restricted Stock Unit Award Agreement.

The RSUs are subject to performance-based and market-based vesting restrictions, which differ from the performance and time-based vesting restrictions applicable to the exchanged stock options. The RSUs will vest if (i) the RSU holder remains employed with Affinia Group Holdings Inc. on the date that either of the following vesting conditions occurs and (ii) either of the following vesting conditions occurs on or prior to the date on which Cypress ceases to hold any remaining Affinia Group Holdings Inc. common stock:

•	Cypress Scenario—Cypress has received aggregate transaction proceeds in cash or marketable securities (not subject to escrow, lock-up, trading restrictions or claw-back) with respect to the disposition of more than 50% of its common equity interests in Affinia Group Holdings Inc. at a predetermined per share equivalent value; or

•	IPO Scenario—Affinia Group Holdings Inc.’s common stock trades on a public stock exchange at a predetermined average closing price over a 60 consecutive trading day period.

As of September 30, 2013, 261,559 RSUs had been awarded and remained outstanding, none of which have vested. In connection with the distribution of our Brake North America and Asia group to the shareholders of Holdings, our Board of Directors determined that the distribution would constitute a “Qualifying Termination” under each of the RSU Agreements for the 62,000 RSUs granted to employees of the Brake North America and Asia group. We estimate the fair value of market-based RSUs using a Monte Carlo simulation model on the date of grant. In the event that either of the performance-based conditions (Cypress Scenario or IPO Scenario) are met, the fair value of the RSUs will be recognized in stock-based compensation expense either 1) pro rata over the requisite service term including a cumulative catch-up related to service provided through the date the performance condition is met or 2) in full once the respective market-based condition is met or 3) in full if the requisite service period has already passed when the performance condition is met. Stock-based compensation expense, which would be recorded in selling, general and administrative expenses, and tax related income tax benefits was not recorded for the first nine months of 2013 as neither of the performance conditions have been met. If the RSUs do not vest prior to ten years from the date of grant then the RSUs will expire. If the performance condition is met on the outstanding RSUs we will record expense at that point in time.

RSUs
Outstanding at December 31, 2012	242,000
Granted	55,170
Forfeited/expired	(35,611)

Outstanding at September 30, 2013	261,559

Deferred Compensation Plan

We started a deferred compensation plan in 2008 that permits executives to defer receipt of all or a portion of the amounts payable under our non-equity incentive compensation plan. All amounts deferred are treated solely for purposes of the plan to have been notionally invested in the common stock of Affinia Group Holdings Inc. As such, the accounts under the plan will reflect investment gains and losses associated with an investment in the Affinia Group Holdings Inc.’s common stock. We match 25% of the deferral with an additional notional investment in common stock of Affinia Group Holdings Inc., which is subject to vesting as provided in the plan. During the third quarter of 2013, we awarded additional 3,422 vested shares and 809 unvested shares to make our participants whole after the cash distribution to Holdings’ stockholders impacted the value of their shares. As of September 30, 2013, 37,744 shares had been awarded, which included 19,227 shares issued to executives, 14,814 vested notional shares not issued and 3,703 unvested notional shares. Deferred compensation expense, which was recorded in selling, general and administrative expenses, and tax related income tax benefits were less than $1 million and $1 million for the first nine months of 2012 and 2013, respectively. The deferred compensation plan will not be offered in 2013.

Note 15. Accounts Receivable Factoring

We have agreements with third party financial institutions to factor certain receivables on a non-recourse basis. The terms of the factoring arrangements provide for the factoring of certain U.S. and Canadian Dollar denominated receivables, which are purchased at the face value amount of the receivable discounted at the applicable rate of LIBOR plus a spread on the purchase date. The amount factored is not contractually defined by the factoring arrangements and our use will vary each month based on the amount of underlying receivables and the cash flow needs of the Company.

During the first nine months of 2012, the total accounts receivable factored was $505 million and the cost incurred on factoring was $4 million, which includes our Brake North America and Asia group. During the first nine months of 2013, the total accounts receivable factored was $402 million and the cost incurred on factoring was $3 million. Accounts receivable factored by us are accounted for as a sale and removed from the balance sheet at the time of factoring and the cost of the factoring is presented in either other income (loss) or discontinued operations if it relates to our Brake North America and Asia group.

Note 16. Changes in Accumulated Other Comprehensive Income (Loss)

Changes in accumulated other comprehensive income (loss) by component, net of tax, for the three months ended September 30, 2013:

(Dollars in millions)	Interest rate swap, net of tax	Pension adjustments	Foreign currency translation adjustment	Total accumulated other comprehensive loss
Balance at July 1, 2013	$6	$(2)	$(24)	$(20)
Other comprehensive income (loss) before reclassifications	(2)	—	2	—
Amounts reclassified from accumulated other comprehensive income	1	—	—	1

Net current-period other comprehensive income (loss)	(1)	—	2	1

Balance at September 30, 2013	$5	$(2)	$(22)	$(19)

Changes in accumulated other comprehensive income (loss) by component, net of tax, for the nine months ended September 30, 2013:

(Dollars in millions)	Interest rate swap, net of tax	Pension adjustments	Foreign currency translation adjustment	Total accumulated other comprehensive loss
Balance at January 1, 2013	$—	$(2)	$(7)	$(9)
Other comprehensive income (loss) before reclassifications	4	—	(15)	(11)
Amounts reclassified from accumulated other comprehensive income	1	—	—	1

Net current-period other comprehensive income (loss)	5	—	(15)	(10)

Balance at September 30, 2013	$5	$(2)	$(22)	$(19)

Note 17. Venezuelan Operations

As required by U.S. GAAP, effective January 1, 2010, we accounted for Venezuela as a highly inflationary economy because the three-year cumulative inflation rate for Venezuela using the blended Consumer Price Index (which is associated with the city of Caracas) and the National Consumer Price Index (developed commencing in 2008 and covering the entire country of Venezuela) exceeded 100%.

Effective January 1, 2010, our Venezuelan subsidiary uses the U.S. Dollar as its functional currency. The financial statements of our subsidiary must be re-measured into the Company’s reporting currency (U.S. Dollar) and future exchange gains and losses from the re-measurement of monetary assets and liabilities are reflected in current earnings, rather than exclusively in the equity section of the balance sheet, until such time as the economy is no longer considered highly inflationary. The local currency in Venezuela is the Bolivar Fuerte (“VEF”).

On January 11, 2010, the Venezuelan government devalued the country’s currency. The official exchange rate moved from 2.15 VEF per U.S. Dollar to 2.60 for essential goods and 4.30 for non-essential goods and services with our products falling into the non-essential category. Our business in Venezuela was unsuccessful in obtaining U.S. Dollars at the official exchange rate of 4.30. However, the Central Bank of Venezuela began regulating another rate in May of 2010, which was the official parallel market rate of 5.30 VEF to the U.S. Dollar. The Central Bank of Venezuela also imposed volume restrictions on use of the regulated parallel market. The Company has used the regulated parallel market rate which has been constant at 5.30 VEF per U.S. Dollar since May 2010.

On February 8, 2013, the Venezuelan government announced another devaluation of the currency to 6.30 VEF per U.S. Dollar and it eliminated the regulated parallel market rate of 5.3 VEF per U.S. Dollar. We used the official exchange rate of 6.30 VEF per U.S. Dollar to translate the financial statements of our Venezuelan subsidiary to comply with the regulations of Venezuela and are analyzing the impact of the volume restrictions on our business. The currency exchange limitations to date have not had a material effect on our 2013 earnings and cash flow. The one-time devaluation had a $2 million negative impact on our pre-tax net income during the first nine months of 2013.

For the first nine months of 2012, our Venezuelan subsidiary represented approximately 3% of our consolidated net sales and it had a net income attributable to the Company of $3 million. The Venezuelan subsidiary also had $15 million of total assets and $12 million of total liabilities as of December 31, 2012. For first nine months of 2013, our Venezuelan subsidiary represented approximately 5% of our consolidated net sales and it had a net income attributable to the Company of $4 million. The Venezuelan subsidiary also had $28 million of total assets and $20 million of total liabilities as of September 30, 2013.

Note 18. Subsequent Event

On October 15, 2013, we announced that we will relocate our corporate office from Ann Arbor, Michigan to Gastonia, North Carolina, which is home to our Filtration group. The transition to the new corporate headquarters will occur in phases during 2014. We are still in the planning stages of this transition and as a consequence the expected costs of this reorganization plan are still being formulated.

Note 19. Financial Information for Guarantors and Non-Guarantors

Affinia Group Intermediate Holdings Inc. (presented as “Parent” in the following schedules), through its 100% owned subsidiary, Affinia Group Inc. (presented as Issuer in the following schedules), issued $250 million of Senior Notes on April 25, 2013. As of September 30, 2013, there were $250 million of Senior Notes outstanding. The notes were offered only to qualified institutional buyers and certain persons in offshore transactions

The Senior Notes are fully, irrevocably, unconditionally and jointly and severally guaranteed on a senior unsecured basis. The Senior Notes are general obligations of the Issuer and guaranteed by the Parent and the Guarantors.

The following unaudited information presents Condensed Consolidating Statements of Operations for the three and nine months ended September 30, 2012 and 2013, Condensed Consolidating Statements of Comprehensive Loss for the three and nine months ended September 30, 2012 and 2013, Condensed Consolidating Balance Sheets as of December 31, 2012 and September 30, 2013 and Condensed Consolidating Statements of Cash Flows for the nine months ended September 30, 2012 and 2013 of (1) the Parent, (2) the Issuer, (3) the Guarantors, (4) the Non-Guarantors, and (5) eliminations to arrive at the information for the Company on a consolidated basis.

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Operations

For the Three Months Ended September 30, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Net sales	$—	$—	$202	$286	$(113)	$375
Cost of sales	—	—	(159)	(241)	113	(287)

Gross profit	—	—	43	45	—	88
Selling, general and administrative expenses	—	(13)	(16)	(21)	—	(50)

Operating profit (loss)	—	(13)	27	24	—	38
Other income (loss), net	—	—	(1)	3	—	2
Interest expense	—	(15)	—	(1)	—	(16)

Income (loss) from continuing operations before income tax provision, net of tax, equity in income, net of tax and noncontrolling interest	—	(28)	26	26	—	24
Income tax provision	—	(2)	—	(8)	—	(10)
Equity in income, net of tax	4	34	12	1	(50)	1

Net income from continuing operations	4	4	38	19	(50)	15
Loss from discontinued operations, net of tax	—	—	(3)	(7)	—	(10)

Net income	4	4	35	12	(50)	5
Less: net income attributable to noncontrolling interest, net of tax	—	—	1	—	—	1

Net income attributable to the Company	$4	$4	$34	$12	$(50)	$4

Guarantor Condensed

Consolidating Statement of Comprehensive Loss

For the Three Months Ended September 30, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Net income	$4	$4	$35	$12	$(50)	$5
Other comprehensive income, net of tax:
Change in foreign currency translation adjustments	11	11	—	11	(22)	11

Total other comprehensive income	11	11	—	11	(22)	11

Total comprehensive income	15	15	35	23	(72)	16
Less: comprehensive income attributable to noncontrolling interest, net of tax	—	—	1	—	—	1

Comprehensive income attributable to the Company	$15	$15	$34	$23	$(72)	$15

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Operations

For the Nine Months Ended September 30, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Net sales	$—	$—	$611	$784	$(283)	$1,112
Cost of sales	—	—	(495)	(646)	283	(858)

Gross profit	—	—	116	138	—	254
Selling, general and administrative expenses	—	(35)	(51)	(62)	—	(148)

Operating profit (loss)	—	(35)	65	76	—	106
Loss on extinguishment of debt	—	(1)	—	—	—	(1)
Other income (loss), net	—	1	(4)	5	—	2
Interest expense	—	(47)	—	(1)	—	(48)

Income (loss) from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	—	(82)	61	80	—	59
Income tax provision	—	(4)	—	(20)	—	(24)
Equity in income (loss), net of tax	(22)	64	18	1	(60)	1

Net income (loss) from continuing operations	(22)	(22)	79	61	(60)	36
Loss from discontinued operations, net of tax	—	—	(14)	(43)	—	(57)

Net income (loss)	(22)	(22)	65	18	(60)	(21)
Less: net income attributable to noncontrolling interest, net of tax	—	—	1	—	—	1

Net income (loss) attributable to the Company	$(22)	$(22)	$64	$18	$(60)	$(22)

Guarantor Condensed

Consolidating Statement of Comprehensive Income

For the Nine Months Ended September 30, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Net income (loss)	$(22)	$(22)	$65	$18	$(60)	$(21)
Other comprehensive income, net of tax:
Change in foreign currency translation adjustments	—	—	—	—	—	—

Total other comprehensive income	—	—	—	—	—	—

Total comprehensive income (loss)	(22)	(22)	65	18	(60)	(21)
Less: comprehensive income attributable to noncontrolling interest, net of tax	—	—	1	—	—	1

Comprehensive income (loss) attributable to the Company	$(22)	$(22)	$64	$18	$(60)	$(22)

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Operations

For the Three Months Ended September 30, 2013

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Net sales	$—	$—	$204	$241	$(44)	$401
Cost of sales	—	—	(166)	(186)	44	(308)

Gross profit	—	—	38	55	—	93
Selling, general and administrative expenses	—	(16)	(17)	(24)	—	(57)

Operating profit (loss)	—	(16)	21	31	—	36
Other loss, net	—	(1)	—	—	—	(1)
Interest expense	—	(15)	—	—	—	(15)

Income (loss) from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	—	(32)	21	31	—	20
Income tax provision	—	(2)	(2)	(5)	—	(9)
Equity in income (loss), net of tax	9	43	24	(2)	(76)	(2)

Net income from continuing operations	9	9	43	24	(76)	9
Loss from discontinued operations, net of tax	—	—	—	—	—	—

Net income	9	9	43	24	(76)	9
Less: net income attributable to noncontrolling interest, net of tax	—	—	—	—	—	—

Net income attributable to the Company	$9	$9	$43	$24	$(76)	$9

Guarantor Condensed

Consolidating Statement of Comprehensive Income

For the Three Months Ended September 30, 2013

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Net income	$9	$9	$43	$24	$(76)	$9
Other comprehensive income (loss), net of tax:
Interest rate swap, net of tax	(1)	(1)	—	—	1	(1)
Change in foreign currency translation adjustments	2	2	—	2	(4)	2

Total other comprehensive income	1	1	—	2	(3)	1

Total comprehensive income	10	10	43	26	(79)	10
Less: comprehensive income attributable to noncontrolling interest, net of tax	—	—	—	—	—	—

Comprehensive income attributable to the Company	$10	$10	$43	$26	$(79)	$10

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Operations

For the Nine Months Ended September 30, 2013

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Net sales	$—	$—	$617	$672	$(119)	$1,170
Cost of sales	—	—	(495)	(524)	119	(900)

Gross profit	—	—	122	148	—	270
Selling, general and administrative expenses	—	(28)	(65)	(68)	—	(161)

Operating profit (loss)	—	(28)	57	80	—	109
Loss on extinguishment of debt	—	(15)	—	—	—	(15)
Other loss, net	—	(1)	(1)	(1)	—	(3)
Interest expense	—	(57)	—	(1)	—	(58)

Income (loss) from continuing operations before income tax provision, equity in income (loss), net of tax and noncontrolling interest	—	(101)	56	78	—	33
Income tax provision	—	—	—	(16)	—	(16)
Equity in income (loss), net of tax	14	115	44	(2)	(173)	(2)

Net income from continuing operations	14	14	100	60	(173)	15
Income (loss) from discontinued operations, net of tax	—	—	15	(16)	—	(1)

Net income	14	14	115	44	(173)	14
Less: net income attributable to noncontrolling interest, net of tax	—	—	—	—	—	—

Net income attributable to the Company	$14	$14	$115	$44	$(173)	$14

Guarantor Condensed

Consolidating Statement of Comprehensive Income

For the Nine Months Ended September 30, 2013

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Net income	$14	$14	$115	$44	$(173)	$14
Other comprehensive income (loss), net of tax:
Interest rate swap, net of tax	5	5	—	—	(5)	5
Change in foreign currency translation adjustments	(15)	(15)	—	(15)	30	(15)

Total other comprehensive loss	(10)	(10)	—	(15)	25	(10)

Total comprehensive income	4	4	115	29	(148)	4
Less: comprehensive income attributable to noncontrolling interest, net of tax	—	—	—	—	—	—

Comprehensive income attributable to the Company	$4	$4	$115	$29	$(148)	$4

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Balance Sheet

December 31, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$23	$—	$28	$—	$51
Accounts receivable	—	2	39	122	—	163
Inventories	—	—	172	132	—	304
Other current assets	—	15	9	41	—	65

Total current assets	—	40	220	323	—	583
Investments and other assets	—	197	41	20	—	258
Intercompany investments	150	724	652	—	(1,526)	—
Intercompany receivables (payables)	—	(227)	(134)	361	—	—
Property, plant and equipment, net	—	2	48	69	—	119

Total assets	$150	$736	$827	$773	$(1,526)	$960

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$—	$11	$79	$53	$—	$143
Notes payable	—	—	—	23	—	23
Accrued payroll and employee benefits	—	7	3	7	—	17
Other accrued expenses	—	15	21	32	—	68

Total current liabilities	—	33	103	115	—	251
Deferred employee benefits and noncurrent liabilities	—	6	—	6	—	12
Long-term debt	—	546	—	—	—	546

Total liabilities	—	585	103	121	—	809
Total shareholder’s equity	150	151	724	652	(1,526)	151

Total liabilities and equity	$150	$736	$827	$773	$(1,526)	$960

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Balance Sheet

September 30, 2013

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Eliminations	Consolidated Total
Assets
Current assets:
Cash and cash equivalents	$—	$53	$—	$33	$—	$86
Trade accounts receivable	—	—	50	132	—	182
Inventories, net	—	—	166	136	—	302
Other current assets	—	30	7	57	—	94

Total current assets	—	83	223	358	—	664
Investments and other assets	—	148	74	25	—	247
Intercompany investments	(197)	1,154	704	—	(1,661)	—
Intercompany receivables (payables)	—	(625)	221	404	—	—
Property, plant and equipment, net	—	2	53	69	—	124

Total assets	$(197)	$762	$1,275	$856	$(1,661)	$1,035

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$—	$7	$90	$69	$—	$166
Notes payable	—	—	—	22	—	22
Accrued payroll and employee benefits	—	4	6	11	—	21
Other accrued expenses	—	23	24	45	—	92

Total current liabilities	—	34	120	147	—	301
Deferred employee benefits and noncurrent liabilities	—	8	1	5	—	14
Long-term debt	—	916	—	—	—	916

Total liabilities	—	958	121	152	—	1,231
Total shareholder’s equity	(197)	(196)	1,154	704	(1,661)	(196)

Total liabilities and shareholder’s equity	$(197)	$762	$1,275	$856	$(1,661)	$1,035

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Cash Flows

For the Nine Months Ended September 30, 2012

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Elimination	Consolidated Total
Operating activities
Net cash provided by operating activities	$—	$70	$6	$12	$—	$88
Investing activities
Change in restricted cash	—	—	—	1	—	1
Additions to property, plant and equipment	—	—	(7)	(12)	—	(19)
Proceeds from sales of assets	—	—	1	3	—	4

Net cash used in investing activities	—	—	(6)	(8)	—	(14)
Financing activities
Net decrease in other short-term debt	—	—	—	(4)	—	(4)
Payments of other debt	—	—	—	(2)	—	(2)
Repayment on Secured Notes	—	(23)	—	—	—	(23)
Net payments of ABL Revolver	—	(50)	—	—	—	(50)

Net cash used in financing activities	—	(73)	—	(6)	—	(79)
Effect of exchange rates on cash	—	—	—	—	—	—
Decrease in cash and cash equivalents	—	(3)	—	(2)	—	(5)
Cash and cash equivalents at beginning of the period	—	9	—	45	—	54

Cash and cash equivalents at end of the period	$—	$6	$—	$43	$—	$49

Affinia Group Intermediate Holdings Inc.

Guarantor Condensed

Consolidating Statement of Cash Flows

For the Nine Months Ended September 30, 2013

(Dollars in millions)	Parent	Issuer	Guarantor	Non-Guarantor	Elimination	Consolidated Total
Operating activities
Net cash provided by operating activities	$—	$43	$10	$16	$—	$69
Investing activities
Investment in companies, net of cash acquired	—	—	—	(1)	—	(1)
Additions to property, plant and equipment	—	—	(10)	(8)	—	(18)

Net cash used in investing activities	—	—	(10)	(9)	—	(19)
Financing activities
Net decrease in other short-term debt	—	—	—	(1)	—	(1)
Repayment of Secured Notes	—	(195)	—	—	—	(195)
Repayment of Subordinated Notes	—	(367)	—	—	—	(367)
Repayment on Term Loans	—	(1)	—	—	—	(1)
Proceeds from Senior Notes	—	250	—	—	—	250
Proceeds from Term Loans	—	667	—	—	—	667
Distribution to our shareholder	—	(352)	—	—	—	(352)
Payment of deferred financing costs	—	(15)	—	—	—	(15)

Net cash used in financing activities	—	(13)	—	(1)	—	(14)
Effect of exchange rates on cash	—	—	—	(1)	—	(1)
Increase in cash and cash equivalents	—	30	—	5	—	35
Cash and cash equivalents at beginning of the period	—	23	—	28	—	51

Cash and cash equivalents at end of the period	$—	$53	$—	$33	$—	$86

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers.

Affinia Group Inc. (the “Company”) is a Delaware corporation. Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval of the Court of Chancery or the court in which such action or suit was brought if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred in connection therewith.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her under Section 145 of the DGCL.

Article NINTH of the Company’s Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. The Company’s Certificate of Incorporation also provides that the Company must indemnify our directors and officers to the fullest extent permitted by Delaware law.

Article VI of the Company’s by-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company’s by-laws also provide that, with respect to derivative claims, the Company shall indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Company with respect to indemnification payments that it may make to such directors and officers.

Item 21.	Exhibits and financial statement schedule.

(a)	Exhibits.

Exhibit Number	Description of Exhibit

3.5	Certificate of Incorporation of Affinia Group Intermediate Holdings Inc., which is incorporated herein by reference from Exhibit 3.5 of the Registration Statement on Form S-4 of Affinia Group Intermediate Holdings Inc. filed on September 8, 2005.

3.6	By-laws of Affinia Group Intermediate Holdings Inc., which is incorporated herein by reference from Exhibit 3.6 of the Registration Statement on Form S-4 of Affinia Group Intermediate Holdings Inc. filed on September 8, 2005.

4.1	Indenture, dated April 25, 2013, among Affinia Group Inc., the Guarantors named therein and Wilmington Trust, National Association as trustee, which is incorporated herein by reference from Exhibit 4.1 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

4.2	Form of 7.750% Senior Note Due 2021, among Affinia Group Inc., the Guarantors named therein and Wilmington Trust, National Association, which is incorporated herein by reference from Exhibit 4.2 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

4.3	Credit Agreement, dated April 25, 2013, among Affinia Group Intermediate Holdings Inc., Affinia Group Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which is incorporated herein by reference from Exhibit 4.3 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed on August 9, 2013.

4.4	Guarantee and Collateral Agreement, dated April 25, 2013, among Affinia Group Intermediate Holdings Inc., Affinia Group Inc., the subsidiary loan parties identified therein and JP Morgan Chase Bank, N.A., as administrative agent and collateral agent, which is incorporated herein by reference from Exhibit 4.4 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

4.5	ABL Credit Agreement, dated April 25, 2013, among Affinia Group Intermediate Holdings Inc., Affinia Group Inc., certain subsidiaries of Affinia Group Intermediate Holdings Inc. party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, which is incorporated herein by reference from Exhibit 4.5 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

4.6	Guarantee and Collateral Agreement, dated April 25, 2013, among Affinia Group Intermediate Holdings Inc., Affinia Group Inc., the subsidiary loan parties identified therein and Bank of America, N.A., as Administrative Agent, which is incorporated herein by reference from Exhibit 4.6 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

10.9#	Affinia Group Senior Executive Deferred Compensation and Stock Award Plan, dated as of March 6, 2008, which is incorporated herein by reference from Exhibit 10.9 on Form 10-K/A of Affinia Group Intermediate Holdings Inc. filed on March 14, 2008.

10.10	Stockholders Agreement, dated as of November 30, 2004, among Affinia Group Holdings Inc., various Cypress funds, Ontario Municipal Employees Retirement Board, The Northwestern Mutual Life Insurance Company, California State Teachers’ Retirement System and Stockwell Fund, L.P., which is incorporated herein by reference from Exhibit 10.10 of the Registration Statement on Form S-4 of Affinia Group Intermediate Holdings Inc. filed on September 8, 2005.

Exhibit Number	Description of Exhibit

10.11	Amendment to Stockholders Agreement, dated January 24, 2005, among Affinia Group Holdings Inc., various Cypress funds, Ontario Municipal Employees Retirement Board, The Northwestern Mutual Life Insurance Company, California State Teachers’ Retirement System and Stockwell Fund, L.P., which is incorporated herein by reference from Exhibit 10.12 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 11, 2011.

10.12#	Amended and Restated Employment Agreement, dated December 15, 2008, by and between Affinia Group Inc. and Terry R. McCormack, which is incorporated herein by reference from Exhibit 10.12 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.13#	Amendment No. 1 to the Amended and Restated Employment Agreement, dated August 12, 2010, by and between Affinia Group Inc. and Terry R. McCormack, which is incorporated herein by reference from Exhibit 10.24 of Amendment No. 1 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on August 12, 2010.

10.14#	Amendment No. 2 to the Amended and Restated Employment Agreement, dated August 29, 2012, by and between Affinia Group Inc. and Terry R. McCormack, which is incorporated by reference herein from Exhibit 10.14 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

10.15#	Letter Agreement with Terry R. McCormack, dated May 31, 2013, which is incorporated by reference herein from Exhibit 10.1 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed on August 9, 2013.

10.16#	Amended and Restated Employment Agreement, dated December 15, 2008, by and between Affinia Group Inc. and Keith A. Wilson, which is incorporated herein by reference from Exhibit 10.13 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.17#	Amendment No. 1 to the Amended and Restated Employment Agreement, dated August 12, 2010, by and between Affinia Group Inc. and Keith A. Wilson, which is incorporated herein by reference from Exhibit 10.25 of Amendment No. 1 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on August 12, 2010.

10.18#	Amendment No. 2 to the Amended and Restated Employment Agreement, dated August 29, 2012, by and between Affinia Group Inc. and Keith A. Wilson, which is incorporated by reference herein from Exhibit 10.17 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

10.19#	Amended and Restated Employment Agreement, dated December 15, 2008, by and between Affinia Group Inc. and Thomas H. Madden, which is incorporated herein by reference from Exhibit 10.15 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.20#	Amendment No. 1 to the Amended and Restated Employment Agreement, dated August 12, 2010, by and between Affinia Group Inc. and Thomas H. Madden, which is incorporated herein by reference from Exhibit 10.23 of Amendment No. 1 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on August 12, 2010.

10.21#	Amendment No. 2 to the Amended and Restated Employment Agreement, dated August 29, 2012, by and between Affinia Group Inc. and Thomas H. Madden, which is incorporated by reference herein from Exhibit 10.20 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

10.22#	Amended and Restated Employment Agreement, dated December 15, 2008, by and between Affinia Group Inc. and Steven E. Keller, which is incorporated herein by reference from Exhibit 10.16 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

Exhibit Number	Description of Exhibit

10.23#	Amendment No. 1 to the Amended and Restated Employment Agreement, dated August 12, 2010, by and between Affinia Group Inc. and Steven E. Keller, which is incorporated herein by reference from Exhibit 10.22 of Amendment No. 1 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on August 12, 2010.

10.24#	Amendment No. 2 to the Amended and Restated Employment Agreement, dated August 29, 2012, by and between Affinia Group Inc. and Steven E. Keller, which is incorporated by reference herein from Exhibit 10.23 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

10.25#	Affinia Group Holdings Inc. 2005 Stock Incentive Plan amended as of November 14, 2006 and January 1, 2007, which is incorporated herein by reference from Exhibit 10.18 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.26#	Amendment to Affinia Group Holdings Inc. 2005 Stock Incentive Plan, dated August 25, 2010, which is incorporated herein by reference from Exhibit 10.28 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed November 12, 2010.

10.27#	Amendment to Affinia Group Holdings Inc. 2005 Stock Incentive Plan, dated December 2, 2010, which is incorporated herein by reference from Exhibit 10.23 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 11, 2011.

10.28#	Form of Nonqualified Stock Option Agreement, which is incorporated herein by reference from Exhibit 10.17 of the Registration Statement on Form S-4 of Affinia Group Intermediate Holdings Inc. filed on September 8, 2005.

10.29	Form of Management Stockholder’s Agreement, which is incorporated herein by reference from Exhibit 10.11 of Amendment No. 3 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on November 22, 2010.

10.30	Form of Sale Participation Agreement, which is incorporated herein by reference from Exhibit 10.12 of Amendment No. 3 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on November 22, 2010.

10.31	Form of Supplemental Agreement to the Management Stockholder’s Agreement and the Sale Participation Agreement, which is incorporated herein by reference from Exhibit 10.26 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed on November 12, 2010.

10.32	Form of Management Confidentiality, Non-Competition and Proprietary Information Agreement, which is incorporated herein by reference from Exhibit 10.27 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed on November 12, 2010.

10.33	Form of Restricted Stock Unit Agreement, which is incorporated herein by reference from Exhibit 10.29 of Amendment No. 3 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on November 22, 2010.

10.34	Agreement between Brake Parts Inc. and Klarius Group Limited and Bank of America, N.A.S. dated February 2, 2010, which is incorporated herein by reference from Exhibit 10.1 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on February 8, 2010.

10.35	Advisory Agreement, dated January 1, 2011, among Affinia Group Inc., Affinia Group Intermediate Holdings Inc., Affinia Group Holdings Inc. and Cypress Advisors, Inc., which is incorporated herein by reference from Exhibit 10.40 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 11, 2011.

10.36	Advisory Agreement, dated January 1, 2011, among Affinia Group Inc., Affinia Group Intermediate Holdings Inc., Affinia Group Holdings Inc. and Torque Capital Group LLC, which is incorporated herein by reference from Exhibit 10.41 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 11, 2011.

Exhibit Number	Description of Exhibit

10.37#	Letter Agreement with Steven Klueg, dated October 11,2013, which is incorporated herein by reference from Exhibit 10.48 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed November 8, 2013.

12.1*	Statement of computation of Ratio of Earnings to Fixed Charges

21.1	List of Subsidiaries, which is incorporated herein by reference from Exhibit 21.1 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of the opinion filed as Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included in signature pages of this registration statement)

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Wilmington Trust Company, as Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

101*	Interactive Data Files for Affinia Group Inc. pursuant to Rule 405 of Regulation S-T: (i) Consolidated Statements of Operations for the years ended December 31, 2010, 2011 and 2012 and for the three and nine months ended September 30, 2012 and 2013, (ii) Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2010, 2011 and 2012 and for the three and nine months ended September 30, 2012 and 2013, (iii) Consolidated Balance Sheets as of December 31, 2011 and 2012 and as of September 30, 2013, (iv) Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2010, 2011 and 2012, (v) Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2011 and 2012 and for the nine months ended September 30, 2012 and 2013 and (vi) Notes to Consolidated Financial Statements.

*	filed herewith
#	Management contract or compensatory plan or arrangement

(b)	Financial Statement Schedules.

The following financial statement schedule is filed with this registration statement:

Page
Schedule II(a)—Valuation and Qualifying Accounts and Reserves—Allowance for Doubtful Accounts Receivables	S-XI

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendments thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Affinia Group Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, Michigan, on November 8, 2013.

AFFINIA GROUP INC.

By:	/s/ STEVEN P. KLUEG
Name:	Steven P. Klueg
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013. Each person whose signature appears below constitutes and appoints Steven E. Keller and Scot S. Bowie, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ TERRY R. MCCORMACK Terry R. McCormack	President, Chief Executive Officer, and Director (Principal Executive Officer)

/S/ STEVEN P. KLUEG Steven P. Klueg	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Scot S. Bowie Scot S. Bowie	Chief Accounting Officer (Principal Accounting Officer)

/S/ JAMES S. MCELYA James S. McElya	Chairman of the Board of Directors

/S/ WILLIAM M. LASKY William M. Lasky	Director

/S/ DONALD J. MORRISON Donald J. Morrison	Director

/S/ JOSEPH A. ONORATO Joseph A. Onorato	Director

/S/ JOHN M. RIESS John M. Riess	Director

/S/ JAMES A. STERN James A. Stern	Director

S-I

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Affinia Canada GP Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, Michigan, on November 8, 2013.

AFFINIA CANADA GP CORP.

By:	/S/ THOMAS H. MADDEN
Name:	Thomas H. Madden
Title:	Vice President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013. Each person whose signature appears below constitutes and appoints Steven E. Keller and Scot S. Bowie, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ TERRY R. MCCORMACK Terry R. McCormack	President (Principal Executive Officer)

/S/ THOMAS H. MADDEN Thomas H. Madden	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

S-II

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Affinia Group Intermediate Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, Michigan, on November 8, 2013.

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By:	/S/ STEVEN P. KLUEG
Name:	Steven P. Klueg
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013. Each person whose signature appears below constitutes and appoints Steven E. Keller and Scot S. Bowie, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ TERRY R. MCCORMACK Terry R. McCormack	President, Chief Executive Officer, and Director (Principal Executive Officer)

/S/ STEVEN P. KLUEG Steven P. Klueg	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Scot S. Bowie Scot S. Bowie	Chief Accounting Officer (Principal Accounting Officer)

/S/ JAMES S. MCELYA James S. McElya	Chairman of the Board of Directors

/S/ WILLIAM M. LASKY William M. Lasky	Director

/S/ DONALD J. MORRISON Donald J. Morrison	Director

/S/ JOSEPH A. ONORATO Joseph A. Onorato	Director

/S/ JOHN M. RIESS John M. Riess	Director

/S/ JAMES A. STERN James A. Stern	Director

S-III

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Affinia International Holdings Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, Michigan, on November 8, 2013.

AFFINIA INTERNATIONAL HOLDINGS CORP.

By:	/S/ THOMAS H. MADDEN
Name:	Thomas H. Madden
Title:	Vice President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013. Each person whose signature appears below constitutes and appoints Steven E. Keller and Scot S. Bowie, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ TERRY R. MCCORMACK Terry R. McCormack	President (Principal Executive Officer)

/S/ THOMAS H. MADDEN Thomas H. Madden	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

S-IV

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Affinia International Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, Michigan, on November 8, 2013.

AFFINIA INTERNATIONAL INC.

By:	/S/ THOMAS H. MADDEN
Name:	Thomas H. Madden
Title:	Vice President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013. Each person whose signature appears below constitutes and appoints Steven E. Keller and Scot S. Bowie, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ TERRY R. MCCORMACK Terry R. McCormack	President (Principal Executive Officer)

/S/ THOMAS H. MADDEN Thomas H. Madden	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

S-V

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Affinia Products Corp LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, Michigan, on November 8, 2013.

AFFINIA PRODUCTS CORP LLC

By:	/S/ THOMAS H. MADDEN
Name:	Thomas H. Madden
Title:	Vice President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013. Each person whose signature appears below constitutes and appoints Steven E. Keller and Scot S. Bowie, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ RICHARD A. PIZAREK Richard A. Pizarek	President (Principal Executive Officer)

/S/ THOMAS H. MADDEN Thomas H. Madden	Vice President and Director (Principal Financial Officer and Chief Accounting Officer)

S-VI

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Automotive Brake Company Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, Michigan, on November 8, 2013.

AUTOMOTIVE BRAKE COMPANY INC.

By:	/S/ THOMAS H. MADDEN
Name:	Thomas H. Madden
Title:	Vice President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013. Each person whose signature appears below constitutes and appoints Steven E. Keller and Scot S. Bowie, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ TERRY R. MCCORMACK Terry R. McCormack	President (Principal Executive Officer)

/S/ THOMAS H. MADDEN Thomas H. Madden	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

S-VII

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Wix Filtration Corp LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ann Arbor, Michigan, on November 8, 2013.

WIX FILTRATION CORP LLC

By:	/S/ THOMAS H. MADDEN
Name:	Thomas H. Madden
Title:	Vice President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 8, 2013. Each person whose signature appears below constitutes and appoints Steven E. Keller and Scot S. Bowie, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ KEITH A. WILSON Keith A. Wilson	President (Principal Executive Officer)

/S/ THOMAS H. MADDEN Thomas H. Madden	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

S-VIII

Affinia Group Intermediate Holdings Inc.

Schedule II(a)—Valuation and Qualifying Accounts and Reserves

Allowance for Doubtful Accounts Receivable

(Dollars in millions)	Balance at beginning of period	Amounts charged to income	Trade accounts receivable “written off” net of recoveries	Adjustments arising from change in currency exchange rates and other items	Balance at end of period
Year ended December 31, 2010	$3	$—	$—	$(1)	$2
Year ended December 31, 2011(1)	$2	$1	$—	$(2)	$1
Year ended December 31, 2012(1)	$1	$2	$(1)	$1	$3

(1)	The allowance for doubtful accounts excludes the $1 million reserve as of December 31, 2011, which is classified in the current assets of discontinued operations.

All other financial statement schedules are not required under the relevant instructions or are inapplicable and therefore have been omitted.

S-IX

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.5	Certificate of Incorporation of Affinia Group Intermediate Holdings Inc., which is incorporated herein by reference from Exhibit 3.5 of the Registration Statement on Form S-4 of Affinia Group Intermediate Holdings Inc. filed on September 8, 2005.

3.6	By-laws of Affinia Group Intermediate Holdings Inc., which is incorporated herein by reference from Exhibit 3.6 of the Registration Statement on Form S-4 of Affinia Group Intermediate Holdings Inc. filed on September 8, 2005.

4.1	Indenture, dated April 25, 2013, among Affinia Group Inc., the Guarantors named therein and Wilmington Trust, National Association as trustee, which is incorporated herein by reference from Exhibit 4.1 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

4.2	Form of 7.750% Senior Note Due 2021, among Affinia Group Inc., the Guarantors named therein and Wilmington Trust, National Association, which is incorporated herein by reference from Exhibit 4.2 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

4.3	Credit Agreement, dated April 25, 2013, among Affinia Group Intermediate Holdings Inc., Affinia Group Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which is incorporated herein by reference from Exhibit 4.3 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed on August 9, 2013.

4.4	Guarantee and Collateral Agreement, dated April 25, 2013, among Affinia Group Intermediate Holdings Inc., Affinia Group Inc., the subsidiary loan parties identified therein and JP Morgan Chase Bank, N.A., as administrative agent and collateral agent, which is incorporated herein by reference from Exhibit 4.4 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

4.5	ABL Credit Agreement, dated April 25, 2013, among Affinia Intermediate Holdings Inc., Affinia Group Inc., certain subsidiaries of Affinia Group Intermediate Holdings Inc. party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, which is incorporated herein by reference from Exhibit 4.5 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

4.6	Guarantee and Collateral Agreement, dated April 25, 2013, among Affinia Group Intermediate Holdings Inc., Affinia Group Inc., the subsidiary loan parties identified therein and Bank of America, N.A., as Administrative Agent, which is incorporated herein by reference from Exhibit 4.6 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on May 1, 2013.

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

10.9#	Affinia Group Senior Executive Deferred Compensation and Stock Award Plan, dated as of March 6, 2008, which is incorporated herein by reference from Exhibit 10.9 on Form 10-K/A of Affinia Group Intermediate Holdings Inc. filed on March 14, 2008.

10.10	Stockholders Agreement, dated as of November 30, 2004, among Affinia Group Holdings Inc., various Cypress funds, Ontario Municipal Employees Retirement Board, The Northwestern Mutual Life Insurance Company, California State Teachers’ Retirement System and Stockwell Fund, L.P., which is incorporated herein by reference from Exhibit 10.10 of the Registration Statement on Form S-4 of Affinia Group Intermediate Holdings Inc. filed on September 8, 2005.

10.11	Amendment to Stockholders Agreement, dated January 24, 2005, among Affinia Group Holdings Inc., various Cypress funds, Ontario Municipal Employees Retirement Board, The Northwestern Mutual Life Insurance Company, California State Teachers’ Retirement System and Stockwell Fund, L.P., which is incorporated herein by reference from Exhibit 10.12 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 11, 2011.

Exhibit Number	Description of Exhibit

10.12#	Amended and Restated Employment Agreement, dated December 15, 2008, by and between Affinia Group Inc. and Terry R. McCormack, which is incorporated herein by reference from Exhibit 10.12 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.13#	Amendment No. 1 to the Amended and Restated Employment Agreement, dated August 12, 2010, by and between Affinia Group Inc. and Terry R. McCormack, which is incorporated herein by reference from Exhibit 10.24 of Amendment No. 1 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on August 12, 2010.

10.14#	Amendment No. 2 to the Amended and Restated Employment Agreement, dated August 29, 2012, by and between Affinia Group Inc. and Terry R. McCormack, which is incorporated by reference herein from Exhibit 10.14 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

10.15#	Letter Agreement with Terry R. McCormack, dated May 31, 2013, which is incorporated by reference herein from Exhibit 10.1 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed on August 9, 2013.

10.16#	Amended and Restated Employment Agreement, dated December 15, 2008, by and between Affinia Group Inc. and Keith A. Wilson, which is incorporated herein by reference from Exhibit 10.13 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.17#	Amendment No. 1 to the Amended and Restated Employment Agreement, dated August 12, 2010, by and between Affinia Group Inc. and Keith A. Wilson, which is incorporated herein by reference from Exhibit 10.25 of Amendment No. 1 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on August 12, 2010.

10.18#	Amendment No. 2 to the Amended and Restated Employment Agreement, dated August 29, 2012, by and between Affinia Group Inc. and Keith A. Wilson, which is incorporated by reference herein from Exhibit 10.17 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

10.19#	Amended and Restated Employment Agreement, dated December 15, 2008, by and between Affinia Group Inc. and Thomas H. Madden, which is incorporated herein by reference from Exhibit 10.15 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.20#	Amendment No. 1 to the Amended and Restated Employment Agreement, dated August 12, 2010, by and between Affinia Group Inc. and Thomas H. Madden, which is incorporated herein by reference from Exhibit 10.23 of Amendment No. 1 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on August 12, 2010.

10.21#	Amendment No. 2 to the Amended and Restated Employment Agreement, dated August 29, 2012, by and between Affinia Group Inc. and Thomas H. Madden, which is incorporated by reference herein from Exhibit 10.20 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

10.22#	Amended and Restated Employment Agreement, dated December 15, 2008, by and between Affinia Group Inc. and Steven E. Keller, which is incorporated herein by reference from Exhibit 10.16 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.23#	Amendment No. 1 to the Amended and Restated Employment Agreement, dated August 12, 2010, by and between Affinia Group Inc. and Steven E. Keller, which is incorporated herein by reference from Exhibit 10.22 of Amendment No. 1 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on August 12, 2010.

10.24#	Amendment No. 2 to the Amended and Restated Employment Agreement, dated August 29, 2012, by and between Affinia Group Inc. and Steven E. Keller, which is incorporated by reference herein from Exhibit 10.23 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

Exhibit Number	Description of Exhibit

10.25#	Affinia Group Holdings Inc. 2005 Stock Incentive Plan amended as of November 14, 2006 and January 1, 2007, which is incorporated herein by reference from Exhibit 10.18 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 6, 2009.

10.26#	Amendment to Affinia Group Holdings Inc. 2005 Stock Incentive Plan, dated August 25, 2010, which is incorporated herein by reference from Exhibit 10.28 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed November 12, 2010.

10.27#	Amendment to Affinia Group Holdings Inc. 2005 Stock Incentive Plan, dated December 2, 2010, which is incorporated herein by reference from Exhibit 10.23 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 11, 2011.

10.28#	Form of Nonqualified Stock Option Agreement, which is incorporated herein by reference from Exhibit 10.17 of the Registration Statement on Form S-4 of Affinia Group Intermediate Holdings Inc. filed on September 8, 2005.

10.29	Form of Management Stockholder’s Agreement, which is incorporated herein by reference from Exhibit 10.11 of Amendment No. 3 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on November 22, 2010.

10.30	Form of Sale Participation Agreement, which is incorporated herein by reference from Exhibit 10.12 of Amendment No. 3 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on November 22, 2010.

10.31	Form of Supplemental Agreement to the Management Stockholder’s Agreement and the Sale Participation Agreement, which is incorporated herein by reference from Exhibit 10.26 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed on November 12, 2010.

10.32	Form of Management Confidentiality, Non-Competition and Proprietary Information Agreement, which is incorporated herein by reference from Exhibit 10.27 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed on November 12, 2010.

10.33	Form of Restricted Stock Unit Agreement, which is incorporated herein by reference from Exhibit 10.29 of Amendment No. 3 to the Registration Statement on Form S-1 of Affinia Group Holdings Inc. filed on November 22, 2010.

10.34	Agreement between Brake Parts Inc. and Klarius Group Limited and Bank of America, N.A.S. dated February 2, 2010, which is incorporated herein by reference from Exhibit 10.1 on Form 8-K of Affinia Group Intermediate Holdings Inc. filed on February 8, 2010.

10.35	Advisory Agreement, dated January 1, 2011, among Affinia Group Inc., Affinia Group Intermediate Holdings Inc., Affinia Group Holdings Inc. and Cypress Advisors, Inc., which is incorporated herein by reference from Exhibit 10.40 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 11, 2011.

10.36	Advisory Agreement, dated January 1, 2011, among Affinia Group Inc., Affinia Group Intermediate Holdings Inc., Affinia Group Holdings Inc. and Torque Capital Group LLC, which is incorporated herein by reference from Exhibit 10.41 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 11, 2011.

10.37#	Letter Agreement with Steven Klueg, dated October 11,2013, which is incorporated herein by reference from Exhibit 10.48 on Form 10-Q of Affinia Group Intermediate Holdings Inc. filed November 8, 2013.

12.1*	Statement of computation of Ratio of Earnings to Fixed Charges

21.1	List of Subsidiaries, which is incorporated herein by reference from Exhibit 21.1 on Form 10-K of Affinia Group Intermediate Holdings Inc. filed on March 18, 2013.

Exhibit Number	Description of Exhibit

23.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of the opinion filed as Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Powers of Attorney (included in signature pages of this registration statement)

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Wilmington Trust Company, as Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

101*	Interactive Data Files for Affinia Group Inc. pursuant to Rule 405 of Regulation S-T: (i) Consolidated Statements of Operations for the years ended December 31, 2010, 2011 and 2012 and for the three and nine months ended September 30, 2012 and 2013, (ii) Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2010, 2011 and 2012 and for the three and nine months ended September 30, 2012 and 2013, (iii) Consolidated Balance Sheets as of December 31, 2011 and 2012 and as of September 30, 2013, (iv) Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2010, 2011 and 2012, (v) Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2011 and 2012 and for the nine months ended September 30, 2012 and 2013 and (vi) Notes to Consolidated Financial Statements.

*	filed herewith
#	Management contract or compensatory plan or arrangement